As filed with the Securities and Exchange Commission on February 9, 2011
Registration No. 333-171241

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALL AMERICAN GROUP, INC.
(Exact name of registrant as specified in its charter)

Indiana	2452	35-1101097
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
SPECIALTY VEHICLES LIQUIDATING TRUST
(Exact name of registrant as specified in its charter)

Delaware	3711
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

2831 Dexter Drive
Elkhart, Indiana 46514
(574) 266-2500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Richard M. Lavers
Chief Executive Officer
All American Group, Inc.
2831 Dexter Drive
Elkhart, Indiana 46514
(574) 266-2500
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James A. Strain, Esq. Taft Stettinius & Hollister LLP One Indiana Square Suite 3500 Indianapolis, Indiana 46204 Tel: (317) 713-3500	Jorge L. Freeland, Esq. White & Case LLP 200 South Biscayne Boulevard Suite 4900 Miami, Florida 33131-2352 Tel: (305) 371-2700

Approximate date of commencement of proposed sale of securities to the public:  As soon as practicable following the effectiveness of this Registration Statement and the consummation of the merger described in the Agreement and Plan of Merger, dated as of November 8, 2010 and filed as Appendix A to this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy/statement/prospectus is not complete and may be changed. All American Group, Inc., may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is effective. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities described in this proxy/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

PRELIMINARY COPY

SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2011

ALL AMERICAN GROUP, INC.

MERGER PROPOSAL

Dear Shareholder:

You are cordially invited to attend a Special Meeting of the shareholders of All American Group, Inc. (“AAG”) to be held on          ,  , 2011 at  :  .m. local time at          .

At the Special Meeting, we will ask you to consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of November 8, 2010, by and among All American Group Holdings, LLC (“Acquiror”), All American Acquisition Corporation (“Acquisition Sub”), AAG and Richard M. Lavers (as Shareholders Representative), and approve the merger contemplated thereby. If the merger is completed, Acquisition Sub will merge with and into AAG, AAG (as the surviving corporation) will become a wholly owned subsidiary of Acquiror and holders of the common shares, without par value of AAG (other than AAG, Acquiror and its affiliates, and shareholders that perfect their dissenters’ rights under Indiana law) will be entitled to receive $0.20 in cash and all shareholders, other than shareholders that perfect their dissenters’ rights under Indiana law, will receive one unit of beneficial interest in a liquidating trust that will represent a contingent right to receive proceeds from the potential sale of AAG’s Specialty Vehicles business in accordance with the merger agreement, for each common share they own.

This Proxy Statement/Prospectus and the attached Notice of Meeting explain the proposed Merger and the terms and conditions of the merger agreement and provide specific information about the Special Meeting. We encourage you to read the accompanying proxy statement/prospectus and to consider carefully the risk factors beginning on page 10 of the proxy statement/prospectus before voting.

Adoption of the merger agreement and approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote at the Special Meeting for the adoption of the merger agreement and the approval of the Merger.

On behalf of the Board, I thank you for your support and encourage you to vote FOR adoption of the merger agreement and approval of the Merger.

Very truly yours,

Richard M. Lavers
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger, or determined whether this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated            , 2011, and is first being mailed to AAG shareholders on or about that date.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about AAG from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon written or oral request. For a more detailed description of such information and how you may obtain it, see “Where You Can Find More Information” beginning on page 80 of this proxy statement/prospectus.

AAG will provide you with copies of this information relating to AAG without charge, upon written or oral request to:

All American Group, Inc.
2831 Dexter Drive
Elkhart, Indiana 46514
Attn: Secretary
(574) 266-2500

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, or SEC, by AAG, constitutes a prospectus of Specialty Vehicles Liquidating Trust under Section 5 of the Securities Act of 1933, or the Securities Act, with respect to the units of beneficial interest of the Specialty Vehicles Liquidating Trust to be issued to AAG shareholders in connection with the Merger. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, or the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the special meeting of AAG shareholders to consider and vote upon the proposal to approve the merger agreement and the Merger.

ALL AMERICAN GROUP, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON          , 2011

To the Shareholders of All American Group, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of the shareholders of All American Group, Inc., an Indiana corporation (“AAG”), will be held on          ,          , 2011 at  :  .m. local time at                     (the “Special Meeting”) for the following purposes:

1. To consider and vote on a proposal to adopt an Agreement and Plan of Merger, dated as of November 8, 2010, by and among All American Group Holdings, LLC (“Acquiror”), All American Acquisition Corporation (“Acquisition Sub”), AAG and Richard M. Lavers (as Shareholders Representative), and approve the merger contemplated thereby. Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Acquisition Sub will merge with and into AAG (the “Merger”), AAG (as the surviving corporation) will become a wholly owned subsidiary of Acquiror and each common share, without par value (the “Common Shares”), of AAG (other than Common Shares held by AAG, Acquiror and its affiliates, or shareholders that perfect their dissenters’ rights under Indiana law) will be automatically converted into the right to receive $0.20 in cash (the “Cash Consideration”) and all shareholders, other than shareholders that perfect their dissenters’ rights under Indiana law, will receive one unit of beneficial interest in a liquidating trust (a “trust unit”) that will represent a contingent right to receive proceeds from the potential sale of AAG’s Specialty Vehicles business in accordance with the merger agreement (collectively, the “Merger Consideration”), for each Common Share they own; and

2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

The accompanying proxy statement/prospectus describes the merger agreement (a copy of which is attached as Appendix A to the proxy statement/prospectus), the proposed Merger and the actions to be taken in connection with the Merger.

Only shareholders of record at the close of business on          , 2011 will receive notice of, and be entitled to vote at, the Special Meeting and any adjournment or postponement thereof.

The presence, in person or by proxy, of the holders of a majority of the outstanding Common Shares entitled to vote at the Special Meeting will constitute a quorum for the transaction of business. In addition, adoption of the merger agreement and approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote at the Special Meeting for the adoption of the merger agreement and the approval of the Merger.

It is important that your Common Shares be represented at the Special Meeting regardless of the number of Common Shares you hold. Whether or not you are able to be present in person, please vote electronically via the Internet or telephonically or by completing, signing, dating and promptly returning the enclosed proxy card, which requires no postage if mailed in the United States. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it is voted at the Special Meeting.

Shareholders that do not vote in favor of adopting the merger agreement and approving the Merger, properly perfect their dissenters’ rights and otherwise comply with the provisions of Chapter 44 of the Indiana Business Corporation Law (Indiana Code §§ 23-1-44-1 et seq.), will have the right to dissent and seek a determination of the fair value of their Common Shares and receive that fair value in lieu of the Merger Consideration, if the Merger is consummated. See the section of the accompanying proxy statement/prospectus entitled “RIGHTS OF DISSENTING SHAREHOLDERS” and the full text of Chapter 44 of the Indiana Business Corporation Law, a copy of which is attached as Appendix C thereto, for a description of the procedures that you must follow in order to exercise your dissenters’ rights.

By Order of the Board of Directors,

Martin Miranda
Secretary
Elkhart, Indiana
            , 2011

INTRODUCTION

All American Group, Inc., an Indiana corporation, is furnishing this proxy statement/prospectus to holders of its common shares, without par value (the “Common Shares”), in connection with the solicitation of proxies by the Board of Directors of AAG for use at the Special Meeting of its shareholders (the “Special Meeting”), to be held at                     on          ,          , 201   at  :00  .m. local time and at any adjournment or postponement thereof. For purposes of this proxy statement/prospectus and the enclosed proxy card, references to “AAG,” “we,” “us” and “our” refer to All American Group, Inc.

The Special Meeting has been called to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of November 8, 2010, by and among All American Group Holdings, LLC (“Acquiror”), All American Acquisition Corporation (“Acquisition Sub”), AAG and Richard M. Lavers (as Shareholders Representative), and approve the merger contemplated thereby. Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Acquisition Sub will merge with and into AAG (the “Merger”), AAG (as the surviving corporation) will become a wholly owned subsidiary of Acquiror and each common share, without par value (the “Common Shares”), of AAG (other than Common Shares held by AAG, Acquiror and its affiliates, or shareholders that perfect their dissenters’ rights under Indiana law) will be automatically converted into the right to receive $0.20 in cash (the Cash Consideration”) and all shareholders, other than shareholders that perfect their dissenters’ rights under Indiana law , will receive one unit of beneficial interest in a liquidating trust (a “trust unit”) that will represent a contingent right to receive proceeds from the potential sale of AAG’s Specialty Vehicles business in accordance with the merger agreement (collectively, the “Merger Consideration”), for each Common Share they own.

The trust’s sole asset is a contingent right to receive net proceeds from the sale of AAG’s Specialty Vehicles business in excess of $5 million (the “excess sale proceeds”) if such sale occurs pursuant to the terms of the merger agreement. The surviving corporation is not required to sell the Specialty Vehicle business unless:

•	the material terms of a sale are agreed upon in an executed letter of intent within nine months after the effective time of the Merger and the sale is completed within 90 days thereafter;

•	the surviving corporation must receive “net proceeds” of at least $12 million;

•	the sale is not prohibited by law; and

•	the surviving corporation is not required to indemnify the purchaser. However, the trust may elect to indemnify the purchaser out of the proceeds of a sale.

Consequently, the shareholders may not receive any payments in respect of their trust units. If the surviving corporation does not sell the Specialty Vehicle business within the required time period or if the net proceeds of a sale are less than $12 million, the Acquiror would retain the Specialty Vehicle business or, in the case of a sale, all of the proceeds of such sale. In such circumstances, the Purchaser Group would benefit because the surviving corporation would retain all of the value of the Specialty Vehicle business or the proceeds from a sale thereof, rather than Acquiror’s affiliate receiving its pro rata portion of any proceeds paid to the trust. In such case, each member of the Purchaser Group would benefit to the extent of its or his proportionate direct or indirect interest in the surviving corporation, if any. The Purchaser Group means, collectively, the Acquiror, Acquisition Sub, H.I.G. All American, LLC, All American Homes Holdings, LLC, H.I.G. Capital Partners IV, L.P., H.I.G. Advisors IV, L.L.C., H.I.G.-GPII, Inc., and Messrs. Sami W. Mnaymneh, Anthony A. Tamer, Matthew Sanford and Fabian de Armas.

If, however, the surviving corporation sells the Specialty Vehicle business within the time period and in accordance with the other terms of the merger agreement, the surviving corporation will retain the first $5 million of net proceeds. The surviving corporation will deliver the remainder of the net sale proceeds to the trust, which will distribute such proceeds to the holders of trust units, including the Acquiror’s affiliate.

The surviving corporation is required under the Merger Agreement to use its commercially reasonable efforts to assist a special sale committee of the surviving corporation in selling the Specialty Vehicle business within nine months after the effective time of the Merger. The Merger Agreement also provides that the sale committee must engage an investment banker within thirty days after the effective time of the Merger to assist the sale committee in effecting the sale. Acquiror intends to cause the surviving corporation to comply with its obligation under the Merger Agreement.

On November 10, 2010, Mr. Lavers resigned as Shareholders Representative under the merger agreement, and pursuant to the merger agreement, was succeeded as Shareholders Representative by Mr. William P. Johnson.

Acquiror is an affiliate of H.I.G. All American, LLC (“H.I.G. All American”), AAG’s largest shareholder and an affiliate of H.I.G. Capital, LLC (“H.I.G. Capital”). H.I.G. All American beneficially owns approximately 55.7% of the outstanding Common Shares entitled to vote at the Special Meeting. Acquiror is required pursuant to the merger agreement to cause H.I.G. All American to vote in favor of the approval of the merger agreement and the Merger, so approval by the shareholders of AAG is assured.

The amount of the Merger Consideration was the result of arm’s-length negotiations between Acquiror and a special committee of the Board (the “Special Committee”). Given Acquiror’s relationships with H.I.G. All American, the Board formed the Special Committee to represent the interests of AAG’s shareholders other than H.I.G. All American and its affiliates (the “Minority Shareholders”).

ii

TABLE OF APPENDICES

A	Agreement and Plan of Merger
B	Liquidating Trust Agreement
C	Chapter 44 of the Indiana Business Corporation Law
D	Opinion of Houlihan Lokey Financial Advisors, Inc.

iii

SUMMARY TERM SHEET

The following summary, together with the “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER” immediately following this summary, are intended only to highlight certain information contained elsewhere in this proxy statement/prospectus. This summary and the following question and answer section may not contain all the information that is important to you and the other shareholders. To more fully understand the proposed Merger and the terms of the merger agreement, you should carefully read this entire proxy statement/prospectus, all of its appendices and the documents referenced in this proxy statement/prospectus before voting. For instructions on obtaining more information, see the section entitled “WHERE YOU CAN FIND MORE INFORMATION.” We have included page number references in this summary to direct you to a more complete description of the topics presented in this summary.

The Parties (see page 47)

•	All American Group, Inc.

AAG was incorporated under the laws of the State of Indiana on December 31, 1964, as the successor to a proprietorship established earlier that year. All references to AAG include its wholly-owned subsidiaries and divisions. AAG’s primary businesses are housing and specialty vehicles. The housing business manufactures and distributes system-built modules for residential buildings (the “Housing Business”). The Housing Business comprises one of the nation’s largest and most recognized producers of system-built homes and residential structures through its All American Homes®, Mod-U-Kraf®, and All American Building Systemstm brands. The Specialty Vehicles business, through a joint venture with ARBOC Mobility, manufactures a line of low floor buses that comply with the Americans with Disabilities Act, under the Spirit of Mobility brand name.

The mailing address and telephone number of AAG’s principal executive offices are 2831 Dexter Drive, Elkhart, Indiana 46514, and (574) 266-2500.

•	All American Group Holdings, LLC

Acquiror is a Delaware limited liability company and an affiliate of H.I.G. All American. Acquiror was formed solely for the purpose of entering into the merger agreement and has not conducted any activities other than those incident to its formation.

•	All American Acquisition Corporation

Acquisition Sub, an Indiana corporation, was incorporated solely for the purpose of entering into the merger agreement and consummating the Merger. Upon completion of the Merger, Acquisition Sub will cease to exist. Acquisition Sub has not conducted any activities to date other than those incident to its formation and negotiating and entering into the merger agreement.

The mailing address and telephone number of Acquiror and Acquisition Sub’s principal executive offices are 1450 Brickell Avenue, Suite 3100, Miami, Florida, 33131, and (305) 379-2322.

Required Vote (see page 46)

The merger agreement must be adopted, and the Merger must be approved, by the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote at the Special Meeting for the adoption of the merger agreement and the approval of the Merger. As of December 31, 2010, there were 36,757,069 Common Shares outstanding.

H.I.G. All American beneficially owns 20,483,865 Common Shares, or approximately 55.7% of the outstanding Common Shares entitled to vote at the Special Meeting. Pursuant to the merger agreement, Acquiror is required to cause H.I.G. All American to vote in favor of the merger agreement and the Merger. Accordingly, shareholder approval of the merger agreement and the Merger is assured.

The Merger Consideration (see page 62)

At the effective time of the Merger, each Common Share (other than Common Shares held by AAG, Acquiror and its affiliates, or shareholders that perfect their dissenters’ rights under Indiana law) will be automatically converted into the right to receive $0.20 in cash. In addition, each Common Share (other than Common Shares held by shareholders that perfect their dissenters’ rights under Indiana law) will be converted into one unit of beneficial interest in a liquidating trust that represents a contingent right to receive proceeds from the potential sale of AAG’s Specialty Vehicles business upon satisfaction of certain conditions in the merger agreement.

Treatment of Options (see page 62)

Before the effective time of the Merger, AAG will (1) cause all vested options to purchase Common Shares to be canceled automatically and converted into the right to receive an amount per share equal to the excess of the Cash Consideration over the per share exercise price of the option and (2) pay such amount (including units of beneficial interest in the Specialty Vehicles Liquidating Trust) to the holders of the options. Unvested options will be canceled without any consideration.

Interests of Certain Persons in the Merger (see pages 40 and 69)

H.I.G. All American

When considering the recommendation by the AAG board of directors to vote FOR adoption of the merger agreement and approval of the Merger, you should be aware that certain directors of AAG are also employed by an affiliate of H.I.G. All American. These members are Messrs. Matthew Sanford and Fabian de Armas. Following the Merger, Messrs.  Sanford and de Armas will continue to be members of AAG’s board of directors and officers of AAG. Messrs. Sanford and de Armas may have interests in addition to or different from yours.

H.I.G. All American is AAG’s principal lender. AAG’s obligations to H.I.G. All American are secured by liens on substantially all of AAG’s assets (other than AAG’s Middlebury, Indiana plant). These liens will continue in force after the consummation of the Merger.

Directors and Executive Officers of AAG

Some of the directors and executive officers of AAG may have interests in the Merger that are different from, or in addition to, the interests of the Minority Shareholders. Certain of the executive officers and directors of AAG will continue as executive officers or directors of AAG after the Merger.

Procedures for Exchange of Common Shares for Merger Consideration (see pages 47 and 62)

Promptly after the effective time of the Merger, AAG will mail a transmittal letter to each record holder of Common Shares as of the effective time of the Merger containing instructions with respect to how to exchange certificates representing Common Shares and uncertificated Common Shares for the Merger Consideration. Holders of Common Shares must wait until they receive such instructions to exchange their certificates representing Common Shares and uncertificated Common Shares for the Merger Consideration. Such holders will need to review carefully and complete such materials and return them as instructed along with their certificates representing Common Shares and uncertificated Common Shares. Holders of Common Shares should not attempt to surrender any certificates representing Common Shares or uncertificated Common Shares until they receive these instructions. If your shares are held in “street name” by your bank or broker, you will not receive a letter of transmittal, but will receive instructions from your bank or broker as to how to receive the Merger Consideration in exchange for your Common Shares through your bank or broker.

Do not attempt to surrender any certificates representing Common Shares or uncertificated Common Shares until you receive a letter of transmittal from AAG or a communication from your bank or broker containing instructions for surrendering your certificates representing Common Shares and uncertificated Common Shares.

The Special Committee (see page 17)

The Board formed the Special Committee of independent directors to represent the interests of the Minority Shareholders in connection with the Merger. The members of the Special Committee are Mr. William P. Johnson, Mr. Robert Deputy and Mr. Edwin Miller. Mr. Johnson is the chairman of the Special Committee. The members of the Special Committee are not employees or directors of Acquiror or Acquisition Sub and are not employees of AAG. No member of the Special Committee has any commercial relationship with Acquiror, Acquisition Sub or H.I.G. All American. For more information, please see the sections entitled “SPECIAL FACTORS — Background,” “— Recommendation of the Special Committee and the Board,” and “— Fairness of the Merger; Reasons for the Recommendation of the Special Committee and the Board.”

Recommendation of the Special Committee and the Board (see page 25)

The Special Committee approved the merger agreement and the Merger, determined that the merger agreement and the Merger are advisable and fair to, and in the best interests of, AAG and its unaffiliated shareholders and recommended to the Board that it approve the merger agreement and the Merger and recommend that you adopt the merger agreement and approve the Merger.

The Board, acting upon the recommendation of the Special Committee, approved the merger agreement and the Merger and determined that the merger agreement and the Merger are advisable and fair to, and in the best interests of, AAG and its unaffiliated shareholders.

The Board recommends that you vote FOR adoption of the merger agreement and approval of the Merger.

Fairness of the Merger; Reasons for the Recommendation of the Special Committee and the Board (see page 26)

After careful consideration of various factors described in detail elsewhere in this proxy statement/prospectus, the Special Committee and the Board believe the Merger is both substantively and procedurally fair to, and in the best interests of, AAG’s unaffiliated shareholders.

Position of the Acquiror and Certain Affiliates as to the Fairness of the Merger (see page 29)

After careful consideration of various factors described in detail elsewhere in this proxy statement/prospectus, Acquiror believes the Merger is both substantively and procedurally fair to, and in the best interests of, AAG’s unaffiliated shareholders.

Opinion of Houlihan Lokey Financial Advisors, Inc. (see page 32)

In connection with the Merger, Houlihan Lokey Financial Advisors, Inc., referred to as Houlihan Lokey, delivered a written opinion, dated November 8, 2010, to the Special Committee as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by holders of Common Shares (other than excluded holders). For purposes of Houlihan Lokey’s opinion, the term “excluded holders” refers to H.I.G. Capital, Acquiror, Acquisition Sub and their respective affiliates, including H.I.G. All American, and holders of Common Shares that may enter into arrangements to retain or obtain, directly or indirectly, an equity interest in AAG or Acquiror following the consummation of the Merger and their respective affiliates. The full text of Houlihan Lokey’s written opinion, dated November 8, 2010, which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, is attached to this proxy statement/prospectus as Appendix D. Houlihan Lokey’s opinion was furnished for the use and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the Merger Consideration, only addressed the fairness, from a financial point of view, of such Merger Consideration and does not address any other aspect or implication of the Merger. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan

Lokey’s part to any party. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the Special Committee, AAG’s board of directors, any security holder or any other person as to how to act or vote with respect to any matter relating to the Merger.

Financing of the Merger (see page 41)

Acquiror intends to pay the Cash Consideration out of available funds. The completion of the Merger does not depend on financing from a third party; however, Acquiror may obtain financing, if available upon terms and conditions acceptable to it.

Description of the Trust Units (see page 70)

Under the terms of the merger agreement, as a part of the Merger Consideration the holder of each Common Share that is issued and outstanding immediately prior to the effective time of the Merger (other than dissenting shares) will receive one unit of beneficial interest in a liquidating trust that represents a contingent right to receive net proceeds in excess of $5 million from the potential sale of AAG’s Specialty Vehicles business if certain conditions set forth in the merger agreement occur. Some of those conditions are:

•	the net proceeds, as defined in the merger agreement, from the sale of the Specialty Vehicles business would be at least $12 million;

•	the sale occurs within nine months after the effective time of the Merger or, if AAG has entered into a letter of intent with respect to a sale, the sale closes within twelve months of the effective time of the Merger; and

•	the sale is not prohibited by law.

Each trust unit will represent a contingent right to receive a pro rata portion of such excess net proceeds, which portion is based on the total number of trust units held by all beneficiaries of the trust. No holder of trust units will have any title in, right to, possession, management, or control of, the underlying assets of the trust except as expressly provided in the trust agreement. Trust units will not be marketable nor will they be listed on any securities exchange or quoted on any interdealer quotation system. Trust units may not be assigned or otherwise transferred to any other person or entity, other than by will or intestate succession as personal property.

Material Federal Income Tax Consequences (see page 41)

The receipt of the Merger Consideration by a United States holder in exchange for cash and a trust unit should be a taxable transaction for United Stated federal income tax purposes. The amount of gain or loss a United States holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends on the United States federal income tax treatment of the trust units, with respect to which there is substantial uncertainty. A shareholder’s gain or loss will also be determined by the shareholder’s tax basis in his Common Shares. For a more complete description of the tax consequences of the Merger, see the section entitled “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 41 of this proxy statement/prospectus.

Tax matters are very complicated, and the tax consequence of the Merger to a particular shareholder will depend in part on such shareholder’s circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequence of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Conditions to the Merger (see page 67)

The obligation of each of AAG, Acquisition Sub, and Acquiror to complete the Merger is subject to the satisfaction of a number of conditions, including the following:

•	the absence of any applicable law prohibiting completion of the Merger;

•	the effectiveness of the registration statement on Form S-4 and the absence of a stop order or any proceeding initiated or threatened by the SEC for that purpose; and

•	execution and delivery of the trust agreement.

In addition, Acquiror’s and Acquisition Sub’s obligation to complete the Merger is subject to the satisfaction of the following conditions:

•	AAG and its subsidiaries’ senior executives will have entered employment related agreements that are satisfactory to Acquiror and that replace and supersede their current agreements;

•	delivery of all consents, approvals, orders, permits, and other authorizations required by law, contract, or agreement;

•	delivery of the proxy statement to each holder of Common Shares as required by the merger agreement and applicable securities laws and twenty (20) days have elapsed since delivery of such proxy statement;

•	accuracy of AAG’s representations and warranties in the merger agreement, subject to certain materiality thresholds, as of the date of merger agreement and as of the effective time of the Merger;

•	AAG’s performance of its covenants and agreements in the merger agreement in all material respects; and

•	AAG’s delivery to Acquiror and Acquisition Sub of a closing certificate certifying that the other conditions to Acquiror’s and Acquisition Sub’s obligations to consummate the Merger have been satisfied.

In addition, AAG’s obligation to complete the Merger is subject to the satisfaction of the following conditions:

•	AAG’s shareholders have approved the merger agreement pursuant to the Indiana Business Corporation Law;

•	accuracy of Acquiror’s and Acquisition Sub’s representations and warranties in the merger agreement, subject to certain materiality thresholds, as of the date of merger agreement and as of the effective time of the Merger;

•	Acquiror’s and Acquisition Sub’s performance of their covenants and agreements in the merger agreement in all material respects; and

•	Acquiror’s and Acquisition Sub’s delivery to AAG of a closing certificate certifying that the other conditions to Acquiror’s and Acquisition Sub’s obligations to consummate the Merger have been satisfied.

Termination of the Merger Agreement (see page 68)

The merger agreement may be terminated and the Merger may be abandoned before the effective time by mutual consent of AAG, on the one hand, and Acquiror and Acquisition Sub, on the other hand. In addition, either AAG or Acquiror and Acquisition Sub may terminate the merger agreement if there is a nonappealable order or any law, ruling or other action in effect permanently restricting the acceptance of payment for the Common Shares pursuant to the merger agreement or if any law, regulation or other governmental action prohibits the Merger. None of AAG, Acquiror or Acquisition Sub may terminate the merger agreement if it has been a principal cause of the failure of any of the conditions described in the previous sentence.

AAG or Acquiror and Acquisition Sub may also terminate the merger agreement if the conditions precedent to such party’s obligations to consummate the Merger have not be satisfied or waived prior to March 31, 2011, so long as the terminating party is not in material breach of the merger agreement at such time. If the merger agreement is properly terminated, neither party will have any further obligations or liability thereunder except for certain confidentiality obligations and payment of its own expenses.

Expenses of the Merger (see page 68)

Each party to the Merger will bear its own expenses, including, without limitation, legal, financial advisory and accounting fees, financing commitment fees, and printing and filing fees, incurred in connection with their respective obligations under the merger agreement. However, under certain circumstances a party may be required to reimburse the other for the expenses and costs it incurs in connection with the Merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q.	When and where is the Special Meeting?

A.	The Special Meeting to vote on the Merger will be held at , on , , 2011 at :00 .m. local time.

Q.	What matters will be considered and voted on at the Special Meeting?

A.	At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement and approve the Merger.

Q.	What will I receive in the Merger?

A.	For each Common Share owned, the Minority Shareholders will receive $0.20 in cash and one unit of beneficial interest in the Specialty Vehicles Liquidating Trust. H.I.G. All American will also receive one trust unit for each Common Share it owns.

Q.	How does the Board of Directors recommend that I vote on the merger proposal?

A.	After careful consideration, the Board recommends that you vote FOR the adoption of the merger agreement and approval of the Merger. See the sections entitled “SPECIAL FACTORS — Recommendation of the Special Committee and the Board” and “— Fairness of the Merger; Reasons for the Recommendation of the Special Committee and the Board.”

Q.	How many Common Shares must be present to hold the Special Meeting?

A.	The presence, either in person or by proxy, of a majority of the outstanding Common Shares entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting.

Q.	What vote is required to approve the Merger?

A.	The adoption of the merger agreement and approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote at the Special Meeting for the adoption of the merger agreement and the approval of the Merger. As of December 31, 2010, there were 36,757,069 Common Shares outstanding. H.I.G. All American beneficially owns approximately 55.7% of the outstanding Common Shares entitled to vote at the Special Meeting. Pursuant to the merger agreement, Acquiror has agreed to cause H.I.G. All American to vote all the Common Shares it beneficially owns in favor of adopting the merger agreement and approving the Merger. Accordingly, shareholder approval of the merger agreement and the Merger is assured.

Q.	What do I need to do now?

A.	Please vote electronically via the Internet or telephonically by following the instructions on the enclosed proxy card or complete, sign, date and promptly return the enclosed proxy card to ensure that your Common Shares will be voted at the Special Meeting.

Q.	What rights do I have if I oppose the Merger?

A.	Shareholders that oppose the Merger may dissent and seek a determination of the fair value of their Common Shares and receive that fair value in lieu of the Merger Consideration, but only if they comply with the procedures explained in the section entitled “RIGHTS OF DISSENTING SHAREHOLDERS” and Appendix C to this proxy statement/prospectus.

Q.	Who can vote on the Merger?

A.	All shareholders of record as of the close of business on , 2011 will be entitled to notice of, and to vote at, the Special Meeting.

Q.	How do the directors and executive officers of AAG intend to vote?

A.	Six of the nine members of our Board of Directors, Mr. Lavers, Mr. Johnson, Mr. Donald W. Hudler, Mr. Geoffrey Bloom, Mr. Edwin Miller and Mr. John Goebel, have informed us that they intend to vote their Common Shares in favor of the approval of the merger agreement and the Merger. Mr. Sanford and Mr. de Armas do not directly own any Common Shares, but each of them is an employee of an affiliate of H.I.G. All American. Acquiror has agreed to cause H.I.G. All American to vote its Common Shares in favor of the approval of the merger agreement and the Merger. One of our directors, Mr. Robert J. Deputy, has informed us that he intends to vote against approval of the merger agreement and the Merger. Each of our executive officers has informed us that they intend to vote in favor of the approval of the merger agreement and the Merger.

Q.	If I am in favor of the Merger, should I send my share certificates now?

A.	No. If the Merger is consummated, AAG will send you a transmittal form and written instructions for exchanging your share certificates.

Q.	If my Common Shares are held in “street name” by my bank or broker, will my bank or broker vote my Common Shares for me?

A.	Your bank or broker will vote your Common Shares ONLY if you instruct your bank or broker on how to vote. You should follow the voting instructions provided by your bank or broker regarding how to vote your Common Shares.

Q.	May I change my vote after I have submitted a proxy?

Yes, you may change your vote after you have submitted a proxy by (i) delivering a properly executed proxy card bearing a later date, (ii) delivering a written revocation of your proxy to AAG’s Secretary at our corporate offices before the start of the Special Meeting, (iii) submitting a later-dated vote electronically via the Internet or telephonically, or (iv) attending the Special Meeting and voting in person. Attending the Special Meeting will not, in itself, revoke a previously submitted proxy. To revoke a proxy in person at the Special Meeting, you must obtain a ballot and vote in person at the Special Meeting.

Q.	When is the Merger expected to be completed?

A.	AAG is working toward completing the Merger as quickly as possible and currently expects that the Merger will be completed in the first quarter of 2011. If the merger agreement is adopted and the Merger is approved, AAG expects the closing will occur within two business days following the satisfaction or waiver of all of the conditions to the Merger contained in the merger agreement.

Q.	What are the U.S. federal income tax consequences of the Merger to me?

A.	The receipt of the Merger Consideration by a U.S. holder in exchange for cash and a trust unit should be a taxable transaction for United Stated federal income tax purposes. The amount of gain or loss a U.S. holder recognizes, and the timing of such gain or loss, depends in part on the United States federal income tax treatment of the trust units, with respect to which there is substantial uncertainty. An AAG shareholder’s gain or loss will also be determined by the shareholder’s tax basis in his, her or its Common Shares. For a more complete description of the tax consequence of the Merger, see the section entitled “SPECIAL FACTORS-Material United Stated Federal Income Tax Consequences of the Merger” beginning on page 41 of this proxy statement/prospectus.

Tax matters are very complicated, and the tax consequence of the Merger to a particular shareholder will depend in part on such shareholder’s circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequence of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Q.	Who can answer my questions?

A.	If you have questions about the Merger or would like additional copies of this proxy statement/prospectus you should contact All American Group, Inc., 2831 Dexter Drive, Elkhart, Indiana 46514, Attn: Martin Miranda, Secretary, or by phone at (574) 266-2500.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this proxy statement/prospectus contain forward-looking statements, which convey our plans, beliefs and current expectations with respect to, among other things, future events, including the Merger, and our financial performance. AAG often identifies these forward-looking statements by the use of words such as “believe,” “expect,” “continue,” “may,” “will,” “could,” “would,” “potential,” “anticipate,” “estimate,” “project,” “plan,” “intend” or similar words and expressions, but the absence of these words does not necessarily mean that a statement is not forward-looking.

You are cautioned not to place undue reliance on such forward-looking statements and that such forward-looking statements are not guarantees of future performance. The forward-looking statements included in this proxy statement/prospectus and any expectations based on such forward-looking statements are subject to risks and uncertainties and other important factors that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Moreover, AAG operates in a continually changing business environment, and new risks and uncertainties emerge from time to time. AAG cannot predict these new risks or uncertainties, nor can it assess the impact, if any, that such risks or uncertainties may have on AAG’s business or the extent to which any factor, or combination of factors, may cause actual results to differ from those projected in any forward-looking statement.

The forward-looking statements included in this proxy statement/prospectus are made only as of the date of this proxy statement/prospectus and AAG undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, AAG will, where relevant and if required by applicable law, (1) update such information through a supplement to this proxy statement/prospectus and (2) amend the Transaction Statement on Schedule 13E-3 filed in connection with the Merger, in each case, to the extent necessary.

Risks and uncertainties that may cause actual results to differ from those contemplated by the forward-looking statements contained in this proxy statement/prospectus include, without limitation, that the Merger is not consummated, diversion of management attention from the operations of the business as a result of preparations for the proposed Merger, the risk that a sale of the Specialty Vehicles business will not yield net proceeds in excess of $12 million, and the transaction-related expenses that are expected to be incurred regardless of whether the Merger is consummated. In addition, uncertainties and other factors arising from AAG’s business include, but are not limited to:

•	liquidity;

•	consumer confidence and the availability of consumer credit;

•	the ability of AAG to obtain adequate bid and performance bonds with reasonable collateral requirements;

•	financing for, and the availability of, chassis utilized for bus production;

•	the availability of financing to AAG’s customers;

•	AAG’s ability to introduce new homes and features that achieve consumer acceptance;

•	adverse weather conditions affecting home deliveries;

•	tax law changes could make home ownership more expensive or less attractive;

•	the availability and cost of real estate for residential housing;

•	the increased size and scope of work of major projects, as compared to AAG’s traditional single-family homes business, with increased reliance on third parties for performance which could impact AAG; and

•	the over supply of existing homes and the inventory of foreclosed properties within AAG’s markets;

The risks and uncertainties identified in this proxy statement/prospectus are not intended to represent an exhaustive list of the risks and uncertainties associated with AAG’s business or relating to the Merger and should be read in conjunction with the other information in this proxy statement/prospectus and AAG’s other filings with the SEC.

RISK FACTORS

You should carefully consider the risks described below before voting your shares. If any of the events, circumstances or contingencies described in the following risks actually occur, the business and financial condition of the Specialty Vehicles Liquidating Trust could be adversely affected, and the value of the trust units may decline.

Risk Relating to the Merger

Because H.I.G. All American beneficially owns approximately 55.7% of the outstanding Common Shares, and has agreed to vote its shares in favor of the approval of the merger agreement and the Merger, shareholder approval of the merger agreement and the Merger is assured. Shareholders that do not believe that the Merger Consideration is adequate will have only one remedy, the perfection of dissenters’ rights of appraisal under Indiana law.

In the merger agreement, Acquiror agreed to cause H.I.G. All American to vote the Common Shares it beneficially owns (approximately 55.7% of the outstanding Common Shares) in favor of the approval of the merger agreement and the Merger. Neither the merger agreement nor Indiana law requires that the merger agreement be approved by a majority of the shareholders of AAG other than H.I.G. All American. Accordingly, shareholder approval of the merger agreement and the Merger are assured. Shareholders that do not believe that the Merger Consideration is adequate will have only one remedy, perfection of the dissenters’ rights of appraisal under Indiana law, as described elsewhere in this proxy statement/prospectus. The value of the Common Shares determined in an appraisal will depend on many factors, and we cannot assure you that the value of the Common Shares determined in any such appraisal proceeding will equal or exceed the Merger Consideration. Shareholders who perfect their dissenters rights will not receive trust units.

Risks Relating to Ownership of the Trust Units

The trust’s sole asset is a contingent right that may not result in any proceeds to you.

The trust’s sole asset is a contingent right to receive certain proceeds from the sale of AAG’s Specialty Vehicles business (the “excess sale proceeds”) under the terms of the merger agreement. The merger agreement provides that the Special Committee of AAG’s Board of Directors will appoint two out of three members of a sale committee that will have the authority to find a buyer for the Specialty Vehicles business and negotiate the sale of such business (the “sale committee”). The sale committee has until          , 2011 to execute a letter of intent with a potential buyer, and consummate the sale of the Specialty Vehicles business within 90 days thereafter, or the surviving corporation is not required to sell the Specialty Vehicles business and distribute any proceeds to the trust. In addition, the merger agreement provides that the surviving corporation is not required to sell the Specialty Vehicles business unless the “net proceeds” to the surviving corporation are at least $12 million. Net proceeds are defined in the merger agreement to be the cash proceeds to the surviving corporation, net of (i) taxes arising from the sale and taxes of the Specialty Vehicles’ business accruing prior to the sale (but only income taxes that cannot be immediately offset against net operating losses), (ii) the costs and expenses of such sale, and (iii) indebtedness of the Specialty Vehicles business, which will include any additional investments made in the Specialty Vehicles business after November 8, 2010. We have a tax basis in the Specialty Vehicles business of approximately $6.2 million, as of October 31, 2010. The Specialty Vehicles business had no indebtedness as of October 31, 2010 and AAG would expect the costs of selling the business to be at least $0.75 million. Consequently, the surviving corporation will need to receive at least $12.75 million in gross sales price in order to receive net proceeds of $12 million, based on AAG’s estimate of available net operating losses. In addition, the merger agreement provides that the surviving corporation is not required to sell the Specialty Vehicles business if it is prohibited by law, which would include a court order, or if the surviving corporation is required to indemnify the purchaser. The sale committee will have the right to cause the trust to provide indemnities to any purchaser, but such indemnification will delay the distribution of sale proceeds to the holders of trust units, as any funding of such indemnification will need to be held by the trust for the time period of such indemnification. In addition, should an indemnification claim be successful, it may decrease the amount of funds available to the trust to distribute. In the event the sale committee is unable to consummate a sale of the Specialty Vehicles business on the basis of such terms and conditions and realize “net proceeds” in excess of $12 million, the sale may not occur and the trust will not receive any funds to distribute to you. The sale of the Specialty Vehicles business will be highly dependent on a number of factors, including:

•	the operating performance of the Specialty Vehicles business;

•	general economic trends in mergers and acquisitions, as well as the market for selling businesses in the specialty vehicle or bus industries in particular;

•	the ability of the sale committee to locate a suitable buyer and consummate a sale transaction prior to , 2011;

•	the availability of financing to a potential buyer to pay a cash purchase price;

•	the absence of contingent liabilities and other issues at the Specialty Vehicles business that would induce potential buyers to acquire the Specialty Vehicles business without indemnification from the surviving corporation; and

•	our successful resolution of a dispute with ARBOC Mobility, LLC, the licensor of certain intellectual property used by the Specialty Vehicles business.

We cannot assure you that the sale committee will be successful in consummating a sale of the Specialty Vehicles business upon the terms and conditions of the merger agreement or, if a sale is consummated, that the net proceeds will exceed $12 million. If a sale is not consummated upon the terms and conditions of the merger agreement or the net proceeds do not exceed $12 million, the trust will terminate and our shareholders will not receive any payments in connection with their trust units.

The value of the trust units may be taxable to you regardless of whether you receive any proceeds from the trust.

The receipt of the Merger Consideration may be treated as either a “closed transaction” or an “open transaction” for United States federal income tax purposes because of the issuance of the trust units. There is no authority clearly addressing whether the sale of property (in this case Common Shares) for, in whole or in part, contingent value rights with characteristics similar to the trust units should be taxed as an “open transaction” or a “closed transaction”, and such question is inherently factual in nature.

If the receipt of the Merger Consideration is treated as an “open transaction” for United States federal income tax purposes, a United States holder will generally recognize a capital gain upon consummation of the Merger if and to the extent (x) the sum of (i) the amount of cash, if any, received and (ii) the fair market value of any other property received (other than the trust units) exceeds (y) such United States holder’s adjusted tax basis in the Common Shares surrendered pursuant to the Merger. Subject to certain treasury regulations, if the transaction is “open” for United States federal income tax purposes, the trust units would not be taken into account in determining the holder’s taxable gain upon receipt of the Merger Consideration and a United States holder would take no tax basis in the trust units. A United States holder would recognize a capital gain as payments with respect to the trust units are made or deemed made in accordance with a United States holder’s regular method of accounting for United States federal income tax purposes, but only to the extent the sum of such payments (and all previous payments under the trust units), together with the amount received upon consummation of the Merger discussed above, exceeds such United States holder’s adjusted tax basis in the Common Shares surrendered pursuant to the Merger.

If the value of the trust units can be “reasonably ascertained” the transaction should generally be treated as “closed” for United States federal income tax purposes, in which event a United States holder generally should recognize capital gain or loss for United States federal income tax purposes upon consummation of the Merger equal to the difference between (x) the sum of (i) the fair market value of the trust units received, (ii) the amount of cash, if any, received and (iii) the fair market value of any other property received and (y) such United States holder’s adjusted tax basis in the Common Shares surrendered pursuant the Merger. Consequently, you may be taxed on Merger Consideration that you do not receive.

If the transaction is treated as a “closed transaction,” there is no direct authority with respect to the tax treatment of holding and receiving payments with respect to property similar to the trust units. It is possible that payments received with respect to a trust unit, up to the amount of the holder’s adjusted tax basis in the trust unit, may be treated as a non-taxable return of a United States holder’s adjusted tax basis in the trust unit, with any amount received in excess of basis treated as gain from the disposition of the trust unit. Additionally, a portion of any payment received with respect to a trust unit may constitute imputed interest or ordinary income under treasury rules. If not treated as described above, payments with respect to a trust unit may be treated as (i) payments with respect to a sale of a capital asset, (ii) ordinary income or (iii) dividends. See “Material United States Federal Income Tax Consequences of the Merger” for a more detailed description of potential tax consequences related to the Merger. We and Acquiror urge you to consult with your tax advisor with respect to proper characterization of the receipt of the trust units.

The trust units will not be transferable.

We do not intend to list the trust units on any securities exchange or seek to have them eligible for quotation on any interdealer quotation system. Trust units will not be transferable, except by will or intestate succession. Therefore, you must be prepared to hold your trust units for an indefinite period of time.

H.I.G. All American will own the majority of the trust units and therefore may control the administration of the trust.

H.I.G. All American and its affiliates will own a majority of the trust units and therefore will have the ability to remove and appoint the trustee and to amend various provisions of the trust agreement. Because the trustee administers the trust, subject to applicable law, Acquiror could determine when payments are to be made to the holders of trust units, the amount of trust assets that should be withheld to pay expenses and whether or not to pursue a claim against any person, among other things. Acquiror and its affiliates may have interests that are additional to or different from yours and therefore may consider such other interests in voting the trust units held by them.

Risks Relating to the Operation of the Specialty Vehicles Business

If we are unable to obtain financing to purchase chassis, our business and our ability to sell the Specialty Vehicles business will be impacted adversely.

The chassis and some of the seating and other components used in the production of our buses are purchased in finished form. The principal raw materials used in the manufacturing of our buses are fiberglass, steel, aluminum, plywood, and plastic. We purchase most of the raw materials and components from numerous suppliers, while the chassis for the ARBOC bus is purchased only from General Motors. In prior years, we obtained chassis directly from General Motors under a converter pool arrangement financed by GMAC, which meant we did not have to pay for the chassis until we utilized the chassis. In October 2010, GMAC notified us of its intent to terminate its financing agreement with us as of December 14, 2010. GMAC has recently agreed to reinstate the credit facility through March 31, 2011. However we will be required to post additional letters of credit to support the GMAC credit facility, and we will have to post cash collateral to support the letters of credit. This will increase our costs and utilizes more working capital than we historically required, which may also require us to find additional financing. We cannot assure you that we will be able to obtain replacement financing adequate to obtain an adequate number of chassis after March 31, 2011. The Acquiror has no obligation to provide financing to the Specialty Vehicles business in the event other financing is unavailable. Moreover, we experienced production disruptions in 2009 and 2010 because of the interruptions in the supply of chassis from General Motors. The reinstatement of the GMAC credit facility does not assure the timing of General Motors’ production of our chassis orders. If we are unable to obtain chassis from General Motors in a timely fashion and on a cost effective basis, we could experience increased costs and production delays. While we do not expect the current condition of the U.S. economy and the auto industry, including the recent bankruptcy filing and reorganization of General Motors, to have a significant impact on our supply of chassis going forward, if availability of the General Motors cutaway chassis is limited or interrupted for an extended period, this could have an adverse impact on the sales and earnings of our Specialty Vehicles business and the sale committee’s ability to sell the Specialty Vehicles business. Our inability to obtain adequate supplies of needed components could negatively impact our revenues and profitability.

Increased costs, including costs of component parts and labor may adversely affect our profitability if such costs cannot be offset because of market forces or price-protected contracts.

Our financial results may be significantly adversely affected by the availability and pricing of manufacturing components and labor. We cannot assure you that decreases in the availability and increases in the pricing of components and labor will not have an adverse impact on the competitiveness of our products and result in declining revenues. If we are unable to successfully offset increases in manufacturing costs, this could have a material adverse impact on margins, operating income and cash flows. If we increase prices to offset higher manufacturing costs, the benefit of such increases may lag behind the rise in manufacturing costs.

A rise in the frequency and size of product liability, wrongful death, workers’ compensation and other claims against us may result in a material adverse effect on our business, operating results and financial condition.

In the ordinary course of business, we are subject to litigation involving product liability and other claims related to personal injury and/or property damage. Our self-insurance retention is currently $250,000, and we maintain insurance coverage through our primary insurance carrier, as well as excess carriers, above the self-insurance retention. Any increase in the frequency or size of claims below the self-insurance retention level may adversely affect our financial results and insurability. In addition, insurance is not available for some kinds of claims, such as exposure to mold or formaldehyde, or punitive damages. Occasionally, an insurance carrier may deny coverage to us resulting in potential litigation expenses and additional exposure to losses. Workers’ compensation insurance costs are directly attributable to experience in the workplace. In the past, AAG has experienced wrongful death claims and work practices claims arising from alleged workplace injuries.

We cannot be certain that our insurance coverage will be sufficient to cover all future claims against us. Any increase in the frequency or size of such claims, as compared to our experience in prior years, may cause our insurance premiums to rise significantly. Further, sizable product liability claims may damage our reputation among dealers and end purchasers that may adversely affect our future operating and financial results.

Significant warranty claims against us may result in a material adverse effect on our business, operating results and financial condition.

We provide customers of our products with a warranty covering defects in material or workmanship. We record a liability based on our estimate of the amounts necessary to settle future and existing claims on products sold. Such costs are accrued at the time products are sold and included in the cost of sales. Such claims are generally not insurable. Should warranty claims arise which exceed our historical experience and associated accrued liabilities, such costs may have a material adverse effect on our cost of sales and profitability.

New product introductions may result in unanticipated expenses resulting in reduced earnings.

The introduction of new products is critical to the success of our Specialty Vehicles business. We incur additional costs to introduce new products, such as research and development costs, engineering costs, and initial labor or purchasing inefficiencies. Additionally, we may incur unexpected expenses, including those associated with unexpected engineering or design flaws that could force a recall of a new product. We may experience recalls that could result in temporary plant shutdowns or disruptions of the supply of finished product to the market. These types of costs could be substantial and could have a significant adverse effect on our financial results.

Failure to comply with environmental regulations could result in significantly increased costs and capital expenditures.

State and federal environmental laws also impact both the production and operation of our products. We have an Environmental Department dedicated to compliance with applicable environmental regulations. Failure to comply with present or future environmental regulations may result in fines, potential civil and criminal liability, and suspension of production or operations, alterations to the manufacturing process, costly cleanup efforts or increased capital expenditures.

Changes in labor practices could adversely affect our labor costs and profitability.

Currently, none of our employees are members of any union or covered under any collective bargaining agreement. We attempt to provide competitive wages and a variety of benefits to our employees, including group life, dental, vision services, hospitalization, and major medical plans, and a 401(k) plan, although we suspended company matches to the 401(k) plan in 2008. While we consider our relations with employees to be good, any material changes in labor costs or practices, including those resulting from union activity may have a negative impact on our profitability.

The Specialty Vehicles business is competitive and some of our competitors have significantly greater resources than we do

The bus industry is highly competitive, and there are numerous competitors and potential competitors for small and mid-size buses. Many of our competitors have greater financial and other resources than we do. The initial capital requirements for entry into the manufacture of buses are not significant enough to eliminate new market entrants. Moreover, some of our competitors have begun to reduce their prices in response to the introduction of our new ARBOC bus. Existing or new competitors could develop products that are similar to, or have better features than, our bus offerings, which could achieve better consumer acceptance than those we offer. Therefore, we cannot assure you that we will maintain or grow our current market share.

Changes to, or increases in, the regulations governing our businesses could have a material impact on our operating and financial results.

The Specialty Vehicles business is subject to extensive federal, state and local regulations, including:

•	National Traffic and Motor Vehicle Safety Act (“NTMVSA”), and the Federal Motor Vehicle Safety Standards included therein, and the regulations promulgated under the NTMVSA, including Federal Motor Carrier Safety Regulations;

•	Safety standards for buses and bus components which have been promulgated thereunder by the U.S. Department of Transportation;

•	laws regulating the operation of vehicles on highways;

•	state and federal product warranty statutes; and

•	state and local zoning laws and building codes.

AAG believes that it is in compliance with all federal, state and local regulations applicable to the Specialty Vehicles business. Amendments to any of these regulations and the implementation of new regulations could significantly increase the costs of manufacturing, purchasing, operating or selling our products and could have a material adverse impact on our operating and financial results. Any failure to comply with present or future regulations could result in fines, potential civil and criminal liability, suspension of sales or production, or cessation of operations.

Reduced availability of financing for bus dealers or end customers could adversely affect our revenues and margins.

Bus dealers and commercial end customers generally secure financing from third party lenders to buy our products. Any reduction in the availability of such financing or significant increase in the cost of such financing will have an adverse effect on our business by decreasing the willingness of such dealers to buy our buses. Availability of financing is dependent on the lending practices of financial institutions, financial markets, governmental policies and economic conditions, all of which are beyond our control.

The distribution channels within the bus industry are limited and could have a material adverse effect on revenues and profitability.

Several large dealers dominate the industry, which may result in pressure to decrease prices and provide other accommodations from the industry in general, and on us in particular. Our customer base for the Specialty Vehicles business comprises approximately 18 customers, of which four represent 64% of our sales. In the event our customers are unwilling to pay the prices we charge for our buses, or otherwise require accommodations from us, our Specialty Vehicles business’ revenues and profitability may suffer.

Financial Risks Relating to the Operation of Our Business if the Merger is not Completed

There is substantial doubt about our ability to continue as a going concern.

We lost $23.7 million for the nine months ended September 30, 2010 and $4.7 million and $69 million, for 2009 and 2008, respectively. We would have lost $19.6 million in 2009 but for the favorable settlement of litigation that earned us $14.9 million. Our independent public accounting firms have issued opinions on our 2009 and 2008 consolidated financial statements that state that the consolidated financial statements were prepared assuming we will continue as a going concern and further note that our recurring net losses and lack of current liquidity raise substantial doubt about our ability to continue as a going concern. Our plans concerning these matters are discussed in the notes in our audited consolidated financial statements included elsewhere in this proxy statement/prospectus. If we fail to successfully implement our plans, we may not be able to continue as a going concern and could potentially be forced to seek relief through a filing under the U.S. Bankruptcy Code.

Our business and our ability to continue as a going concern are highly dependent on our ability to obtain financing or additional capital.

Our ability to continue as a going concern is highly dependent upon our ability to obtain financing or other sources of capital. We are currently exploring various opportunities to sell certain unused facilities and other assets; however, our credit agreement requires us to use the proceeds to repay our senior secured indebtedness. We are currently not in compliance with the financial covenants that would allow us to access our revolving credit facility and we do not expect to meet these covenants for the foreseeable future. Our loan agreement with H.I.G. All American requires us to have $0.6 million of EBITDA for the nine months ended September 30, 2010, in order to borrow up to $3.0 million on our revolving credit facility under the loan agreement. The loan agreement requires us to have $3.6 million of EBITDA in that period in order to borrow over $3 million. Our EBITDA for that period was ($6.6 million). Moreover, H.I.G. All American has a lien on substantially all of our assets. In order to obtain any new significant financing, we would need to convince H.I.G. to release its lien on the assets for the new financing and agree that we can use the proceeds to finance our operations, both of which are currently prohibited by our existing loan agreement. We cannot assure you that we will be able to obtain any new financing.

Our Housing Business is highly dependent on the housing market, which has declined significantly since 2006.

Housing sales in the United States, as measured by single family housing starts, have fallen 68% since 2006. The deteriorating economic and market conditions that have driven the drop in housing sales, including declines in real estate values and household incomes, rising unemployment, tightened credit markets, and weakened consumer confidence, may not improve significantly in the near term. To be profitable, our Housing Business is dependent on a sales volume sufficient to cover the fixed cost of operating our manufacturing facilities. The sales volume of our Housing Business may decline more severely or take longer to recover than we expect because of the uncertainties of the U.S. economy and the U.S. housing market in particular. If the U.S. housing market and our housing sales do not improve to a level where we can be profitable, our results of operations and financial condition will be adversely affected.

Given the aforementioned shortfalls in the single family home market, we have focused much of our recent marketing efforts on larger commercial and multifamily projects. These large projects, such as dormitories, military barracks and apartments, typically have a long incubation period, often requiring bonding and other costs, and are subject to political, zoning and other risks. Further, the per-project risks are higher for large-scale projects than with single-family homes. These large-scale projects risks include, but are not limited to, greater difficulties in meeting contract specifications and timetables, increased liability from possible larger claims, the design and construction of new products with significantly different and more complex designs than single-family homes, and the increased reliance on our business partners and subcontractors. Our ability to obtain larger projects is dependent on numerous factors, including the availability of credit to our customers, our ability to obtain performance bonds and working capital, the timing of government funding of projects and the acceptability of prefabricated buildings for such projects. Most of these risks are outside of our control. If we fail to mitigate these risks, they may have a material adverse effect on our revenues and profitability.

The ability to attract and retain qualified senior managers may adversely affect our operating results.

The current management team has largely been in place since late 2006. Over the last three years we have taken a number of actions to reduce costs, which have resulted in lower salaries, benefit program cuts and weakened our succession plans. As a result, we cannot assure you that we will be able to attract and retain effective senior managers. Any inability to attract and retain qualified senior managers may adversely impact our ability to execute current and future operating plans.

Inadequate liquidity could materially adversely affect our business operations in the future.

We require adequate liquidity to fund working capital needs, particularly related to major projects and to run our normal business operations. If we continue to operate with minimum cash levels necessary to support our normal business operations, we may be forced to curtail programs that are important to the future success of our business. Our suppliers might respond to an apparent weakening of our liquidity position by requesting quicker payment of invoices or other assurances. If this were to happen, our need for cash would be intensified, and we might be unable to make payments to our suppliers timely.

We are committed to exploring all possible liquidity enhancement options because there is no assurance regarding when the industry or capital markets conditions will improve. Our liquidity may be inadequate to operate our business unless the Merger transaction is completed, economic and industry conditions improve, we receive proceeds from asset sales, we take more aggressive working capital initiatives, or we obtain financing or other private sources of funding, or some combination of these actions occurs. If we fail to obtain sufficient liquidity for any reason, we may not be able to continue as a going concern and could potentially be forced to seek relief through a filing under the U.S. Bankruptcy Code.

The credit crisis has significantly affected the financial markets and the U.S. economy

The global credit crisis continues to significantly affect the financial markets, and the U.S. economy and the housing markets in particular. Conditions in the U.S. are likely to affect the availability and cost of financing for the builders and developers who buy our homes and for individual home buyers. The lack of availability of credit to finance home purchases, major projects or buses has a severe impact on our sales, which in turn affects our cash flow and working capital. Additionally, the selling prices of homes that we market in the U.S. are adversely affected by competition from excess inventories of new and pre-owned homes and from foreclosures. Similarly, municipalities which have been the main customers of our Specialty Vehicles bus are facing lower tax revenue and higher costs, both of which limit their purchasing capacity.

SPECIAL FACTORS

Background

In late 2008, in the midst of the housing crisis, AAG retained R.W. Baird, an investment banker (“Baird”), to explore financing and strategic alternatives for AAG. AAG’s primary lender had declined to renew AAG’s line of credit, and AAG sought approximately $20 million in liquidity.

Over the course of the next several months, Baird contacted 36 parties, including commercial lenders, potential strategic or financial buyers for AAG, and bridge loan lenders. In addition to commercial and other debt financing, the potential strategic alternatives that AAG considered over this period included sale of the company, sale of one of AAG’s businesses, and sale and leaseback of certain of AAG’s real estate.

Of the 36 parties contacted by Baird, only five potential financial buyers (including an affiliate of H.I.G. Capital) indicated any interest in a transaction with AAG. One of the five valued AAG much lower than the other four and its interest was dismissed by AAG. Two others (including the affiliate of H.I.G. Capital) quickly withdrew their indications of interest, citing the unfavorable trends in the housing market and doubts about AAG’s ability to meet its forecasts given the weakness in the market. The two remaining parties met with AAG’s management and revised their original proposals, but ultimately also withdrew from negotiations, citing a similar lack of confidence in the housing market.

In the spring and summer of 2009, AAG continued to seek debt financing to address its liquidity problem. AAG engaged Concord Financial Advisers (“Concord”) to assist it in contacting potential lenders. Concord contacted 13 commercial lenders and 15 bridge loan lenders, but no indications of interest were forthcoming.

Mr. Lavers then contacted Resource Financial Corporation and asked them to seek alternative financing. AAG began negotiating the terms of a convertible debt transaction with a private equity firm, but after meeting with AAG the private equity firm ceased negotiations. Resources Financial then contacted H.I.G., which indicated its interest in pursuing a transaction. By the fall of 2009, AAG determined that the only alternative to a loan from H.I.G. Capital was liquidation in bankruptcy.

On October 27, 2009, H.I.G. All American entered into a loan agreement with AAG, pursuant to which H.I.G. All American (i) purchased certain Secured Subordinated Convertible Tranche B Notes from AAG and certain of its subsidiaries in the initial principal amount of $10 million, which were convertible into Common Shares at an initial exercise price of $0.979 per share (the “Original Tranche B Note”), (ii) committed to extend a line of credit to AAG and its subsidiaries of up to $10 million, and (iii) was issued a warrant to purchase up to 6,654,855 Common Shares at an exercise price of $.00001 per share (the “Original Warrant”). The Original Tranche B Note accrued interest at 20% per annum and the interest could be paid-in-kind by the issuance of additional notes. Both the Original Warrant and the Original Tranche B Note contained anti-dilution protection in the event AAG issued in excess of 16,403,409 Common Shares. In addition, the Original Tranche B Note had a price protection feature that reduced the conversion price if the 90 day average price of the Common Shares fell below $0.979 at any time prior to April 27, 2010. The conversion price of the Original Tranche B Note was also subject to reduction if AAG defaulted on certain of its financial covenants contained in the Loan Agreement.

On April 5, 2010, H.I.G. All American, AAG and certain of AAG’s subsidiaries entered into a First Amendment to the Loan Agreement (the “First Amendment”). In the First Amendment, H.I.G. All American waived specified events of default that had occurred under the loan agreement prior to April 5, 2010. AAG issued a new warrant to purchase up to 9,557,939 Common Shares (the “First Amendment Warrant”) (i) in satisfaction of the default Common Shares that AAG was required to issue when it defaulted under the loan agreement, (ii) to eliminate the price protection feature in the Original Tranche B Note, and (iii) as consideration to H.I.G. All American for entering into the First Amendment. The Original Warrant and the Original Tranche B Note were amended and restated to reflect the anti-dilution adjustments that occurred as a result of the issuance of the First Amendment Warrant and the other amendments contained in the First Amendment (the Original Tranche B Note, as amended is referred to herein as the “Amended Tranche B Note”).

On August 3, 2010, H.I.G. All American exercised in full the Amended and Restated Warrant and the First Amendment Warrant. As a result of H.I.G. All American’s exercise of such warrants, on August 5, 2010, AAG issued to H.I.G. All American a new Warrant (the “New Warrant”) in satisfaction of AAG’s obligations under existing agreements with H.I.G. All American. In the event AAG issues in excess of 36,887,274 shares of Common Stock, the New Warrant is exercisable for Common Shares to protect H.I.G. All American from having its position diluted by the equity issuance.

On August 24, 2010, H.I.G. All American, AAG and certain of AAG’s subsidiaries entered into a Limited Waiver of Specified Defaults pursuant to which H.I.G. All American waived certain defaults under the loan agreement and AAG agreed to (i) pay a waiver fee to H.I.G. All American of $720,971, and (ii) reimburse $100,000 of costs and expenses incurred by H.I.G. All American.

By September 2010, H.I.G. All American had become frustrated with AAG’s failure to address its operating losses. In H.I.G. All American’s view, AAG did not have the ability to repay its loan or obtain alternative financing. On September 9, 2010, H.I.G. All American presented an indication of interest to William P. Johnson, Chairman of the Board of AAG, expressing a desire to enter into a transaction to acquire all of the outstanding Common Shares not owned by H.I.G. All American as a means of implementing H.I.G. All American’s own strategy as to the future of the business. The term sheet attached to the indication of interest reflected that the transaction would be in the form of a merger, that the cash consideration would be in the range of $0.13 to $0.17 per share, that there was no financing contingency and subject to limited due diligence, provided that a transaction could be effectuated in a timely fashion. Mr. Johnson forwarded the indication of interest to the directors of AAG who were not affiliated with H.I.G. All American.

On September 13, 2010, the Board (without the participation of the H.I.G. All American representatives on the Board) held a meeting to discuss the H.I.G. All American indication of interest. At this meeting, the Board determined that the indication of interest should be seriously considered and referred the matter to a special committee comprising Mr. Johnson, Mr. Robert Deputy and Mr. Edwin Miller. None of the members of the Special Committee was affiliated with H.I.G. All American, none was an employee of AAG, and none had any other interest in the Merger other than as an AAG shareholder. The Board instructed the Special Committee to retain advisors to assist the Special Committee in reviewing H.I.G. All American’s proposal and gave the Special Committee full authority to pursue any and all alternatives to H.I.G. All American’s indication of interest it deemed appropriate. Section 8.10(f) of the loan agreement between AAG and H.I.G. All American provided for the establishment of an “Independent Committee” to consider any matters relating to the loan agreement and it required the Independent Committee’s approval of any proposal that H.I.G. All American might make within five years of the closing of the loan transactions for a “going private” transaction. The Special Committee constitutes the “Independent Committee” within the meaning of the loan agreement. Under the loan agreement, the Special Committee had the authority to engage its own outside advisors (including legal counsel) and determine any and all matters as to how best to satisfy the Special Committee’s fiduciary duties to AAG’s shareholders who were unaffiliated with H.I.G. All American.

On September 14, 2010, the Special Committee met by telephone with the legal counsel it selected, Taft Stettinius & Hollister LLP, referred to as Taft, to discuss legal aspects of the indication of interest, procedures and duties of the Special Committee. On September 15, 2010, AAG retained, on behalf of the Special Committee, Houlihan Lokey Financial Advisors, Inc., referred to as Houlihan Lokey, to provide certain financial advisory services to the Special Committee. The Special Committee selected Houlihan Lokey because of the reputation and experience of Houlihan Lokey, which is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financial restructurings and other corporate transactions. The Special Committee was aware that AAG had previously engaged Houlihan Lokey with respect to a proposed transaction that was never consummated.

On September 29, 2010 and October 5, 2010, the Special Committee met to consider H.I.G. All American’s indication of interest. Representatives of Taft and Houlihan Lokey were present at these meetings. Representatives of Houlihan Lokey summarized for the Special Committee, in general terms, next steps, including the financial review to be undertaken and the types of valuation methodologies that typically would be performed in evaluating a proposed purchase price, noting that such methodologies would be based upon, among other things, financial forecasts for AAG prepared by AAG’s management.

On October 7, 2010, H.I.G. All American submitted a draft merger agreement to the AAG Board. On October 8, 2010, Mr. Matthew Sanford, one of H.I.G. All American’s representatives on AAG’s Board, called Mr. Johnson and expressed frustration at not having received any response to H.I.G. All American’s indication of interest.

On October 8, 2010, the Special Committee met with its legal advisor to discuss the financial forecasts for AAG prepared by AAG’s management. Management’s financial forecasts reflected certain assumptions, including AAG having access to sufficient liquidity to continue as a going concern, eliminating public company costs if AAG were to be taken private, closing certain plants, eliminating certain planned openings of home stores and selling AAG’s Zanesville, Ohio facility.

On October 11, 2010, the Special Committee met to discuss AAG’s financial outlook. AAG’s chief financial officer and representatives of Taft and Houlihan Lokey were present at this meeting. At this meeting, Houlihan Lokey discussed with the Special Committee the status of its review of AAG and noted that other publicly traded companies with operations in industries similar to the industries in which AAG operates were materially different given, among other factors, such companies’ capital structures and access to capital. Houlihan Lokey then left the meeting. The Special Committee discussed the various methods that H.I.G. All American could employ to accomplish the transaction and noted that a determination as to whether H.I.G. All American’s indication of interest reflected fair value for AAG would depend, in part, on whether AAG had sufficient liquidity to continue to operate its business. The Special Committee was concerned that H.I.G. All American’s indication of interest was too low in light of the interest of potential customers at a recent trade show and the Special Committee’s expectation that new orders would potentially increase the value of AAG in 2011. The Special Committee instructed Mr. Johnson to respond to H.I.G. All American that the Special Committee could not accept H.I.G. All American’s valuation and requested that Mr. Johnson engage in negotiations with H.I.G. All American and review other potential alternatives for AAG.

During this period, Mr. Johnson began soliciting other indications of interest from third parties that AAG’s management indicated might be interested regarding a possible transaction with AAG. Mr. Johnson contacted by telephone and had discussions with a total of four parties. One of the parties was a private equity firm that was interested in AAG’s Specialty Vehicles business, one was a strategic buyer that was potentially interested in acquiring all of AAG, and the two remaining parties were interested only in buying certain patents used in the Specialty Vehicles business. Mr. Johnson received a preliminary indication of interest from the private equity firm to acquire AAG’s Specialty Vehicles business for approximately $15 to $18 million, which was based on five or six times the Specialty Vehicles business’ trailing 12 months earnings before interest, taxes depreciation and amortization, using normalized expenses. The private equity firm’s representative agreed to meet with Mr. Johnson and AAG executives at the Specialty Vehicles production facility.

On October 12, 2010, Mr. Sanford and Mr. Johnson discussed the company’s projections and Mr. Johnston relayed to Mr. Sanford that AAG’s projections dictated a higher price. Mr. Sanford noted that AAG had failed to meet any of its monthly projections since the loan closed the year before and therefore H.I.G. All American did not have any further confidence in AAG’s projections or AAG management’s ability to accurately assess AAG’s future results of operations or cash flow needs. He was upset that the Special Committee had not formally responded to H.I.G. All American’s offer or made a counter-offer. Mr. Sanford also expressed disappointment in the fact that the Special Committee had not given any significance to the premium represented by H.I.G. All American’s proposed purchase price relative to the recent trading price of the Common Shares. The Special Committee did not believe that AAG’s stock price was relevant while H.I.G. All American considered it a very relevant factor in light of the amount of trading that had occurred. Finally, Mr. Sanford stated that if the Special Committee did not respond to H.I.G. All American’s offer in some fashion, there would be no deal.

On October 14, 2010, the Special Committee met with AAG’s chief financial officer. The purpose of the meeting was to discuss the sales forecasts and projections prepared by management at the request of the Special Committee in anticipation of a meeting with the H.I.G. All American directors on October 15, 2010. The chief financial officer noted that the forecasts were based on a number of detailed assumptions, including, but not limited to the following: (i) that certain public costs would be eliminated, (ii) that bonding capacity and working capital would be available for major projects on reasonable terms, (iii) that chassis financing would not be an obstacle to meeting the specialty vehicle sales projections, (iv) that no significant non-operating expenses would be incurred, (v) a modest recovery in the housing markets, (vi) that there would be a base of production-ready backlog to start the year, and (vii) that certain other reductions in costs and improvements in profitability would be achieved.

On October 15, 2010, the Special Committee held a meeting with Mr. Sanford and Mr. Fabian de Armas, H.I.G. All American’s representatives on AAG’s board of directors. Mr. Sanford explained that H.I.G. All American had no confidence in either AAG’s housing or Specialty Vehicles forecast for 2011 in light of AAG’s failure to meet its prior projections. He also stated that H.I.G. All American believed that the market price for the Common Shares was a reasonable indicator of AAG’s value because of the relatively high volume of recent trading. After H.I.G. All American’s representatives left the meeting, the Special Committee discussed options that were potentially available to AAG. The Special Committee discussed the fact that GMAC had previously informed AAG that GMAC had elected to terminate AAG’s credit facility as of August 2010, although the termination was later postponed to October 2010 and later to December 14, 2010. Also in August 2010, GM informed AAG that GM expected limited production capacity for AAG’s chassis orders, and suggested that AAG seriously consider building chassis inventory at that time for spring production needs. The Special Committee noted that this was placing pressure on AAG’s liquidity, and that without the ability to obtain chassis the value of the Specialty Vehicles business would be significantly reduced. In addition, the Special Committee considered the need to secure a bond to support a housing contract award in Denver, Colorado.

On October 18, 2010, Mr. Johnson convened a meeting of all of the non-H.I.G. All American directors of AAG’s board to review the current status of discussions with H.I.G. All American. The board members present discussed AAG’s financial outlook in light of current liquidity issues as exacerbated by recent communications from GM and GMAC related to the chassis pool. Mr. Johnson updated the other board members as to the status of his discussions with a strategic buyer that expressed interest in purchasing H.I.G. All American’s Common Shares at the same price that H.I.G. All American had proposed and, as part of such transaction, repaying AAG’s outstanding indebtedness owed to H.I.G. All American. Mr. Johnson also informed the other directors present of the possibility of selling the Specialty Vehicles business to another buyer at a higher valuation than H.I.G. All American’s proposed valuation for the business of $5,000,000. The board members then discussed the possibility of filing for protection under the bankruptcy laws. After discussion, the non-H.I.G. All American directors, with Mr. Lavers abstaining, unanimously directed Mr. Johnson to pursue all potential options for AAG other than bankruptcy.

On October 19, 2010, Mr. Johnson informed Mr. Sanford that AAG management was preparing an updated financial forecast for AAG that would take into account AAG’s current liquidity problems so that the Special Committee could properly assess AAG’s financial position.

On October 21, 2010, H.I.G. All American delivered to AAG a notice of default under the loan agreement between H.I.G. All American and AAG. AAG had failed to meet the financial covenants in its loan agreement with H.I.G. All American since August 2010 and H.I.G. All American did not believe that AAG was making adequate progress toward meeting the covenants. Under the rules of the SEC, AAG was required to publicly disclose the receipt of the default notice within four business days. On October 22, 2010, Mr. Johnson sent a letter to Mr. Sanford inquiring whether, given H.I.G. All American’s negative assessment of AAG’s projections and Specialty Vehicles business and the current depressed condition of the housing market, H.I.G. All American would consider selling its Common Shares to a third party at a price of $0.22 per share, which was the upper end of the range of the strategic buyer’s expression of interest. In a follow-up telephone conversation, Mr. Sanford told Mr. Johnson that the offer was not acceptable to H.I.G. All American. The investors’ offer proposed that H.I.G. All American sell its shares for $0.22 per share and AAG would issue Common Stock to the investor for an aggregate purchase price equal to the amount of AAG’s indebtedness to H.I.G. All American and the contribution of a complementary business. Based on the percentage of AAG the investor proposed to own after the sale and issuance, it appeared to H.I.G. All American that the potential investor was offering to pay a materially higher price per share for the shares issued to it by AAG than the $0.22 per share it was proposing to pay to H.I.G. All American for its shares. Additionally, H.I.G. All American believed that the offer presented significant execution risk because it appeared that it was subject to due diligence and financing conditions. Mr. Sanford told Mr. Johnson that H.I.G. All American would not participate in a deal in which it effectively received less per share than the Minority Shareholders.

On October 23, 2010, Mr. Sanford informed Mr. Johnson that H.I.G. All American wanted assurances that AAG would not go into bankruptcy unplanned in advance if H.I.G. All American provided AAG with a forbearance letter with respect to its notice of default. Mr. Sanford also outlined a potential transaction in which certain shareholders might be allowed to “roll over” their Common Shares and minority shareholders would have dissenters’ rights of appraisal. Mr. Sanford also proposed a transaction in which AAG would be provided with a short period to solicit indications of interest from third parties with respect to the Specialty Vehicles business to obtain a higher value for all shareholders.

On October 25, 2010, Mr. Johnson had a telephone call with Mr. Sanford during which Mr. Sanford stated that H.I.G. All American was proposing a merger transaction in which the Minority Shareholders would have dissenters’ rights and the five largest shareholders would have the right to roll over their Common Shares. Mr. Sanford noted that, while the transaction would be subject to a shareholder vote, approval of the Merger would be assured given that H.I.G. All American owned 55.7% of the issued and outstanding Common Shares. Mr. Johnson told Mr. Sanford that any discussion of a proposed transaction would be moot without rescission of the notice of default before AAG’s public announcement requirement, given that vendor reaction to the public announcement of H.I.G. All American’s notice of default could jeopardize AAG’s viability. During this conversation, Mr. Sanford asked whether a third party was still interested in purchasing H.I.G. All American’s interests in AAG and Mr. Johnson responded that he hoped to have a firm proposal for H.I.G. All American soon.

On October 27, 2010, H.I.G. American rescinded the notice of default it had issued on October 21, 2010. On October 29, 2010, Mr. Sanford sent Mr. Johnson an email stating that AAG’s compliance certificate for the period ended August 2010, which indicated negative EBITDA for AAG of $5 million, was even worse than H.I.G. All American had expected. Mr. Sanford also stated that H.I.G. All American was unwilling to wait any longer for a response and that H.I.G. All American would withdraw its indication of interest unless it received a definitive response from AAG by November 1, 2010 at 5:00 pm.

On November 1, 2010, Mr. Johnson informed Mr. Sanford that he believed he could deliver a written proposal to H.I.G. All American that would provide for the repayment of AAG’s outstanding indebtedness to H.I.G. All American and purchase of H.I.G. All American’s Common Shares and would provide AAG with the bond that AAG needed to secure for a housing project in Denver, Colorado. Mr. Sanford responded that, if Mr. Johnson could provide such a written proposal, H.I.G. All American would consider it. Mr. Sanford followed this conversation with an email that expressed disappointment at the lack of a response from the Special Committee with respect to H.I.G. All American’s proposal and skepticism regarding the proposal mentioned by Mr. Johnson. However, Mr. Sanford indicated that H.I.G. All American would extend its deadline for the Special Committee’s response by 24 hours in order for H.I.G. All American to receive and consider such proposal.

On November 2, 2010, Mr. Johnson had another conversation with the representative from the private equity firm regarding the sale of the Specialty Vehicles business. The private equity firm indicated that it was very interested, but viewed the Specialty Vehicles business as an earlier stage business than it typically would consider acquiring. The private equity firm stated it was unwilling to consider the Specialty Vehicles business’ projected earnings until the Specialty Vehicles business had a longer history of operations. Nonetheless, the private equity firm indicated interest in the $14 to $15 million range for the Specialty Vehicles business after taking into consideration chassis financing and indicated that it would require approximately 90 days to complete a transaction.

Also on November 2, 2010, having not yet received a written proposal from the strategic buyer, Mr. Johnson communicated to Mr. Sanford that the Special Committee believed that $0.80 per share was a fair value for the Common Shares held by the Minority Shareholders. Mr. Sanford rejected the Special Committee’s counter-offer, noting that the last closing price for the Common Shares was $0.12 per share and that more than 1.1 million Common Shares had traded in the previous two months at a volume-weighted price of $0.18 per share. Mr. Sanford reiterated that H.I.G. All American’s final proposal was $0.20 per share plus an earn-out based on the sale of the Specialty Vehicles business. He again stated that H.I.G. All American was willing to have a small number of major shareholders roll over their Common Shares and informed Mr. Johnson that H.I.G. All American’s proposal would remain outstanding for an additional 24 hours.

In the morning of November 3, 2010, Mr. Johnson received from the strategic buyer a written non-binding indication of interest to purchase all of H.I.G. All American’s Common Shares, repay certain secured debt and accrued interest owed to H.I.G. All American in the amount of approximately $12 million, provide sufficient capital for AAG’s business, including the bond necessary for the housing project in Colorado and the Specialty Vehicles business, plus $4 million and an earn-out based on the net profits of the Specialty Vehicles business for 2011 and 2012. The offer valued H.I.G. All American’s Common Shares at $0.195 per share, plus a modest percentage of the Specialty Vehicles Business’ net profits for 2011 and 2012. Mr. Johnson subsequently forwarded the indication of interest to Mr. Sanford. Shortly thereafter, Mr. Sanford indicated that H.I.G. All American had no interest in the proposal because he viewed it as inferior to the offer H.I.G. All American had made to the Minority Shareholders, it was subject to financing, due diligence and internal approvals, and effectively offered more per share to the Minority Shareholders than it did to H.I.G. All American.

Later on November 3, 2010, the non-HIG All American members of AAG’s board of directors held a meeting. The board members present discussed the fact that H.I.G. All American had rejected the proposal from the strategic buyer, the implications of such rejection, the timing of the private equity firm’s interest in the Specialty Vehicles business and AAG’s liquidity issues. Certain Board members expressed both surprise and concern that H.I.G. All American would reject an apparent return for its investment in AAG, while unwilling to provide additional funding under the revolving credit agreement, making it difficult to alleviate AAG’s liquidity issues. With respect to the timing of the private equity firm’s interest in the Specialty Vehicle business, the board members understood that the private equity firm needed to see more operational history and that, once it did, the price it might offer for that business might be higher. Due to the liquidity issues, the Board believed that AAG’s choices were a bankruptcy filing, in which H.I.G. All American as AAG’s principal secured creditor could end up with all of the assets and the Minority Shareholders would receive nothing, or to continue negotiations with H.I.G. All American. The Board believed that a transaction with H.I.G. All American would result in a return to the Minority Shareholders. Following discussion, the directors authorized Mr. Johnson to continue to negotiate with H.I.G. All American.

Later in the afternoon of November 3, 2010, Mr. Johnson and Mr. Sanford had a telephone conversation to further discuss H.I.G. All American’s proposal. Mr. Johnson stated that the terms of the agreement would need to be finalized and requested that a higher per share price be paid. Mr. Sanford stated he would discuss the matter further with H.I.G. All American’s board.

On November 4, 2010, AAG was notified by GMAC that it would not extend further credit to AAG.

On November 5, 2010, at the request of the Special Committee, management delivered to the Special Committee revised sales forecasts and projections, based upon the assumption that AAG’s liquidity crisis would not be resolved. The forecasts delivered to the Special Committee are set forth below:

		1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
All American Group, Inc.	Total	2011	2011	2011	2011	Total
Profit & Loss Forecasts	2010	Forecast	Forecast	Forecast	Forecast	2011

NET SALES	82,189,596	15,091,789	14,443,798	16,013,691	13,657,485	59,206,763

COST OF SALES	78,850,225	13,540,218	12,732,217	13,948,500	12,127,153	52,348,088

GROSS PROFIT	3,339,371	1,551,571	1,711,581	2,065,191	1,530,332	6,858,675
As Pct. Of Net Sales	4.1%	10.3%	11.8%	12.9%	11.2%	11.6%
Sales Expense	3,417,228	772,186	788,656	804,355	780,793	3,145,990
Sales Promotion	1,328,242	291,640	305,398	320,487	294,569	1,212,094

Total Selling Expenses	4,745,470	1,063,826	1,094,054	1,124,842	1,075,362	4,358,084
As Pct. Of Net Sales	5.8%					7.4%
General & Administrative Expenses	9,653,140	1,854,401	1,785,879	1,792,879	1,791,879	7,225,038
(Gain)/Loss on Sale of Assets	(90,140)	—	—	—	—	—

Total Operating Expenses	14,308,470	2,918,227	2,879,933	2,917,721	2,867,241	11,583,122
As Pct. Of Net Sales	17.4%	19.3%	19.9%	18.2%	21.0%	19.6%

NET PROFIT FROM OPERATIONS	(10,969,099)	(1,366,656)	(1,168,352)	(852,530)	(1,336,909)	(4,724,447)
As Pct. Of Net Sales	(13.3)%	(9.1)%	(8.1)%	(5.3)%	(9.8)%	(8.0)%
Interest Expense	15,242,833	1,031,866	1,052,752	1,052,749	1,052,752	4,190,119
Interest (Income)	(674,378)	(23,700)	(8,700)	(8,700)	(8,700)	(49,800)
Investment (Income)	(144,984)	(29,500)	(4,500)	(4,500)	(4,500)	(43,000)
Other (Income)/Expense	(471,424)	(37,500)	(37,500)	(37,500)	(90,000)	(202,500)

PROFIT BEFORE TAXES	(24,921,147)	(2,307,822)	(2,170,404)	(1,854,579)	(2,286,461)	(8,619,266)
As Pct. Of Net Sales	(30.3)%	(15.3)%	(15.0)%	(11.6)%	(16.7)%	(14.6)%
Total Income Taxes	(214,318)	—	—	—	—	—

NET PROFIT OR (LOSS)	(24,706,829)	(2,307,822)	(2,170,404)	(1,854,579)	(2,286,461)	(8,619,266)

Return On Sales	(30.1)%	(15.3)%	(15.0)%	(11.6)%	(16.7)%	(14.6)%
Income/(Loss) Discontinued Ops	(1,032,845)	(1,300,000)	—	—	—	(1,300,000)

NET PROFIT OR (LOSS) AFTER DISC. OPS	(25,739,674)	(3,607,822)	(2,170,404)	(1,854,579)	(2,286,461)	(9,919,266)

Interest	15,242,833	1,031,866	1,052,752	1,052,749	1,052,752	4,190,119
Depreciation	2,237,831	455,745	455,745	450,864	450,864	1,813,218
Amortization/Impairment of Goodwill	—	—	—	—	—	—
Other Non-Cash/HIG related costs(1)	1,199,178	1,360,500	160,500	160,500	53,500	1,735,000

EBITDA AFTER DISC OPS	(7,059,831)	(759,711)	(501,407)	(190,466)	(729,345)	(2,180,929)

(1)	Assumes no costs post HIG loan maturity October 2011

•	Assumes Company remains public through 2011

Assumes no financing available for bus chassis

Assumes no liquidity available for bonding of major projects

Assumes that financing will be available for other business, although management considered it unlikely that such financing could be obtained

On or about November 6, 2010, the Special Committee and H.I.G. All American discussed and agreed upon including in the merger agreement, as a condition to the obligation of H.I.G. All American to complete the Merger, AAG’s entering into new employment agreements with Richard M. Lavers, AAG’s Chief Executive Officer, and Colleen A. Zuhl, AAG’s Chief Financial Officer. Mr. Lavers and Ms. Zuhl were not involved in the negotiation of that condition. The terms of the new employment agreements have not yet been negotiated, but H.I.G. All American anticipates that the compensation provided for in the new agreements will not be materially different from than Mr. Lavers’ and Ms. Zuhl’s present employment arrangements.

On November 7, 2010, the non-H.I.G. All American members of AAG’s board of directors held a meeting to discuss H.I.G. All American’s proposal. Representatives of AAG’s management, Taft and Houlihan Lokey were present at the meeting. Mr. Johnson expressed his view to the board members that the proposed transaction with H.I.G. All American appeared to be AAG’s only alternative. Mr. Johnson stated that, after a review of the projections and assumptions prepared by management for 2011 and assuming the absence of liquidity, AAG would be unable to continue as a going concern. Mr. Johnson updated the other members on the solicitation process conducted to date and indicated that no other credible indications of interest for AAG had materialized. Mr. Johnson also explained that H.I.G. All American was unwilling to advance additional cash to AAG under the revolver provided in the loan agreement in this liquidity crisis and that H.I.G. All American was under no legal obligation to do so. At this meeting, Houlihan Lokey informed the Special Committee that AAG’s management had advised Houlihan Lokey that management did not believe AAG would have access to sufficient liquidity to perform as projected in the financial forecasts, that there were substantial doubts as to AAG’s ability to continue to operate as a going concern and, accordingly, that liquidation was the likely alternative to the proposed transaction with H.I.G. All American. Houlihan Lokey indicated that for purposes of its opinion it would, therefore, rely on a liquidation analysis prepared by AAG’s management, which reflected that, upon a liquidation of AAG, no amounts would be available for distribution to holders of Common Shares. Following discussion, a preliminary vote of the Special Committee was taken and the Special Committee approved the transaction with H.I.G. All American by a vote of two to one. However, the meeting was suspended to await the results of a conversation between Mr. Johnson and Mr. Sanford. The meeting was reconvened later that day. At such reconvened meeting, Mr. Johnson informed the directors that the transaction terms were still not finalized and that H.I.G. All American had indicated that it wanted the transaction either approved or rejected before the opening of the market the following day. Mr. Johnson emphasized that the transaction needed to be finalized so that AAG could resolve its chassis financing and bonding issues. The meeting was again recessed until 7:00 am the following morning.

During the evening of November 7, 2010, Mr. Johnson and Mr. Sanford further discussed the proposed transaction. Mr. Sanford recalled the conversation as indicating that H.I.G. All American proposed a purchase price of $0.20 per shares plus a unit of a liquidating trust, but would be willing to discuss with his partners a counteroffer at a slightly higher cash price if the Special Committee and the board unanimously approved the transaction. Mr. Johnson understood the conversation to have been an offer by H.I.G. All American of $0.215 plus a unit of the trust if the votes were unanimous, but understood that the higher offer was subject to approval by Mr. Sanford’s partners.

In the morning of November 8, 2010 prior to the opening of the stock market, the non-H.I.G. All American board members reconvened their meeting. Mr. Johnson reported to the other members that the terms of the transaction had been finalized and that the proposed purchase price was $0.20 per share plus a unit of a liquidating trust unless the Special Committee and the board unanimously supported the transaction, in which case, the cash portion of the purchase price would be $0.215 per share. Mr. Johnson also stated that, if the merger agreement was executed, H.I.G. All American would immediately seek to resolve AAG’s chassis financing and bond issues. Mr. Johnson also noted that the trust units issuable as part of the Merger Consideration would entitle holders of Common Shares to realize the value, if any, from the sale of the Specialty Vehicles business (net of expenses and certain interest and equity costs) in excess of $5,000,000. If net proceeds from the sale of the Specialty Vehicles business exceeded $12,000,000, all shareholders, including H.I.G. All American, would participate in the proceeds in excess of $5,000,000. Mr. Johnson again expressed his view that, because of H.I.G. All American’s secured debt and ownership positions, the transaction with H.I.G. All American was the only option available to AAG other than bankruptcy. Also at this meeting,

Houlihan Lokey reiterated to the Special Committee the basis for Houlihan Lokey’s opinion as discussed at the November 7, 2010 meeting and provided the Special Committee with certain financial information relating to AAG, including that the Merger Consideration implied an enterprise value of approximately $18.3 million for AAG and that, based on internal estimates of AAG’s management, such enterprise value implied multiples of 0.25x, 0.22x and 0.31x AAG’s latest 12 months revenue (as of September 30, 2010) and calendar years 2010 and 2011 estimated revenue, respectively. Houlihan Lokey also provided for the Special Committee’s reference recent historical trading prices of AAG common stock which, during the month prior to such date, was trading between $0.09 per share and $0.22 per share and certain premiums implied by the Merger Consideration relative to AAG’s average closing stock price during various periods, including that the Merger Consideration implied an approximately 122.2% premium over AAG’s closing stock price one trading day prior to such date and an approximately 86.7% discount to AAG’s one-year high closing stock price on March 17, 2010. Houlihan Lokey then rendered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated November 8, 2010, to the effect that, as of that date and based on and subject to the matters described in its opinion, the Merger Consideration to be received by holders of Common Shares (other than H.I.G. Capital, Acquiror, Acquisition Sub and their respective affiliates, including H.I.G. All American, and holders of Common Shares that may enter into arrangements to retain or obtain, directly or indirectly, an equity interest in AAG or Acquiror following the consummation of the Merger and their respective affiliates, collectively referred to as excluded holders) was fair, from a financial point of view, to such holders. After discussion, the Special Committee voted two to one to recommend to the full board the transaction with H.I.G. All American, with the Cash Consideration of $0.20 per share. The independent board members, not including Mr. Lavers and the two H.I.G. All American board members, voted in favor of the transaction three to two. At this point in the meeting, the H.I.G. All American board members were invited into the meeting for the final vote. The transaction was approved by a vote of six to two, with the independent directors approving the transaction three to two. Mr. Goebel did not participate in these meetings although he told Mr. Johnson, both before and after the meetings, that he was in favor of the transaction.

Following the meeting, AAG and H.I.G. All American’s affiliates executed the merger agreement and issued a press release announcing the transaction.

Mr. Deputy was the member of the Special Committee who voted against the approval of the merger agreement and the Merger. Mr. Deputy informed AAG that he believed that AAG had other alternatives, not agreed to by H.I.G. All American, that would have resulted in a greater return to the Minority Shareholders than the Merger. Mr. Deputy also gave credibility to management’s projections that indicated that AAG could return to profitability in 2011 if AAG had access to credit. Mr. Donald W. Hudler was the other independent director who voted against the approval. Mr. Hudler informed AAG that he believed that H.I.G. All American had acted throughout the process described above in its own best interests and to the detriment of the other shareholders of AAG. Each of Mr. Deputy and Mr. Hudler concluded that the Merger Consideration was not adequate.

Recommendation of the Special Committee and the Board

On November 8, 2010, the Special Committee, based on the factors described in this proxy statement/prospectus and by a vote of two to one, approved the merger agreement and the Merger, determined that the merger agreement and the Merger are advisable and fair to, and in the best interests of, AAG and its unaffiliated shareholders and recommended to the Board that it approve the merger agreement and the Merger and recommend that the unaffiliated shareholders vote for the adoption of the merger agreement and approval of the Merger.

The Board, acting upon the recommendation of the Special Committee, by a vote of six to two (including a vote of three to two of the independent directors), approved the merger agreement and the Merger, determined that the merger agreement and the Merger are advisable and fair to, and in the best interests of, AAG and its unaffiliated shareholders and recommends that the unaffiliated shareholders vote for the adoption of the merger agreement and approval of the Merger.

The Special Committee and the Board considered a number of factors in determining to recommend that the unaffiliated shareholders adopt the merger agreement and approve the Merger, as more fully described above under the section entitled “SPECIAL FACTORS — Background of the Merger” and below under the sections entitled “SPECIAL FACTORS — Fairness of the Merger; Reasons for the Recommendation of the Special Committee and the Board” and “— Fairness of the Merger.”

The Board recommends that you vote FOR the adoption of the merger agreement and approval of the Merger.

Fairness of the Merger; Reasons for the Recommendation of the Special Committee and the Board

The Special Committee and the Board considered the following substantive factors in reaching their respective decisions and determinations and making their respective recommendations described above under the section entitled “SPECIAL FACTORS — Recommendation of the Special Committee and the Board.” The Special Committee and the Board believe that the following factors, which are not listed in any order of relative importance, support their respective determinations, decisions and recommendations:

•	the value of the Merger Consideration to be paid to the unaffiliated shareholders upon consummation of the Merger, of which the Cash Consideration represents a 122% premium over the trading price of the Common Shares immediately prior to the first public announcement of the Merger;

•	the fact that the receipt of trust units by the unaffiliated shareholders as part of the Merger Consideration will afford them an opportunity to realize additional consideration if the Specialty Vehicles business is sold within the specified period and the net proceeds of the sale exceed $12 million;

•	the Special Committee’s belief that the Merger is more favorable to the unaffiliated shareholders than any other alternative reasonably available to AAG and its shareholders, including the alternative of an orderly liquidation of AAG, in light of a number of factors, including the risks and uncertainty associated with these alternatives;

•	the structure of the Merger will provide certainty of a minimum value to the unaffiliated shareholders and a potential opportunity to benefit from the net proceeds of a sale of the Specialty Vehicles business;

•	the fact that AAG would incur significant expenses ranging from $700,000 to $1 million per year by remaining a public company. Such fees include legal fees of $100,000 to $150,000, accounting fees of $50,000 to $75,000, director fees and board meeting expenses of $40,000 to $75,000, transfer agent fees of $30,000, printing and filing fees of $15,00 to $20,000, annual shareholder meeting expenses of $20,000 to $25,000, directors’ and officers’ insurance of $300,000 to $400,000, personnel costs related to compliance of $125,000 to $200,000, and miscellaneous other expenses. Such expenses could adversely affect AAG’s financial performance and the value of the Common Shares;

•	the fact that AAG had no liquidity and that, absent H.I.G. All American providing liquidity, which H.I.G. All American indicated, in light of AAG’s failure to meet the financial covenants in the loan agreement, it was not then willing to do, AAG was facing bankruptcy or liquidation that, as reflected in AAG management’s liquidation analysis, would likely result in the unaffiliated shareholders receiving nothing;

•	the fact that AAG had suffered losses in recent periods and was unable to mitigate those losses absent adequate liquidity;

•	the attempts by the Special Committee to find alternatives to the Merger, each of which was rejected by H.I.G. All American;

•	the terms of the merger agreement, including (1) the conditions to the Merger, (2) the parties’ representations, warranties and covenants, (3) the shareholder approval requirements applicable to the merger agreement and the Merger and (4) the ability of the unaffiliated shareholders to assert dissenters’ rights of appraisal; and

•	the receipt by the Special Committee of an opinion, dated November 8, 2010, from Houlihan Lokey as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger

Consideration to be received by holders of Common Shares (other than excluded holders), which opinion was based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, as more fully described below under the caption “Opinion of Houlihan Lokey Financial Advisors, Inc.” The Special Committee and the Board also noted that AAG’s directors (other than Mr. Sanford and Mr. de Armas) and AAG’s executive officers (other than executive officers that retain or obtain, directly or indirectly, an equity interest in AAG or Acquiror following the consummation of the Merger) are not “excluded holders” for purposes of Houlihan Lokey’s opinion, but also are not unaffiliated shareholders of AAG. However, the Special Committee and the Board considered that AAG’s independent directors and such executive officers have no interest in the Merger, through an equity investment or otherwise, materially different from that of the unaffiliated shareholders. The Special Committee and the Board also considered the relatively small shareholdings of AAG’s executive officers and the fact that it is not expected that the compensation of AAG’s executive officers will be materially different after the Merger.

The Special Committee and the Board also considered a variety of risks and potentially negative factors concerning the merger agreement and the Merger in reaching their respective decisions and determinations and making their respective recommendations described above, including the following factors, which are not listed in any order of relative importance:

•	the fact that the unaffiliated shareholders will have no ongoing equity participation in AAG as the surviving corporation following the Merger, other than an interest in the Specialty Vehicles Liquidating Trust, and will not share in any cost savings resulting from the Merger, any future earnings of the business, and/or the proceeds of any future sale of AAG’s assets or lines of business, other than the sale of the Specialty Vehicles business upon the terms in the merger agreement;

•	the conditions to completion of the proposed Merger including: (i) the condition that certain senior executives of AAG enter into new employment agreements, which had not been negotiated and the terms of which were unknown, (ii) that all necessary third party consents are obtained, and (iii) that no injunction restraining the completion of the Merger is in effect. The Special Committee and the Board considered that satisfaction of these conditions is not entirely within AAG’s control, so no assurance can be given that these conditions will be satisfied or waived;

•	the fact that the receipt of the Merger Consideration will be taxable to AAG’s shareholders for U.S. federal income tax purposes; and

•	the potential risks and costs to AAG if the Merger does not close, including the potential effects on our relationships with our business partners.

The Special Committee and the Board also considered the following procedural factors in reaching their respective decisions and determinations and making their respective recommendations described above. The Special Committee and the Board believe the following procedural factors, which are not listed in any order of relative importance, support their respective determinations, decisions and recommendations and establish that sufficient procedural safeguards were and are present to ensure the fairness of the merger agreement and the Merger to AAG and the unaffiliated shareholders and to permit the Special Committee to represent effectively the interests of the unaffiliated shareholders:

•	the Special Committee consisted entirely of independent directors appointed by the Board that are not employees of AAG, H.I.G. All American or any of their respective subsidiaries and have no financial interest in the Merger that is different from that of the unaffiliated shareholders;

•	the Special Committee retained and was advised by its own legal counsel, and engaged its own financial advisor to assist the Special Committee in its evaluation of the Merger Consideration from a financial point of view;

•	the Special Committee engaged in extensive negotiations and deliberations in evaluating the Merger and the Merger Consideration;

•	the Special Committee had the authority under AAG’s loan agreement with H.I.G. All American to reject the Merger or any similar transaction with H.I.G. All American or its affiliates;

•	the Merger Consideration and the other terms and conditions of the merger agreement resulted from active negotiating between the Special Committee and Acquiror;

•	holders of the Common Shares that do not vote in favor of the adoption of the merger agreement and approval of the Merger or otherwise waive their dissenters’ rights will have the right under Indiana law to dissent and seek a determination of the fair value of their Common Shares and receive that fair value in lieu of the Merger Consideration;

•	the appointment of the Shareholders Representative to act on behalf of AAG’s former shareholders after the completion of the Merger in connection with any disputes arising under the merger agreement after the completion of the Merger and settling the amounts to be paid to holders of trust units will allow the former shareholders to act collectively to assert their interests. Mr. Johnson, the Shareholders Representative, has no interest in the Merger other than as a shareholder, and after the Merger will not be an officer or director of AAG or have any interest in AAG other than as holder of trust units and as a member of the sale committee authorized to negotiate the sale of the Specialty Vehicles business.

•	the Special Committee approved the merger agreement and the Merger; and

•	the Board approved the merger agreement and the Merger, with a majority of the disinterested directors voting in favor of approval.

Approval of the Merger by holders of a majority of the Common Shares held by unaffiliated shareholders is not required. The Special Committee concluded that the merger agreement was nonetheless procedurally fair to the unaffiliated shareholders, given the following factors: (i) the independence of the members of the Special Committee, (ii) the fact that the transaction was approved by a majority of the disinterested directors, (iii) the fact that each member of the Special Committee and each of the disinterested directors was elected to AAG’s board before H.I.G. All American became a creditor or shareholder of AAG, (iv) the fact that under the loan agreement, the Merger could not be consummated without the consent of the Special Committee, (v) the fact that none of the members of the Special Committee or the disinterested directors had any interest in the Merger different from any unaffiliated shareholder, and Mr. Deputy, a member of the Special Committee, is one of AAG’s largest non-institutional shareholders (vi) the fact that each shareholder who does not vote in favor of the Merger may perfect dissenters’ rights of appraisal under Indiana law, and (vii) the fact that the Indiana Business Corporation Law expressly does not require approval of a conflict of interest transaction by disinterested shareholders.

The foregoing discussion summarizes the material factors considered by the Special Committee and the Board in their consideration of the substantive and procedural fairness of the merger agreement and the Merger to AAG and its unaffiliated shareholders. In determining the substantive and procedural fairness of the Merger, the Board expressly adopted the Special Committee’s analysis and conclusions and the Special Committee and the Board expressly adopted as their own the liquidation analysis prepared by the Company’s management and the conclusion set forth in the opinion of Houlihan Lokey. After considering these substantive and procedural factors, the Special Committee and the Board concluded that the positive factors related to the merger agreement and the Merger outweighed the potential negative factors, and the merger agreement and the Merger are advisable and fair to, and in the best interests of, AAG and its unaffiliated shareholders. In reaching such conclusion, the Board and the Special Committee held discussions with our management and the Special Committee’s advisors.

The Special Committee evaluated the net book value of AAG, but ultimately did not consider AAG’s net book value to be a significant factor in determining the substantive fairness of the transaction to the Minority Shareholders. In light of the current state of the real estate market, the Special Committee believes that net book value is not a material indicator of the value of AAG’s equity, but rather is indicative of historical costs. The Special Committee believed that liquidation was a likely result in the absence of the Merger and considered the liquidation value of AAG’s assets as reflected in a liquidation analysis prepared by AAG’s management as indicative of AAG’s value, which analysis reflected that the Minority Shareholders would receive nothing in a liquidation of AAG. The Special Committee did not consider the going-concern value for AAG given AAG’s liquidity issues and the absence of reliable financial forecasts for AAG beyond calendar year 2011. The Special Committee believes that the factors it considered provided a proper basis for supporting its determination as to the fairness of the Merger to the Minority Shareholders.

The Special Committee did not consider prior purchases of Common Shares by AAG or Acquiror in evaluating the fairness of the Merger because there were only small purchases of Common Shares during the past two years by AAG. The Special Committee does not believe that such purchases are indicative of the value of the Common Shares as they were either made at the closing market price of the Common Shares on the date of the purchase or too insignificant to provide a meaningful indication of the value of AAG. Also, during the past two years, there has not been any firm offer that H.I.G. All American, as the controlling shareholder of AAG, indicated that it would be willing to accept: (1) for a merger or consolidation of AAG with or into another company, or vice versa; (2) for a sale of all or any substantial part of the assets of AAG (other than the sale of AAG’s Specialty Vehicles business); or (3) to purchase a number of Common Shares that would enable a purchaser to exercise control of AAG. Accordingly, the Special Committee did not consider any such offer in evaluating the fairness of the Merger.

In addition to the alternative of remaining a public company, the Special Committee considered alternatives to the Merger, such as entering or acquiring strategically complementary businesses or pursuing other strategic transactions with third parties, but determined that such alternatives were not reasonably available given that they believed that H.I.G. All American, which has a security interest in the assets of AAG, had expressed its unwillingness to finance other strategic transactions.

Given the wide variety of factors considered by the Special Committee and the Board, and the complexity of these matters, the Special Committee and the Board did not find it practicable, and did not attempt, to quantify or otherwise assign relative weights to any of the foregoing factors considered by the Special Committee and the Board in their consideration of the substantive and procedural fairness of the merger agreement and the Merger to AAG and its unaffiliated shareholders. In addition, individual members of the Special Committee and the Board may have assigned different weights to various factors. Rather, each of the Special Committee and the Board approved the merger agreement and the Merger, determined that the merger agreement and the Merger are advisable and fair to, and in the best interests of, AAG and its unaffiliated shareholders and recommended the adoption of the merger agreement and approval of the Merger based on the totality of the information presented to and considered by it.

The Board concluded that there was no need to engage an unaffiliated representative to act solely on behalf of the unaffiliated shareholders, and that the Special Committee could effectively represent the interests of the unaffiliated shareholders, given the following factors: (i) the independence of the members of the Special Committee, (ii) the fact that each member of the Special Committee was elected to AAG’s board before H.I.G. All American became a creditor or shareholder of AAG, (iii) the fact that under the loan agreement, the Merger could not be consummated without the consent of the Special Committee, and (iv) the fact that none of the members of the Special Committee had any interest in the Merger different from any unaffiliated shareholder, and Mr. Deputy, a member of the Special Committee, is one of AAG’s largest non-institutional shareholders.

Position of Acquiror, and Certain Affiliates as to the Fairness of the Merger; Reasons for the Merger

The rules of the SEC require Acquiror and H.I.G. All American and the following affiliates: All American Holdings, LLC, H.I.G. Capital Partners IV, L.P., H.I.G. Advisors IV, L.L.C., H.I.G.-GP II, Inc., Sami Mnaymneh, Anthony Tamer, Matthew Sanford and Fabian de Armas (together with Acquiror and H.I.G. All American, the “Purchaser Group”) to express their belief as to the fairness of the Merger to the unaffiliated shareholders. The Purchaser Group believes that the Merger is both procedurally and substantively fair to the unaffiliated shareholders. The Purchaser Group bases this belief on the following factors, each of which, in their judgment, supports their view as to the fairness of the Merger:

•	as Merger Consideration, Acquiror will pay $.20 in cash and one trust unit for each of the outstanding Common Shares held by the unaffiliated shareholders, and with respect to which dissenters’ rights have not been properly exercised and perfected under Indiana law. The Purchaser Group believes that this is relevant to the following factors supporting their view as to the fairness of the Merger:

•	the aggregate value of the cash portion of Merger Consideration of $.20 per share, as described above, represents a premium of:

•	122% to the closing price of Common Shares on November 5, 2010, the last trading day prior to the date of the announcement of the Merger;

•	66.7% to the closing price of Common Shares on November 1, 2010, the last trading day one week prior to the date of the announcement of the Merger;

•	23.2% to the 30-day average closing prices of Common Shares for the 30-day period prior to the date of the announcement of the Merger;

•	in addition to the Cash Consideration, the unaffiliated shareholders will participate in their pro rata portion of the net proceeds from the sale of the Specialty Vehicles business in excess of $5 million if the sale meets the other requirements of the merger agreement. These proceeds, if obtained, could exceed the cash portion of the Merger Consideration;

•	in light of AAG’s losses of $23.7 million for the nine months ended September 30, 2010 and $4.7 million and $69 million for 2009 and 2008, respectively, as well as AAG’s liquidity issues and questions as to AAG’s ability to continue as a going concern, the Purchaser Group considered the liquidation value of AAG and determined that it was unlikely the unaffiliated shareholders would receive any value in a liquidation of AAG;

•	the cash portion of the Merger Consideration exceeded the offer that the Purchaser Group believed the strategic buyer was offering to H.I.G. All American and the trust units offer a greater value attributable to the Specialty Vehicles business than the private equity firm offered H.I.G. All American, but most notably the private equity firm’s proposal did not include consideration to the unaffiliated shareholders; and

•	the Merger is not subject to a financing condition, which limits the execution risk attached to the completion of the Merger, subject to the satisfaction of the conditions to the completion of the Merger as described in this proxy statement/prospectus.

In addition, the Purchaser Group believes that the Merger is procedurally fair to the unaffiliated shareholders of AAG, based on the following factors:

•	the vote for approval of the proposal relating to the Merger required the approval of the Special Committee in its sole discretion under the loan agreement with H.I.G. All American, which it could have elected not to provide;

•	the AAG Board, by actions taken without the participation of the two directors affiliated with H.I.G. All American and after considering the majority recommendation of the Special Committee (which is comprised entirely of independent directors and had engaged legal and financial advisors to assist the Special Committee) has approved and declared advisable the merger agreement, has determined that it and the Merger are fair to and in the best interests of AAG and the unaffiliated shareholders, and has recommended that AAG shareholders vote for approval of the proposal to adopt the merger agreement and the Merger; and

•	the AAG Special Committee requested and received from Houlihan Lokey an opinion, dated November 8, 2010, as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by holders of Common Shares (other than excluded holders).

The Purchaser Group also considered the following factors, each of which they considered to be negative in their considerations concerning the fairness of the terms of the transaction:

•	any AAG shareholders that receive Merger Consideration in the form of cash and trust units in exchange for all of their AAG Common Shares will cease to participate in the future earnings or growth of AAG and its subsidiaries or benefit from increases, if any, in the value of AAG and its subsidiaries, following completion of the Merger, other than a contingent right to receive a pro rata share of the net proceeds of a sale of the Specialty Vehicles business, if the Specialty Vehicles business is sold in accordance with the terms and conditions of the merger agreement;

•	as to the Merger Consideration, the Purchaser Group’s interests are adverse to the financial interests of AAG’s unaffiliated shareholders. In addition, as described under “Interests of Certain Persons in the Merger,” certain executive officers of AAG may have actual or potential conflicts of interest in connection with the Merger; and

•	the value of the trust units may be indeterminate or ultimately result in no value if the Specialty Vehicles business is not sold in a manner to satisfy the requirements of the merger agreement.

The Purchaser Group did not find it practicable to assign, nor did either of them assign, relative weights to the individual factors considered in reaching their conclusion as to fairness.

The Purchaser Group did not consider net book value, which is an accounting concept, as a factor because the Purchaser Group believes that net book value is indicative of historical cost rather than AAG’s market value. Given AAG’s history of losses, liquidity issues, and lack of reliable projections, the Purchaser Group did not consider AAG’s going concern value to be a significant factor in determining the fairness of the merger to unaffiliated shareholders. Further, the Purchaser Group did not consider prior purchases of Common Shares by AAG or Acquiror in evaluating the fairness of the Merger because there were only small purchases of Common Shares during the past two years by AAG. The Purchaser Group does not believe that such purchases are indicative of the value of the Common Shares because such purchases were too insignificant to provide a meaningful indication of AAG’s value.

As discussed above, the Purchaser Group considered the preliminary proposal made by the private equity firm for the Special Vehicles business but did not consider the proposed value indicative of AAG as a whole. Other than the offer by the private equity firm and the non-binding indication of interest from the strategic buyer, the Purchaser is not aware of any firm offer with respect to any of the following transactions (1) a merger or consolidation of AAG with or into another company, or vice versa; (2) a sale of all or any substantial part of the assets of AAG; or (3) to purchase a number of Common Shares that would enable a purchaser to exercise control of AAG. Consequently, the Purchaser Group did not consider any such offer in evaluating the fairness of the Merger.

Although the Purchaser Group considered AAG remaining a public company, it believes that, as a public company, AAG’s continuing losses and liquidity needs have created substantial risk as to H.I.G. All American’s ability to realize a reasonable return on its investment. Given that AAG and H.I.G. All American disagree on the actions required to address AAG’s profitability and liquidity issues, the Purchaser Group believes that the merger will allow it to exercise greater control over its investment while providing the unaffiliated shareholders a fair purchase price for their shares. Further, the Purchaser Group believes that AAG’s profitability and cash flow can be improved by eliminating the compliance costs associated with being a public company.

The Purchaser Group also considered selling H.I.G. All American’s shares of AAG, but given the lack of trading of AAG’s shares, any significant sales by H.I.G. All American could have significantly depressed the price of AAG’s Common Stock, if H.I.G. All American could have sold them at all. While the Purchaser Group considered an initial proposal from an investor, the Purchaser Group believes that the investor’s proposal was non-binding, speculative and had significant execution risk. Additionally, the proposal effectively offered less per share to H.I.G. All American than to the shares that were proposed to be issued to the strategic investor by AAG.

The foregoing discussion of the information and factors considered and given weight by the Purchaser Group is not intended to be exhaustive, but includes the factors considered by the Purchaser Group that each believes is material.

Purposes and Structure of the Merger

The statements in this section are made solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

AAG

AAG’s purpose for engaging in the transactions contemplated by the merger agreement is to address AAG’s critical liquidity difficulties in a manner that results in some return to the Minority Shareholders. AAG considered other possible transactions, including the sale of certain assets of AAG or the orderly liquidation of AAG, but concluded that other structures were not practical, either because of AAG’s inability to obtain additional financing from H.I.G. All American or other sources, or AAG’s conclusion that the transaction would not result in any return for the Minority Shareholders. The Merger affords the Minority Shareholders an opportunity to dispose of their shares at a premium over recent market prices. In making this determination, the Board and the Special Committee considered the facts that (i) no firm offer for a transaction comparable to the Merger has previously been available to the AAG and the Minority Shareholders and (ii) the relatively thin trading volume of the Common Shares has made it difficult for shareholders to liquidate positions in Common Shares of a significant size without depressing the market price of the Common Shares and, consequently, receiving less than full value for their shares. In light of the foregoing, the Board and the Special Committee believe that the Merger is more favorable to the Minority Shareholders than any reasonably available alternative, including maintaining the status quo and remaining a public company. Among other things, if AAG remains a public company, the Minority Shareholders’ ability to receive returns on their investments in the Common Shares as favorable as the return offered by the Merger will be limited by the shares’ then current price and limited trading value and volume, the absence of viable suitors other than Acquiror, the likelihood of either an orderly liquidation or bankruptcy, and the market price of the Common Shares which recently had been substantially lower than the Merger Consideration and is subject to substantial uncertainties because it depends on, among other things, AAG’s performance and prospects, the performance of the financial markets, and general industry and economic conditions. For these reasons, and the reasons discussed under “— Fairness of the Merger; Reasons for the Recommendation of the Special Committee and the Board,” the Board has determined that the merger agreement and the Merger are advisable and fair to, and in the best interests of, AAG and the Minority Shareholders at this time.

Acquiror

Acquiror believes that the Merger will allow it to address AAG’s liquidity and profitability needs through its own strategies that differ from AAG’s current strategies. By owning all of AAG, Acquiror will have control over the Board of Directors and greater access to management and the operational issues facing AAG. Acquiror will seek to eliminate the costs of remaining a public company and the Merger should render certain shareholder litigation moot. Acquiror believes that the Merger would create a leaner, more agile business model, which will provide a more stable platform for future growth and allow the company to respond to changes in the marketplace faster. Acquiror will look to streamline manufacturing and other processes and reduce general and administrative costs. Further, a successful sale of the Specialty Vehicles business will allow AAG’s management to focus more closely on the Housing Business and avoid the distractions of operating disparate businesses.

Opinion of Houlihan Lokey Financial Advisors, Inc.

The Special Committee retained Houlihan Lokey to render an opinion as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by holders of the Common Shares (other than excluded holders). On November 8, 2010, at a meeting of the Special Committee held to evaluate the Merger, Houlihan Lokey rendered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated November 8, 2010, to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, qualifications and limitations in the review undertaken and other matters considered by Houlihan Lokey in the preparation of its opinion, the Merger Consideration to be received by holders of the Common Shares (other than excluded holders) was fair, from a financial point of view, to such holders.

Houlihan Lokey’s opinion was furnished for the use and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the Merger Consideration, only addressed the fairness, from a financial point of view, of the Merger Consideration and does not address any other aspect or implication of the Merger. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Appendix D. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the Special Committee, AAG’s board of directors, any security holder or any other person as to how to act or vote with respect to any matter relating to the Merger.

In connection with its opinion, Houlihan Lokey made such reviews and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•	reviewed a draft, dated November 7, 2010, of the merger agreement and a draft, dated November 6, 2010, of the liquidating trust agreement;

•	reviewed certain publicly available business and financial information relating to AAG that Houlihan Lokey deemed to be relevant;

•	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of AAG made available to Houlihan Lokey by AAG, including (a) financial projections prepared by AAG’s management for the fiscal years ending December 31, 2010 and 2011 reflecting the future financial results and condition of AAG after giving effect to AAG’s current inability to obtain adequate bonding for certain commercial construction projects of its housing business and to purchase bus chassis for its Specialty Vehicles business, which are referred to in this section as the AAG management 2010/2011 financial projections, and (b) a liquidation analysis prepared by AAG’s management, which is referred to in this section as the AAG management liquidation analysis;

•	spoke with certain members of AAG’s management and certain of its representatives and advisors regarding (a) the business, operations, financial condition and prospects of AAG, including the liquidity needs of and capital resources available to AAG, and (b) the Merger and related matters;

•	reviewed the current and historical market prices and trading volume for Common Shares, and the current and historical market prices of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

•	reviewed a certificate addressed to Houlihan Lokey from AAG’s senior management which contains, among other things, representations regarding certain matters relating to AAG’s financial condition and prospects and the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Houlihan Lokey by or on behalf of AAG; and

•	conducted such other financial studies and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

AAG’s management advised Houlihan Lokey that (a) the independent auditors of AAG’s audited financial statements for fiscal years 2008 and 2009 raised substantial doubt as to AAG’s ability to continue to operate as a going concern; (b) AAG has not been in compliance with certain covenants in its existing loan agreement with H.I.G. All American since August 2010; (c) AAG is currently unable to obtain adequate bid and performance bonds with reasonable collateral requirements, which bonds are necessary to perform certain commercial construction projects of AAG’s housing business; (d) AAG’s existing line of credit with GMAC was suspended and was scheduled to terminate on December 14, 2010 and the automotive manufacturer from which AAG purchases the vehicle chassis necessary for the operation of the bus production line of AAG’s

Specialty Vehicles business advised AAG that AAG’s purchase order for chassis to be delivered in the first quarter 2011 would not be accepted unless AAG has an open line of credit in place; (e) H.I.G. All American advised AAG that, absent the execution of a definitive agreement to effect the Merger, H.I.G. All American was unwilling to provide additional credit or other financial or credit support to AAG and might declare a default under AAG’s existing loan agreement with H.I.G. All American with respect to AAG’s non-compliance with certain covenants under such loan agreement; (f) attempts by AAG or the Special Committee to obtain alternative financing or solicit interest from third parties, other than H.I.G. All American, in a potential transaction with AAG were unsuccessful given that all proposals for financing and interest received were dependent on H.I.G. All American’s agreement as AAG’s senior lender and majority shareholder, which agreement H.I.G. All American declined to provide; and (g) AAG believed that there were no viable alternatives to the Merger that would provide any value to holders of Common Shares, including, without limitation, a corporate reorganization under the protection of U.S. bankruptcy laws. AAG’s management also advised Houlihan Lokey that, if the Merger were not consummated, AAG’s ability to operate as a going concern would be severely impaired and that this impairment would reasonably be expected to result in AAG’s liquidation in a voluntary or involuntary bankruptcy.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. AAG’s management advised Houlihan Lokey that, given AAG’s circumstances, management’s financial projections for AAG beyond calendar year 2011 were no longer reliable. With respect to the AAG management 2010/2011 financial projections, AAG’s management advised Houlihan Lokey, and Houlihan Lokey assumed, that the AAG management 2010/2011 financial projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of AAG assuming access to liquidity necessary to achieve the financial results reflected in the AAG management 2010/2011 financial projections. AAG’s management advised Houlihan Lokey, however, that AAG was not expected to have such liquidity. AAG’s management also advised Houlihan Lokey, and Houlihan Lokey assumed, that the AAG management liquidation analysis was reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the realizable value for AAG’s assets in an orderly liquidation and the remaining amounts available upon completion of such liquidation for distribution to holders of Common Shares. Houlihan Lokey expressed no opinion as to the AAG management 2010/2011 financial projections, the AAG management liquidation analysis or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of AAG since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its opinion and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Given, among other things, the substantial doubts that existed as to AAG’s ability to continue to operate as a going concern, that the AAG management 2010/2011 financial projections assumed access to sufficient liquidity which AAG’s management advised Houlihan Lokey would be unlikely, that the AAG management 2010/2011 financial projections did not reflect any period beyond calendar year 2011 and that AAG was forecasted by management under the AAG management 2010/2011 financial projections to continue to incur significant operating losses and negative cash flow in calendar year 2011, Houlihan Lokey did not perform any financial analysis of AAG, whether relative to other companies or transactions in relevant industries, based on AAG’s discounted cash flows or otherwise, and Houlihan Lokey relied upon the AAG management liquidation analysis for purposes of Houlihan Lokey’s opinion. However, Houlihan Lokey noted that, under the ownership of a company with adequate liquidity and capital, the value of AAG could substantially improve, resulting in significant returns to such an owner if a business combination or such other strategic transaction such as the Merger were consummated.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments referred to in the merger agreement (including, without limitation, the liquidating trust agreement) were true and correct, (b) each party to the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger would be satisfied without waiver, and (d) the Merger would be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on AAG or the Merger that would be material to Houlihan Lokey’s opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement and the liquidating trust agreement would not differ in any respect from the drafts of such agreements identified above.

Furthermore, in connection with Houlihan Lokey’s opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of AAG or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Although Houlihan Lokey reviewed the AAG management liquidation analysis prepared by AAG’s management, Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of AAG or any other entity or business. Houlihan Lokey did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which AAG is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which AAG is or may be a party or is or may be subject.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of AAG or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Special Committee, AAG or any other party as to alternatives to the Merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Houlihan Lokey did not undertake, and was under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of its opinion. Houlihan Lokey’s opinion did not purport to address potential developments in the credit, financial or stock markets, including, without limitation, the market for Common Shares. Houlihan Lokey did not express any opinion as to what the value of the trust units actually would be when issued pursuant to the Merger, the amount of future distributions, if any, that holders of such trust units would receive or the price or range of prices at which Common Shares would trade at any time.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of AAG, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger (other than the Merger Consideration to the extent expressly specified in Houlihan Lokey’s opinion) or otherwise, including, without limitation, the form or structure of the Merger Consideration, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of AAG, or to any other party, except if and only to the extent expressly set forth in the last paragraph of Houlihan Lokey’s opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for AAG or any other party or the effect of any other transaction in which AAG or any other party might engage, (v) the fairness of any portion or aspect of the Merger to any one class or group of AAG’s or any other party’s security holders or other constituents vis-à-vis any other class or group of AAG’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not AAG, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of AAG or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations were or would be obtained from appropriate professional sources. Furthermore, Houlihan Lokey relied, with AAG’s consent, on the assessments by AAG and its advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to AAG and the Merger. The issuance of Houlihan Lokey’s opinion was approved by a committee authorized to approve opinions of this nature. Except as described in this summary, the Special Committee imposed no other instructions or limitations on Houlihan Lokey with respect to the investigations made or the procedures followed by it in rendering its opinion.

In preparing its opinion to the Special Committee, Houlihan Lokey considered a variety of factors as described in this summary as well as industry performance, general business, economic, market and financial conditions and other matters as they existed on, and could be evaluated as of, November 8, 2010, many of which are beyond AAG’s control. Accordingly, the information may not reflect current or future market conditions. This summary is not a complete description of Houlihan Lokey’s opinion or the factors considered by Houlihan Lokey in connection with its opinion. The preparation of a financial opinion is a complex process involving various quantitative and qualitative judgments and determinations as to the most appropriate and relevant financial, comparative and other methods employed and the adaptation and application of those methods to the particular facts and circumstances presented, particularly given that no company, business or transaction is identical to AAG or the Merger. Therefore, a financial opinion and its underlying considerations are not readily susceptible to summary description. Houlihan Lokey arrived at its ultimate opinion based on the results of all factors considered by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor for purposes of its opinion. Accordingly, Houlihan Lokey believes that the factors considered by it must be viewed as a whole and that selecting some of the factors it considered, without considering all factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s opinion. Each factor considered by Houlihan Lokey has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular factors. The order of factors does not represent relative importance or weight given by Houlihan Lokey.

Houlihan Lokey’s opinion provided to the Special Committee in connection with its evaluation of the Merger Consideration, from a financial point of view, was only one of many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee, AAG’s board of directors or management with respect to the Merger or the consideration payable in the Merger. Houlihan Lokey was not requested to, and it did not, recommend the specific consideration payable in the Merger. The type and amount of the consideration payable in the Merger was determined through negotiation between the Special Committee and Acquiror, and the decision to enter into the merger agreement was solely that of the Special Committee and AAG’s board of directors.

Miscellaneous

Houlihan Lokey was engaged to render an opinion to the Special Committee in connection with the Merger and will receive a fee of $300,000, a significant portion of which was payable upon delivery of Houlihan Lokey’s opinion, which fee is not contingent upon the successful consummation of the Merger or the conclusion contained in its opinion. AAG also has agreed to reimburse certain of Houlihan Lokey’s expenses, including the fees and expenses of Houlihan Lokey’s legal counsel, and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities, including liabilities under the federal securities laws, arising out of its engagement.

The Special Committee selected Houlihan Lokey to render an opinion based on Houlihan Lokey’s reputation and experience. Houlihan Lokey is regularly engaged to provide advisory services in connection with mergers and acquisitions, financings and financial restructuring.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which such affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, AAG, H.I.G. Capital or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and certain of its affiliates in the past provided or currently provide investment banking, financial advisory and other financial services to AAG, H.I.G. Capital, other participants in the Merger and/or their respective affiliates, and/or one or more security holders or portfolio companies of such entities, for which Houlihan Lokey and such affiliates have received or may receive compensation, including, among other things, having provided or currently providing certain valuation advisory services to AAG and/or H.I.G. Capital and certain of its affiliates and portfolio companies. H.I.G. Capital paid to Houlihan Lokey aggregate fees of approximately $75,000 in connection with certain valuation advisory services for which Houlihan Lokey was retained during the two-year period prior to the date on which Houlihan Lokey’s opinion was delivered to the Special Committee. In addition, Houlihan Lokey and certain of its affiliates in the future may provide investment banking, financial advisory and other financial services to AAG, H.I.G. Capital, Acquiror, other participants in the Merger and their respective affiliates, and one or more security holders or portfolio companies of such entities, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and their respective employees may have committed to invest in private equity or other investment funds managed or advised by H.I.G. Capital or other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with such funds, H.I.G. Capital or other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Houlihan Lokey has not committed to invest with H.I.G. Capital or its affiliates in the Merger. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, AAG, H.I.G. Capital, other participants in the Merger and/or their respective affiliates, and/or one or more security holders or portfolio companies of such entities, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

AAG Management Liquidation Analysis

In connection with the Special Committee’s and the Board’s review and evaluation of the Merger, AAG management prepared and provided the Special Committee and the Board with a liquidation analysis of AAG. The liquidation analysis of AAG also was provided to Houlihan Lokey and relied upon by Houlihan Lokey for purposes of its opinion. In its liquidation analysis, AAG management estimated potential realizable values for AAG assets in an orderly liquidation and remaining amounts available upon completion of such liquidation for distribution to holders of Common Shares based on the book values as of September 30, 2010 of AAG’s assets and liabilities as reported in AAG’s public filings and internal estimates of AAG management. AAG management discounted the book values as of September 30, 2010 of AAG’s assets by approximately 0% to 98.1% depending on asset type, which percentages reflected management’s assessments as to the portion of the book value of such assets that management believed would not be recovered in an orderly liquidation. AAG management further reduced AAG’s cash and cash equivalents by overhead costs associated with an orderly liquidation of AAG as estimated by AAG management. Based on the book value of AAG’s liabilities as of September 30, 2010 (as adjusted by AAG management in the case of accrued expenses and long-term debt and other long-term payables), the AAG management liquidation analysis indicated that no amount would be available upon completion of an orderly liquidation for distribution to holders of Common Shares.

The assumptions and estimates contained in the AAG management liquidation analysis and the results of such analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analysis. In addition, the AAG management liquidation analysis does not purport to be an appraisal or to reflect the prices at which assets, businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the AAG management liquidation analysis are inherently subject to substantial uncertainty.

Certain Effects of the Merger

If the Merger is completed, Acquisition Sub will merge with and into AAG, with AAG continuing as the surviving corporation and a wholly owned subsidiary of Acquiror. At the effective time of the Merger, the following will occur:

•	each outstanding Common Share held by the Minority Shareholders (other than Minority Shareholders that perfect their dissenters’ rights under Indiana law) will be canceled and cease to exist and will be automatically converted into the right to receive the Merger Consideration;

•	each outstanding Common Share held by Acquiror or its affiliates will be canceled and cease to exist and will be automatically converted into a right to receive one unit of the beneficial interest of the Specialty Vehicles Liquidating Trust;

•	each Common Share held by AAG or any of its subsidiaries, including any Common Shares held as treasury stock, will be canceled and cease to exist, and no payment will be made with respect to those Common Shares;

•	each Minority Shareholder that perfects its dissenter’s rights under Indiana law will receive the fair value of its Common Shares; and

•	each common share of Acquisition Sub will be converted into and become one fully paid and non-assessable common share, no par value, of AAG, as the surviving corporation of the Merger, and those shares will constitute the only outstanding shares of capital stock of AAG.

If the Merger is completed, the Minority Shareholders will no longer have any interest in, and will not be shareholders of, AAG. Accordingly, such shareholders will not benefit from any future earnings and growth of AAG, any increases in the value of AAG (other than as holders of units of beneficial interest in the Specialty Vehicles Liquidating Trust) or any future dividends that may be paid, and will no longer bear the risk of any decreases in the value of AAG (other than as holders of units of beneficial interest in the Specialty Vehicles Liquidating Trust). Instead, each such shareholder (other than shareholders that perfect their dissenters’ rights) will have the right to receive, upon consummation of the Merger, the Merger Consideration for each Common Share held. The benefit of the Merger to the Minority Shareholders is the payment of a premium, in cash, plus an interest in the Specialty Vehicles Liquidating Trust. All shareholders (other than Acquiror and its affiliates) will receive the same amount for their respective Common Shares, rather than taking the risks associated with attempting to sell their Common Shares in the open market.

If the Merger is completed, AAG will be owned directly by Acquiror, which is an affiliate of H.I.G. All American. Following the Merger, H.I.G. All American and its affiliates will, by virtue of their ownership of Acquiror, benefit from any future earnings and growth of AAG and also bear the risk of any decrease in the value of AAG. Holders of the trust units will also bear the risk of a decrease in the value of the Specialty Vehicles business.

Acquiror’s interest in the net book value and net earnings of the surviving corporation after the consummation of the Merger will be 100%. The Minority Shareholders will no longer hold any direct or indirect interest in the surviving corporation and, therefore, will no longer own any interest in its net book value or net earnings after the consummation of the Merger, other than as holders of trust units in the Specialty Vehicles Liquidating Trust.

Immediately after the consummation of the Merger, based on AAG’s unaudited financial statements for the quarterly period ended September 30, 2010 and calculated based on the net book value of AAG at September 30, 2010, Acquiror’s 100% interest in the surviving corporation’s net book value would equal approximately $30,180,285 (assuming that the consummation of the Merger would reduce the shareholders’ equity of AAG by $3,253,244), as compared to a direct interest in AAG’s net book value of $18,635,275 at September 30, 2010.

The Common Shares are currently registered with the SEC under the Exchange Act and quoted in the “pink sheets” in the over-the-counter market under the symbol “COHM.” As a result of the Merger, the registration of the Common Shares under the Exchange Act will be terminated, price quotations for the Common Shares will no longer be available, AAG will be relieved of its obligation to comply with the proxy rules under Section 14 of the Exchange Act, and AAG’s officers, directors and beneficial owners of more than 10% of its Common Shares will be relieved of the reporting requirements and restrictions on short-swing trading under Section 16 of the Exchange Act. Further, AAG will not be subject to the periodic reporting requirements of the Exchange Act and will not have to file information with the SEC. Accordingly, significantly less information will be required to be made publicly available than is presently the case.

Upon the termination of the registration of the Common Shares under the Exchange Act, the expenses related to compliance with the requirements of the Exchange Act discussed above, as well as the expenses of being a public company generally, will be eliminated. Because Acquiror will be the only shareholder of AAG after the consummation of the Merger, it, and not the Minority Shareholders, will benefit from any net savings resulting from the termination of AAG’s Exchange Act registration. Moreover, because the Common Shares will cease to be publicly traded after the consummation of the Merger, Acquiror will bear the risks associated with the lack of liquidity in its investment in AAG.

Plans for AAG after the Merger

If the Merger is completed, AAG will be merged with Acquisition Sub, and AAG will be the surviving corporation. Following such completion, Acquiror currently expects that the Housing Business will be conducted as a stand alone business and the Specialty Vehicles business will be put up for sale in accordance with the merger agreement. As a result, Acquiror will seek to refinance AAG without the Specialty Vehicles business to address its liquidity needs. This may result in AAG having more indebtedness outstanding after the Merger than it does today. Acquiror will replace the current Board of Directors of AAG with its own designees as provided in the merger agreement and will evaluate which members of management will focus on the Housing Business and which will focus on the Specialty Vehicles business. Acquiror may bring in outside consultants and other vendors to assist in this analysis and to facilitate an orderly transition for management. Acquiror may in the future decide to sell assets of AAG that it no longer considers to be vital to the Housing Business, although Acquiror has no current plans to do so.

Acquiror has reviewed and will continue to review various potential business strategies that it may consider in the event that the Merger is completed. Acquiror may seek to find cost savings for AAG by coordinating AAG’s purchasing, administrative and other departments with similar functions with those of other portfolio companies of H.I.G. Capital and its affiliates. Acquiror expects to continue to review AAG’s assets, corporate structure, capitalization, operations, properties, policies, management and personnel to consider and determine what other changes, if any, would be appropriate or desirable. Acquiror expressly reserves the right to make any changes it deems necessary, appropriate or convenient in light of its review or future developments.

Except as otherwise described in this proxy statement/prospectus, Acquiror has no current plans or proposals or negotiations that relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving AAG or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of AAG or any of its subsidiaries; (iii) any material change in the indebtedness or capitalization of AAG; (iv) any change in the present board of directors or management of AAG, including , but not limited to, any plans or proposals to change the number or the term of directors and to fill any existing vacancies on the AAG Board or to change any material term of the employment contract of any executive officer; or (v) any other material change in AAG’s corporate structure or business. See “—  Purposes and Structure of the Merger,” and “THE MERGER AGREEMENT — Acquiror’s Reasons for the Merger,” beginning on pages 32, and 69, respectively, of this proxy statement/prospectus.

Conduct of the Business of AAG if the Merger is Not Consummated

If the Merger is not consummated, the Board expects that AAG will continue to operate substantially as it is presently operated.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors that you vote for the merger agreement and approve the Merger, you should be aware that some of our executive officers and directors may have economic interests in the Merger that are different from, or in addition to, those of our shareholders generally. Our board of directors was aware of and considered these interests, among other matters, in reaching its determination that the merger agreement and the transactions contemplated thereby, including the Merger, are advisable for, and in the best interests of, us and our shareholders, in approving the merger agreement and the transactions contemplated thereby, including the Merger, and in making its recommendation that our shareholders vote for the adoption of the merger agreement and approval of the Merger. These interests include the following:

•	the surviving corporation will maintain and honor all indemnification arrangements in place for all our past and present directors and officers for acts or omissions occurring at or before the effective time of the Merger;

•	the surviving corporation will maintain and honor all indemnification provisions and exculpation provisions in favor of each of our present or former directors and officers that is set forth in our certificate of incorporation or bylaws in effect as of the date of the merger agreement; and

•	the surviving corporation will purchase a directors’ and officers’ liability insurance policy which will cover those persons who are covered by our directors’ and officers’ liability insurance policy for events occurring before the effective time of the Merger on substantially the same terms as those applicable to our current directors and officers, subject to certain limitations.

Mr. Lavers, our Chief Executive Officer, will hold the office of President of AAG after the effective time of the Merger. Ms. Colleen Zuhl, our Chief Financial Officer, will hold the offices of Vice President and Treasurer of AAG after the effective time of the Merger. One of the conditions to the obligation of Acquiror and Acquisition Sub to consummate the Merger is the entry by Mr. Lavers and Ms. Zuhl into new employment arrangements with AAG satisfactory to Acquiror.

Mr. Sanford and Mr. de Armas will be the only directors of AAG immediately after the effective time of the Merger. Mr. Sanford and Mr. de Armas are employees of an affiliate of H.I.G. All American.

AAG’s obligations to H.I.G. All American under the loan agreement are secured by a lien on substantially all of AAG’s assets (other than AAG’s Middlebury, Indiana plant). AAG’s obligations to H.I.G. All American and the liens will continue after the consummation of the Merger.

Insurance and Indemnification of AAG Officers and Directors.

The surviving corporation’s articles of incorporation and bylaws will provide for indemnification and exculpation from liability of directors and officers of the surviving corporation that are no less favorable to such directors and officers, taken as a whole, as the corresponding director and officer indemnification provisions of our current articles of incorporation and bylaws. In addition, the surviving corporation will not amend its articles of incorporation or bylaws for four years after the effective time of the Merger in any way that would adversely affect the indemnification rights of our officers and directors.

The surviving corporation will indemnify and hold harmless our present and former directors and officers against all liabilities arising out of the actions or omissions of such person’s service, including the advancement of certain expenses, for all actions arising before the effective time of the Merger or in connection with the Merger.

The surviving corporation will also purchase a directors’ and officers’ liability insurance policy which will cover those persons who are covered by our directors’ and officers’ liability insurance policy for events occurring before the effective time of the Merger on substantially the same terms as those applicable to our current directors and officers, but the surviving corporation will not be obligated to pay any insurance premium in excess of 200% of our current premium for such policies.

Voting Intentions of the Directors and Executive Officers of AAG

Six of the nine members of our Board of Directors, Mr. Lavers, Mr. Johnson, Mr. Donald W. Hudler, Mr. Geoffrey Bloom, Mr. Edwin Miller and Mr. John Goebel, have informed us that they intend to vote their Common Shares in favor of the approval of the merger agreement. Mr. Sanford and Mr. de Armas do not directly own any Common Shares, but each of them is an employee of an affiliate of H.I.G. All American. Acquiror has agreed to cause H.I.G. All American to vote its Common Shares in favor of the approval of the merger agreement and the Merger. One of our directors, Mr. Robert J. Deputy, as informed us that he intends to vote against approval of the merger agreement and the Merger. Each of our executive officers has informed us that they intend to vote in favor of the approval of the merger agreement and the Merger.

Financing of the Merger

Acquiror intends to pay the Cash Consideration out of available funds. The completion of the Merger does not depend on financing from a third party; however, Acquiror may obtain financing if available upon terms and conditions acceptable to it.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the Merger’s material United States federal income tax considerations applicable to AAG shareholders. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect and available as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect, which could affect the tax consequences described below. Neither AAG nor Acquiror have sought, nor will they seek, a ruling from the Internal Revenue Service (“IRS”) regarding the federal income tax consequences of the Merger. As such, there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Merger described in this discussion or that any such contrary position would not be sustained. This summary does not address all aspects of United States federal income taxation which may be relevant to particular shareholders in light of their individual investment circumstances, such as shareholders subject to special tax rules, including, without limitation, certain financial institutions, dealers in securities or commodities, financial institutions, insurance companies, broker-dealers, and tax-exempt organizations or to S corporations, certain former citizens or residents of the United States, persons who are subject to alternative minimum tax, persons that have a “functional currency” other than the United States dollar, shareholders that acquired the Common Shares in connection with the exercise of stock options, stock purchase or restricted stock plans or in other compensatory transactions, or as part of a “straddle”, “hedge”, “conversion”, “constructive sale”, or other integrated security transactions for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below.

This summary does not discuss any United States federal income tax considerations to AAG shareholders that are not “United States holders” (as defined below). If you are not a United States holder you should consult with your own tax advisor as to the United States federal, state and local tax laws and foreign tax laws with respect to the Merger. In addition, this summary does not discuss any United States federal income tax considerations to AAG shareholders that exercise appraisal or dissenter’s rights under Indiana state law. This summary is limited to AAG shareholders that hold their Common Shares as a “capital asset” (generally, property held for investment) under the Code. This summary also does not address the state, local or foreign tax consequences of participating in the Merger or any United States tax other than federal income tax. You are urged to consult your own tax advisors regarding the United States federal income tax considerations of the Merger, as well as the effects of state, local, and foreign tax laws.

For purposes of this summary, a “United States holder” is an AAG shareholder that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation that is created in, or organized under the laws of, the United States or any state or political subdivision thereof or any other entity treated as a “domestic” corporation under the Code; (iii) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more “United States persons”, under the Code, who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as “United States person”.

If a partnership holds Common Shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Common Shares, you should consult your tax advisor regarding the tax considerations of the Merger.

This discussion is a summary and does not purport to be a comprehensive analysis or description of all potential United States federal income tax consequences of the Merger. We and Acquiror urge you to consult your tax advisor with respect to the particular United States federal, state, local or foreign tax consequences of the Merger to you.

General

The receipt of the Merger Consideration by a United States holder in exchange for Common Shares should be a fully taxable transaction for United States federal income tax purposes. The amount of gain or loss a United States holder recognizes, the timing, and potentially the character of a portion of such gain or loss, depends in part on the United States federal income tax treatment of the liquidating trust’s units. The trust units represent a contingent right to receive a pro rata portion of the net proceeds of the sale of AAG’s Specialty Vehicles business under certain conditions, the occurrence of which are substantially uncertain.

Because of the issuance of the trust units, the receipt of the Merger Consideration may be treated as either a “closed transaction” or an “open transaction” for United States federal income tax purposes. There is no authority directly on point addressing whether the sale of property (in this case Common Shares) for, in whole or in part, contingent value rights with characteristics similar to the trust units should be taxed as an “open transaction” or a “closed transaction”; and such question is inherently factual in nature. Accordingly, holders are urged to consult their tax advisors regarding this issue. On the eventual reporting of gain, if any, on the receipt of the trust unit, the installment method will not be available because Common Shares are traded on an established securities market. The trust units may be treated as debt instruments for United States federal income tax purposes. Such treatment is unlikely, however, and the discussion below does not address the tax consequences of such potential characterization. The following sections discuss the possible tax treatment if the receipt of the Merger Consideration is treated as an open transaction or a closed transaction. We and Acquiror urge you to consult your tax advisor with respect to the proper characterization of the receipt of the trust units.

Treatment of Consideration Received Upon Consummation of the Merger

Treatment as Open Transaction.  The receipt of the trust units would generally be treated as an “open transaction” if the fair market value of the trust units cannot be “reasonably ascertained.” If the receipt of the Merger Consideration is treated as an “open transaction” for United States federal income tax purposes, a United States holder will generally recognize a capital gain upon consummation of the Merger if and to the extent (x) the sum of (i) the amount of cash, if any, received and (ii) the fair market value of any other property received (other than the trust units) exceeds (y) such United States holder’s adjusted tax basis in Common Shares surrendered pursuant the Merger.

Subject to the Section 483 Rules discussed below, if the transaction is “open” for United States federal income tax purposes, the trust units would not be taken into account in determining the holder’s taxable gain upon receipt of the Merger Consideration and a United States holder would take no tax basis in the trust units. A United States holder would recognize a capital gain as payments with respect to the trust units are made or deemed made in accordance with a United States holder’s regular method of accounting for United States federal income tax purposes, but only to the extent the sum of such payments (and all previous payments under the trust units), together with the amount received upon consummation of the Merger discussed above, exceeds such United States holder’s adjusted tax basis in Common Shares surrendered pursuant the Merger.

Subject to the Section 483 Rules discussed below, if the transaction is “open” for United States federal income tax purposes, a United States holder who does not receive cumulative payments pursuant to the Merger with a fair market value at least equal to such United States holder’s adjusted tax basis in Common Shares surrendered pursuant the Merger, will recognize a capital loss in the year that the United States holder’s right to receive further payments under the trust units terminates.

Gain or loss recognized in the transaction must be determined separately for each identifiable block of Common Shares surrendered in the Merger (i.e., Common Shares acquired at the same cost in a single transaction). Any such gain or loss will be long-term if Common Shares are held for more than one year before such disposition. With respect to gain in taxable years commencing before January 1, 2011, the maximum long-term capital gain tax rate for an individual United States holder is 15%. For gain in taxable years after December 31, 2010, under current law (though subject to change) the long-term capital gain rate for an individual United States holder is 20%. In addition, the deductibility of both long-term and short-term capital losses is subject to certain limitations.

Treatment as Closed Transaction.  If the value of the trust units can be “reasonably ascertained” the transaction should generally be treated as “closed” for United States federal income tax purposes, in which event a United States holder generally should recognize capital gain or loss for United States federal income tax purposes upon consummation of the Merger equal to the difference between (x) the sum of (i) the fair market value of the trust units received, (ii) the amount of cash, if any, received and (iii) the fair market value of any other property received and (y) such United States holder’s adjusted tax basis in Common Shares surrendered pursuant the Merger.

Basis and Holding Period.  If the transaction is “closed” for United States federal income tax purposes, a United States holder’s initial tax basis in the trust units will equal the fair market value of the trust units on the date of the consummation of the Merger. The holding period of the trust units will begin on the day following the date of the consummation of the Merger.

Future Payments on the Trust Units

Treatment as Open Transaction.  If the transaction is treated as an “open transaction,” a payment pursuant to a trust unit, to a United States holder of a trust unit, should be treated as a payment under a contract for the sale or exchange of Common Shares to which Section 483 of the Code might apply (the “Section 483 Rules”). Under the Section 483 Rules, a portion of the payment(s) made pursuant to a trust unit will be treated as interest if such payment pursuant to a trust unit is due more than six (6) months after the date a United States holder becomes entitled to receive the Merger Consideration in exchange for Common Shares. Any interest portion of a payment made pursuant to a trust unit will be ordinary income to the United States holder of a trust unit. The interest amount will equal the excess of the amount received over its present value at the consummation of the Merger, calculated using the applicable federal rate as the discount rate. The United States holder of a trust unit must include in the United States holder’s taxable income interest pursuant to the Section 483 Rules using such United States holder’s regular method of accounting. The portion of the payment pursuant to a trust unit that is not treated as interest under the Section 483 Rules will generally be treated as a payment with respect to the sale of Common Shares, as discussed above, in Treatment as an Open Transaction.

Treatment as Closed Transaction.  If the transaction is treated as a “closed transaction,” there is no direct authority with respect to the tax treatment of holding and receiving payments with respect to property similar to the trust units. It is possible that payments received with respect to a trust unit, up to the amount of the holder’s adjusted tax basis in the trust unit, may be treated as a non-taxable return of a United States holder’s adjusted tax basis in the trust unit, with any amount received in excess of basis treated as gain from the disposition of the trust unit. Additionally, a portion of any payment received with respect to a trust unit may constitute imputed interest or as ordinary income under the Section 483 Rules. If not treated as described above, payments with respect to a trust unit may be treated as (i) payments with respect to a sale of a capital asset, (ii) ordinary income or (iii) dividends.

Due to the legal and factual uncertainty regarding the valuation and tax treatment of the trust units, you are urged to consult your tax advisors concerning the recognition of gain, if any, resulting from the receipt of the trust units in the Merger and the receipt of payments, if any, under the trust units after the Merger.

Federal income tax consequences of the Merger to the Company, Acquiror and certain Affiliated Entities of Acquiror

For U.S. federal income tax purposes, (i) Acquisition Sub and Acquiror are disregarded entities and (ii) the Merger generally will be treated as a purchase by H.I.G. All American, LLC of the stock of the Company that H.I.G. All American, LLC does not own prior to the Merger. Accordingly, there should be no material federal income tax consequences to the Company, Acquisition Sub or Acquiror as a result of the Merger. H.I.G. All American, LLC is treated as a partnership for U.S. federal income tax purposes. It is unclear whether H.I.G. All American, LLC will realize any income or gain as a result of the receipt of the trust units pursuant to the Merger. Similar to the other shareholders of the Company, the federal income tax consequences of H.I.G. All American’s receipt of the trust units depends on whether the receipt of the trust units is treated as an “open transaction” or “closed transaction” (as described above). Since H.I.G. All American, LLC is treated as a partnership, any income or gain realized by this entity will pass-through to its direct owners and, if such direct owners and other indirect owners (such as H.I.G. Capital Partners IV, L.P., H.I.G. Advisors IV, L.L.C. and H.I.G.-GPII, Inc.) are pass-through entities (H.I.G.-GPII, Inc. is an S corporation), ultimately to indirect owners who are not pass-through entities (such as Sami Mnaymneh, Anthony Tamer, Matthew Sanford and Fabian de Armas). Thus, Sami Mnaymneh, Anthony Tamer, Matthew Sanford and Fabian de Armas, who hold their ownership interests in the Company directly and indirectly through H.I.G. All American, LLC, will recognize their allocable share of any income or gain resulting from the Merger.

Information Reporting and Backup Withholding

Under United States federal income tax laws, any payments made to a U.S. holder pursuant to the Merger in exchange for Common Shares generally must be reported to the IRS, and Acquiror may be required to “backup withhold” 28% of any such payment. In addition, payments pursuant to the trust units may be subject to back-up withholding and information reporting. To avoid such backup withholding, a United States holder should provide the trustee or other applicable person a properly completed Form W-9 (or appropriate substitute form), signed under penalties of perjury, including such holder’s current Taxpayer Identification Number (“TIN”) and other certifications. If the United States holder does not provide the payment agent with a TIN and other required certifications, the payment agent will backup withhold 28% of payments made to the holder (unless the holder is an exempt recipient as described in the next sentence and demonstrates this fact).

Certain United States holders (including, among others, corporations) are exempt from these backup withholding and reporting requirements. Exempt holders who are not subject to backup withholding should indicate their exempt status on a Form W-9 by entering their correct TIN, marking the appropriate box and signing and dating the W-9 in the space provided.

Backup withholding is not an additional tax. To the extent amounts withheld are in excess of a United States holder’s actual tax liability, such U.S. holder should consult a tax advisor concerning the procedure for obtaining a credit or refund of such amounts withheld.

Anticipated Accounting Treatment

In accordance with generally accepted accounting principles in the United States, Acquiror will account for the Merger under the acquisition method of accounting in accordance with Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations.” Under the acquisition method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets of AAG based on their estimated fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. A final determination of these estimated fair values, which cannot be made before the completion of the Merger, will be based on the actual net tangible and intangible assets of AAG that exists as of the date of completion of the Merger, and upon the final purchase price.

Fees and Expenses

Whether or not the Merger is consummated and except as otherwise provided in this proxy statement/prospectus or as set forth in the merger agreement, each party to the merger agreement will bear its respective fees and expenses incurred in connection with the Merger. Estimated fees and expenses to be incurred in connection with the Merger by AAG, on the one hand, and Acquiror and Acquisition Sub, on the other hand, in connection with the Merger are approximately as follows:

AAG:
Financial Advisor Fees	$300,000
Legal Fees and Expenses	150,000
Special Committee Fees and Expenses	15,000
SEC Filing Fees	79
Accounting Fees	40,000
Printing and Mailing Expenses	40,000
Transfer Agent Fees and Expenses	35,500
Miscellaneous	25
Trustee Fees	20,000
Shareholder Meeting Fees and Expenses	5,000

Total	$605,604

Acquiror and, Acquisition Sub:
Legal Fees and Expenses	$400,000

Total	1,005,604

INFORMATION CONCERNING THE SPECIAL MEETING

Time, Place and Date

AAG is furnishing this proxy statement/prospectus to holders of Common Shares in connection with the solicitation of proxies by the Board for use at the Special Meeting to be held at                     on          ,           , 2011 at  :00  .m. local time and at any adjournment or postponement of that meeting.

Purpose of the Special Meeting

At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement and approve the Merger. The Board, acting upon the recommendation of the Special Committee, approved the merger agreement and the Merger, determined that the merger agreement and the Merger are advisable and fair to, and in the best interests of, AAG and the Minority Shareholders and recommends that you vote FOR adoption of the merger agreement and approval of the Merger.

The Board has fixed the close of business on           , 2011 as the record date to determine the holders of Common Shares entitled to receive notice of, and to vote at, the Special Meeting. Each outstanding Common Share is entitled to one vote on all matters coming before the Special Meeting. The presence, either in person or by proxy, of a majority of the outstanding Common Shares entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. H.I.G. All American is obligated pursuant to the merger agreement to be represented at the Special Meeting either in person or by proxy. Accordingly, based on the beneficial ownership of H.I.G. All American, the presence of a quorum at the Special Meeting is assured.

How to Vote

Registered holders of Common Shares may vote by submitting a proxy card, voting electronically via the Internet or telephonically or voting in person at the Special Meeting. To submit a proxy card, shareholders must complete, sign, date and return the enclosed proxy card in time to be received by AAG prior to the Special Meeting, or deliver a completed and signed proxy card in person at the Special Meeting. Alternatively, registered shareholders may vote electronically via the Internet or telephonically by following the instructions on the enclosed proxy card. The deadline for voting electronically via the Internet or telephonically is  :00  .m.,           Time, on          , 2011. There are no fees or charges associated with voting electronically via the Internet or telephonically other than fees or charges, if any, that shareholders pay for access to the Internet or for telephone service. To vote in person at the Special Meeting, a registered shareholder must attend the Special Meeting and obtain and submit a ballot. Ballots for voting in person will be available at the Special Meeting.

If your Common Shares are held in “street name” by a bank or broker, your bank or broker should have forwarded these proxy materials, as well as voting instructions, to you. Please follow the voting instructions provided to vote your Common Shares. If your Common Shares are held in “street name,” you may not vote your Common Shares in person at the Special Meeting unless you obtain a power of attorney or legal proxy from the record holder of your Common Shares.

Required Vote; Calculation of Vote; Abstentions and Broker Non-Votes

The adoption of the merger agreement and approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding Common Shares. As of December 31, 2010, there were 36,757,069 shares outstanding. H.I.G. All American beneficially owns 20,483,865 Common Shares, or approximately 55.7% of the outstanding Common Shares entitled to vote at the Special Meeting, and Acquiror has agreed, pursuant to the merger agreement, to cause H.I.G. All American to vote all the Common Shares it beneficially owns in favor of the adoption of the merger agreement and approval of the Merger. Accordingly, shareholder approval of the merger agreement and the Merger is assured.

At the Special Meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the Special Meeting. All Common Shares represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless previously revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. Except for broker non-votes, proxies submitted to AAG that do not provide voting instructions will be voted FOR the adoption of the merger agreement and approval of the Merger. As explained below in the section entitled “RIGHTS OF DISSENTING SHAREHOLDERS,” shareholders voting Common Shares in favor of the adoption of the merger agreement and approval of the Merger means that the shareholder owning those Common Shares will not have the right to dissent or seek a determination of the fair value of those Common Shares and receive that fair value in lieu of the Merger Consideration.

Other than the proposed Merger, AAG does not know of any matters that are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for action, the persons named in the enclosed proxy will have discretion to vote on such matters in accordance with their best judgment.

Notwithstanding the foregoing, the persons named in the proxies will not use their discretionary authority to use proxies voting against the adoption of the merger agreement and approval of the Merger to vote in favor of adjournment or postponement of the Special Meeting.

Banks and brokers who hold Common Shares in “street name” may, under the applicable rules of the exchange and other self-regulatory organizations of which they are members, sign and submit proxies for such Common Shares and may vote such Common Shares on routine matters, but such banks and brokers may not vote such Common Shares on non-routine matters, including the proposal to adopt the merger agreement and approve the Merger, without specific instructions from the beneficial owner of such Common Shares. Proxies that are signed and submitted by banks and brokers that have not been voted on certain matters as described in the previous sentence are referred to as “broker non-votes.” Properly executed proxies marked “abstain” and “broker non-votes” will (1) be counted for purposes of determining whether a quorum has been achieved at the Special Meeting, (2) have the effect of a vote against the adoption of the merger agreement and approval of the Merger.

Revocation of Proxy

If you are a registered shareholder, you may revoke your proxy at any time before it is exercised at the Special Meeting by delivering a properly executed proxy card bearing a later date or a written revocation of your proxy to AAG’s Secretary at our corporate offices before the start of the Special Meeting, submitting a later-dated vote electronically via the Internet or telephonically or attending the Special Meeting and voting in person. Attending the Special Meeting will not, in itself, revoke a previously submitted proxy. To revoke a proxy in person at the Special Meeting, you must obtain a ballot and vote in person at the Special Meeting. If your Common Shares are held in “street name,” and you wish to revoke your proxy, you should follow the instructions provided to you by your bank or broker.

Proxy Solicitation

The enclosed proxy is solicited on behalf of the Board. The cost of preparing, assembling and mailing this proxy statement/prospectus, the Notice of Special Meeting and the enclosed proxy card will be borne by AAG. AAG will reimburse banks, brokers and other nominees for their reasonable expense in forwarding proxy materials to beneficial owners of Common Shares. In addition to the solicitation of proxies by mail, the directors, officers and employees of AAG and its subsidiaries may solicit proxies by telephone, electronic mail, facsimile, telegram or in person. Such directors, officers and employees will not be additionally compensated for this solicitation, but may be reimbursed for out-of-pocket expenses incurred.

AAG has not authorized any person to give any information or make any representation not contained in this proxy statement/prospectus. You should not rely on any such information or representation as having been authorized.

Surrender of Stock Certificates

If the merger agreement is adopted and the Merger is approved and consummated, holders of Common Shares will be sent instructions regarding the surrender of their certificates representing Common Shares. Shareholders should not send their stock certificates until they receive these instructions.

THE PARTIES

All American Group, Inc.

AAG was incorporated under the laws of the State of Indiana on December 31, 1964, as the successor to a proprietorship established earlier that year. All references to AAG include its wholly-owned subsidiaries and divisions. AAG’s primary businesses are housing and specialty vehicles. The Housing Business manufactures and distributes system-built modules for residential buildings. The Housing Business comprises one of the nation’s largest and most recognized producers of system-built homes and residential structures through its All

American Homes®, Mod-U-Kraf®, and All American Building Systemstm brands. The Specialty Vehicles business, through a joint venture with ARBOC Mobility, manufactures a line of low floor buses that are compliant with the Americans with Disabilities Act under the Spirit of Mobility brand name.

On December 26, 2008, AAG completed the sale of substantially all of the assets of AAG’s RV business, consisting of its recreational vehicle manufacturing and sales business; therefore, these affected businesses are considered discontinued operations and have been reported as such in the financial statements appearing elsewhere in this proxy statement/prospectus.

Housing Business

The Housing Business consists of residential structures. AAG’s housing subsidiaries (the All American Homes Group, All American Building Systems, LLC, and Mod-U-Kraf Homes, LLC) produce system-built modules for single-family residences, multi-family duplexes, apartments, condominiums, hotels and specialized structures for military use.

All American Homes® and Mod-U-Kraf Homes® design, manufacture and market system-built housing structures. All American Homes is one of the largest producers of system-built homes in the United States and has four operations strategically located in Colorado, Indiana, Iowa and North Carolina. Mod-U-Kraf operates from a plant in Virginia. AAG announced on March 10, 2009 the temporary curtailment of production at the North Carolina facility until backlogs warrant resuming production. Together these plants serve approximately 383 independent builders in 27 states. System-built homes are built to the same local building codes as site-built homes by skilled craftsmen in a factory environment unaffected by weather conditions during production. Production takes place on an assembly line, with components moving from workstation to workstation for framing, electrical, plumbing, drywall, roofing, and cabinet setting, among other operations. An average two-module home can be produced in just a few days. As nearly completed homes when they leave the plant, home modules are delivered to their final locations, typically in two to seven sections, and are crane set onto a waiting basement or crawl space foundation.

All American Building Systems, LLC (AABS) was established by AAG to pursue opportunities beyond AAG’s core single-family residential housing business. AABS designs and markets system-built living facilities such as single-family home subdivisions, apartments, condominiums, townhouses, senior housing facilities, hotels, dormitories, and military housing facilities manufactured by AAG’s housing plants. The modules are delivered to the site location for final installation.

Due to transportation requirements, system-built structures are often built with more structural lumber than site-assembled structures. Faster construction times, as on-site and in-factory work proceed simultaneously, also allow our customers to occupy buildings much sooner when compared to site-built buildings.

The Housing Business participates in the system-built or modular subset of the overall housing market. Housing is marketed directly to approximately 383 builders in 27 states who will sell, rent or lease the buildings to the end-user. The Housing Business regularly conducts builder meetings to review the latest in new design options and component upgrades. These meetings provide an opportunity for valuable builder input and suggestions at the planning stage. The system-built traditional homes business has historically been concentrated in the rural, scattered-lot markets in the geographic regions served. AAG has also launched initiatives to go direct in selected venues, with residential “home stores” offering turn-key houses to consumers. All American Home Stores are currently operating in Indiana, Iowa, Ohio, Tennessee and Virginia, and a store will be opening in Colorado soon.

AAG has also successfully launched initiatives to supply product into additional markets, including various forms of single and multi-family residential products for more urban-suburban markets, group living facilities, military housing, motels/hotels and other residential structures. All American Building Systems is responsible for expanding sales into additional markets through channels outside the traditional builder/dealer network. Many of these markets are “large project” markets such as dormitories, military barracks and apartments that typically have a long incubation period, but can result in contracts of a substantial size. Major projects have become a core competency for AAG.

As a result of transportation costs, the effective distribution range of system-built homes and residential buildings is limited. The normal shipping area from each manufacturing facility is typically 200 to 300 miles for system-built homes. Major projects can often be shipped greater distances cost effectively.

The overall strength of the economy and the availability and terms of financing used by builders, general contractors and end-users have a direct impact on the sales of the Housing Business. Consequently, increases in interest rates and the tightening of credit due to government action, economic conditions or other causes have adversely affected the Housing Business’ sales in the past and could do so in the future. The Housing Business continued to face a challenging housing market in 2010. The December 2009 figures on housing starts from the U.S. Census Bureau showed a 28.7% year-to-year decline in new single-family homes nationwide, following a 40.5% decline in 2008.

Systems-built homes are financed and mortgaged using the same criteria as “conventional construction” — sometimes with a construction loan pre-delivery. Builders often maintain relationships with local banking institutions. As a result of the tightening credit environment, during 2008 AAG entered into a joint venture with American Home Bank to create All American Choice Mortgage (“AACM”) to provide consumers with a one-stop financing source to obtain construction loan and permanent mortgage financing. There is no recourse to the Housing Business from any homes financed through AACM, and AACM provides a method for the Housing Business to offer incentives to the consumer.

Competition in the system-built building industry is strong, and the Housing Business competes with a number of entities, some of which have greater financial and other resources than AAG. The demand for system-built homes may be impacted by the ultimate purchaser’s acceptance of system-built homes as an alternative to site-built homes. To the extent that system-built buildings become more widely accepted as an alternative to conventional on-site construction, competition from local contractors and manufacturers of other pre-engineered building systems may increase. In addition to the competition from companies designing and constructing on-site buildings, the Housing Business competes with numerous system-built building manufacturers and manufactured home producers that operate in particular geographical regions.

The Housing Business competes for orders from its customers primarily on the basis of quality, design, timely delivery, engineering capability, reliability and price. AAG is particularly known for the quality of its product within the housing industry. The Housing Business believes that the principal basis on which it competes with on-site construction is the combination of: the timeliness of factory versus on-site construction, the cost of its products relative to on-site construction, the quality and appearance of its buildings, its ability to design and engineer buildings to meet unique customer requirements, green and sustainable building techniques, and reliability in terms of completion time. Manufacturing efficiencies, quantity purchasing and generally lower labor costs of factory construction, even with the added transportation expense, result in the cost of system-built buildings being equal to or lower than the cost of on-site construction of comparable quality. This process of manufacturing the building modules in a controlled environment, while the builder prepares the site, can significantly increase the quality of the end product and reduce the time to completion on a customer’s project. However, competition has been especially fierce in the recession, with many competitors reducing margins in an attempt to salvage cash flow.

Customers of the Housing Business are generally required to obtain building installation permits from applicable governmental agencies. Buildings completed by the Housing Business are manufactured and installed in accordance with applicable building codes set forth by the particular state or local regulatory agencies.

State building code regulations applicable to system-built buildings vary from state to state. Many states have adopted codes that apply to the design and manufacture of system-built buildings, even if the buildings are manufactured outside the state and delivered to a site within that state’s boundaries. Generally, obtaining state approvals is the responsibility of the manufacturer. Some states require certain customers to be licensed in order to sell or lease system-built buildings. Additionally, certain states require a contractor’s license from customers for the construction of the foundation, building installation, and other on-site work. On occasion, the Housing Business has experienced regulatory delays in obtaining the various required building plan approvals. In addition to some of its customers, the Housing Business actively seeks assistance from various regulatory agencies in order to facilitate the approval process and reduce the regulatory delays.

Competition in the major projects arena is comprised primarily of traditional site builders and other system-built producers. Major projects are typically awarded through a proposal or bid process, and in the case of large government contracts, such as military barracks projects, a larger prime contractor with adequate bonding capacity will submit bids for all phases of the contract. Once awarded, the prime contractor will arrange for the construction of buildings for the project to various subcontractors, including the Housing Business. Typically, system-built producers have a cost advantage over site builders, particularly relating to the Federal wage requirements of the Davis-Bacon Act, speed of building completion and minimization of weather-related construction delays. With non-government contracts such as apartments and dormitories, the Housing Business may act as a subcontractor or as the prime contractor for the project. In such cases, advantages are held in the overall cost of the project through the speed of completion afforded by the Housing Business’s production methods.

The Housing Business is subject to the regulations promulgated by the Occupational Safety and Health Administration (“OSHA”). Our plants are periodically inspected by federal agencies concerned with health and safety in the work place. We believe that our products and facilities comply in all material respects with applicable vehicle safety, environmental and OSHA regulations.

Specialty Vehicles Business

The Specialty Vehicles business currently consists of the manufacture of ADA compliant buses. The Specialty Vehicles business is in the early stages of manufacture and sale of other specialty vehicles. We operate the Specialty Vehicles business through All American Specialty Vehicles, LLC.

Through a joint venture with ARBOC Mobility, the Specialty Vehicles business currently manufactures a line of low floor buses compliant with the Americans with Disabilities Act under the Spirit of Mobility brand name. The buses are sold to ARBOC Mobility who in turn sells them to a network of 20 bus dealers covering the United States, with the exception of Missouri, and Canada. The buses manufactured by AAG consist of small and mid-size products capable of seating 15 to 25 passengers. The products AAG manufactures are ideal for use as mass transit, airport shuttle and commercial ventures.

The Spirit of Mobility bus is a low-floor bus built on a conventional GM cutaway chassis. Our low-floor is a rear wheel drive bus without the use of an expensive dropbox. The manual wheelchair ramp allows for easy loading and unloading through the 39” clear door opening. The interior offers theater seating for better viewing for all riders. The patent pending Spirit of Mobility low-floor bus offers a full air-ride suspension with a standard kneeling feature that allows an entrance of less than 5” from the curb without deploying the ramp.

The bus production facility in Middlebury, Indiana produces buses on an assembly line basis. The vehicles are produced according to specific orders which are obtained through the joint venture and the network of approved dealers.

The chassis and some of the seating and other components used in the production of the buses are purchased in finished form. The principal raw materials used in the manufacturing of our buses are fiberglass, steel, aluminum, plywood, and plastic. We purchase most of the raw materials and components from numerous suppliers, while the chassis for the Spirit of Mobility bus is purchased only from General Motors. We believe that, except for chassis, raw materials and components could be purchased from other sources, if necessary, with no material impact on our operations. While we do not expect the current condition of the U.S. economy and the auto industry, including the recent bankruptcy filing and reorganization of General Motors, to have a significant impact on our supply of chassis going forward, if availability of the General Motors cutaway chassis is limited or interrupted for an extended period, this could have a material impact on the sales and earnings of the Specialty Vehicles business. AAG did experience production disruptions in 2009 and 2010 because of interruption of the supply of chassis. Further, introduction of new products in the specialty vehicle field have been delayed in 2009 and 2010 due to the limited availability of chassis.

Our joint venture partner, ARBOC Mobility, is responsible for the marketing of the Spirit of Mobility buses through a network of 20 independent dealers in the United States (except for Missouri) and Canada. ARBOC Mobility has established minimum requirements for the independent dealers, including sales expectations. Terms of sale are typically cash on delivery.

Beginning on January 1, 2010 and continuing through December 31, 2010, AAG has the exclusive right to purchase the ownership interest of the other party to the joint venture (the ARBOC Group). The valuation of each party’s ownership interest is to be calculated using a discounted projected cash flow valuation agreed to by each party. If no agreement is reached, then valuation experts will be utilized as specified in the joint venture agreement.

Effective January 1, 2011, the ARBOC Group has the right to sell their ownership interest to a third party, while AAG has a non-exclusive right to purchase their ownership interest and the right to match the offer of any third party that makes a bona fide offer to purchase the ownership interest of the ARBOC Group.

The bus industry is highly competitive, and there are numerous competitors and potential competitors for small and mid-size buses, although we do not believe any of our competitors have the full complement of features that we offer. Initial capital requirements for entry into the manufacture of buses, particularly low-floor units, are moderate; however, the patent pending designs, codes, standards, testing and safety requirements may act as deterrents to potential competitors. Nonetheless, competitors have begun to reduce their prices in response to the introduction of the multi-featured ARBOC bus.

As 2009 represented our first full year of production of the Spirit of Mobility product line, market share statistics are not yet available for the units we produce. Our competitors offer lines of buses which compete with the Spirit of Mobility product. Price, quality and delivery are all key competitive factors, in addition to factors such as seating access, comfort and ease of use for passengers with disabilities, up time and maximum seat utilization.

As the manufacturer of the Spirit of Mobility buses, the Specialty Vehicles business is subject to the provisions of the NTMVSA and the safety standards for buses and bus components which have been promulgated thereunder by the U.S. Department of Transportation. Because of sales in Canada, we are also governed by similar laws and regulations issued by the Canadian government.

State and Federal environmental laws also impact both the production and operation of the buses we manufacture. AAG has an Environmental Department dedicated to efforts to comply with applicable environmental regulations. To date, the Specialty Vehicles business has not experienced any material adverse effect from existing federal, state or local environmental regulations. We rely upon certifications obtained by chassis manufacturers with respect to compliance by our vehicles with all applicable emission control standards.

ARBOC Mobility, LLC, has the exclusive license for certain patents necessary for the design and manufacture of the Spirit of Mobility products and has assigned its rights under the exclusive license to AAG to manufacture the products. AAG has an exclusive supply agreement with ARBOC Mobility to produce the products through December 2012.

AAG also has the exclusive right to use the licensed patents to make, use and sell other products (beyond buses) using the low floor technology until the expiration of all the applicable patents or the failure of AAG to maintain minimum royalty quotas.

Business Segments

The table below sets forth the composition of AAG’s net sales from continuing operations for each of the last two years (dollar amounts in millions):

	2009		2008
	Amount	%	Amount	%

Housing	$47.1	77.7	$117.2	98.0
Specialty Vehicles	13.5	22.3	2.4	2.0

Total	$60.6	100.0	$119.6	100.0

Additional information concerning business segments is included in Note 3 of the Notes to Consolidated Financial Statements.

Seasonality

Historically, AAG has experienced greater sales during the second and third quarters with lesser sales during the first and fourth quarters. This reflects the adverse impact of weather on general construction for the system-built building applications.

Employees

At October 31, 2010, 2010, AAG employed 490 people, 163 of whom are salaried and involved in operations, engineering, purchasing, manufacturing, service and warranty, sales, distribution, marketing, human resources, accounting and administration. AAG provides group life, dental, vision services, hospitalization, and major medical plans under which the employee pays a portion of the cost. In addition, employees can participate in a 401(k) plan. AAG considers its relations with employees to be good.

Research and Development

During 2009, AAG’s continuing operations spent approximately $1.4 million on research related to the development of new products and improvement of existing products. The amount spent in 2008 was approximately $2.2 million.

Properties

At December 31, 2010, AAG owned or leased 1,539,149 square feet of plant and office space, located on 401.7 acres, of which 1,287,156 square feet were used for manufacturing, 69,118 square feet were available for warehousing and distribution, and 98,579 square feet were offices. Included in these numbers were 129,753 square feet leased to others and 343,949 square feet available for sale or lease. The properties that are shown as available for sale or lease under the Housing Business are classified as real estate held for sale in the consolidated financial statements but the properties listed under Other as available for sale or lease is not classified as real estate held for sale in the consolidated financial statements as they do not meet the criteria for such classification according to generally accepted accounting principles. We believe that our present facilities, consisting primarily of steel clad, steel frame or wood frame construction and the machinery and equipment contained therein, are well maintained and in good condition.

The following table indicates the location, number and size of our properties by segment as of December 31, 2010:

Location	Acreage	No. of Buildings	Building Area (Sq. Ft.)

Properties Owned and Used by Registrant:
Housing Business
Milliken, Colorado	23.0	1	151,675
Decatur, Indiana	40.0	2	215,995
Dyersville, Iowa	20.0	1	168,277
Rutherfordton, North Carolina	36.8	1	169,177
Rocky Mount, Virginia	44.1	6	137,693

Subtotal	163.9	11	842,817
Specialty Vehicles
Middlebury, Indiana	13.5	1	111,962

Subtotal	13.5	1	111,962
Other
Elkhart, Indiana	6.2	2	19,317
Middlebury, Indiana	1.3	2	4,800

Subtotal	7.5	4	24,117

Total owned and used	184.9	16	978,896
Properties Leased by Registrant:
Other
Chino, California	4.7	3	84,296
Columbia City, Indiana	0.8	1	576
Indianola, Iowa	1.2	1	1,679
Newport, Tennessee	3.1	0	0
Longmont, Colorado	7.0	0	0

Total leased	16.8	5	86,551
Properties Owned by Registrant and Available for Sale or Lease:
Housing Business
Decatur, Indiana	3.3	2	86,310
Zanesville, Ohio	23.0	2	129,753

Subtotal	26.3	4	216,063
Other
Crooksville, Ohio	10.0	2	39,310
Elkhart, Indiana	16.2	3	114,729
Pigeon Forge, Tennessee	2.1	0	0
Fitzgerald, Georgia	12.6	2	103,600
Middlebury, Indiana	132.8	0	0

Subtotal	173.7	7	257,639

Total owned and available for sale or lease	200.0	11	473,702

Total Company	401.7	32	1,539,149

Legal Proceedings

On April 29, 2010, the day of AAG’s annual shareholder meeting, AAG filed a complaint in federal court seeking a declaratory judgment that the Board of Director’s determination that the nominees proposed for the election of directors by GAMCO Asset Management, Inc. (“GAMCO”) were out of order and invalid. On May 28, 2010, GAMCO filed a counterclaim seeking to have the court declare that its nominees were entitled to be appointed to AAG’s Board of Directors. The parties participated in a court-ordered discovery conference and have begun to exchange documents in response to discovery requests.

On October 18, 2010, AAG’s counsel requested that GAMCO agree to the dismissal of the complaint and counterclaim as moot because H.I.G. All American had the power as majority shareholder to remove board members with or without cause pursuant to Indiana law. On October 28, 2010, GAMCO issued a counteroffer demanding that AAG appoint its nominees to the Board and then allow H.I.G. All American to call for a new election of directors to remove GAMCO’s nominees. AAG rejected GAMCO’s proposal. After the public announcement of the Merger, counsel for AAG and GAMCO discussed the effects of the Merger on the litigation. AAG’s counsel asserted that the Merger rendered the litigation moot since Acquiror will be the sole shareholder of AAG after the Merger. AAG’s counsel and GAMCO’s counsel discussed the matter on Wednesday, November 24, 2010, and GAMCO, through counsel, suggested further discussions. If GAMCO refuses to voluntarily dismiss its counterclaim, AAG intends to file a motion to dismiss GAMCO’s counterclaim and stay discovery pending the court’s ruling on the motion to dismiss.

AAG is involved in various legal proceedings, most of which are ordinary disputes incidental to the industry and most of which are covered in whole or in part by insurance. Management believes that the ultimate outcome of these matters and any liabilities in excess of insurance coverage and self-insurance accruals will not have a material adverse impact on AAG’s consolidated financial position, future business operations or cash flows.

Executive Officers and Directors

The following two persons will serve as the only directors of AAG after the completion of the Merger:

Matthew S. Sanford, age 41, is Managing Director for H.I.G. Capital, LLC, a private equity investor, since 2000. Prior to joining HIG, he held management consulting positions with Bain & Company and Pittiglio, Rabin, Todd and McGrath as well as serving as a senior executive of the Hospital for Special Surgery in New York, NY. Mr. Sanford also serves on the boards of NPS, Inc. (2001 to present), Accupac, Inc. (2003 to Present) and Excel Homes Group, LLC (since April 2010). He previously served on the boards of Claymont Steel from 2005 to 2008, Milacron Inc. from 2007 to 2008, and Transtar Metals Holdings from 2003 to 2006. Mr. Sanford received a B.A. in Quantitative Economics from Stanford University, and an M.B.A. from the Harvard Business School. He was appointed as a Director in October 2009 by H.I.G. All American pursuant to the terms of the loan transaction between H.I.G. All American and the Company. Mr. Sanford brings substantial expertise in corporate operations, strategic planning, and financing to the Board.

Fabian de Armas, age 32, is a principal with H.I.G. Capital, LLC based in Miami, Florida, and originally joined that firm in 2005. Prior thereto, Mr. de Armas was an investment banker with Edgeview Partners from 2001 to 2005, and with Bowles Hollowell Conner from 1999 to 2001. In addition to his service on the Company’s Board of Directors, Mr. de Armas serves on the boards of Test America Environmental Services, LLC (since 2006), Rotorcraft Leasing Company, LLC (since 2007), Vaupell Holdings, LLC (since 2007), Excel Homes Group, LLC (since April 2010) and VAS Aero Services, LLC (since October 2010). He also served on the board of Flight Options, LLC from 2007 to 2009. Mr. de Armas received a B.S. in Finance and Accounting from The Wharton School of the University of Pennsylvania, and an M.B.A. from Harvard Business School. He was appointed as a Director of the Company in October 2009 by H.I.G. All American pursuant to the terms of the loan transaction between H.I.G. All American and the Company. Mr. de Armas brings expertise in corporate strategy, financial matters and accounting to the Board.

In addition to Mr. Sanford and Mr. de Armas, the following persons are presently serving as members of AAG’s Board of Directors, but will not be directors after the completion of the Merger:

Robert J. Deputy, age 72, is the retired President of Godfrey Marine and Vice Chairman of Godfrey Marine Group, retiring from those positions in December 2006. He served as the President of Godfrey Conveyor Co. from 1985 to November 2005, and was a director of RG Boat Group and Godfrey Marine from November 2005 to July 2008. Mr. Deputy is currently a board member and treasurer of the Elkhart (Indiana) Chamber Foundation, a member of the Advisory Board at Indiana University South Bend, and a board member of the Elkhart County Chapter of the American Red Cross. Among his other community and industry activities, Mr. Deputy served as a Director for Schult Homes Corporation (1992 to 1998), Elkhart General Hospital (1994 to 2006), the National Association of Boat Manufacturers (Chair, 1997 to 1999), National Maine Manufacturing Association (Treasurer, 1997 to 2000, board member 2006 to 2007), Elkhart Community Foundation (Chair, 1994 to 1998). Mr. Deputy also served on the boards of Midwest Commerce Banking Company and the Indiana State Chamber of Commerce. Mr. Deputy received a B.S. in Finance from Indiana University in 1960, and an M.B.A. from that same institution in 1962. Mr. Deputy was first elected to the Company’s Board of Directors in 1998, and was selected because of his finance, audit, manufacturing, and housing experience. He currently serves as Chairman of the Board’s Governance Committee and as a member of the Audit Committee.

Richard M. Lavers, age 63, is the President and CEO of All American Group, Inc., and has served in that position since August 2006. Mr. Lavers first joined the Company as General Counsel in 1997, and later was elevated to Executive Vice President, General Counsel and Secretary, as well as Acting Chief Financial Officer and Chief Administrative Officer. In 2005, he assumed the permanent roles of Chief Financial Officer and Chief Administrative Officer. He was responsible for profit and loss for several operating divisions before he was promoted to his current position. Prior to joining the Company, he held increasingly responsible positions with both law firms and publicly held corporations, including National Presto Industries, Inc. and Ethyl Corporation. Mr. Lavers also serves as a director of Alembic, an insurance company, and has served in that capacity since 2002. He previously served as a director for mSolve, LLC (2002 to 2004), Greater Elkhart Chamber of Commerce (1998 to 2001), Milwaukee Kickers Soccer Club (1988 to 1995), SORBA Medical Systems (1989 to 1991) and the L. E. Phillips Career Development Center (1978 to 1982). Lavers received both his B.A. and J.D. degrees from the University of Michigan. Mr. Lavers was first elected to the Company’s Board of Directors in 2007, and was selected because of both his leadership role with the Company and his extensive business and legal experience.

Edwin W. Miller, age 65, is the Chairman and CEO of Millennium Capital Group, a private investment firm, and has served in that capacity since 1999. Prior thereto, he served in a variety of accounting and finance positions with Eli Lilly & Co. for 29 years. From 1994 to 1998, he served with the Indiana Chamber of Commerce as Director, Treasurer, and a member of the Executive Committee. Mr. Miller currently serves as Chairman of the Miller-Caballero Foundation, Inc. (1998 to present) and as a director for the Indiana State University Foundation (1996 to present). From 1996 to 1997, he also served as a director for Dow Elanco, Inc. Mr. Miller holds an M.B.A. degree and a B.S. degree from Indiana State University (1969/1968). He was first elected to the Company’s Board of Directors in 1998, and was selected because of his finance, audit and accounting experience. He currently serves as Chairman of the Board’s Audit Committee.

Geoffrey P. Bloom, age 69, is the retired Chairman of Wolverine World Wide, Inc., of Rockford, Michigan, serving in that capacity from 2000 to 2005, after having served as its Chairman and CEO from 1996 to 2000, President and Chief Executive Officer from 1992 to 1996 and as its President and Chief Operating Officer from 1987 to 1992. Mr. Bloom has also served on the board of Ursinus College since 1998; he also currently serves on the Advisory Board of the Philip and Muriel Berman Museum of Art at Ursinus College, and has done so since 2002. Previously, he was also a director of Comshare, Inc. of Ann Arbor, Michigan (1995 to 2000), and served on the boards of Grand Rapids Symphony (2000 to 2005) and the Kendall College of Art and Design (1992 to 2005). Mr. Bloom received a B.A. from Ursinus College in 1963. He was first elected to the Company’s Board of Directors in 1999, and was selected because of his diverse experience in marketing, sales and manufacturing. He currently serves as Chairman of the Board’s Management Development and Compensation Committee.

William P. Johnson, age 68, is the Chairman Emeritus of the Goshen Rubber Companies, Inc. and Chairman and CEO of Flying J, LLC. Mr. Johnson worked in varying capacities for Goshen Rubber Companies, Inc. from 1967 to 1999, serving as President and CEO from 1976 to 1986 and CEO and Chairman from 1986 to 1999. Mr. Johnson also serves on the boards of 1st Source Bank (1994 to present), One American Life Insurance (1989 to present), ITR Concession, Co., LLC (2007 — present) and Schurz Communications, Inc. (2009 to present). Mr. Johnson also serves the community by serving on the boards of the Boys & Girls Club of Goshen (Indiana), the Elkhart County Community Foundation, the Fourth Freedom Forum Foundation, the Indiana State Chamber of Commerce, and the College of Arts & Letters Advisory Council at the University of Notre Dame. Mr. Johnson received a B.B.A. from the University of Notre Dame in 1964, and an L.L.B. from Stanford University Law School in 1967. He was first elected to the Board in 1978, and was selected because of his manufacturing and financial expertise. He is currently the Chairman of the Board of the Company, and serves on the Board’s Audit and Governance Committees

Donald W. Hudler, age 76, is the President and CEO of DDH Investments of Texas, holding that position since July 2001. Prior thereto, he was the Chairman and CEO of Saturn Retail Enterprises, Inc. from January 1999 until June 2001, and President and CEO of Saturn Corporation, as well as a Vice President of General Motors Corporation, from August 1995 until January 1999. Prior thereto, he held a variety of sales and marketing positions with General Motors Corporation. Since 2000, Mr. Hudler has been a Trustee Director of the Sigma Phi Epsilon Educational Foundation, serving as Vice President of that organization from 2000 to 2008 and as President from 2009 to the present. Mr. Hudler received a B.A. from Ohio Wesleyan University in 1956. He was first elected to the Board in 1999, and was selected because of his experience and expertise in transportation manufacturing, distribution, sales and marketing. He is currently a member of the Board’s Management Development and Compensation Committee.

John A. Goebel, age 67, is the retired President of Homecrest Corporation of Goshen, Indiana, a manufacturer of cabinetry and other hard goods for the housing industry. He served in that capacity from 1995 until 2003. Prior thereto, Mr. Goebel was Vice President of Operations for Homecrest from 1990 to 1995, and director of Homecrest’s operations in Clinton, Tennessee from 1986 to 1990. Prior to joining Homecrest, Mr. Goebel was National Accounts Manager for Kitchen Hardware with the Keeler Brass Company of Grand Rapids, Michigan, serving in that capacity from 1980 to 1986. Mr. Goebel also serves on the boards of Williams Distributing of Grand Rapids, Michigan (2003 to 2006), Western Cabinet Company of Dallas, Texas (2005 to present), and Northern Contours of St. Paul, Minnesota (2005 to present). Among his other community activities, he serves on the boards of ADEC (2005 to present) and Wellfields Botanical Gardens in Elkhart, Indiana (2004 to present). Previously, Mr. Goebel was a director for the Elkhart Housing Partnership from 2003 to 2006, and a Commissioner of the Elkhart Housing Authority from 2004 to 2006. Mr. Goebel received a B.S. from the University of Michigan, and a Master’s in Management from Northwestern University. He was first elected to the Board in 2006, and was selected because of his extensive experience in the housing industry. He is currently a member of the Board’s Management Development and Compensation and Governance Committees.

In addition to Mr. de Armas, the following persons will serve as executive officers of AAG following the completion of the Merger:

Richard M. Lavers (age 63) was named Chief Executive Officer of the Company in August 2006. He was elected to the Board in April 2007, and made President that same year. In 2005, he was first named Chief Administrative Officer and later Chief Financial Officer of the Company. Mr. Lavers assumed the position of Executive Vice President of the Company in May 2000 and served as General Counsel and Secretary of the Company from March 1999. He joined the Company in October 1997 as General Counsel. From 1994 through 1997, Mr. Lavers was Vice President, Secretary and General Counsel of RMT, Inc. and Heartland Environmental Holding Company. Mr. Lavers earned both his B.A. degree and his J.D. degree from the University of Michigan.

Colleen A. Zuhl (age 44) assumed the position of Chief Financial Officer in August 2006 and had previously served as the Company’s Vice President and Controller since joining the Company in April 2004. In December 2005, Mrs. Zuhl also assumed the duties of Chief Accounting Officer for the Company. From 1988 to 2004, Mrs. Zuhl was employed by Ernst & Young, LLP, most recently as a Senior Audit Manager. Mrs. Zuhl earned a B.S. degree from Hillsdale College.

In addition to Mr. Lavers and Ms. Zuhl, the following persons are the current executive officers of AAG:

Rick J. Bedell (age 58) rejoined the Company as the President of All American Homes, LLC, dba The Coachmen Housing and Building Systems Group. Mr. Bedell was formerly the President of Miller Building Systems and served on its Board of Directors for four years. Prior to that, he was Executive Vice President/COO, while Miller was a publicly held company, with overall responsibility for sales, engineering, and plant operations since 1998. Prior to his promotion to Executive Vice President, Mr. Bedell served as Vice President of Operations in Miller’s Kansas facility from 1996 to 1998 and also in the California Division from 1989 to 1996. Before joining Miller Building Systems in 1989, Mr. Bedell’s career in the modular construction industry began in 1978, with PBS Building Systems followed by Modulaire Industries in capacities including field project management, sales management, and general management.

Leslie G. Thimlar (age 55) was appointed Vice President, Human Resources for Coachmen Industries in 2001. Prior to that, he was Assistant Vice President, Human Resources from 1996 through 2001 with responsibility for corporate human resource functions. From 1986 until 1996, Mr. Thimlar served as Vice President, Human Resources for Ancilla Health Care. He received his B.S. and M.P.A. degrees from Indiana University.

Del Herr (age 67) was named Executive Vice President Operations of the Company in January 2007. Previously, Mr. Herr served as Vice President/General Manager of the Company’s Iowa Division from 1996 to 2007. Before joining the company in 1996, Mr. Herr was employed by, with Rushmore Homes from 1964 to 1976, including as President from 1971 to 1976, was employed by Skyline Corporation from 1976 to 1992 as General Manager, was employed by Fleetwood Corp, 1992 to 1994 as General Manager, and was employed by Oxford Homes as Chief Operations Officer. Mr. Herr earned his B.S. in Business from National College of Business.

Executive Compensation

SUMMARY COMPENSATION TABLE:

			All Other
Name and Principal		Salary	Compensation	Total
Position	Year	($)	($)	($)
(a)	(b)	(c)	(i)	(j)

Richard M. Lavers	2010	$236,330	$5,771	$242,101
Chief Executive Officer	2009	$275,285	$12,419	$287,704
Colleen A. Zuhl	2010	$152,060	$1,628	$153,688
Chief Financial Officer	2009	$160,163	$6,371	$166,534
Rick J. Bedell	2010	$174,185	$6,211	$180,396
President, All	2009	$204,253	$11,456	$215,709
American Homes, LLC

Included in all other compensation are the following amounts:

	Split Dollar Life	Travel			Total All
	Insurance	Allowance	Perquisites		Other
	(A)	(B)	(C)	Physicals	Compensation

2010 Compensation
Richard M. Lavers	$0	$0	$5,316	$455	$5,771
Colleen A. Zuhl	$0	$0	$1,446	$182	$1,628
Rick J. Bedell	$0	$0	$5,689	$522	$6,211

2009 Compensation
Richard M. Lavers	$1,675	$3,600	$7,144	$0	$12,419
Colleen A. Zuhl	$1,075	$3,600	$1,446	$250	$6,371
Rick J. Bedell	$2,167	$3,600	$5,689	$0	$11,456

(A)	The economic benefit of the Split Dollar Life Insurance to each executive represents the value of life insurance based on age and coverage amounts. The program was eliminated October 31, 2009.

(B)	Travel allowance was eliminated July 1, 2009.

(C)	Perquisites include Country Club Dues and Disability Insurance Premiums.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010:

	Option Awards					Stock Awards
Equity
			Equity					Equity	Incentive
			Incentive					Incentive	Plan Awards:
			Plan				Market	Plan Awards:	Market or
			Awards:			Number of	Value of	Number of	Payout
	Number of	Number of	Number of			Shares or	Shares or	Unearned	Value of
	Securities	Securities	Securities			Units of	Units of	Shares,	Unearned Shares,
	Underlying	Underlying	Underlying			Stock That	Stock That	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option		Have Not	Have Not	Other Rights	Other Rights
	Options-	Options-	Unearned	Exercise	Option	Been	Been	That Have	That Have
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	#	#	#	#	Date	(#)	($)	(#)	($)
(a)	(b)	(c )	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Richard M. Lavers	5,500	0		$16.50	2/19/2012
	1,600	0		$11.18	3/28/2013

Director Compensation

The only current directors who will serve after the Merger is completed are Mr. Matthew S. Sanford and Mr. Fabian de Armas. AAG did not pay any compensation directly to either of them in 2010, but did pay a total of $25,750 to H.I.G. All American in connection with their services.

All American Group Holdings, LLC

Acquiror is a Delaware limited liability company and wholly-owned subsidiary of H.I.G. All American, AAG’s majority shareholder. Acquiror was formed for the purpose of entering into the merger agreement and has not conducted any activities to date other than those incident to its formation.

All American Acquisition Corporation

Acquisition Sub is an Indiana corporation and wholly-owned subsidiary of Acquiror. Acquisition Sub was formed for the purpose of entering into the merger agreement and has not conducted any activities to date other than those incident to its formation.

All American Homes Holdings, LLC

All American Homes Holdings, LLC is a Delaware limited liability company formed for the sole purpose of holding the equity interests of H.I.G. All American. Messrs. Sanford and de Armas are the managers of All American Homes Holdings.

H.I.G. Capital Partners IV, L.P.

H.I.G. Capital Partners IV L.P. is a limited partnership organized under the laws of the State of Delaware and is the majority member of All American Homes Holdings. Its principal business is making private equity investments. Its general partner is H.I.G. Advisors IV, L.L.C.

H.I.G. Advisors IV, L.L.C.

H.I.G. Advisors IV, L.L.C. is a limited liability company organized under the laws of Delaware and is the general partner of H.I.G. Capital Partners IV, L.P Its principal business is to manage the operations of H.I.G. Capital Partners IV, L.P It manager is H.I.G. GP-II, Inc.

H.I.G. GP-II, Inc.

H.I.G. GP-II, Inc. is a corporation organized under the laws of Delaware and is the manager of H.I.G. Advisors IV, L.L.C. Its principal business is to serve as a management company for several affiliates.

The directors and executive officers of H.I.G. GP-II, Inc. are as follows:

Anthony A. Tamer — Co-President, Director
Sami W. Mnaymneh — Co-President, Director

Sami W. Mnaymneh, Anthony A. Tamer, Matthew Sanford and Fabian de Armas

Messrs. Mnaymneh and Tamer are the two lead principals of various entities known as “H.I.G.,” including several investment funds and entities that hold minority and majority positions in a number of companies. Additionally, Messrs. Mnaymneh and Tamer are the directors and sole shareholders of H.I.G. GP-II, Inc. Mr. Sanford is a Managing Director and Mr. de Armas is a principal with H.I.G. Capital Management, Inc.

Mr. Mnaymneh is a co-founding partner of H.I.G. Capital Management, Inc. and has served as a Managing Partner of the firm since 1993. He has been an active investor in a number of sectors including telecommunications services and information technology, and has been extensively involved in H.I.G.’s industry consolidation investments. Prior to co-founding H.I.G., Mr. Mnaymneh was a Managing Director in the Mergers & Acquisitions department at the Blackstone Group, a New York based merchant bank, where he specialized in providing financial advisory services to Fortune 100 companies. Mr. Mnaymneh serves on a number of boards of portfolio companies managed by H.I.G.

Mr. Tamer is a co-founding partner of H.I.G. Capital Management, Inc. and has served as a Managing Partner of the firm since 1993. He has led a number of successful investments at H.I.G. in both the management buyouts and venture capital arenas. Mr. Tamer has extensive experience working with, and coaching, early stage and middle-market companies. He is a board member of several portfolio companies. Prior to co-founding H.I.G., Mr. Tamer was a partner at Bain & Company. His focus at Bain & Company was on developing business unit and operating strategies, improving clients’ competitive positions, implementing productivity improvement and cycle time reduction programs, and leading acquisition and divestiture activities for Fortune 500 clients. Mr. Tamer serves on a number of boards of portfolio companies managed by H.I.G.

Mr. Sanford is a Managing Director for H.I.G. Capital Management Inc. and has been employed by H.I.G. since 2000. Prior to joining H.I.G., he held management consulting positions with Bain & Company and Pittiglio, Rabin, Todd and McGrath as well as serving as a senior executive of the Hospital for Special Surgery in New York, NY. Mr. Sanford currently serves on the board of AAG and also serves on the boards of NPS, Inc. (2001 to present), Accupac, Inc. (2003 to Present), Excel Homes Group, LLC (since April, 2010).

He previously served on the boards of Claymont Steel from 2005 to 2008, Milacron Inc. from 2007 to 2008, and Transtar Metals Holdings from 2003 to 2006.

Mr. de Armas is a principal with H.I.G. Capital Management, Inc., and originally joined that firm in 2005. Prior thereto, Mr. de Armas was an investment banker with Edgeview Partners from 2001 to 2005, and with Bowles Hollowell Conner from 1999 to 2001. In addition to currently serving on the board of AAG, Mr. de Armas serves on the boards of Test America Environmental Services, LLC (since 2006), Rotorcraft Leasing Company, LLC (since 2007), Vaupell Holdings, LLC (since 2007), Excel Homes Group, LLC (since April, 2010) and VAS Aero Services, LLC (since October, 2010). He also served on the board of Flight Options, LLC from 2007 to 2009.

Specialty Vehicles Liquidating Trust

Purpose and Duration of the Trust

The Specialty Vehicles Liquidating Trust was formed for the sole purpose of receiving certain contingent consideration that may become payable to AAG’ shareholders (other than shareholders that properly perfect their appraisal rights under Indiana law) in connection with the Merger. The trust is not permitted to engage in any trade or business and is intended to be treated as a liquidating trust under Treasury Regulation Section 301.7701-4(d) and any analogous provision of state or local law.

Upon the consummation of the Merger, the trust’s sole asset will be a contingent right to receive the excess sale proceeds from the sale of AAG’s Specialty Vehicles business under the terms of the merger agreement. The merger agreement provides that the Special Committee of AAG’s Board of Directors will appoint two out of three members of a sale committee that will have the authority to find a buyer for the Specialty Vehicles business and negotiate the sale of such business. The sale committee has nine months from the effective time of the Merger to execute a letter of intent with a potential buyer, and consummate the sale of the Specialty Vehicles business within 90 days thereafter, or the surviving corporation is not required to sell the Specialty Vehicles business. In addition, the merger agreement provides that the surviving corporation is not required to sell the Specialty Vehicles business unless the “net proceeds” to the surviving corporation are at least $12 million. If the surviving corporation does sell the Specialty Vehicle business upon the terms set forth in the merger agreement, the trust will receive only those “net proceeds” that exceed $5 million. Net proceeds are defined in the merger agreement to be the cash proceeds to the surviving corporation, net of (i) taxes arising from the sale and taxes of the Specialty Vehicles’ business accruing prior to the sale, (ii) the costs and expenses of such sale, and (iii) indebtedness of the Specialty Vehicles business, which will include any additional investments made in the Specialty Vehicles business after November 8, 2010. If the surviving corporation does not sell the Specialty Vehicle business or if the net proceeds of a proposed sale are less than $12 million, the Acquiror would retain the Specialty Vehicle business, and the trust will receive no consideration. In such circumstances, the Purchaser Group would benefit because the surviving corporation would retain all of the value of the Specialty Vehicle business or the proceeds from a sale thereof, rather than Acquiror’s affiliate receiving its pro rata portion of any proceeds paid to the trust. In such case, each member of the Purchaser Group would benefit to the extent of its or his proportionate direct or indirect interest in the surviving corporation. If, however, the surviving corporation sells the Specialty Vehicle business within the time period and in accordance with the other terms of the merger agreement, the surviving corporation will retain the first $5 million dollars of net proceeds. The surviving corporation will deliver the remainder of the net sale proceeds to the trust, which will distribute such proceeds to the holders of trust units, including the Acquiror’s affiliate.

The surviving corporation is required under the Merger Agreement to use its commercially reasonable efforts to assist the sale committee to sell the Specialty Vehicle business within nine months after the effective time of the Merger. The Merger Agreement also provides that the sale committee must engage an investment banker within thirty days after the effective time of the Merger to assist in consummating the sale. Acquiror intends to cause the surviving corporation to comply with its obligation under the Merger Agreement.

The trust will continue until the earliest of:

•	the distribution of all the excess sale proceeds according to the terms of the merger agreement and the trust agreement; or

•	the sale committee’s failure to consummate a sale of our Specialty Vehicles business within the time period and pursuant to the other terms set forth in the merger agreement.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement but does not purport to describe all of the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. AAG urges you to read the merger agreement in its entirety before deciding to adopt the merger agreement and approve the Merger because it is the legal document that governs the Merger.

The representations and warranties described in the summary below and included in the merger agreement were made by AAG and Acquiror to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and are subject to important qualifications, limitations and exceptions agreed to by AAG, Acquiror and Acquisition Sub in connection with negotiating its terms, including information contained in a confidential disclosure schedule that AAG provided to Acquiror and Acquisition Sub in connection with the merger agreement. None of AAG, Acquiror or Acquisition Sub is required under SEC rules to disclose these disclosure schedules publicly.

The Merger

At the effective time of the Merger, Acquisition Sub will be merged with and into AAG, with AAG continuing as the surviving corporation. Upon completion of the Merger, the directors of AAG, except Messrs. Matthew Sanford and Fabian de Armas, will be removed pursuant to the terms of the merger agreement. The directors of AAG immediately after the Merger will be Messrs. Matthew Sanford and Fabian de Armas. The officers of AAG immediately after the Merger will be Mr. Richard M. Lavers, as President, Ms. Colleen Zuhl, as Vice President and Treasurer, and Mr. Fabian de Armas, as Vice President.

Not later than five days before the effective time of the Merger, the Special Committee of our board of directors and Acquiror will appoint a sale committee for the purpose of conducting and negotiating a sale of the Specialty Vehicles business. We will use our commercially reasonable efforts to help the sale committee to sell the Specialty Vehicles business before the outside sale date. If a sale of the Specialty Vehicles business is consummated upon the terms of the merger agreement, the excess of any net proceeds of such sale over $5 million dollars prior to the outside sale date will be delivered to the trust and distributed to the beneficiaries of the trust. Such beneficiaries are our former shareholders, with the exception of dissenting shares, if the Merger is consummated.

Effective Time of the Merger

The merger agreement provides that the Merger shall become effective upon the filing of the Articles of Merger (or at such later time reflected in such Articles of Merger as shall be agreed to by Acquiror and AAG).

Manner and Basis of Converting Shares

The merger agreement provides that:

•	Each of our Common Shares that is issued and outstanding immediately prior to the effective time will cease to exist and each such share:

•	(other than dissenting shares, treasury shares and shares owned by Acquiror and its affiliates) will be converted into the right to receive $0.20 per share;

•	(other than dissenting shares, but including shares owned by Acquiror and its affiliates) will be converted into the right to receive one unit of the trust; and

•	for which the holder has properly perfected appraisal rights under Chapter 23-1-44 of the Indiana Business Corporation Law (the “IBCL”), will receive the fair value of such share.

•	Each share of Acquisition Sub that is issued and outstanding immediately prior to the effective time will cease to exist and be converted into the right to receive one Common Share of the surviving corporation.

Each trust unit will represent the contingent right to receive a pro rata share of the excess of any net proceeds from the sale of AAG’s Specialty Vehicles business over $5 million, if such sale is consummated upon the terms and conditions in the merger agreement. One such condition is that such sale occurs prior to the outside sale date or, if we have entered into a letter of intent prior to the outside sale date, within twelve months after the effective time of the Merger. Not later than five days before the effective time of the Merger, the Special Committee of the board of directors of AAG and Acquiror will appoint a sale committee for the purpose of conducting and negotiating a sale of the Specialty Vehicles business. We will use our commercially reasonable efforts to help the sale committee to sell the Specialty Vehicles business before the outside sale date. If the sale satisfies the conditions in the merger agreement, including the condition that the “net proceeds” to the surviving corporation are at least $12 million, the excess of any such net proceeds over $5 million dollars will be delivered to the trust and distributed to the beneficiaries in accordance with the trust agreement. Each trust unit will represent a contingent right to receive a pro rata share of any excess sale proceeds.

The Merger Consideration will be adjusted to the extent appropriate to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to our Common Shares occurring or having a record date on or after the date of the merger agreement and before the effective time of the Merger. No such event, however, is expected to occur.

Acquiror will appoint a paying agent to receive funds in trust in order to make payment of the Merger Consideration and AAG and Acquiror will appoint a trustee to administer the trust. As soon as practicable after the effective time the paying agent will mail or make available to each record holder of our Common Shares a customary notice of effectiveness of the Merger and a letter of transmittal with instructions for surrendering to the paying agent such certificate or certificates in exchange for the Cash Consideration and the trustee will make a book entry evidencing the issuance of the trust units. Each certificate that previously evidenced our Common Shares (other than dissenting shares and, solely with respect to the Cash Consideration, our Common Shares owned by Acquiror and its affiliates) will be deemed to be evidence only of the right to receive, upon surrender, the Merger Consideration, to the extent provided in the merger agreement.

AAG Stock Options and Warrants

All options that are not vested options will be cancelled immediately prior to the effective time without any payment. Each of our Common Shares that is subject to a vested option will entitle the holder to (i) a cash payment equal to the amount by which the Cash Consideration exceeds the per share exercise price of such vested option and (ii) one trust unit.

We have agreed to obtain the consents and releases necessary to ensure that any options granted under any incentive plan or other plan, program or arrangement or grant of any other interest in respect of the capital shares of AAG or its subsidiaries, other than vested options, will be cancelled or terminated as of the effective time. We may withhold delivery of the Merger Consideration to the holders of a vested option until it has received all necessary consents and releases to ensure the cancellation of such option.

Representations and Warranties

The merger agreement contains customary representations and warranties of AAG, Acquiror, and Acquisition Sub relating to, among other things, certain aspects of the respective businesses and assets of the parties and other matters. The representations and warranties expire at the effective time of the Merger.

AAG’s Interim Operations

We have agreed that, except as expressly permitted or required by the merger agreement or otherwise consented to in writing by Acquiror, during the period commencing on November 8, 2010 and ending at the earlier of the closing date and the termination of the merger agreement we and each of our subsidiaries will conduct our operations in the ordinary and usual course of our business consistent with past practice. We have also agreed to use our reasonable efforts to preserve our business and our subsidiaries respective businesses and maintain satisfactory relationships with suppliers, distributors, customers, and others having significant business relationships with them.

In addition, neither AAG nor any of our subsidiaries are permitted to:

•	amend its governance documents;

•	issue or sell, or authorize to issue or sell, any shares of its capital stock or securities convertible or exchangeable into shares of capital stock (except pursuant to the exercise of vested options or the conversion of all or a portion of the convertible note issued to Acquiror’s affiliate);

•	sell or agree to sell, pledge or dispose of any capital stock or other equity interest of any other person that is owned by it;

•	declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, reclassify, purchase or otherwise redeem or acquire, any shares of its capital stock or its other securities (other than the convertible notes issued to Acquiror’s affiliate), except by exercise of any currently outstanding vested options;

•	enter into any contract or commitment with respect to capital expenditures for amounts that exceed the amounts budgeted in the financial projections delivered to Acquiror by $50,000 or more in the aggregate;

•	acquire an equity interest in or a portion of the assets of any business of any person, or otherwise acquire any assets of any person (other than the purchase of assets in the ordinary course of business and consistent with past practice);

•	increase the compensation or fringe benefits of any of its directors, officers or key employees, or grant any severance or termination pay not currently required to be paid under existing agreements or plans (except to the extent required under existing employee and director benefit plans and written agreements in effect on November 8, 2010);

•	enter into any new agreements, or modify or terminate certain existing agreements, with any present or former director, officer or other employee of AAG or any of its subsidiaries;

•	transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, subject to any lien any material assets; or incur or modify any indebtedness; or issue any debt securities; or assume, guarantee or become responsible for the obligations of any person; or make any loan or other extension of credit, other than in the ordinary course of business consistent with past practice;

•	agree to settle or waive and material claim;

•	file any amended returns or claims tax refunds;

•	issue any press release or make any public announcements without the review and consent of Acquiror, other than in the ordinary course of business consistent with past practice;

•	except as required by applicable law or generally accepted accounting principles, make any material change in its accounting practices, policies or procedures or any of its methods of reporting income, deductions or other items for income tax purposes;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of AAG or any of its subsidiaries, except as expressly permitted in the merger agreement;

•	incur, assume, guarantee or prepay any indebtedness or make any loans, extensions of credit or advances to any other person, other than to AAG or any of its wholly-owned subsidiaries, except extensions of credit or advances constituting trade payables in the ordinary course of business;

•	accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, option, insurance or other compensation or benefits;

•	pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction claims, liabilities or obligations in the ordinary course of business and consistent with past practice;

•	enter into any material contract other than in the ordinary course of business consistent with past practice;

•	plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of AAG or its subsidiaries, other than routine employee terminations for cause;

•	take any action that would cause any of the representations or warranties in the merger agreement to be untrue;

•	take any action that would, directly or indirectly, restrict the ability of Acquiror to vote or otherwise exercise the rights and receive the benefits of a shareholder of AAG, or which would permit any shareholder to acquire securities of AAG from us on a basis not available to Acquiror or Acquisition Sub;

•	materially modify, amend or terminate any material contract or waive any of its material rights or claims;

•	prepare any returns, statements, forms, or reports for taxes required to be filed in a manner that is inconsistent with our and our subsidiaries’ past practices; incur any material liability for taxes other than in the ordinary course of business; or enter into any settlement or closing agreement with a taxing authority that does or may adversely affect our or our subsidiaries’ tax liability for any period;

•	fail to maintain insurance on its tangible assets and its businesses consistent with past practice; or

•	authorize, agree or announce an intention, in writing or otherwise, to take any of the foregoing actions.

Other Covenants

Other Covenants of AAG

Under the terms of the merger agreement, we have agreed that we will, among other things, and subject to specified exceptions:

•	upon reasonable notice allow Acquiror, Acquisition Sub, their potential financing sources, and each of their respective affiliates, employees, counsel, accountants, consultants and other authorized representatives reasonable access to our and our subsidiaries’ officers, directors, employees, accountants, properties, books and records;

•	furnish copies of filings made to the SEC and all information concerning business, properties, personnel, financial data, operating data, and any other information as requested;

•	file and prepare with the SEC a proxy statement relating to the Special Meeting of our shareholders and will use reasonable efforts to respond to SEC comments with respect to the proxy statement;

•	within two days after the registration statement becomes effective, mail the proxy statement to our shareholders;

•	use reasonable efforts to provide information to Acquiror in connection with the filing of the registration statement and cause the registration statement filed with the SEC to become effective;

•	not supplement or amend the proxy statement or registration statement without Acquiror’s approval;

•	inform Acquiror if any event or circumstance arises that would require an amendment or supplement to the registration statement or proxy statement;

•	set a record date for, call and establish a date for, and give notice of, the Special Meeting of our shareholders, and hold that meeting as soon as possible after the registration statement becomes effective;

•	obtain, file, and maintain until the effective time any material authorizations, approvals, consents or filings with any government authority;

•	appoint two of our board members to serve on a three member special committee to conduct and negotiate the sale of AAG’s Specialty Vehicles business;

•	use our commercially reasonable efforts to assist the special committee in selling the Specialty Vehicles business; and

•	deliver to the liquidating trust any net proceed from the sale of the Specialty Vehicles business in excess of $5 million if (a) such sale occurs within nine months after the effective time of the Merger, or if AAG has entered into a letter of intent with respect to the sale within such nine-month period and the sale closes within twelve months after the effective time of the Merger, (b) the net proceeds of such sale to the surviving corporation exceed $12 million, and (c) the other conditions to such sale described in the merger agreement are satisfied.

Covenants of Acquiror

Under the terms of the merger agreement, Acquiror has agreed that it will, among other things, and subject to specified exceptions:

•	prepare and file with the SEC a registration statement on Form S-4 for registration of the trust units to be issued to shareholders in accordance with the merger agreement and the Merger;

•	use reasonable efforts to provide information to us in connection with the filing of the registration statement and cause the registration statement filed with the SEC to become effective;

•	use reasonable efforts to respond to comments made by the SEC with respect to the registration statement;

•	not supplement or amend the proxy statement or registration statement without our approval;

•	inform us if any event or circumstance arises that would require an amendment or supplement to the registration statement or proxy statement;

•	cause all shares of Common Shares owned by it or its affiliates to be voted in favor of adopting the merger agreement and the Merger; and

•	not take any action that would reasonably be expected to prevent holders of our Common Shares from exercising dissenter’s rights to demand appraisal of their shares in connection with the Merger.

Covenants of Shareholders Representative

Under the terms of the merger agreement, the Shareholders Representative has agreed that he will, among other things, and subject to specified exceptions, be the exclusive representative of shareholders and holders of trust units and facilitate implementation of the trust agreement.

Covenants of AAG, Acquisition Sub, and Acquiror

Under the terms of the merger agreement, we, Acquiror and Acquisition Sub have agreed that we will, among other things, and subject to specified exceptions:

•	hold in strict confidence all data and information obtained in connection with the Merger, except for any information that was, is now, or becomes generally available to the public, was known to a party on a non-confidential basis prior to its disclosure; is disclosed by a third party not subject to the duty of confidentiality, or may be required to be disclosed by law;

•	cooperate with each other party in connection with preparation, filing, and clearance of this proxy statement and registration statement and allow each other party, to the extent possible, to participate in all communications with the SEC and its staff; and

•	use best efforts to satisfy the conditions precedent to the consummation of the Merger.

Indemnification; Directors’ and Officers’ Insurance

We, as the surviving corporation of the Merger, will maintain in our articles of incorporation and bylaws provisions providing for indemnification and exculpation from liability of directors and officers. These provisions will be no less favorable to directors and officers as the current provisions of our articles of incorporation and bylaws in existence on November 8, 2010. These provisions will not be modified, amended, or repealed for a period of four (4) years from the effective time or the Merger in any way that adversely affects those who (on or prior to the effective time of the Merger) were directors or officers of AAG, unless required by law. Additionally, we will purchase tail directors’ and officers’ liability insurance covering those persons that were covered as of November 8, 2010, but we will not be required to spend more than 200% of the current premiums for such directors’ and officers’ liability policies.

We and our successors will indemnify and hold harmless all individuals that were covered by our directors’ and officers’ liability insurance policies on November 8, 2010 to the fullest extent permitted under the IBCL with respect to all acts and omissions arising out of such individuals’ service as officers, directors, employees or agents of AAG or any of our subsidiaries or as trustees or fiduciaries of any plan for the benefit of our employees or any of our subsidiaries, occurring prior to the effective time of the Merger, including the transactions contemplated by the merger agreement.

Obligations of Our Board of Directors with Respect to its Recommendation and Holding a Meeting of Shareholders

We agreed to set a record date for, call and establish a date for, and give notice of, a Special Meeting (with the record date and meeting date each set for a date as soon as reasonably practicable and in consultation with Acquiror), and convene and hold the Special Meeting as soon as reasonably practicable after the date on which the registration statement becomes effective. This is the same Special Meeting to which this proxy statement/prospectus relates.

Shareholders Representative

Under the merger agreement, the Shareholders Representative has the authority (i) to negotiate and settle, on behalf of AAG’s former shareholders, any dispute arising under the merger agreement after the completion of the Merger, (ii) to accept delivery of notices under the merger agreement to AAG’s former shareholders after the completion of the Merger, and (iii) to negotiate and settle any matters with respect to the amounts to be paid to the holders of trust units.

Conditions to the Merger

Conditions to the Obligations of Each Party

The merger agreement provides that our obligations and the obligations of Acquiror and Acquisition Sub to effect the Merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver, at or before the effective time of the Merger, of the following conditions, in addition to the additional conditions applicable to each of the parties described below:

•	no temporary, preliminary or permanent order or injunction is pending that prohibits the consummation of the Merger, and no law, statute, code, ordinance, regulation, code, order, judgment, writ, injunction, decision, ruling or decree that prevents or prohibits consummation of the Merger shall have been enacted since the date of the merger agreement;

•	the registration statement on Form S-4 shall have been declared effective by the SEC, and shall not be subject to a stop order or any proceeding initiated or threatened by the SEC for that purpose; and

•	We and Acquiror have executed and delivered the trust agreement.

Additional Conditions to the Obligations of Acquiror and Acquisition Sub

The merger agreement provides that Acquiror’s and Acquisition Sub’s obligations to consummate the Merger and the other transactions contemplated by the merger agreement are subject to the satisfaction of the following conditions:

•	we and our subsidiaries senior executives shall have entered employment related agreements, satisfactory to Acquiror, that replace and supersede their present agreements;

•	we shall have delivered to Acquiror all consents, approvals, orders, permits, and other authorizations required by law, contract, or agreement;

•	we shall have delivered the proxy statement to each holder of our Common Shares as required by the merger agreement and applicable securities law and twenty (20) days have elapsed since delivery of the proxy statement;

•	each of our representations and warranties set forth in the merger agreement that (a) are not qualified by materiality or material adverse effect shall be true and correct in all material respects, (b) are qualified by materiality or material adverse effect shall be true and correct, in each case, on the date of the merger agreement and the effective time of the Merger, except to the extent the representations and warranties address matters only as of a particular earlier date, then those representations and warranties will speak as to that earlier date;

•	there shall not have been any breach of our covenants and agreements that either is not reasonably capable of being cured, or if reasonably capable of being cured, has not been cured within ten days after written notice to us of such breach; and

•	we have delivered a closing certificate to Acquiror and Acquisition Sub certifying that the other conditions to Acquiror’s and Acquisition Sub’s obligation to consummate the Merger have been satisfied.

Additional Conditions to our Obligations

The merger agreement provides that our obligation to consummate the Merger and the other transactions contemplated by the merger agreement are subject to the satisfaction of the following conditions:

•	our shareholders have approved the merger agreement pursuant to Section 23-1-40-3 of the IBCL;

•	each of the representations and warranties of Acquiror and Acquisition Sub set forth in the merger agreement that (a) are not qualified by materiality or material adverse effect shall be true and correct in all material respects, (b) are qualified by materiality or material adverse effect shall be true and correct, in each case, on the date of the merger agreement and the effective time of the Merger, except to the extent the representations and warranties address matters only as of a particular earlier date, then those representations and warranties will speak as to that earlier date;

•	there shall not have been any breach of the covenants and agreements of Acquiror or Acquisition Sub that either are not reasonably capable of being cured, or if reasonably capable of being cured, have not been cured within ten days after written notice to Acquiror and Acquisition Sub of such breach; and

•	Acquiror will have delivered a closing certificate to us certifying that the other conditions to our obligations to consummate the Merger have been satisfied.

As used with respect to the merger agreement, “material adverse effect” means a material adverse effect on (a) the financial condition, business, performance, operations or prospects of AAG and its subsidiaries taken as a whole or (b) the legality, validity or enforceability of the merger agreement or any of the other agreements or transactions contemplated by the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated and the Merger may be abandoned before the effective time by mutual consent of AAG, on one hand, and Acquiror and Acquisition Sub, on the other hand. In addition, either we or Acquiror and Acquisition Sub may terminate the merger agreement if:

•	any court of competent jurisdiction or any governmental authority has issued a final and nonappealable order, decree, or ruling or taken any action permanently restricting, enjoining or restraining the acceptance of payment for the Common Shares pursuant to the merger agreement;

•	any action taken, law entered, enacted, issued or deemed applicable that prohibits or makes illegal the consummation of the Merger; or

•	the conditions precedent to the consummation of the Merger described in the two clauses above have not be satisfied on or before March 31, 2011.

None of AAG, Acquiror or Acquisition Sub may terminate the merger agreement if they have been a principal cause of the failure of any of the conditions listed above.

AAG or Acquiror may also terminate the merger agreement if the conditions precedent to such party’s obligations to consummate the Merger have not be satisfied or waived prior to March 31, 2011, so long as the terminating party is not in material breach of the merger agreement at such time.

If the merger agreement is properly terminated, neither party will have any further obligations or liability thereunder except for certain confidentiality obligations and payment of its own expenses.

Fees and Expenses

The merger agreement provides that, each party will pay its own expenses and costs and expenses incurred in connection with the merger agreement and the consummation of the Merger.

Amendment

The merger agreement may be amended any time before the effective time of Merger. Any amendment must be approved by the respective boards of directors of Acquiror, Acquisition Sub, and us or, in the case of Acquiror and Acquisition Sub, by the respective officers authorized by their respective board of directors.

Acquiror’s Reasons for the Merger

Acquiror believes that the Merger will allow it to address AAG’s liquidity and profitability needs through its own strategies that differ from AAG’s current strategies. By owning all of AAG, Acquiror will have control over the Board of Directors and greater access to management and the operational issues facing AAG. Acquiror will seek to eliminate the costs of remaining a public company and the Merger should render certain shareholder litigation moot. Acquiror believes that the Merger would create a leaner, more agile business model, which will provide a more stable platform for future growth and allow the company to respond to changes in the marketplace faster. Acquiror will look to streamline manufacturing and other processes and reduce general and administrative costs. Further, a successful sale of the Specialty Vehicles business will allow AAG’s management to focus more closely on the housing business and avoid the distractions of operating disparate businesses.

Interests of Our Executive Officers and Directors in the Merger

In considering the recommendation of our board of directors that you vote for the merger agreement and approve the Merger, you should be aware that some of our executive officers and directors may have economic interests in the Merger that are different from, or in addition to, those of our shareholders generally. Our board of directors was aware of and considered these interests, among other matters, in reaching its determination that the merger agreement and the transactions contemplated thereby, including the Merger, are advisable for, and in the best interests of, us and our shareholders, in approving the merger agreement and the transactions contemplated thereby, including the Merger, and in making its recommendation that our shareholders vote for the adoption of the merger agreement and approval of the Merger. These interests include the following:

•	the surviving corporation will maintain and honor all indemnification arrangements in place for all our past and present directors and officers for acts or omissions occurring at or before the effective time of the Merger;

•	the surviving corporation will maintain and honor all indemnification provisions and exculpation provisions in favor of each of our present or former directors and officers that is set forth in our certificate of incorporation or bylaws in effect as of the date of the merger agreement; and

•	the surviving corporation will purchase a directors’ and officers’ liability insurance policy which will cover those persons who are covered by our directors’ and officers’ liability insurance policy for events occurring before the effective time of the Merger on substantially the same terms as those applicable to our current directors and officers, subject to certain limitations.

Mr. Lavers, our Chief Executive Officer, will hold the office of President of AAG after the effective time of the Merger. Ms. Colleen Zuhl, our Chief Financial Officer, will hold the offices of Vice President and Treasurer of AAG after the effective time of the Merger. One of the conditions to the obligation of Acquiror and Acquisition Sub to consummate the Merger is the entry by Mr. Lavers and Ms. Zuhl into new employment arrangements with AAG satisfactory to Acquiror.

Mr. Sanford and Mr. de Armas will be the only directors of AAG immediately after the effective time of the Merger. Mr. Sanford and Mr. de Armas are employees of an affiliate of H.I.G. All American.

Insurance and Indemnification of AAG Officers and Directors.

The surviving corporation’s articles of incorporation and bylaws will provide for indemnification and exculpation from liability of directors and officers of the surviving corporation that are no less favorable to such directors and officers, taken as a whole, as the corresponding director and officer indemnification provisions of our current articles of incorporation and bylaws. In addition, the surviving corporation will not amend its articles of incorporation or bylaws for four years after the effective time of the Merger in any way that would adversely affect the indemnification rights of our officers and directors.

The surviving corporation will indemnify and hold harmless our present and former directors and officers against all liabilities arising out of the actions or omissions of such person’s service, including the advancement of certain expenses, for all actions arising before the effective time of the Merger or in connection with the Merger.

The surviving corporation will also purchase a directors’ and officers’ liability insurance policy which will cover those persons who are covered by our directors’ and officers’ liability insurance policy for events occurring before the effective time of the Merger on substantially the same terms as those applicable to our current directors and officers, but the surviving corporation will not be obligated to pay any insurance premium in excess of 200% of our current premium for such policies.

Regulatory Filings and Approvals Required to Complete the Merger

Neither AAG nor Acquiror are aware of any material governmental or regulatory requirements that must be complied with regarding the Merger, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part and compliance with applicable provisions of Indiana law, including the filing of a certificate of merger.

Listing of Units in the Liquidating Trust

The trust units held by our shareholders following the effective time of the Merger will not be marketable nor will they be listed on any securities exchange or quoted on any interdealer quotation system. Additionally, trust units may not be assigned or otherwise transferred other than by will or intestate succession as personal property.

Delisting and Deregistration of Our Common Shares

If the Merger is completed, our Common Shares will be delisted from any interdealer quotation system and securities exchange and deregistered under the Exchange Act. In addition, AAG will cease to be a reporting company under the Exchange Act.

Liquidating Trust Agreement

The following is a description of the trust that we will use to distribute additional Merger Consideration to you and our other shareholders (other than dissenters). The full text of the trust agreement is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference. You are encouraged to read the entire trust agreement and the other exhibits to this proxy statement/prospectus.

Purpose of the Trust

The merger agreement provides that all of our shareholders (other than dissenters) will be entitled to receive any net proceeds from the sale of AAG’s Specialty Vehicles business in excess of $5 million if certain conditions are met. One such condition is that the sale must occur within nine months after the effective time of the Merger, or if AAG has entered into a letter of intent with respect to a sale, within twelve months after the effective time of the Merger. If the Merger is approved by the shareholders, we will establish a liquidating trust for the sole purpose of receiving such net proceeds and distributing them to our shareholders (other than dissenters). The sale committee will have the right to cause the trust to provide indemnification to any buyer of the Specialty Vehicles business and may choose to do so if, in its judgment, such indemnification is necessary to consummate the sale or would result in greater proceeds to the trust. In such cases, the buyer will require the trust to retain cash sufficient to fund the indemnification in amounts and for such duration as are negotiated between the buyer and the sale committee. The trust is not permitted to engage in any trade or business and is intended to be treated as a liquidating trust under Treasury Regulation Section 301.7701-4(d) and any analogous provision of state or local law.

Beneficiaries and Beneficial Interests

A beneficiary’s interest in the trust is represented by “trust units.” Under the terms of the merger agreement, the holder of each of our Common Shares that is issued and outstanding immediately prior to the effective time of the Merger (other than dissenting shares) will receive one trust unit for each share owned by such holder. This means that each beneficiary of the trust will have a pro rata interest in the trust’s net assets equivalent to his or her interest in the Company immediately prior to the Closing, excluding shares held by persons who properly perfect their dissenter’s rights. Affiliates of Acquiror own approximately 55.7% of our Common Shares and will receive an equivalent amount of trust units. A beneficiary’s interest will not be represented by a certificate, but rather the trustee will maintain a ledger of the trust units held by each beneficiary at the trustee’s place of business. No beneficiary will have any title in, right to, possession, management, or control of, the underlying assets of the trust except as expressly provided in the trust agreement.

Limitations on Transfer of Trust Units

Trust units may not be assigned or otherwise transferred to any other person or entity, other than by will or intestate succession as personal property. The trustee will not have any duty to recognize any purported transfer other than as set forth in the trust agreement.

Duration and Termination of the Trust

The trust will continue until the earliest of:

•	the distribution of all the excess sale proceeds according to the terms of the merger agreement and the trust agreement; or

•	the special committee’s failure to consummate a sale of AAG’s Specialty Vehicles business within the time period and pursuant to the other terms set forth in the merger agreement.

Administration of the Trust

A single trustee will be appointed to administer the trust. The trustee will pay from the trust assets, if any, all expenses, charges, obligations, and certain liabilities of the trust that result from the administration and execution of the trust. The trustee may in its discretion, or upon a vote of the holders of a majority of trust units, make interim distributions of assets of the trust, if any, but at least annually, the trustee must distribute to the beneficiaries all cash proceeds from receipt of the trust assets, if any, that are in excess of reasonable amounts retained to satisfy liabilities and expenses of the trust. Once the trustee determines that all liabilities, claims, expenses, and obligations have been paid or discharged, and no further excess sale proceeds are to be received, or that there are no excess sale proceeds to be received, then the trustee will distribute any remaining trust assets to the beneficiaries in proportion to the trust units held by them.

Reporting to Beneficiaries

As soon as practicable after the effective time of the Merger, the trustee will mail to each beneficiary a notice stating how many trust units such person beneficially owns and information about how to contact the trustee. The trustee will provide certain annual notices to the beneficiaries at the end of each tax year and after the trust terminates. These notices will include a written report and account showing assets and liabilities of the trust, receipts and disbursements of the trustee, changes in the trust assets and liabilities not previously reported, statements of cash flow, and any action taken by the trustee in performance of its duties which, in the opinion of the trustee, materially affect the trust assets or liabilities. The trustee will also mail to beneficiaries interim reports whenever a material event relating to the trust assets occurs, but may in its discretion, report these events in an annual notice if that notice will be issued at approximately the same time as the interim report would be issued.

General Powers of the Trustee

The trustee will generally be responsible for the administration of the trust. The trustee’s general powers include the power to:

•	collect and convert into cash the trust assets;

•	retain and set aside funds and to use those funds to pay and satisfy claims, expenses, charges, liabilities and obligations existing with respect to the trust or trust assets;

•	appoint or engage agents or representatives, for example, accountants or attorneys, to assist the trustee in executing its duties;

•	take actions necessary to protect and conserve trust assets, including instituting or defending actions or judgments for relief in the name of the trust; and

•	cancel, terminate or amend existing contracts, agreements, or causes of action relating to or forming a part of the trust assets and to execute new contracts, agreements, or causes of action relating to the trust.

The preceding list does not include all enumerated powers of the trustee. Other powers of the trustee may be authorized under the trust agreement or under the laws of the State of Indiana. We encourage you to review the trust agreement in its entirety.

Compensation of the Trustee

The trustee will receive usual and customary fees based on fees charged by trustees for administration of trusts of this type and nature. The trustee will also be reimbursed for reasonably incurred expenses in the performance of its duties. These fees and expenses will be paid out of the trust assets. To facilitate payment, we may advance funds to pay the trust’s and the trustee’s fees and expenses and recover such advances from the net proceeds of the sale of the Specialty Vehicles business. You will have no personal liability for any fees or expenses of the trustee or the trust.

Number and Qualifications of the Trustee

A single trustee will be appointed to administer the trust. That person must be either a citizen and resident of a state of the United States, or a corporation or other entity which is incorporated or formed under the laws of a state of the United States. If the trustee is a corporation, that corporation must be authorized to act as a corporate fiduciary in the State of Indiana or other jurisdiction determined by the trustee.

Resignation or Removal and Appointment of a Successor Trustee

The trustee may resign by written notice to the beneficiaries. Resignation becomes effective upon the earlier of the appointment of a successor trustee or that successor’s acceptance of appointment. A trustee may be removed at any time, with or without cause, by the beneficiaries having a majority of the total trust units held by all beneficiaries. If a trustee resigns or is removed, or dies, becomes mentally incompetent or incapable of action, or is adjudged bankrupt or insolvent, then a successor trustee will be appointed by the beneficiaries holding trust units representing at least a majority of the total units consent.

Meetings and Action by the Beneficiaries

A meeting of the beneficiaries may be called by the trustee or the beneficiaries holding at least 33% of all the trust units. The trustee may call a meeting by providing written notice mailed to the beneficiaries not more than 60 nor less than 5 days before such meeting. In order for beneficiaries to call a meeting, the requisite beneficiaries must provide a written request to the trustee requesting a meeting of beneficiaries be called and specify, in reasonable detail, the action proposed to be discussed at the meeting. Within 30 days after the written request, the trustee must call a meeting by providing the written notice describe above. If the trustee fails to call a meeting within the 30-day period then the meeting may be called by the beneficiaries holding at least 33% of the outstanding total trust units.

Beneficiaries are not entitled to vote at a meeting of beneficiaries. To the extent the trust agreement provides for actions to be taken by the holders of the majority of the trust units, the action may only be taken by H.I.G. All American as the holder of a majority of the trust units.

Amendments

The trustee must amend the trust agreement, subject to certain limitations, at the direction of beneficiaries holding a majority of the total trust units.

RIGHTS OF DISSENTING SHAREHOLDERS

Shareholders are entitled to dissent from the Merger and obtain payment of the fair value of their AAG shares under the IBCL. Accordingly, by following the procedure described herein, any AAG shareholder who opposes the Merger may choose to receive payment representing the fair value of such person’s shares.

A shareholder who wishes to assert dissenters’ rights with respect to the Merger must deliver to AAG before the vote is taken at the Special Meeting a written notice indicating the shareholder’s intent to dissent and demand payment for his, her or its shares, if the proposed approval of the merger agreement and the Merger is effectuated. This notice must be delivered to AAG before the vote is taken on the merger agreement and the Merger at the Special Meeting, and the shareholder must not vote his, her or its shares in favor of the Merger or execute the proxy in favor of the Merger. A shareholder who fails to deliver the demand notice or who executes the proxy in favor of the Merger is not entitled to dissenters’ rights for his, her or its shares under the IBCL.

Following the Special Meeting, AAG must deliver a written dissenters’ notice to all shareholders that notified AAG that they intend to dissent and demand payment for their AAG shares and who did not vote in favor of the merger agreement and the Merger. This dissenters’ notice must be sent by AAG no later than ten (10) days after the Special Meeting and must (i) state where the payment demand must be sent and where and when certificates representing AAG shares must be deposited, (ii) inform holders of uncertificated AAG shares to what extent transfer of AAG shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment for the AAG shares that includes the date of the first announcement to the news media or to the shareholders of the terms of the Merger and requires that the shareholder asserting dissenters’ rights certify whether or not the beneficial ownership of AAG shares was acquired before that date; (iv) set a date by which AAG must receive the payment demand which must be between 30 and 60 days after the dissenters’ notice is delivered; and (v) be accompanied by a copy of IBCL Chapter 23-1-44. A dissenting shareholder must demand payment, certify whether beneficial ownership of the AAG shares was acquired before the date set forth in the dissenters’ notice and deposit his, her or its share certificates in accordance with the terms of such notice. A shareholder who fails to demand payment or deposit share certificates as required by the dissenters’ notice by the respective dates set forth therein is not entitled to payment for the AAG shares (other than the shareholder’s share of the Merger Consideration).

If a dissenting shareholder was the beneficial owner of AAG shares on or prior to the date of the first announcement to the news media (November 8, 2010) or to shareholders of the terms of the proposed transaction (a “Pre-Announcement Shareholder”), the IBCL requires AAG to pay such dissenting shareholder the amount AAG estimates to be the fair value of such dissenting shareholder’s AAG shares. Payment is to be made upon receipt of the demand and must be accompanied by AAG’s most recent year-end and interim financial statements, a statement of AAG’s estimate of the fair value of the AAG shares, and a statement of the dissenting shareholder’s right to demand payment under IBCL Section 23-1-44-18.

If a dissenting shareholder was not the beneficial owner of his AAG shares prior to the date of the first announcement to news media or to the shareholders of the terms of the proposed transaction (a “Post-Announcement Shareholder”), AAG may elect to withhold payment of the fair value of such dissenting shareholder’s AAG shares. To the extent such payment is withheld, AAG is required to estimate the fair value of such dissenting shareholder’s AAG any shares and offer to pay this amount to each Post- Announcement Shareholder who agrees to accept it in full satisfaction of the dissenting shareholder’s demand. The offer must be accompanied by a statement of the AAG’s estimate of value of the AAG shares and a statement of the dissenting shareholder’s right to demand payment under IBCL Section 23-1-44-18.

IBCL Section 23-1-44-18 provides that a dissenting shareholder may notify AAG in writing of the dissenter’s own estimate of the fair value of his, her or its AAG shares and demand payment of the amount of such estimate (less any payment already made by AAG), or reject AAG’s offer (if a Post-Announcement Shareholder) and demand payment of the fair value of his, her or its AAG shares if (i) the dissenter believes the amount paid or offered is less than the fair value of his, her or its AAG shares, (ii) AAG fails to pay Pre-Announcement Shareholders within 60 days after the date set for demanding payment, or (iii) if the proposed transaction is not consummated, AAG fails to return the deposited certificates within 60 days after the date set for demanding payment. In order to exercise the rights granted by Indiana Code Section 23-1-44-18, a dissenter must notify AAG in writing within 30 days after AAG made or offered payment for the dissenting shareholder’s AAG shares. Shareholders should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, are not opinions as to fair value under IBCL Section 23-1-44-18.

If a demand for payment by a dissenting shareholder under IBCL Section 23-1-44-11 or 23-1-44-18 remains unsettled, AAG must commence a proceeding in the circuit or superior court of the county where AAG’s registered office in Indiana is located (Marion County) within 60 days after AAG’s receipt of the payment demand, and petition the court to determine the fair value of the subject AAG shares. If such a proceeding is not commenced within the 60-day period, AAG must pay each dissenting shareholder whose demand remains unsettled the amount demanded. All dissenting shareholders whose demands remain unsettled must be made parties to the proceeding and must be served with a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. In any such proceeding, each dissenting shareholder made a party is entitled to a judgment in the amount of the difference between the fair value found by the court and the amount paid by AAG, plus interest on such difference, in the case of a Pre-Announcement Shareholder; or the fair value, plus accrued interest, of such dissenting shareholder’s AAG shares for which AAG elected to withhold payment, in the case of a Post-Announcement Shareholder. The court in an appraisal proceeding has the authority to determine and assess the costs of the proceeding, including the compensation and expenses of court-appointed appraisers, in such amounts and against such parties as it deems equitable. The court may also assess fees and expenses of counsel and experts for the parties against AAG if the court finds AAG did not substantially comply with the requirements of IBCL Sections 23-1-44-10 through 18, or against any party if the court finds that the party acted arbitrarily, vexatiously, or not in good faith. The IBCL also makes provision for compensation of counsel for any dissenting shareholder whose services benefited other dissenting shareholders similarly situated, to be paid out of the amounts awarded the dissenting shareholders that were benefited, if not assessed against AAG. The foregoing summary does not purport to be a complete statement of the provisions of the IBCL relating to the rights of dissenting shareholders and is qualified in its entirety by the IBCL.

Each shareholder who perfects dissenters’ rights will not receive his, her, or its portion of the Merger Consideration. Such dissenting shareholder’s shares shall not be converted into a right to receive any amounts with respect to the Merger Consideration, and shall have only the rights described for dissenters in the merger agreement.

COMPARATIVE RIGHTS OF AAG SHAREHOLDERS AND SPECIALTY VEHICLES
LIQUIDATING TRUST UNIT HOLDERS

The following is a summary of the material differences between the rights of our shareholders and beneficiaries under the trust. This section does not include a complete description of all differences between the rights of our shareholders and beneficiaries under the trust nor does it include a complete description of the specific rights of such holders. This summary is qualified in its entirety by reference to the IBCL, Title 30 of the Indiana Code as well as to the articles of incorporation and bylaws of AAG and the trust agreement, which are available upon request. See the section entitled “Where You Can Find More Information” beginning on page 80 of this proxy statement/prospectus.

We are an Indiana corporation governed by the IBCL. The trust was formed by us and is governed by Title 30 of the Indiana Code. Some difference between the rights of our shareholders and the beneficiaries under the trust may arise from differences in their respective governing law as well as the documents governing their respective existences and administration.

Board of Directors

AAG.  Our bylaws provide for election of directors at the annual meeting of the shareholders. Each director elected will hold office for the term for which he is elected and until his successor is elected and qualified.

Trust.  The trust does not have a board of directors, but rather is administered by a trustee initially appointed by the Special Committee. The trustee will remain as trustee until the trust is terminated or upon his or her resignation or removal by beneficiaries having aggregate trust units of at least a majority of the total trust units held by all beneficiaries.

Meetings and Voting Rights

AAG.  Our bylaws provide for an annual meeting of shareholders where shareholders will elect a board of directors and transact other business properly before the meeting. In addition, special meetings of the shareholders may be called by the President, the Board of Directors or by the Secretary on the written request of the holders of not less than a majority of all shares entitled to vote at the meeting. Shareholders are entitled to vote at these meetings according to their outstanding shares.

Trust.  No annual meeting of beneficiaries is required under the trust agreement. A meeting of the beneficiaries may be called by the trustee or the beneficiaries holding at least 33% of all the trust units. In order for beneficiaries to call a meeting, the requisite beneficiaries must provide a written request to the trustee requesting a meeting of beneficiaries be called and specify, in reasonable detail, the action proposed to be discussed at the meeting. Within 30 days after the written request, the trustee must call a meeting by providing the written notice describe above. If the trustee fails to call a meeting within the 30-day period then the meeting may be called by the beneficiaries holding at least 33% of the outstanding total trust units. Beneficiaries are not entitled to vote at a meeting of beneficiaries. Rather, any action that requires approval of holders of a majority of the trust units may be taken only by H.I.G. All American as the holder of a majority of the trust units.

Ongoing Operations

AAG.  Our purpose is to operate as a going concern engaged in the business determined by our board of directors. We intend to generate profits and attempt to increase shareholder value through the operation of our tangible and intangible assets.

Trust.  The trust is organized for the sole purpose of receiving and distributing excess sale proceeds from the sale of AAG’s Specialty Vehicles business if the sale occurs in accordance with the terms of the merger agreement. The trust will not participate in the operating profit of the Specialty Vehicles business and if the sale does not occur within the time frame or result in net proceeds required by the merger agreement, then the trust will receive nothing from a sale of the Specialty Vehicles business. The trust is not permitted to engage in any trade or business and is intended to be treated as a liquidating trust under Treasury Regulation Section 301.7701-4(d) and any analogous provision of state or local law.

Transferability of Interest

AAG.  Our Common Shares are freely transferable in the market and quoted on an interdealer quotation system.

Trust.  The trust units will not be marketable nor will they be listed on any securities exchange or quoted on any interdealer quotation system. Trust units may not be transferred other than by will or intestate succession as personal property.

SUMMARY FINANCIAL DATA

The following tables set forth summary historical consolidated financial data. The summary historical consolidated financial data as of December 31, 2009 and 2008 and for the two years then ended has been derived from our audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The summary historical consolidated financial data as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009 has been derived from our unaudited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. Our historical results included below are not necessarily indicative of our future performance, and the results of operations for the nine months ended September 30, 2010 are not necessarily indicative of our results of operations for the full year. The unaudited summary historical consolidated financial data reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of our financial position and results of operations at the end of and for the periods presented. Numbers are presented in thousands, except per share amounts and the ratio of earnings (loss) to fixed charges.

Summary Historical Consolidated Income Statement Data

	Years Ended		Nine Months Ended
	December 31,		September 30,
	2009	2008	2010	2009

Total Revenues	60,623	119,596	57,814	45,088
Gross Profit (Loss)	(1,036)	17,379	1,335	(2,168)

Loss from Continuing Operations Before	(20,583)	(20,218)	(23,153)	(14,166)
Federal Income Taxes
Federal Income Tax Expense (Benefit)	(346)	(1,539)	(214)	(19)

Net Income or ( Loss)	(20,237)	(18,679)	(22,939)	(14,147)
Income (Loss) from Discontinued Operations	15,507	(50,323)	(814)	15,317
Net Loss	(4,730)	(69,002)	(23,753)	1,170
Per Common Share Data:
Net Income — Basic and Diluted	(0.29)	(4.37)	(1.16)	0.07
Ratio of Earnings (Loss) to Fixed Charges	(1.84)	(11.37)	(0.60)	(4.94)

Summary Historical Consolidated Balance Sheet Data

	December 31,	December 31,	September 30,
	2009	2008	2010

Current Assets	53,621	52,620	40,832
Noncurrent Assets	36,428	54,784	33,557

Total Assets	90,049	107,404	74,389

Current Liabilities	22,125	47,926	36,274
Noncurrent Liabilities	19,567	6,789	4,681

Total Liabilities	41,692	54,715	40,955
Shareholders’ Equity	48,357	52,689	33,434

Total Liabilities and Shareholders’ Equity	90,049	107,404	74,389

No separate financial information is provided for Acquiror because Acquiror is a newly formed entity formed in connection with the Merger and has no independent operations. No pro forma data giving effect to the Merger has been provided. We do not believe that such information is material to shareholders in evaluating the proposed Merger and the merger agreement because (1) the proposed Merger Consideration consists of cash and the right to receive an interest in the Specialty Vehicles Liquidating Trust, which may be reduced to cash upon sale of the Specialty Vehicles business, (2) if the Merger is consummated, the Common Shares will cease to be publicly traded. (3) the only adjustments from AAG’s historic financial statements that would be reflected on pro forma statements would be to per share amounts. Set forth below is certain unaudited summary financial data relating to the Specialty Vehicles business:

The following tables present summary financial data for the Specialty Vehicles business. The trust units to be issued to holders of Common Shares represent a contingent right to receive net proceeds from the sale of the Specialty Vehicles business, provided the sale meets the conditions described elsewhere in this proxy statement/prospectus. We cannot assure you that the Specialty Vehicles business will be sold within the time periods or for the minimum amount of net proceeds required by the Merger Agreement to result in any net proceeds from the sale of the Specialty Vehicles being available for distribution to holders of the trust units. Numbers are presented in thousands.

Summary Historical Specialty Vehicles Income Statement Data

	Years Ended		Nine Months Ended
	December 31,		September 30,
	2009	2008	2010	2009

Total Revenues	13,493	2,405	19,147	7,887
Gross Profit (Loss)	310	(635)	1,881	(330)
Operating Income (Loss)	(837)	(636)	691	(1,190)
(Loss) on intercompany real estate transaction	—	—	(1,485)	—
Net Income (Loss) Attributable to Specialty Vehicles(1)	(856)	(636)	(826)	(1,190)

(1)	September 30, 2010 Net Loss includes a charge of $1.5 million attributable to an intercompany real estate transaction. This loss is eliminated in consolidation.

Summary Historical Specialty Vehicles Balance Sheet Data (2)

	December 31,	December 31,	September 30,
	2009	2008	2010

Current Assets	6,321	2,153	4,487
Noncurrent Assets	320	—	2,422

Total Assets	6,641	2,153	6,909

Current Liabilities	3,764	474	2,901
Noncurrent Liabilities	—	—	—

Total Liabilities	3,764	474	2,901

(2)	The balance sheet data reflects the effect of the Company’s discontinued operations.

Book Value Per Common Share

Our book value per Common Share as of September 30, 2010 was $0.91.

TRADING MARKET AND PRICE FOR COMMON SHARES

The Common Shares are quoted in the “pink sheets” in the over-the-counter market under the symbol “COHM.” As of September 30, 2010, we had approximately 1,763 shareholders of record. The following table sets forth the reported high and low sales prices for the Common Shares in the “pink sheets” for each completed quarterly period within the fiscal years ended December 31, 2010, 2009 and 2008.

	Price Range
Fiscal 2010	High	Low

First Quarter	$1.51	$1.09
Second Quarter	1.45	0.47
Third Quarter	0.59	0.12
Fourth Quarter	0.27	0.09

Fiscal 2009	High	Low

First Quarter	$2.03	$0.52
Second Quarter	1.45	0.25
Third Quarter	1.55	1.02
Fourth Quarter	1.55	1.00

Fiscal 2008	High	Low

First Quarter	$6.01	$2.75
Second Quarter	3.78	2.11
Third Quarter	2.64	1.65
Fourth Quarter	2.53	0.48

These prices may reflect inter-dealer prices without retail mark-up, markdown or commissions and may not represent actual transactions. The trading volume for the Common Shares has historically been relatively limited and a consistently active trading market for the Common Shares may not occur in the “pink sheets.”

Dividends

AAG has not paid dividends in the last two years. Future payment of dividends is prohibited by AAG’s loan agreements

RECENT TRANSACTIONS

No transactions in Common Shares have been effected during the past 60 days by (1) AAG or Acquiror or any of its affiliates, or (2) any executive officer, director, affiliate or subsidiary of AAG.

SECURITIES OWNERSHIP

The Common Shares are our only outstanding class of voting securities. The following table sets forth information regarding the beneficial ownership of the Common Shares as of December 31, 2010 by each person who beneficially owns more than 5% of the Common Shares to the extent known to management.

	Number of Shares		Percent of
Name and Address of Beneficial Owner	Beneficially Owned		Class

H.I.G. All American, LLC	41,640,523	(1)	71.9%
c/o H.I.G. Capital, LLC 1450 Brickell Avenue, 31st Floor Miami, Florida 33131
GAMCO Investors, Inc.	2,840,900	(2)	7.7%
One Corporate Center Irvine, California 92614

(1)	Includes 21,156,658 shares that H.I.G. All American could acquire on conversion of convertible debt or other rights as of December 31, 2010. Certain other persons may be deemed to the be the beneficial owners of all of such shares as follows: All American Homes Holdings, LLC, as the owner of a majority of the equity interests of H.I.G. All American; H.I.G. Capital Partners IV, L.P., in its capacity as the owner of a majority of the equity interests of All American Homes Holdings, LLC; H.I.G. Advisors IV, L.L.C., as the general partner of H.I.G. Capital Partners IV, L.P.; H.I.G. GP-II, Inc., as the manager of H.I.G. Advisors IV, L.L.C.; and Messrs. Tamer and Mnaymneh as co-presidents, directors and the only shareholders of H.I.G. GP-II, Inc. The address of each such person is the same as the address of H.I.G. All American.

(2)	In a Schedule 13D filed with the SEC, GAMCO Investors states that Mr. Mario Gabelli may be deemed to beneficially own the Common Shares owned by GAMCO Investors. Mr. Gabelli’s address is the same as that of GAMCO Investors.

As a result of 20,483,865 Common Shares issued to H.I.G. All American and 21,156,658 Common Shares issuable to H.I.G. All American upon conversion of the Amended Tranche B Note, H.I.G. All American may be deemed to be the beneficial owner of 41,640,523 Common Shares, which represents in the aggregate approximately 71.90% of the outstanding Common Shares. In addition, should AAG elect to pay interest on the Amended Tranche B Note by issuing payment in kind Amended Tranche B Notes, the Purchaser Group’s ownership will increase accordingly. Interest on the Amended Tranche B Note is due on March 30 and October 30 of each year.

The percentages set forth in the foregoing table are based upon an aggregate of 36,757,069 Common Shares outstanding as of December 31, 2010, as adjusted to reflect the 21,156,658 shares of Common Stock issuable to H.I.G. All American upon conversion of the Tranche B Note.

The following table shows the number of Common Shares each executive officer and director owned as of December 31, 2010 including shares subject to stock options exercisable within 60 days of that date. Please note that, as reported in this table, beneficial ownership includes those shares each individual has the power to vote or transfer, as well as shares owned by immediate family members that reside in the same household.

			Director	Shares
			Compensation	Held in
			Grant	401(k)	Total
	Shares	Exercisable	Vesting	Plan as of	Shares	% of
	Beneficially	Within	Within	Dec. 31,	Beneficially	Shares
Name	Owned	60 Days	60 Days	2010	Owned	Outstanding

R.J. Deputy	173,989	3,000	—	—	176,989	*
W.P. Johnson	142,815	3,000	—	—	145,815	*
R.M. Lavers	75,932	7,100	—	292	83,324	*
E.W. Miller	76,308	3,000	—	—	79,308	*
D.W. Hudler	75,070	3,000	—	—	78,070	*
G.B. Bloom	73,927	3,000	—	—	76,927	*
J.A. Goebel	67,138	—	—	—	67,138	*
R.J. Bedell	19,671	—	—	25,318	46,939	*
C.A. Zuhl	29,297	—	—	—	29,297	*
F. deArmas	—	—	—	—	—	*
M. Sanford	—	—	—	—	—	*

All Current Directors and Executive Officers as a group (11 persons)	736,097	22,100	—	25,610	783,807	2.1%

*	Less than 1%

EXPERTS

The consolidated financial statements of All American Group, Inc. and Subsidiaries (f/k/a Coachmen Industries, Inc. and Subsidiaries) at December 31, 2009, and for the year then ended, included in this Proxy Statement/Prospectus of All American Group, Inc. and Specialty Vehicles Liquidating Trust, which is referred to and made part of this Registration Statement (Form S-4) have been audited by McGladrey & Pullen, LLP, independent registered public accounting firm, and at December 31, 2008, and for the year then ended, by

Ernst & Young LLP, independent registered public accounting firm, as set forth in their respective reports (which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

If the Merger is consummated, there will be no public shareholders of AAG and no public participation in any future meetings of shareholders of AAG.

However, if the Merger is not consummated, our public shareholders will continue to be entitled to attend and participate in our shareholder meetings. Shareholders wishing to include proposals in AAG’s proxy statement and form of proxy for the 2011 Annual Meeting of Shareholders must have submitted such proposals so that they were received by the Secretary of AAG at the address indicated on page 1 by no later than December 2, 2010.

AAG’s Bylaws provide that notice of proposed shareholder nominations for election of directors may be made by any shareholder holding five percent (5%) or more of the outstanding shares entitled to vote for the election of Directors, and must be made in writing and either delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of AAG, and in either case must be received by the Secretary of AAG not less than 90 days prior to the month and day of the anniversary of the last meeting of the shareholders called for the election of directors. If there is public participation in our 2011 annual meeting, nominations for the 2011 meeting received after January 28, 2011 will be considered untimely. SEC regulations may set different or additional time requirements. The advance notice requirement affords the Board of Directors the opportunity to consider the qualifications of all proposed nominees and, to the extent deemed necessary or desirable by the Board, inform shareholders about such qualifications. The notice must contain certain information about each proposed nominee, including their age, business and residence addresses and principal occupation, the number of shares of Common Shares beneficially owned by them and such other information as would be required to be included in a proxy statement soliciting proxies for the election of such proposed nominee. If the chairman of the annual meeting of shareholders determines that a nomination was not made in accordance with the foregoing procedures, such nomination is void.

For a shareholder to bring other business before the 2011 annual meeting of shareholders, but not have it included in the proxy statement, timely notice must be submitted in writing, either delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of AAG, and in either case be received by the Secretary of AAG not less than 60 days prior to the month and day of the anniversary of the mailing of the prior year’s proxy statement. The notice must identify the proposing shareholder and his/her address, and contain a description of the proposed business and such other information as would be required to determine the appropriateness of including the proposal in a proxy statement. Shareholder proposals for the 2011 annual meeting received after January 31, 2011 will be considered untimely and the proxy solicited by AAG for next year’s annual meeting may confer discretionary authority to vote on such matters without a description of them in the proxy statement for that meeting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the filing requirements of the Exchange Act. Accordingly, we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You can read and copy any materials we file with the SEC at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC’s customary fees, by writing to the SEC’s principal office at 100 F Street, NE, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains materials we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

AAG has filed a registration statement on Form S-4 to register with the SEC the offering and sale of the trust units to be issued to shareholders of AAG in the Merger. You should rely only on the information contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any later date, and the mailing of this Proxy Statement/Prospectus to you shall not create any implication to the contrary. This proxy statement/prospectus is a part of such registration statement and constitutes a prospectus and a proxy statement of AAG for the special meeting of AAG shareholders. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at the SEC’s reference room or web addresses listed above.

Because the Merger is a “going-private” transaction, AAG, Acquiror, and Acquisition Sub filed with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as part of it, is available for inspection as set forth above.

OTHER BUSINESS

Other than the matters discussed in this proxy statement/prospectus, the Board does not know of any other matters to be presented for action at the Special Meeting. If any other business should properly come before the meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment in light of the conditions then prevailing.

By Order of the Board of Directors,

Martin Miranda
Secretary
Elkhart, Indiana
            , 2011

All American Group, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30,	December 31,
	2010	2009
	(Unaudited)
	(In thousands)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,485	$6,352
Restricted cash	8,052	10,191
Trade receivables, less allowance for doubtful receivables 2010 — $414 and 2009 — $1,234	2,712	3,163
Other receivables	1,691	1,426
Refundable income taxes	182	1,939
Inventories	17,096	21,566
Prepaid expenses and other	3,955	4,325
Assets held for sale	4,659	4,659

Total current assets	40,832	53,621
Property, plant and equipment, net	27,333	28,787
Cash value of life insurance, net of loans	72	515
Restricted cash	4,598	4,607
Other	1,554	2,519

TOTAL ASSETS	$74,389	$90,049

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable, trade	$9,314	$9,132
Accrued income taxes	441	691
Accrued expenses and other liabilities	8,736	11,933
Fair value of derivative instruments	6,589	—
Current maturities of long-term debt	11,194	369

Total current liabilities	36,274	22,125
Long-term debt	2,248	2,828
Fair value of derivative instruments	—	13,030
Deferred income taxes	—	508
Postretirement deferred compensation benefits	2,369	2,753
Other	64	448

Total liabilities	40,955	41,692

COMMITMENTS AND CONTINGENCIES (Note 9)
SHAREHOLDERS’ EQUITY
Common shares, without par value: authorized 100,000 shares; issued 2010 — 41,751 shares and 2009 — 21,257 shares	101,320	92,710
Additional paid-in capital	6,365	6,547
Retained earnings (deficit)	(17,558)	6,195
Treasury shares, at cost, 2010 — 5,000 shares and 2009 — 5,074 shares	(56,693)	(57,095)

Total shareholders’ equity	33,434	48,357

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$74,389	$90,049

See Notes to Consolidated Financial Statements.

All American Group, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In thousands, except per share amounts)
	(Unaudited)

Net sales
Products	$15,993	$15,064	$54,845	$41,857
Delivery and set	703	1,010	2,969	3,231

	16,696	16,074	57,814	45,088
Cost of sales
Products	16,304	15,810	53,232	43,318
Delivery and set	981	1,208	3,247	3,938

	17,285	17,018	56,479	47,256

Gross profit (loss)	(589)	(944)	1,335	(2,168)

Operating expenses:
Selling	1,278	1,083	3,685	2,717
General and administrative	2,749	2,856	7,502	8,978
Gain on sale of assets, net	(79)	(8)	(90)	(22)

	3,948	3,931	11,097	11,673

Operating loss	(4,537)	(4,875)	(9,762)	(13,841)

Nonoperating (income) expense:
Interest expense	4,140	924	7,186	2,385
Debt extinguishment loss	—	—	7,289	—
Investment income	(194)	(598)	(727)	(1,168)
Other income, net	(112)	(42)	(357)	(892)

	3,834	284	13,391	325

Loss from continuing operations before income taxes	(8,371)	(5,159)	(23,153)	(14,166)
Income taxes, (credit)	(214)	34	(214)	(19)

Net loss from continuing operations	(8,157)	(5,193)	(22,939)	(14,147)
Discontinued operations:
Income (loss) from operations of discontinued entities (net of taxes of $0)	(294)	1,298	(814)	382
Gain on sale of assets of discontinued entities (net of taxes of $0)	—	—	—	25
Income from legal settlement (net of taxes of $0)	—	—	—	14,910

Income (loss) from discontinued operations	(294)	1,298	(814)	15,317

Net income (loss)	$(8,451)	$(3,895)	$(23,753)	$1,170

Earnings (loss) per share — Basic and Diluted
Continuing operations	$(0.40)	$(0.32)	$(1.12)	$(0.89)
Discontinued operations	(0.01)	0.08	(0.04)	0.96

Net income (loss) per share	$(0.41)	$(0.24)	$(1.16)	$0.07

Number of common shares used in the computation of earnings (loss) per share:
Basic	20,564	16,024	20,559	15,946
Diluted	20,564	16,024	20,559	15,965

See Notes to Consolidated Financial Statements.

All American Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
	2010	2009
	(In thousands)
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(23,753)	$1,170
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,473	1,910
Amortization of discount on convertible debt	2,036	—
Fair value change in derivative instruments	2,161	—
PIK interest and penalties	2,510	—
Debt extinguishment loss	7,289	—
Net realized and unrealized losses on derivatives	—	22
Provision for doubtful receivables, net of recoveries	(213)	(374)
Gain on sale of properties and other assets, net	(90)	(47)
Increase in cash surrender value of life insurance policies	(2)	(931)
Deferred income tax	(508)	—
Other	(547)	(187)
Changes in certain assets and liabilities:
Accounts receivable	399	1,870
Inventories	4,470	3,166
Prepaid expenses and other	(2,263)	651
Accounts payable, trade	182	(5,586)
Income taxes — accrued and refundable	1,507	(620)
Accrued expenses and other liabilities	(3,197)	(15,301)

Net cash used in operating activities	(7,546)	(14,257)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of properties and other assets	402	713
Investments in life insurance policies	445	771
Purchases of property and equipment	(561)	(712)
Release of restricted cash and other	3,112	2,301

Net cash provided by investing activities	3,398	3,073

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	—	2,345
Payments of short-term borrowings	—	(5,441)
Proceeds from long-term debt	550	2,375
Payments of long-term debt	(276)	(435)
Proceeds from borrowings on cash value of life insurance policies	—	1,452
Issuance of common shares under stock incentive plans	7	19
Purchases of common shares for treasury	—	(47)

Net cash provided by financing activities	281	268

Decrease in cash and cash equivalents	(3,867)	(10,916)
CASH AND CASH EQUIVALENTS:
Beginning of period	6,352	15,745

End of period	$2,485	$4,829

See Notes to Consolidated Financial Statements.

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(Unaudited)

1.	BASIS OF PRESENTATION.

The condensed consolidated financial statements have been prepared by All American Group, Inc. (“the Company”), without audit, in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. Management believes the disclosures made in this document are adequate so as not to make the information presented misleading.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements, taken as a whole, and read in conjunction with these notes, contain all adjustments which are of a normal recurring nature necessary to present fairly the financial position of the Company as of September 30, 2010, and the results of its operations and cash flows for the interim periods presented. Operating results for the nine-month period ended September 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. Management recommends that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s Form 10-K for the year ended December 31, 2009.

2.	SEGMENT INFORMATION.

The Company has determined that its reportable segments are those that are based on the Company’s method of internal reporting, which disaggregates its business by product category. The Company’s two reportable segments are Specialty Vehicles and Housing. The Company evaluates the performance of its segments based primarily on net sales and pre-tax income and allocates resources to them based on performance. There are no inter-segment revenues. The Company allocates certain corporate expenses to these segments based on three dimensions: revenues, subsidiary structure and number of employees. Differences between reported segment amounts and corresponding consolidated totals represent corporate income or expenses for administrative functions and income, debt expenses, costs or expenses relating to property and equipment that are not allocated to segments.

The table below presents information about the segments, used by the chief operating decision maker of the Company for the three and six-month periods ended September 30 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales
Specialty vehicles	$6,471	$3,948	$19,147	$7,887
Housing	10,225	12,126	38,667	37,201

Consolidated total	$16,696	$16,074	$57,814	$45,088

Gross profit
Specialty vehicles	$391	$265	$1,881	$(330)
Housing	(980)	(1,202)	(546)	(1,814)
Other reconciling items	—	(7)	—	(24)

Consolidated total	$(589)	$(944)	$1,335	$(2,168)

Operating expenses
Specialty vehicles	$397	$287	$1,189	$860
Housing	3,106	3,437	9,146	9,481
Other reconciling items	445	207	762	1,332

Consolidated total	$3,948	$3,931	$11,097	$11,673

Operating income (loss)
Specialty vehicles	$(6)	$(22)	$691	$(1,190)
Housing	(4,086)	(4,639)	(9,691)	(11,296)
Other reconciling items	(445)	(214)	(762)	(1,355)

Consolidated total	$(4,537)	$(4,875)	$(9,762)	$(13,841)

	September 30,	December 31,
	2010	2009

Total assets
Specialty vehicles	$6,898	$6,715
Housing	38,610	42,461
Corporate and other reconciling items	28,881	40,873

Consolidated total	$74,389	$90,049

3.	INVENTORIES.

Inventories consist of the following (in thousands):

	September 30,	December 31,
	2010	2009

Raw materials
Specialty vehicles	$1,686	$3,493
Housing	2,589	3,691
Other	—	14

Consolidated total	4,275	7,198
Work in process
Specialty vehicles	1,545	1,780
Housing	1,245	1,554

Consolidated total	2,790	3,334
Improved lots
Housing	391	391

Consolidated total	391	391
Finished goods
Specialty vehicles	85	483
Housing	9,555	10,160

Consolidated total	9,640	10,643

Consolidated total	$17,096	$21,566

4.	LONG-TERM ASSETS.

Property, Plant and Equipment

Property, plant and equipment consist of the following (in thousands):

	September 30,	December 31,
	2010	2009

Land and improvements	$7,310	$7,549
Buildings and improvements	31,860	31,777
Machinery and equipment	10,969	10,789
Transportation equipment	9,993	10,398
Office furniture and fixtures	14,335	14,138

Total	74,467	74,651
Less, accumulated depreciation	47,134	45,864

Property, plant and equipment, net	$27,333	$28,787

At September 30, 2010, and December 31, 2009, the Company had $4.7 million classified in assets held for sale. These assets were available and listed for sale. These assets consisted of former Housing Segment property and buildings, including the former manufacturing facility in Zanesville, Ohio that was consolidated into a larger Indiana manufacturing plant, plus a warehouse and office building in Decatur, Indiana. Also included is a former RV paint facility located in Elkhart, Indiana that the Company sold on December 5, 2007 for $2.9 million consisting of cash of $0.3 million and a $2.6 million secured note that was due in full December 2008. Due to the default on the secured note, the property reverted back to the Company during the third quarter of 2009.

Joint Venture — Note Receivable

In December 2007, the Company entered into an agreement to produce ADA compliant low floor accessible buses for ARBOC Mobility, LLC, a marketer of specialized transit and shuttle buses designed for users with mobility challenges. This bus incorporates patent pending technologies provided by ARBOC Mobility. In connection with the agreement with ARBOC Mobility, LLC, the Company agreed to finance up to $1.0 million of start up cash requirements. As of September 30, 2010, the Company has a note receivable of $0.9 million due from ARBOC Mobility, LLC for start up cash requirements. The note is on a month-by-month basis and bears interest at the rate of 1% per month on the principal balance. The note is included in other receivables on the Consolidated Balance Sheet at a net amount of $0.6 million after write-down for the Company’s portion of joint venture losses to date. The Company has a 30% interest in this entity and therefore accounts for this investment on the equity basis. Related party transactions with ARBOC Mobility, LLC include sales of $6.0 million and $18.0 million, respectively, for the three and nine-month periods ending September 30, 2010 and of $3.8 million and $7.0 million for the corresponding periods of 2009. Outstanding accounts receivable were approximately $1.7 million at September 30, 2010 and December 31, 2009.

5.	ACCRUED EXPENSES AND OTHER LIABILITIES.

Accrued expenses and other liabilities consist of the following (in thousands):

	September 30,	December 31,
	2010	2009

Wages, salaries, bonuses and commissions and other compensation	$622	$226
Warranty	2,081	4,162
Insurance-products and general liability, workers compensation, group health and other	1,573	3,105
Customer deposits and unearned revenues	1,858	1,391
Interest	304	400
Sales and property taxes	862	778
Other current liabilities	1,436	1,871

Total	$8,736	$11,933

Changes in the Company’s warranty liability during the three and nine-month periods ended September 30 were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Balance of accrued warranty at beginning of period	$2,619	$6,565	$4,162	$9,688
Warranties issued during the period and changes in liability for pre- existing warranties	415	544	1,988	1,399
Settlements made during the period	(953)	(1,678)	(4,069)	(5,656)

Balance of accrued warranty at September 30	$2,081	$5,431	$2,081	$5,431

At September 30, 2010 warranty reserves include estimated amounts related to recreational vehicle warranty obligations retained by the Company after the sale of the recreational vehicle business in December 2008. The $10.0 million indemnity escrow account created as a result of the recreational vehicle business asset sale, which at September 30, 2010 has a balance of $2.8 million (see Note 11, Restricted Cash) is included in restricted cash at September 30, 2010, and is subject to reduction to pay for the recreational vehicle warranty obligations retained by the Company.

6.	COMPREHENSIVE INCOME (LOSS).

The changes in the components of comprehensive income (loss) for the three and nine months ended September 30 are as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net income (loss)	$(8,451)	$(3,895)	$(23,753)	$1,170
Unrealized loss on securities	—	(59)	—	—
Unrealized gains on cash flow hedges, net of taxes	—	9	—	22

Comprehensive income (loss)	$(8,451)	$(3,945)	$(23,753)	$1,192

As of September 30, 2009 the accumulated other comprehensive income, net of tax, relating to deferred losses on cash flow hedges was ($53,000). In October 2009, the interest rate swap agreement with a notional amount of $1.8 million that was used to convert the variable interest rates on an industrial development revenue bond to a fixed rate was terminated and paid.

7.	EARNINGS PER SHARE AND COMMON STOCK MATTERS.

Basic earnings per share are based on the weighted average number of shares outstanding during the period. Diluted earnings per common share are based on the weighted average number of shares outstanding during the period, after consideration of the dilutive effect of stock options and awards and shares held in deferred compensation plans. Basic and diluted earnings per share for the three and nine-month period ended September 30 were calculated using the average shares as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Numerator:
Net income (loss) available to common stockholders	$(8,451)	$(3,895)	$(23,753)	$1,170

Denominator:
Number of shares outstanding, end of period:
Weighted average number of common shares used in basic EPS	20,564	16,024	20,559	15,946
Effect of dilutive securities	—	—	—	19

Weighted average number of common shares used in dilutive EPS	20,564	16,024	20,559	15,965

For the quarters ending September 30, 2010 and 2009, 76,200 and 78,900 shares of outstanding stock options respectively, were not included in the computation of diluted earnings per share because their exercise price was greater than the average market prices for the respective periods and their inclusion would have been antidilutive.

Share Repurchase Programs

Periodically, the Company has repurchased its common stock as authorized by the Board of Directors. Under the repurchase program, common shares are purchased from time to time, depending on market conditions and other factors, on the open market or through privately negotiated transactions. During August 2006, the Company announced that the Board of Directors had authorized a share repurchase of up to one million shares. During the first quarter of 2009, the Company repurchased 24,914 shares for a total cost, including commissions, of $46,993. At September 30, 2010, there are 931,071 shares remaining authorized for repurchase by the Board of Directors.

8.	INCOME TAXES.

As of the beginning of fiscal year 2010, the Company had unrecognized tax benefits of $2.0 million including interest and penalties. During the 1st quarter of 2010, the Company reached a settlement with the IRS with respect to its appeal of the disallowance of Federal Research & Experimentation tax credits for the years 1999 to 2004. As a result of this settlement, unrecognized tax benefits were reduced $1.7 million. During the 3rd quarter of 2010 the Company determined as a result of this settlement $0.3 million of state Research & Experimentation credits from 1999 through 2004 were no longer available. Through the nine-month period ending September 30, 2010 the Company also recognized a net tax benefit in the amount of $0.2 million resulting from several miscellaneous adjustments such as federal and state tax payables and receivables, and deferred tax liabilities.

The Company is subject to periodic audits by U.S. federal and state taxing authorities. In 2006, the Internal Revenue Service (IRS) commenced an examination of the Company’s U.S. income tax returns specifically for the purpose of reviewing claims for Research and Experimentation credits for the years 1999 through 2004. The audit of these claims has been concluded and a settlement was concluded during the first quarter. The settlement of this audit resulted in $0.3 million in interest income being recorded in the first quarter of 2010.

For the majority of tax jurisdictions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years prior to 2004.

The ability to use net operating loss carryforwards to offset future taxable income is dependent on a number of factors and complex regulations. Certain limitations may be placed on net operating loss carryforwards as a result of “changes in control” as defined in Section 382 of the Internal Revenue Code. Generally, after a change in control, a corporation cannot deduct NOL carryforwards in excess of the Section 382 limitation. Due to these “change in ownership” provisions, utilization of NOL carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods. The Company has not performed a Section 382 analysis, however management believes that certain changes in control may have occurred which may result in limitations on utilization of its net operating loss carryforwards. The Company has established a full valuation allowance against the deferred tax assets because, based on the weight of available evidence including continued operating losses, it is more likely than not that not all of the deferred tax assets will be realized.

9.	COMMITMENTS AND CONTINGENCIES.

Obligation to Purchase Consigned Inventories

The Company obtains certain of its vehicle chassis for its bus products directly from an automobile manufacturer under a converter pool agreement. The agreement generally provides that the manufacturer would provide a supply of chassis at the Company’s production facilities under the terms and conditions as set forth in the agreement. Chassis are accounted for as consigned inventory until assigned to a unit in the production process. At that point, the Company is obligated to purchase the chassis and it is recorded as inventory. The Company also has a bailment agreement with an automobile dealer providing for a similar consignment arrangement. At September 30, 2010 and December 31, 2009, chassis inventory, accounted for as consigned inventory, approximated $2.9 million and $3.0 million, respectively.

Repurchase Agreements

The Company was contingently liable at December 31, 2009 to banks and other financial institutions on repurchase agreements in connection with financing provided by such institutions to most of the Company’s former independent dealers in connection with their purchase of the Company’s recreational vehicle products. These agreements provided for the Company to repurchase its products from the financing institution in the event that they have repossessed them upon a dealer’s default. The estimated maximum contingent liability, without offsets for resale, was approximately $0.4 million at December 31, 2009. The Company was subject to buy-back claims for a limited specific time period, starting from the date of original wholesale sale. This specified time period has expired, and at September 30, 2010, the Company is no longer liable for these repurchase claims. Based on losses previously experienced under these obligations, the Company had established a reserve for estimated losses under repurchase agreements. At December 31, 2009, $0.2 million was recorded as an accrual for estimated losses under repurchase agreements.

The Company was also contingently liable at September 30, 2010 to a financial institution on repurchase agreements in connection with financing provided by the institution to certain of the Company’s independent home builders in connection with their purchase of the Company’s housing products. This agreement provides for the Company to repurchase its products from the financing institution in the event that they have repossessed them upon a builder’s default. Products repurchased from builders under this agreement are accounted for as a reduction in revenue and cost of sales at the time of repurchase. Although the estimated contingent liability without offsets for resale would be approximately $2.5 million at September 30, 2010 ($4.0 million at December 31, 2009), is reduced by the resale value of the products repurchased. The Company has evaluated the potential for losses under this agreement and has recorded an accrual of $0.1 million as of September 30, 2010 and December 31, 2009 for estimated losses under the repurchase agreement.

Corporate Guarantees

The Company was contingently liable under guarantees to financial institutions of their loans to independent dealers for amounts totaling approximately $0.6 million at September 30, 2010 and $1.5 million at December 31, 2009. The Company had an agreement with a financial institution to form a private-label financing program to provide wholesale inventory financing to the Company’s former recreational vehicle dealers. The agreement provided for a preferred program that provided financing subject to the standard repurchase agreement described above. In addition, the agreement provided for a reserve pool whereby the financial institution made available an aggregate line of credit not to exceed $40 million that provided financing for dealers that may not otherwise qualify for credit approval under the preferred program. No dealer being provided financing from the reserve pool could receive an aggregate line of credit exceeding $5 million. At September 30, 2010 the Company was contingently liable to the financial institutions up to a maximum of $2.0 million of aggregate losses, as defined by the agreement, incurred by the financial institutions on designated dealers with higher credit risks that were accepted into the reserve pool financing program. The Company has recorded a loss reserve of less than $0.1 million at September 30, 2010 and December 31, 2009 associated with these guarantees.

Litigation

During the second quarter of 2004, the Company entered into an agreement to provide financing of up to $4.9 million to a developer for the construction of a hotel for which the Company was to provide modular units. As of September 30, 2010, the Company provided $2.3 million in financing to the developer under this arrangement. No funding has been provided since December 2005. The loans are collateralized by a first priority interest in all tangible and intangible property of the borrower. The developer was unable to obtain a building permit, so the Company has pursued its legal remedies through litigation to recoup the financing extended to date. During the fourth quarter of 2006, the Company obtained title to the real estate that was partial collateral for this Note. On August 20, 2010, a judgment was entered in favor of the Company in the principal amount of $2.3 million plus interest of $0.3 million, plus additional interest accrued after June 5, 2006, plus all costs, including attorneys’ fees incurred by the Company in connection with the enforcement of the Company’s rights, plus the costs of the action. The liable parties are a company that has since gone out of business and an individual who was the principal owner of that business.

In February 2009 the Company received a favorable verdict against Crane Composites, Inc. f/k/a Kemlite for breach of contract and multiple warranty claims arising from the sale of defective sidewall material to All American Group, Inc. subsidiaries. All of the counts alleged in the original complaint were found in favor of the Company. On April 17, 2009, the Company entered into a settlement agreement with Crane Composites, Inc., f/k/a Kemlite, with respect to this verdict rendered in favor of the Company and its subsidiaries, on the liability portion of this lawsuit. Pursuant to the terms of the settlement, Crane Composites paid the Company a total of $17.75 million in three installments, with the first installment of $10 million paid on May 8, 2009, the second installment of $3.875 million on June 1, 2009 and the final installment of $3.875 million on July 1, 2009.

The settlement with Crane Composites, Inc. resulted in income of $14.9 million net of contingent attorney fees recorded in the first quarter of 2009. The parent Company acquired the claims that were subject to the settlement for fair value from its RV Group subsidiaries during the fourth quarter of 2008, prior to trial. Because the settlement is related to damages originally incurred by the recreational vehicle business, accounting rules required the Company to record this income under discontinued operations, even though the settlement is owned by the parent Company and not the RV Group.

The Company was named as a defendant in a number of lawsuits alleging that the plaintiffs were exposed to levels of formaldehyde in FEMA-supplied trailers manufactured by the Company’s subsidiaries (and other manufacturers) and that such exposure entitles plaintiffs to an award, including injunctive relief, a court-supervised medical monitoring fund, removal of formaldehyde-existing materials, repair and testing, compensatory, punitive and other damages, including attorneys’ fees and costs. The litigation proceeded through the class certification process. In December 2008, class certification was denied.

In the third quarter of 2008, as a result of the favorable settlement of a lawsuit involving an insurance recovery, the Company recorded income of approximately $0.4 million. During the second quarter of 2008, as a result of the favorable settlement of two lawsuits involving insurance recoveries, the Company recorded income of approximately $1.0 million. During the first quarter of 2008, the Company also recorded income of approximately $1.0 million as a result of the favorable settlement of two lawsuits involving insurance recoveries. These favorable settlements are classified as a reduction to general and administrative expenses on the consolidated statement of operations.

The Company is involved in various other legal proceedings, most of which are ordinary disputes incidental to the industry and most of which are covered in whole or in part by insurance. Management believes that the ultimate outcome of these matters and any liabilities in excess of insurance coverage and self-insurance accruals will not have a material adverse impact on the Company’s consolidated financial position, future business operations or cash flows.

10.	STOCK-BASED COMPENSATION.

The Company has not granted any stock option awards since 2003. Compensation expense related to the Company’s Employee Stock Purchase Plan was not significant for 2010 or 2009. Compensation expense related to prior year restricted stock grants was not material for the three and nine-month periods ended September 30, 2010 and 2009.

11.	RESTRICTED CASH.

The Company had $12.7 million and $14.8 million of restricted cash as of September 30, 2010 and December 31, 2009, respectively.

Restricted cash amounts are as follows (in thousands):

	September 30,	December 31,
	2010	2009

Cash collateral for letters of credit(1)	$8,553	$8,550
Indemnity escrow account(2)	2,817	5,147
Cash collateral for workers compensation trust accounts	1,098	1,101
Other	182	—

Total restricted cash	$12,650	$14,798

(1)	The amount classified as current assets is $5.1 million and $5.0 million as of September 30, 2010 and December 31, 2009.

(2)	The indemnity escrow account is related to the agreement for the asset sale of the recreational vehicle business.

12.	DEBT.

On April 9, 2009, All American Group, Inc. and Lake City Bank entered into an agreement for a $2 million three-year note in exchange for cash loaned to the Company by Lake City Bank. The note is fully collateralized by certain properties, bears interest at the rate of 6.250% per annum, and has a maturity date of April 9, 2012. At September 30, 2010 and December 31, 2009, the amount outstanding was approximately $1.8 million and $1.9 million, respectively.

On April 9, 2009, All American Group, Inc. gave a promissory note to Lake City Bank in connection with the bank’s provision of a $0.5 million working capital line of credit. The note is fully collateralized by certain properties, and borrowings against this line will bear interest at a variable rate, with a minimum interest rate of 5% per annum. This line of credit has a maturity date of March 31, 2012. At September 30, 2010, $0.5 million was outstanding on this line, and at December 31, 2009, there were no borrowings against this line of credit.

Convertible Debt Loan Agreement

On October 27, 2009, the Company completed a two-year $20.0 million loan agreement as borrowers with H.I.G. All American, LLC (H.I.G.) for $10.0 million of senior secured revolving notes and $10.0 million of convertible debt (Secured Subordinated Convertible Tranche B Notes). This loan agreement is collateralized by substantially all of the assets of the Company. As part of the Secured Subordinated Convertible Tranche B Notes, the Company also issued to H.I.G. an aggregate of approximately 6.7 million Common Stock Purchase Warrants exercisable at a price of $0.00001 per share upon the occurrence of a triggering event (as defined in the agreement) and prior to the tenth anniversary from the date of the loan agreement. The revolving notes bear interest at a rate equal to LIBOR plus 5%, payable in cash monthly. The convertible debt bears interest at the rate of 20% per annum, payable in either cash semiannually or as PIK interest that accrues and increases the principal amount. All principal and accrued interest on the Secured Subordinated Convertible Tranche B Notes is convertible into shares of the Company’s common stock at the election of H.I.G. and is exercisable at any time up until the end of the two-year term of the notes at the conversion price of $0.979 per share, the 90-day average stock price prior to the Letter of Intent. The warrants and Tranche B Note both contain anti-dilution protection in the event the Company issues in excess of 16,403,409 shares of its common stock.

The Company recorded a debt discount on the convertible notes for the full $10.0 million due to the issuance of the Common Stock Purchase Warrants, as well as the existence of a beneficial conversion feature. The interest due to H.I.G. on the convertible debt on the March 30, 2010 due date was $0.9 million, and was added to the Note balance as PIK interest. As a result, at March 31, 2010, the Tranche B Note could be converted into 11,082,737 shares and the Warrant could be exercised for 6,871,536 shares, due to the anti-dilution protection.

At March 31, 2010, the fair value adjustment to the warrants and the beneficial conversion feature and the additional shares resulting from the PIK interest resulted in an additional $3.5 million being recorded as a liability and an additional non-cash interest expense primarily as a result of the increase in the Company’s stock price between December 31, 2009 and March 31, 2010.

During the first quarter of 2010, the Company failed to meet certain financial covenants of the H.I.G. All American Credit Agreement. H.I.G. did not declare the Company to be in default of any covenant and on April 5, 2010, the Company and H.I.G. All American, LLC (H.I.G.) entered into the First Amendment to the Loan Agreement (the “First Amendment”). In the First Amendment, H.I.G. waived specified Events of Default that had occurred under the Loan Agreement dated October 27, 2009 between the Company and H.I.G. prior to April 5, 2010.

First Amendment to the Loan Agreement

The Company and H.I.G. All American, LLC (H.I.G.) entered into the First Amendment to the Loan Agreement (the “First Amendment”) on April 5, 2010. The Company issued a new warrant to purchase up to 9,557,939 shares of the Company’s common stock (the “New Warrant”) exercisable at a price $0.00001 per share as consideration to H.I.G. for entering into the First Amendment. The warrant originally issued pursuant to the Loan Agreement (the “Original Warrant”) and the Tranche B Note were amended and restated to reflect the anti-dilution adjustments that occurred as a result of the issuance of the New Warrant. The Original Warrant, as amended, could be exercised for 10,925,926 shares, and the Tranche B Note now can be converted into 17,728,758 shares (including PIK interest due March 30, 2010). The amended and restated Original Warrant, the New Warrant and the amended and restated Tranche B Note all contain anti-dilution protection in the event the Company issues in excess of 16,403,409 shares of its common stock. The outstanding principal of the amended and restated Tranche B Note (including PIK interest) is convertible into shares of the Company’s common stock at the initial conversion price of $0.612 per share.

The First Amendment revised covenants and contains other modifications to the credit agreement. As a result of the modifications, the Company will only have partial access to the $10 million revolving line of credit, for specified purposes, until the Company is in compliance with the original financial covenants of the loan agreement.

The First Amendment has been accounted for as a debt extinguishment of the original debt in accordance with generally accepted accounting principles. The Company determined that the fair value of the new debt resulting from the First Amendment on April 5, 2010 to be approximately $8.4 million, while the face value of the debt continues to be $10.9 million. In determining the fair value of the new debt, the Company used a discount rate of 40%, representing the expected rate of return adjusted for risk. The difference between the fair value of the new debt and its previous carrying value and the unamortized closing costs related to the old debt resulted in a charge of $7.3 million being recorded as a loss on debt extinguishment. The Company recorded a debt discount on the convertible notes related to the First Amendment for the difference between the face value of $10.9 million and the fair value of $8.4 million. The amortization of the $2.5 million in debt discounts will be reported as an increase in debt and additional interest expense over the remaining term of the loan agreement. Amortization of debt discount on the original and First Amendment convertible notes amounted to $0.4 million and $2.0 million for the quarter and year-to-date periods ended September 30, 2010. The remaining unamortized discount was $1.7 million at September 30, 2010.

The additional 6.6 million shares that the Tranche B Note can be converted into along with the additional warrants to purchase 13.6 million shares had a fair value of approximately $26.8 million as of the April 5, 2010 agreement date, which increased the Company’s derivative instrument liabilities and increased additional non-cash interest expense.

The fair value of the warrants and the beneficial conversion feature were $10.4 million and $2.5 million, respectively, at June 30, 2010, and $7.6 million and $5.4 million, respectively, at December 31, 2009 and are recorded as a liability on the Consolidated Balance Sheet. At June 30, 2010, the fair value adjustment to the warrants and the beneficial conversion feature resulted in $30.3 million being recorded as a reduction to the derivative instruments liability and a reduction in non-cash interest expense primarily as a result of the decrease in the Company’s stock price between April 5, 2010 and June 30, 2010.

For the second quarter of 2010, the net impact of the First Amendment and fair value valuation adjustments resulted in a reduction to net interest of $3.6 million.

Warrant Exercise and New Warrant

On August 3, 2010, H.I.G. All American, LLC (“H.I.G.”) exercised all of the warrants issued to them up to that date to purchase 20,483,865 shares of the Company’s common stock for $204.84 in connection with the Convertible Debt Loan Agreement dated October 27, 2009. As a result of the shares purchased by H.I.G., as of September 30, 2010, a total of 36,750,083 shares of common stock are outstanding, of which H.I.G. holds 55.7%. The exercise of the warrants resulted in a decrease to the derivative liability related to the warrants and an increase to common stock of $8.6 million. The carrying value of the derivative liability related to the warrants was $10.4 million on August 3, 2010, while the fair value was $8.6 million, which resulted in a reduction to the derivative instruments liability and a reduction in non-cash interest expense of $1.8 million.

On August 5, 2010, in connection with the exercise of warrants by H.I.G., the Company issued a new warrant (the “New Warrant”) to H.I.G. that is exercisable for the number of shares necessary to maintain H.I.G.’s percentage ownership of the Company’s common shares if the Company issues, on a fully diluted basis, more than 36,887,274 common shares. The New Warrant was issued pursuant to anti-dilution provisions contained in the original Loan Agreement dated October 27, 2009. The Company has determined that the new warrant is a derivative financial instrument. The Company has valued this warrant at $9.0 million which represents the fair value of the 25.6 million shares that would be exercisable when the convertible debt is converted to common shares. The Company does not believe, at this time, that any additional shares will be issued under the new warrant agreement during the remaining life of the debt agreement; and therefore, no additional shares have been assumed to be issued under the anti-dilution provision contained in the new warrant agreement.

Second Amendment to the Loan Agreement

Operating results for the six-month period ended June 30, 2010 failed to meet the revised debt covenants set with H.I.G. All American, LLC (H.I.G.) in the First Amendment to the Loan Agreement. H.I.G. has waived the covenant defaults through July 31, 2010 in exchange for a waiver fee and expenses of $0.8 million representing the value of the penalties prescribed in the First Amendment, plus expenses, and the issuance on August 24, 2010 of the Second Amended and Restated Tranche B Note (the “Second Amendment”). The Second Amendment provides that the waiver fee and expenses, plus accrued interest on the convertible debt thru August 24, 2010 of $0.8 million, be added to the principal amount of the convertible note. As a result of the Second Amendment, the Tranche B Note has a face value of $12.5 million. The Board of Directors and H.I.G. are currently in discussions to work out mutually acceptable agreements for the remaining term of the debt agreement. Since the Company is not in compliance with the existing covenants, the convertible note is recorded as a current liability in current maturities of long-term debt and the fair value of derivative instruments relating to the new warrant and conversion feature was also recorded as a current liability.

In accordance with the anti-dilution provisions contained in the original Loan Agreement dated October 27, 2009, as a result of the Second Amendment of August 24, 2010, the Tranche B Note can be converted into a total of 20.5 million shares, or an additional 2.8 million shares. As of the Second Amendment date of August 24, 2010, the additional 2.8 million shares associated with the Tranche B Note and the maximum 25.6 million shares related to the New Warrant that is exercisable to the extent that the debt is converted had a fair value of $9.1 million, which increased the Company’s derivative instrument liabilities and increased additional non-cash interest expense.

The fair value of the new warrant and the beneficial conversion feature were $5.9 million and $0.7 million, respectively, at September 30, 2010, and $7.6 million and $5.4 million, respectively, at December 31, 2009 and are recorded as a liability on the Consolidated Balance Sheet. At September 30, 2010, the fair value adjustment to the warrants and the beneficial conversion feature resulted in $5.0 million being recorded as a reduction to the derivative instruments liability and a reduction in non-cash interest expense primarily as a result of the decrease in the Company’s stock price between July 1, 2010 and September 30, 2010.

The interest due to H.I.G. on the convertible debt on the October 30, 2010 payment date was $0.4 million, and was added to the Note balance as PIK interest. At October 30, 2010, as a result of the PIK interest and due to the anti-dilution provisions, the Tranche B Note can be converted into an additional 0.6 million shares and the warrant that is exercisable to the extent the debt is converted increases an additional 0.7 million shares.

Interest expense during the three and nine-month periods ended September 30, 2010 were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Interest on H.I.G. Tranche B Note	$536	$—	$1,585	$—
Additional warrants, conversion feature, penalty and anti-dilution provisions from 1st and 2nd Amendments	9,965	—	36,727	—
Fair value adjustments of derivative instruments	(6,879)	—	(33,746)	—
Debt accretion	393	—	2,036	—
Amortization of loan fees	13	—	317	—
Interest on Lake City Bank notes	35	31	97	60
Interest on life insurance borrowings	—	784	2	2,231
Interest on retirement plans	30	54	90	18
Other interest expense	47	55	78	76

Total interest expense	$4,140	$924	$7,186	$2,385

13.	SUBSEQUENT EVENTS.

The Company announced on November 8, 2010 that it has agreed to be acquired by affiliates of All American Group Holdings, LLC, which is an affiliate of H.I.G. All American, LLC, in a merger that would result in the Company’s shareholders (other than H.I.G. and shareholders that perfect their dissenters’ rights under Indiana law) receiving $0.20 per share in cash, and all shareholders (other than shareholders that perfect their dissenters’ rights under Indiana law) receiving an interest in a liquidating trust that will have a contingent right to receive proceeds from the sale of the Company’s specialty vehicle business.

Upon closing of the merger, the specialty vehicle business will be offered for sale. The surviving corporation is not required to sell the specialty vehicles business unless the net proceeds to the surviving corporation are at least $12 million. The Company can make no assurance that this amount will be achieved or that there will be a sale. The sale of the specialty vehicle business will be negotiated on behalf of the Company by a sale committee. The Special Committee of the Company’s Board of Directors will appoint two out of three members of the sale committee that will have the authority to find a buyer for the specialty vehicles business and negotiate the sale of such business.

The sale committee has nine months from the effective time of the merger to execute a letter of intent with a potential buyer and consummate the sale of the specialty vehicles business within 90 days thereafter. The excess sale proceeds, if any, over $5 million will be deposited in the liquidating trust for distribution to all former AAG shareholders pro rata (in addition to the $0.20 per share to be paid to the non-HIG Shareholders in connection with the closing of the merger). The Company cannot give assurance that the sale of the assets will be completed within the required time frame or that it will bring a sufficient amount of net sale proceeds to provide the shareholders any additional consideration.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
All American Group, Inc. (f/k/a Coachmen Industries, Inc.)

We have audited the accompanying consolidated balance sheet of All American Group, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of All American Group, Inc. and subsidiaries as of December 31, 2009, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and continues to operate in an industry where economic recovery has been very slow. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We were not engaged to examine management’s assessment of the effectiveness of All American Group, Inc. and subsidiaries internal control over financial reporting as of December 31, 2009, included in 9A(T) — Controls and Procedures and, accordingly, we do not express an opinion thereon.

/s/  McGladrey & Pullen LLP

Elkhart, Indiana
March 29, 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
All American Group, Inc. and Subsidiaries (f/k/a Coachmen Industries, Inc. and Subsidiaries)

We have audited the accompanying consolidated balance sheets of All American Group, Inc. and subsidiaries (f/k/a Coachmen Industries, Inc. and subsidiaries) (the Company) as of December 31, 2008 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of All American Group, Inc. and subsidiaries at December 31, 2008 and the consolidated results of their operations and their cash flows for the year ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the Company’s recurring losses from operations and lack of liquidity raise substantial doubt about its ability to continue as a going concern. Management’s plans as to these matters also are described in Note 2. The 2008 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Ernst & Young LLP

Grand Rapids, Michigan
March 23, 2009

All American Group, Inc. and Subsidiaries

Consolidated Balance Sheets
as of December 31

	2009	2008
	(In thousands)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,352	$15,745
Restricted cash	10,191	1,600
Trade receivables, less allowance for doubtful receivables 2009 — $1,234 and 2008 — $1,676	3,163	1,837
Other receivables	1,426	4,666
Refundable income taxes	1,939	1,559
Inventories	21,566	19,910
Prepaid expenses and other	4,325	4,390
Assets held for sale	4,659	2,913

Total current assets	53,621	52,620
Property, plant and equipment, net	28,787	30,922
Cash value of life insurance, net of loans	515	4,710
Restricted cash	4,607	17,321
Other	2,519	1,831

TOTAL ASSETS	$90,049	$107,404

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable, trade	$9,132	$11,414
Accrued income taxes	691	1,470
Accrued expenses and other liabilities	11,933	31,127
Floorplan notes payable	—	3,096
Current maturities of long-term debt	369	819

Total current liabilities	22,125	47,926
Long-term debt	2,828	2,190
Fair value of derivative instruments	13,030	—
Deferred income taxes	508	457
Postretirement deferred compensation benefits	2,753	3,104
Other	448	1,038

Total liabilities	41,692	54,715

COMMITMENTS AND CONTINGENCIES (Note 13)
SHAREHOLDERS’ EQUITY
Common shares, without par value: authorized 60,000 shares; issued 2009 — 21,257 shares and 2008 — 21,236 shares	92,710	92,688
Additional paid-in capital	6,547	7,213
Accumulated other comprehensive loss	—	(75)
Retained earnings	6,195	10,925
Treasury shares, at cost, 2009 — 5,074 shares and 2008 — 5,236 shares	(57,095)	(58,062)

Total shareholders’ equity	48,357	52,689

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$90,049	$107,404

See Notes to Consolidated Financial Statements.

All American Group, Inc. and Subsidiaries

Consolidated Statements of Operations
for the years ended December 31

	2009	2008
	(In thousands, except per share amounts)

Net sales
Products	$56,521	$107,609
Delivery and set	4,102	11,987

	60,623	119,596
Cost of sales
Products	56,703	89,593
Delivery and set	4,956	12,624

	61,659	102,217

Gross profit (loss)	(1,036)	17,379

Operating expenses:
Selling	3,633	7,077
General and administrative	11,155	13,018
Impairments	—	18,605
Gain on sale of assets, net	(67)	(44)

	14,721	38,656

Operating loss	(15,757)	(21,277)

Nonoperating (income) expense:
Interest expense	7,256	1,635
Investment income	(1,422)	(1,094)
Other income, net	(1,008)	(1,600)

	4,826	(1,059)

Loss from continuing operations before income taxes	(20,583)	(20,218)
Income taxes (credits)	(346)	(1,539)

Net loss from continuing operations	(20,237)	(18,679)
Discontinued operations
Income (loss) from operations of discontinued entities (net of taxes (credits) of $0 and $947, respectively)	597	(40,884)
Loss on sale of assets of discontinued entities (net of taxes of $0)	—	(9,439)
Income from legal settlement (net of taxes of $0)	14,910	—

Income (loss) from discontinued operations	15,507	(50,323)
Net loss	$(4,730)	$(69,002)

Earnings (loss) per share — Basic
Continuing operations	$(1.26)	$(1.18)
Discontinued operations	0.97	(3.19)

Net loss per share	(0.29)	(4.37)
Earnings (loss) per share — Diluted
Continuing operations	(1.26)	(1.18)
Discontinued operations	0.97	(3.19)

Net loss per share	$(0.29)	$(4.37)
Number of common shares used in the computation of loss per share:
Basic	16,073	15,799
Diluted	16,073	15,799

See Notes to Consolidated Financial Statements.

All American Group, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity
for the years ended December 31, 2009 and 2008

					Accumulated
				Additional	Other				Total
	Comprehensive	Common	Shares	Paid-In	Comprehensive	Retained	Treasury	Shares	Shareholders’
	Income (Loss)	Number	Amount	Capital	Income (Loss)	Earnings	Number	Amount	Equity
	(In thousands, except per share amounts)

Balance at January 1, 2008		21,180	$92,552	$7,856	$(48)	$79,927	(5,402)	$(59,154)	$121,133

Comprehensive Loss — 2008
Net loss	$(69,002)	—	—	—	—	(69,002)	—	—	(69,002)
Net unrealized (loss) on cash flow hedges	(27)	—	—	—	(27)	—	—	—	(27)

Total comprehensive loss	$(69,029)

Shares repurchased for the treasury		—	—	—	—	—	(31)	(55)	(55)
Issuance of common shares under employee stock purchase plan		56	136	—	—	—	—	—	136
Issuance (cancellations) of common shares from treasury		—	—	(643)	—	—	197	1,147	504

Balance at December 31, 2008		21,236	$92,688	$7,213	$(75)	$10,925	(5,236)	$(58,062)	$52,689

Comprehensive Loss — 2009
Net loss	$(4,730)	—	—	—	—	(4,730)	—	—	(4,730)
Net realized gain on cash flow hedges	75	—	—	—	75	—	—	—	75

Total comprehensive loss	$(4,655)

Shares repurchased for the treasury		—	—	—	—	—	(25)	(47)	(47)
Issuance of common shares under employee stock purchase plan		21	22	—	—	—	—	—	22
Issuance (cancellations) of common shares from treasury		—	—	(666)	—	—	187	1,014	348

Balance at December 31, 2009		21,257	$92,710	$6,547	$—	$6,195	(5,074)	$(57,095)	$48,357

See Notes to Consolidated Financial Statements.

All American Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
for the years ended December 31

	2009	2008
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,730)	$(69,002)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,681	4,225
Amortization of discount on convertible debt	833	—
Fair value adjustment to derivative instruments	3,030	—
Provision for doubtful receivables	(407)	1,140
Provision for write-down of assets to net realizable value	—	1,505
Net realized/unrealized gain (loss) on cash flow hedges	75	(27)
Goodwill impairment charge	—	12,993
Impairment charges	—	6,264
Loss on sale of businesses	—	9,439
Gain on sale of properties and other assets, net	(104)	(44)
Increase in cash surrender value of life insurance policies	(766)	(90)
Deferred income tax provision (benefit)	51	(1,533)
Other	(592)	(3,993)
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Trade receivables	534	(116)
Inventories	(1,656)	35,819
Prepaid expenses and other	1,218	(777)
Accounts payable, trade	(2,282)	(3,628)
Income taxes — accrued and refundable	(1,159)	1,003
Accrued expenses and other liabilities	(19,194)	(2,786)

Net cash used in operating activities	(22,469)	(9,608)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of businesses	—	25,238
Proceeds from sale of properties and other assets	840	357
Proceeds from (investments in) marketable securities and cash surrender value	3,509	(667)
Purchases of property and equipment	(991)	(2,088)
Other	4,338	(7,154)

Net cash provided by investing activities	7,696	15,686

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	2,345	16,813
Payments of short-term borrowings	(5,441)	(37,906)
Proceeds from long-term debt	2,584	—
Payments of long-term debt	(3,229)	(853)
Proceeds from borrowings on cash value of life insurance policies	1,452	48,983
Repayment of borrowings on cash value of life insurance policies	—	(19,000)
Proceeds from issuance of convertible debt, net of financing costs	7,694	—
Issuance of common shares under stock incentive plans	22	136
Purchases of common shares for treasury	(47)	(55)

Net cash provided by financing activities	5,380	8,118

Increase (decrease) in cash and cash equivalents	(9,393)	14,196
CASH AND CASH EQUIVALENTS
Beginning of year	15,745	1,549

End of year	$6,352	$15,745

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$383	$599
Cash paid (refunded) during the year for income taxes	816	(35)
Operating cash received related to insurance settlement	(139)	(988)
Gain on sale of assets — Continuing operations	(104)	(44)
(Gain) loss on sale of assets — Discontinued operations	—	9,439
Cash received from legal settlement	$(14,910)	$—

See Notes to Consolidated Financial Statements.

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.	NATURE OF OPERATIONS AND ACCOUNTING POLICIES.

Nature of Operations — All American Group, Inc. and its subsidiaries (the “Company”) manufacture system-built housing and specialty vehicles. The system-built products (single-family homes, multi-family dwellings, military housing, motels/hotels, group living facilities, and residential subdivisions) are sold to builders/dealers or directly to the end user for certain specialized structures. Through a joint venture, the Company also manufactures a line of low floor ADA-compliant buses.

In 2010, a majority of the shareholders of Coachmen Industries, Inc. approved an amendment to the Company’s articles of incorporation to change the name of the Company to All American Group, Inc. These financial statements have been changed to reflect this name change.

Principles of Consolidation — The accompanying consolidated financial statements include the accounts of All American Group, Inc. and its subsidiaries, all of which are wholly or majority-owned. All intercompany transactions have been eliminated in consolidation.

Use of Estimates — The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition — For the Housing Segment, the shipping terms are either FOB shipping point or FOB destination. For traditional home sales, shipping terms are generally FOB destination and title and risk of ownership are generally transferred when the Company completes installation of the product. For traditional home sales with FOB destination shipping terms, the Company generally recognizes the revenue at the time delivery and installation are completed. Revenue from final set-up procedures, which are perfunctory, is deferred and recognized when such set-up procedures are completed. Major projects shipping terms are usually detailed in the contract, and title and risk of ownership are transferred per the contract. In the case of these major projects, the Company recognizes the revenue when title and risk of ownership are transferred according to the terms of the contract.

For the Specialty Vehicle Segment, the shipping terms are FOB shipping point and title and risk of ownership are transferred to the joint venture or independent dealers at that time. Accordingly, sales are recognized as revenue at the time the products are shipped.

Cash Flows and Non-cash Activities — For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash, cash investments and any highly liquid investments purchased with original maturities of three months or less.

Non-cash investing and financing activities are as follows (in thousands):

	2009	2008

Issuance (cancellations) of common shares, at market value, in lieu of cash compensation	$101	$234

Restricted Cash

The Company had $14.8 million and $18.9 million of restricted cash as of December 31, 2009 and 2008, respectively.

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

Restricted cash amounts are as follows (in thousands):

	December 31,	December 31,
	2009	2008

Cash collateral for letters of credit(1)	$8,550	$7,492
Indemnity escrow account(2)	5,147	10,000
Cash collateral for workers compensation trust accounts	1,101	1,429

Total restricted cash	$14,798	$18,921

(1)	The amount classified as current assets is $5.0 million and $1.6 million as of December 31, 2009 and 2008, respectively.

(2)	The indemnity escrow account is related to the agreement for the asset sale of the recreational vehicle business (see Note 12, Discontinued Operations).

Concentrations of Credit Risk — Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and trade receivables.

At December 31, 2009 and 2008, no cash and cash equivalents were invested in money market accounts or certificates of deposit.

At December 31, 2009 and 2008, restricted cash invested in money market accounts or certificates of deposit were $6.5 million and $0.0 million, respectively.

The Company has a concentration of credit risk in the housing industry. A single major products customer accounted for approximately 16.9% of the Company’s consolidated net sales in 2009 and 58.5% of trade accounts receivable at December 31, 2009. This same major products customer accounted for approximately 38% of the Company’s consolidated net sales in 2008 and 5% of trade receivables at December 31, 2008. The Company performs ongoing credit evaluations of its customers’ financial conditions and sales to its traditional home builders are generally cash on delivery whereby the Company is paid upon delivery or shortly thereafter. Payments related to major projects are received in accordance with the terms of the contract. Payments related to buses are generally received within 30 days of delivery to the joint venture entity. Future credit losses are provided for currently through the allowance for doubtful receivables, and actual credit losses are charged to the allowance when incurred.

Investment income from continuing operations consists of the following for the years ended December 31 (in thousands):

	2009	2008

Interest income	$345	$288
Increase in cash value of life insurance policies	999	1,255
Dividend income on preferred stocks	3	7
Net gain (loss) on investment in joint ventures	75	(456)

Total	$1,422	$1,094

Joint Venture — In December 2007, the Company entered into an agreement to produce ADA compliant low floor accessible buses for ARBOC Mobility LLC, a marketer of specialized transit and shuttle buses designed for users with mobility challenges. This bus incorporates patent pending technologies provided by ARBOC Mobility. In connection with the agreement with ARBOC Mobility LLC, the Company agreed to finance up to $1.0 million of start up cash requirements. As of December 31, 2009 and 2008, the Company had a note receivable of $0.9 million due from ARBOC Mobility LLC for start up cash requirements. The note is on a month-by-month basis and bears interest at the rate of 1% per month on the principal balance.

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

The note is included in other receivables on the Consolidated Balance Sheet at a net amount of $0.5 million and $0.4 million at December 31, 2009 and 2008 respectively, after write-down for the Company’s portion of joint venture losses to date. The Company has a 30% interest in this entity and therefore accounts for this investment on the equity basis. Related party transactions with ARBOC Mobility LLC include sales of $12.5 million in 2009 and $2.4 million in 2008 and outstanding accounts receivable of approximately $1.7 million at December 31, 2009 and $1.0 million at December 31, 2008.

Deferred Financing Costs — The Company recognized deferred financing costs in connection with its convertible debt transaction. These costs will be amortized over the term of the debt and represent fees paid in connection with the issuance of the debt.

Fair Value of Financial Instruments — The carrying amounts of cash and cash equivalents, receivables and accounts payable approximated fair value as of December 31, 2009 and 2008, because of the relatively short maturities of these instruments. The carrying amount of long-term debt, including current maturities, approximated fair value as of December 31, 2009 and 2008, based upon terms and conditions currently available to the Company in comparison to terms and conditions of the existing long-term debt. The Company also has investments in life insurance contracts. At December 31, 2008, the carrying amount of life insurance policies, which equaled their fair value, was $4.7 million ($51.7 million, less $47.0 million of policy loans).

Based on outside analysis, it was determined to be most advantageous to surrender the majority of Company-owned life insurance policies effective October 2009. As a result, the Company received the cash surrender value of the policies redeemed, and eliminated the related borrowings, associated interest expense and future premium obligations on the policies. Cash of $2.7 million was received related to the surrendered policies in the fourth quarter. At December 31, 2009 the carrying amount of the remaining life insurance policies, which equaled their fair value, was $0.5 million ($6.0 million less $5.5 million of policy loans).

The Company accounts for all derivative instruments on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company has entered into various interest rate swap agreements to manage the economic risks associated with fluctuations in interest rates by converting a portion of the Company’s variable rate debt to a fixed rate basis, thus reducing the impact of changes in interest rates on future interest expense. These financial instruments were designated as cash flow hedges, with changes in fair value being included as a component of other comprehensive income (loss) within shareholders’ equity. Hedge effectiveness is evaluated by the hypothetical derivative method and any hedge ineffectiveness is reported as interest expense. Hedge ineffectiveness was not material in 2009 or 2008. As of December 31, 2009 the Company had terminated all remaining interest rate swaps and the related variable rate debt instruments.

Inventories — Inventories are valued at the lower of cost (first-in, first-out method) or market.

Property, Plant and Equipment — Property, plant and equipment are carried at cost less accumulated depreciation. Amortization of assets held under capital leases is included in depreciation and amortized over the estimated useful life of the asset. Depreciation is computed using the straight-line method on the costs of the assets, at rates based on their estimated useful lives as follows:

Land improvements	3-15 years
Buildings and improvements	10-30 years
Machinery and equipment	3-10 years
Transportation equipment	2-7 years
Office furniture and fixtures, including capitalized computer software	2-10 years

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

Upon sale or retirement of property, plant and equipment, including long-lived assets deemed held for sale and rental properties, the asset cost and related accumulated depreciation is removed from the accounts and any resulting gain or loss is included in earnings.

Long-Lived Assets — Long-lived assets held and used by the Company, including property, plant and equipment and intangible assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable (see Note 12 for asset impairments recorded in 2008, including impairments of intangible assets).

Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets of acquired businesses. Goodwill assets deemed to have indefinite lives are not amortized, but are subject to impairment tests at least annually in accordance with generally accepted accounting principles. The Company reviews the carrying amounts of goodwill assets annually by segment to determine if such assets may be impaired. If the carrying amounts of these assets are not recoverable based upon a discounted cash flow analysis, such assets are reduced by the estimated shortfall of fair value to recorded value. At January 1, 2008, the Company had $13.0 million of goodwill, all attributable to the Housing reporting unit.

The Company conducted its annual goodwill impairment test during the fourth quarter of 2008 and the results indicated that the goodwill was fully impaired. Accordingly, the Company recorded a non-cash goodwill impairment charge of $13.0 million in the quarter ended December 31, 2008. The goodwill impairment charges in 2008 were recorded at the corporate level because this goodwill was carried at that level. The Company had no remaining goodwill as of December 31, 2008 or 2009.

During 2008, the Company determined that certain notes receivable and equity investments amounting to $4.6 million were impaired based on our determination of the financial condition of the corresponding entity. The related expense is included in the Impairments line item on the consolidated statement of operations.

The Company’s review of its property plant and equipment resulted in an asset impairment charge of approximately $1.0 million in 2008 relating to a former Housing Business manufacturing plant that is currently listed for sale. During 2007, this production facility located in Zanesville, Ohio had been consolidated with a larger facility located in Decatur, Indiana in order to increase capacity utilization at the Indiana plant. This Zanesville, Ohio property and an unused warehouse located in Decatur, Indiana are listed for sale and are classified as real estate held for sale in the consolidated financial statements.

At December 31, 2009 and 2008, the Company had $4.7 million and $2.9 million, respectively, classified in assets held for sale. These assets were available and listed for sale. These assets consisted of former Housing Segment property and buildings, including the former manufacturing facility in Zanesville, Ohio that was consolidated into a larger Indiana manufacturing plant, plus a warehouse and office building in Decatur, Indiana. Additionally, included in 2009 is a former RV paint facility located in Elkhart, Indiana that the Company sold on December 5, 2007 for $2.9 million consisting of cash of $0.3 million and a $2.6 million secured note that was due in full December 2008. Due to the default on the secured note, the property reverted back to the Company during the third quarter of 2009.

Warranty Expense — The Company provides to its customers a variety of warranties on its products ranging from 1 to 2 years in length and up to ten years on certain structural components. Estimated costs related to product warranty are accrued at the time of sale and included in cost of sales. General warranty reserves are based upon past warranty claims and sales history and adjusted as required to reflect actual costs incurred, as information becomes available. Specific warranty reserves are based on specific identified issues with the amounts accrued based on the estimated cost to correct the problem. Warranty expense from continuing operations totaled $1.9 million and $3.7 million in 2009 and 2008, respectively.

At December 31, 2009, warranty reserves include estimated amounts related to recreational vehicle warranty obligations retained by the Company. In December 2008, a $10.0 million indemnity escrow account

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

was created as a result of the recreational vehicle business asset sale. The escrow account, which was included in long-term restricted cash at December 31, 2008, was established to pay for the recreational vehicle warranty obligations retained by the Company. At December 31, 2009, $5.1 million remained in the escrow account and was included in current restricted cash, to cover future recreational vehicle warranty obligations.

Changes in the Company’s warranty liability during the years ended December 31, 2009 and 2008 were as follows (in thousands):

	2009	2008

Balance of accrued warranty at January 1	$9,688	$8,123
Warranties issued during the period and changes in liability for pre-existing warranties	1,782	14,873
Settlements made during the period	(7,308)	(13,308)

Balance of accrued warranty at December 31	$4,162	$9,688

Stock-Based Compensation — The Company measures compensation cost for all stock-based awards at fair value on date of grant and recognize compensation expense over the period that the awards are expected to vest. Restricted stock and stock options issued under the Company’s equity plans, as well as, stock purchases under the employee stock purchase plan are subject to this accounting.

Stock options generally vest over a four-year service period. The Company has not granted any stock option awards since 2003. The remaining unvested stock options, net of forfeitures, at December 31, 2009 and 2008 were not significant.

Compensation expense related to the Company’s Employee Stock Purchase Plan was not significant for the years ended December 31, 2009 and 2008.

Recent Accounting Pronouncements

In June 2009, Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”), The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 168”). SFAS No. 168 replaces the GAAP hierarchy with two levels: authoritative and nonauthoritative. The FASB Accounting Standards Codification (“Codification”) became the single source of authoritative nongovernmental GAAP, except for rules and interpretive releases of the Securities and Exchange Commission (“SEC”). The Codification supersedes all existing non-SEC accounting and reporting standards. All other nongrandfathered, non-SEC accounting literature not included in the Codification will become nonauthoritative.

Following the Codification, FASB will no longer issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead it will issue Accounting Standards Updates (“ASU”), which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on changes to the Codification. GAAP is not intended to be changed as a result of the FASB’s Codification project, but it will change the way guidance is organized and presented. The Company has adopted the provisions of this guidance and as a result it will only affect the specific references to GAAP literature in the notes to our consolidated financial statements.

In December 2007, the FASB issued a new accounting standard related to business combinations. The new standard expands the definition of a business and a business combination; requires recognition of assets acquired, liabilities assumed, and contingent consideration at their fair value on the acquisition date with subsequent changes recognized in earnings; requires acquisition-related expenses and restructuring costs to be recognized separately from the business combination and expensed as incurred; requires in-process research and development to be capitalized at fair value as an indefinite-lived intangible asset; and requires that changes

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period be recognized as a component of provision for taxes. The new guidance also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. In April 2009, the FASB issued new guidance which clarified the accounting for pre-acquisition contingencies. The Company adopted the new business combination guidance in the first quarter of fiscal 2009. The adoption did not have an impact on the Company as it did not have any acquisitions.

In December 2007, the FASB issued a new accounting standard for noncontrolling interests in consolidated financial statements. The new standard establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. In addition, the guidance also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. The guidance is effective for fiscal years beginning after December 15, 2008, and was adopted by the Company in the first quarter of fiscal year 2009. The adoption of this guidance did not have a material effect on the consolidated results of operations or financial condition.

In June 2009, the FASB issued a new accounting standard related to the consolidation of variable interest entities. It eliminates the quantitative approach previously required for determining the primary beneficiary of a variable interest entity and requires ongoing qualitative reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. This new standard also requires additional disclosures about an enterprise’s involvement in variable interest entities. The Company does not expect the adoption of this guidance in the first quarter of 2010 will have a material effect on the consolidated results of operations or financial condition.

In October, 2008, the FASB issued a new accounting standard which establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards which permit, or in some cases require, estimates of fair market value. The standard also expands financial statement disclosure requirements about a company’s use of fair value measurements, including the effect of such measures on earnings. The new accounting standard was adopted as of January 1, 2008 for the Company’s financial assets and liabilities. The adoption in the first quarter of fiscal year 2009 of this guidance related to nonfinancial assets and nonfinancial liabilities did not have a material effect on the consolidated results of operations or financial condition.

In March 2008 the FASB issued new guidance which amended and expanded the disclosure requirements of a previous FASB accounting standard, requiring enhanced disclosures about the Company’s derivative and hedging activities. The new guidance is effective for fiscal years beginning after December 15, 2008. The adoption of this guidance is disclosed in Note 7.

Research and Development Expenses — Research and development expenses charged to continuing operations were $1.4 million and $2.2 million for the years ended December 31, 2009 and 2008, respectively.

Shipping and Handling Costs — The Company records freight billed to customers as sales. The Company records delivery expenses as a component of cost of sales.

Comprehensive Income (Loss) — Comprehensive income (loss) represents net earnings and any revenues, expenses, gains and losses that, under accounting principles generally accepted in the United States, are excluded from net earnings and recognized directly as a component of shareholders’ equity.

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

Volume-Based Sales and Dealer Incentives — The Company nets certain builder incentives, including volume-based bonuses, interest reimbursements and other rebates, against revenue in accordance with generally accepted accounting principles.

Income Taxes — The Company accounts for corporate income taxes in accordance with generally accepted accounting principles, which requires the Company to evaluate the need to establish a valuation allowance to reduce the carrying value of its deferred tax assets on the balance sheet. Deferred tax assets arise as a result of tax loss carryforwards and various differences between the book value of assets and the values used for income tax purposes. Generally accepted accounting principles state that a valuation allowance is generally required if a company has cumulative losses in recent years. Given the losses incurred by the Company over the last three years, noncash charges from continuing operations of $0.8 million and $5.4 million were recorded as a valuation allowance for the full value of its deferred tax assets as of December 31, 2009 and 2008, respectively.

2.	BASIS OF PRESENTATION.

Going Concern — The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which is management’s intention. The plan to do so contemplates the realization of assets and the liquidation of liabilities in the normal course of business. We have incurred significant losses from 2005 through 2009, attributable in 2005 through 2008 primarily to the RV Group operations and in 2009 attributable to the worst housing market since the Great Depression, characterized by lack of mortgage financing, foreclosures at historic levels, billowing home supply inventories, enormous drops in housing starts, and falling home prices.

Our previous independent registered public accounting firm included an explanatory paragraph in its audit report for our 2008 consolidated financial statements regarding our ability to continue as a going concern. Our current independent registered public accounting firm included a similar paragraph in its report for our 2009 consolidated financial statements.

We have managed our liquidity during this time through a series of cost reduction initiatives, sales of assets, utilization of Company-owned life insurance policies, as well as with the liquidity provided by the convertible debt transaction with HIG All American, LLC (HIG) completed in the fall of 2009.

Our ability in 2008 and 2009 to obtain traditional bank financing or sell additional assets was extremely limited. Our lack of capital prevented the expansion of our home stores, delayed development of new products, and absorbed inordinate amounts of management attention in a necessary and constant search for equity or bank financing. Throughout 2009, the Company continued the search for capital in increasingly distressed housing markets, and finally in October, closed on the HIG transaction.

As of December 31, 2009, $14.8 million of the Company’s cash is held in various restricted cash accounts. The Company believes that $3 million of the restricted cash will be released in the first half of 2010, however, the exact timing of that anticipated release is uncertain. We also believe additional amounts currently restricted will be released, although the amount and timing of such releases is also currently uncertain.

We believe that, barring demands on our cash as a result of modified vendor payment terms or to support bonds or letters of credit, the Company will be able to meet its operating cash needs through currently available cash, the release of restricted cash and collection of various receivable balances. An adequate level of unrestricted cash is required to provide the necessary working capital to operate our businesses until the economy recovers and our sales levels return to more historical volume levels.

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

The following is a summary of certain cost reduction and restructuring actions of the Viability Plan:

Manufacturing Operations — During 2009, we temporarily placed our North Carolina facility on an extended shutdown until a sustainable backlog can be obtained that would support the reopening of this facility. Until then, production to serve customers of the North Carolina plant has been shifted to our subsidiary in Virginia.

In addition, during 2009 and continuing into 2010, the other 4 housing facilities are placed on short-term shutdowns, generally 1 or 2 weeks per month, based on production needs. During these short-term shutdowns, in addition to the layoff of the hourly production personnel, the majority of the salaried employees are also placed on layoff to further reduce the Company’s overhead costs. Management will continue to evaluate the capacity needs of the Company and whether any additional extended shutdowns are warranted.

Labor Costs — We have reduced salaried employment levels by 72 employees or 29% between January 1, 2009 and February 28, 2010. Management will continue to review salaried employment levels and evaluate labor costs with the objective of lowering our costs while ensuring necessary functions are adequately staffed.

Asset Sales — We have been actively marketing certain assets for sale including a number of idled facilities or vacant land.

The success of our Viability Plan is conditioned upon maintaining a minimum level of financing for working capital needs. The success of our Viability Plan and our ability to meet our cash flow needs inherently depend on the economic conditions and the level of housing sales.

Like many companies weathering this current economic downturn, the Company’s access to sufficient operating capital is crucial to its efforts to maintain positive cash flow and return to profitability. There can be no assurance that the Company’s efforts will be successful. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.	SEGMENT INFORMATION.

The Company has determined that its reportable segments are those that are based on the Company’s method of internal reporting, which disaggregates its business by product category. The Company’s two reportable segments at December 31, 2009 are Specialty Vehicles and Housing. The Company evaluates the performance of its segments based primarily on net sales and pre-tax income and allocates resources to them based on performance. The accounting policies of the segment are the same as those described in Note 1 and there are no inter-segment revenues. The Company allocates certain corporate expenses to these segments based on three dimensions: revenues, subsidiary structure and number of employees. In addition, the data excludes the results of the discontinued operations (see Note 12). Differences between reported segment amounts and corresponding consolidated totals represent corporate and other income or expenses for administrative functions and income, costs or expenses relating to property and equipment that are not allocated to the segments.

As discussed in Note 12, the Company sold substantially all of the assets of its former RV Segment during 2008 and the operations of the RV Segment are included in discontinued operations in the consolidated statement of operations. Accordingly, the RV Segment is no longer deemed a reportable segment, and as such the segment information disclosed in the following tables exclude amounts pertaining to the Company’s former RV Segment.

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

The table below presents information about the segments used by the chief operating decision maker of the Company for the years ended December 31 (in thousands):

	2009	2008

Net sales
Housing	$47,130	$117,191
Specialty Vehicles	13,493	2,405

Total	$60,623	$119,596

Gross profit (loss)
Housing	$(1,275)	$18,014
Specialty Vehicles	310	(635)
Other reconciling items	(71)	—

Total	$(1,036)	$17,379

	2009	2008

Operating expenses
Housing	$12,484	$16,551
Specialty Vehicles	1,147	1
Other reconciling items	1,090	22,104

Total	$14,721	$38,656

Operating income (loss)
Housing	$(13,759)	$1,463
Specialty Vehicles	(837)	(636)
Other reconciling items	(1,161)	(22,104)

Total	$(15,757)	$(21,277)

Pre-tax income (loss) from continuing operations
Housing	$(13,914)	$1,324
Specialty Vehicles	(856)	(636)
Other reconciling items	(5,813)	(20,906)

Total	$(20,583)	$(20,218)

Total assets
Housing	$42,461	$43,456
Specialty Vehicles	6,715	1,031
Corporate and other reconciling items	40,873	62,917

Total	$90,049	$107,404

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

The following specified amounts from continuing operations are included in the measure of segment pre-tax income or loss reviewed by the chief operating decision maker (in thousands):

	2009	2008

Interest expense
Housing	$171	$159
Specialty Vehicles	19	—
Corporate and other reconciling items	7,066	1,476

Total	$7,256	$1,635

Depreciation
Housing	$1,749	$2,000
Specialty Vehicles	166	9
Corporate and other reconciling items	488	312

Total	$2,403	$2,321

4.	INVENTORIES.

Inventories consist of the following (in thousands):

	December 31,	December 31,
	2009	2008

Raw materials
Housing	$3,691	$4,157
Specialty Vehicles	3,493	902
Other	14	—

Total	7,198	5,059
Work in process
Housing	1,554	2,392
Specialty Vehicles	1,780	385

Total	3,334	2,777
Improved lots
Housing	391	434

Total	391	434
Finished goods
Housing	10,160	10,816
Specialty Vehicles	483	824

Total	10,643	11,640

Total	$21,566	$19,910

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

5.	PROPERTY, PLANT AND EQUIPMENT.

Property, plant and equipment consist of the following (in thousands):

	2009	2008

Land and improvements	$7,549	$7,700
Buildings and improvements	31,777	32,849
Machinery and equipment	10,789	10,637
Transportation equipment	10,398	11,035
Office furniture and fixtures	14,138	13,992

Total	74,651	76,213
Less, accumulated depreciation	45,864	45,291

Property, plant and equipment, net	$28,787	$30,922

At December 31, 2009 and 2008, the Company had $4.7 million and $2.9 million, respectively, classified in assets held for sale. These assets were available and listed for sale. These assets consisted of former Housing Segment property and buildings, including the former manufacturing facility in Zanesville, Ohio that was consolidated into a larger Indiana manufacturing plant, plus a warehouse and office building in Decatur, Indiana. Additionally, included in 2009 is a former RV paint facility located in Elkhart, Indiana that the Company sold on December 5, 2007 for $2.9 million consisting of cash of $0.3 million and a $2.6 million secured note that was due in full December 2008. Due to the default on the secured note, the property reverted back to the Company during the third quarter of 2009.

6.	SHORT-TERM BORROWINGS.

On August 2, 2006, the Company executed a $55 million, five-year, secured Revolving Credit Facility with Bank of America (formerly LaSalle Business Credit, LLC) to meet its seasonal working capital needs. At December 31, 2008 this bank line of credit had been fully paid and was terminated except for outstanding letters of credit totaling $7.5 million that were fully backed by cash collateral.

At December 31, 2008, the Company owed $3.1 million on floorplan notes payable relating to the new and used recreational vehicle inventory of the Company’s former owned dealership. This note payable was paid in full in January 2009.

On February 26, 2009, the Company entered into an agreement with Forest River, Inc. with respect to certain financial obligations under the Asset Purchase Agreement of November 20, 2008 between the Company and Forest River. Forest River agreed to accept a fully collateralized short-term note from the Company. As of March 2, 2009, the outstanding balance on the note was $2.3 million. The note was paid in full on March 23, 2009.

On March 23, 2009, the Company and Robert J. Deputy, one of the Company’s directors, entered into an agreement for a $2.3 million short-term note from the Company in exchange for cash loaned to the Company by Mr. Deputy. The note was collateralized by two properties, bore interest at a rate of 10% per annum, and was on terms more favorable to the Company than those offered by alternative sources of financing in commercial markets. The note holder placed a demand for repayment on June 1, 2009. The note was paid in full on June 4, 2009.

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

7.	LONG-TERM DEBT.

Long-term debt consists of the following (in thousands):

	2009	2008

H.I.G. Convertible Debt (Tranche B Notes), net of discount of $9,167	$833	$—
Note payable to Lake City Bank, interest at 6.25%, monthly principal and interest payment of $23,000, matures April 2012	1,899	—
Obligations under industrial development revenue bonds, variable rates (effective weighted-average interest rates of 1.3% at December 31, 2008), paid in full in November 2009	—	2,850
Other	465	159

Subtotal	3,197	3,009
Less, current maturities of long-term debt	369	819

Long-term debt	$2,828	$2,190

Principal maturities of long-term debt during the four fiscal years succeeding 2010 are as follows: 2011 — $1,160,000; 2012 — $1,622,000; 2013 — $46,000; 2014 — $0 and 2015 — $0. Additionally, the $9,167,000 debt discount on the convertible debt will mature in 2011, if not converted.

In connection with the industrial development revenue bond obligations, the Company obtained, as a credit enhancement for the bondholders, irrevocable letters of credit in favor of the bond trustees. Under the industrial revenue bond for the Mod-U-Kraf Homes manufacturing facility in Virginia, the issuer of the letter of credit holds a first lien and security interest on that facility.

On April 9, 2009, the Company and Lake City Bank entered into an agreement for a $2 million three-year note in exchange for cash loaned to the Company by Lake City Bank. The note is fully collateralized by certain properties, bears interest at the rate of 6.250% per annum, and has a maturity date of April 9, 2012. At December 31, 2009, the amount outstanding was approximately $1.9 million.

On April 9, 2009, the Company gave a promissory note to Lake City Bank in connection with the bank’s provision of a $0.5 million working capital line of credit. The note is fully collateralized by certain properties, and borrowings against this line will bear interest at a variable rate, with a minimum interest rate of 5% per annum. This line of credit has a maturity date of March 31, 2012. At December 31, 2009, there were no borrowings against this line of credit.

On October 27, 2009, the Company completed a two-year $20.0 million loan agreement as borrowers with H.I.G. All American, LLC (H.I.G.) for $10.0 million of senior secured revolving notes and $10.0 million of convertible debt (Secured Subordinated Convertible Tranche B Notes). This loan agreement is collateralized by substantially all of the assets of the Company. As part of the Secured Subordinated Convertible Tranche B Notes, the Company also issued to H.I.G. an aggregate of approximately 6.7 million Common Stock Purchase Warrants exercisable at a price of $0.00001 per share upon the occurrence of a triggering event (as defined in the agreement) and prior to the tenth anniversary from the date of the loan agreement. The revolving notes bear interest at a rate equal to LIBOR plus 5%, payable in cash monthly. The convertible debt bears interest at the rate of 20% per annum, payable in either cash semiannually or as PIK interest that accrues and increases the principal amount. All principal and accrued interest on the Secured Subordinated Convertible Tranche B Notes is convertible into shares of the Company’s common stock at the election of H.I.G. and is exercisable at any time up until the end of the two-year term of the notes at the conversion price of $0.979 per share, the 90-day average stock price prior to the Letter of Intent.

Both the Warrant and the Tranche B Note contain anti-dilution protection to the lender. In addition, the Tranche B Note has a price protection feature that reduces the conversion price if the 90-day average price of the Company’s common stock falls below $0.979 at any time prior to April 27, 2010. The conversion price of

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

the Tranche B Note is also subject to reduction if the Company defaults on certain of its financial covenants contained in the Loan Agreement.

On March 11, 2010, the Company learned that HIG All American, LLC (HIG), its lender, and the Company had differing interpretations of the definition of EBITDA for purposes of covenant calculations under the HIG All American Credit Agreement. HIG views the Company’s calculations prior to February of 2010 to have been erroneous and believes the Company breached its financial covenants in December of 2009. The Company disagrees. On March 25, 2010, the Company and HIG agreed to a term sheet whereby HIG agreed to waive the covenants for December 2009. The term sheet is subject to final documentation as an amendment to the Credit agreement. If the Company and HIG are unable to finalize the amendment, HIG would have the rights accorded to them under the terms of the loan agreement which include, among other rights, the right to declare the Company in default of the agreement and demand repayment of the $10 million note.

The Company recorded a debt discount on the convertible notes for the full $10.0 million due to the issuance of the Common Stock Purchase Warrants, as well as the existence of a beneficial conversion feature. The fair value of the warrants and the beneficial conversion feature were determined to be $7.3 million and $5.4 million, respectively, and the resulting $12.7 million has been recorded as a long-term liability on the Consolidated Balance Sheet. The Company recorded a debt discount on the convertible notes for the full $10.0 million due to the issuance of the warrants and beneficial conversion feature whose fair value exceeded the value of the debt. The difference between the deferred debt discount of $10.0 million and the fair value of the warrants and the beneficial conversion feature of $12.7 million resulted in $2.7 million being recorded as a non-cash interest expense. At December 31, 2009, the fair value adjustment to the warrants and the beneficial conversion feature resulted in an additional $0.3 million being recorded as a liability and an additional non-cash interest expense. Future changes in the fair value of the warrants and the beneficial conversion feature will result in additional adjustments to this liability and non-cash interest expense in future periods. The amortization of the $10.0 million in debt discounts will be reported as an increase in long-term debt and additional interest expense over the two-year term of the loan agreement. Amortization of debt discount on the convertible notes amounted to $0.8 million for the year ended December 31, 2009. The remaining unamortized discount was $9.2 million at December 31, 2009.

The Company incurred and recognized deferred financing costs of $2.3 million in connection with its loan agreement with H.I.G. These costs will be amortized over the term of the debt and represent fees paid in connection with the issuance of this debt.

In January of 2003, the Company entered into various interest rate swap agreements that became effective beginning in October of 2003. These swap agreements were designated as cash flow hedges under generally accepted accounting principles and were used to manage the economic risks associated with fluctuations in interest rates by converting a portion of the Company’s variable-rate debt to a fixed-rate basis through November of 2011, thus reducing the impact of changes in interest rates on future interest expense. Hedge effectiveness is evaluated by the hypothetical derivative method. Any hedge ineffectiveness is reported within the interest expense caption of the statements of income. Hedge ineffectiveness was not material in 2009 or 2008. The fair value of the Company’s interest rate swap agreements represents the estimated receipts or payments that would be made to terminate the agreements.

At December 31, 2008, the Company had one remaining interest rate swap agreement with a notional amount of $1.8 million that was used to convert the variable interest rates on certain industrial development revenue bonds to fixed rates. In accordance with the terms of the swap agreement, the Company pays a 3.71% interest rate, and receives the Bond Market Association Index (BMA), calculated on the notional amount, with net receipts or payments being recognized as adjustments to interest expense. The Company recorded a liability for the potential early settlements of these swap agreements in the amount of $75,000 at December 31, 2008. This exposure represents the fair value of the swap instruments and has been recorded in the balance

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

sheets in accordance with generally accepted accounting principles as a noncurrent liability. The effective portion of the cash flow hedge has been recorded, net of taxes, as a reduction of shareholders’ equity as a component of accumulated other comprehensive loss.

Concurrent with the loan agreement with HIG, the interest rate swap agreement with a notional amount of $1.8 million that was used to convert the variable interest rates on an industrial development revenue bond to a fixed rate was terminated and paid. Additionally, the associated industrial revenue bond of $1.8 million, plus another industrial revenue bond in the amount of $0.9 million were paid in full on November 1, 2009 utilizing restricted cash held for that purpose.

8.	ACCRUED EXPENSES AND OTHER LIABILITIES.

Accrued expenses and other liabilities at year-end consist of the following (in thousands):

	2009	2008

Wages, salaries, bonuses, commissions and other compensation	$226	$5,022
Dealer incentives, including volume bonuses, dealer trips, interest reimbursement, co-op advertising and other rebates	173	989
Warranty	4,162	9,688
Insurance-products and general liability, workers compensation, group health and other	3,105	6,320
Customer deposits and unearned revenues	1,391	2,545
Interest	400	395
Sales and property taxes	778	920
Deferred gain on sale of real estate	—	814
Repurchase liability	339	2,671
Other current liabilities	1,359	1,763

Total	$11,933	$31,127

9.	COMMON STOCK MATTERS AND EARNINGS PER SHARE.

Stock Option Plan

The Company has stock option plans, including the 2000 Omnibus Stock Incentive Program (the “2000 Plan”), which was approved by the shareholders on May 4, 2000. The 2000 Plan provides for 1.0 million common shares to be reserved for grants under the Company’s stock option and award plans. The Company’s stock option plan provides for the granting of options to directors, officers and eligible key employees to purchase common shares. The 2000 Plan permits the issuance of either incentive stock options or nonqualified stock options. Stock Appreciation Rights (“SAR’s”) may be granted in tandem with stock options or independently of and without relation to options. There were no SAR’s outstanding at December 31, 2009 or 2008. The option price for incentive stock options shall be an amount of not less than 100% of the fair market value per share on the date of grant and the option price for nonqualified stock options shall be an amount of not less than 90% of the fair market value per share on the date the option is granted. No such options may be exercised during the first year after grant, and are exercisable cumulatively in four installments of 25% each year thereafter. Outstanding options have terms of ten years.

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

The following table summarizes stock option activity (number of shares in thousands):

	Number	Weighted-Average
	of Shares	Exercise Price

Outstanding, January 1, 2008	134	$12.20
Granted	—	—
Canceled	(1)	15.78
Exercised	—	—

Outstanding, December 31, 2008	133	12.18
Granted	—	—
Canceled	(54)	12.10
Exercised	—	—

Outstanding, December 31, 2009	79	$12.24

Options outstanding at December 31, 2009 are exercisable at prices ranging from $10.00 to $18.68 per share and have a weighted-average remaining contractual life of 1.5 years. The following table summarizes information about stock options outstanding and exercisable at December 31, 2009 (in thousands):

Options Outstanding and Exercisable

		Weighted-Average
	Number Outstanding at	Remaining	Weighted-Average
Range of Exercise Price	December 31, 2009	Contractual Life	Exercise Price

$10.00 - $12.00	52	1.1	$10.19
$12.01 - $17.00	22	2.4	$15.62
$17.01 - $18.68	5	2.3	$18.68

	79

There were no options granted during 2009 or 2008. As of December 31, 2009 and 2008, 1.0 and 1.2 million shares, respectively, were reserved for the granting of future stock options and awards.

Stock Award Programs

The 2000 Plan also permits the granting of restricted and unrestricted stock awards to the Company’s key employees and non-employee directors. In accordance with the provisions of the 2000 Plan, the Board of Directors may grant shares of stock to eligible participants for services to the Company. Restricted shares vest over a period of time as determined by the Board of Directors and are granted at no cost to the recipient. For restricted shares that are not subject to pre-established Company performance objectives, compensation expense is recognized over the vesting period at an amount equal to the fair market value of the shares on the grant date. Compensation expense for discretionary unrestricted stock awards is recognized at date of grant. There were 6,000 and 26,811, restricted non-contingent stock awards granted at a weighted-average per share grant-date fair value of $0.85 and $3.70 in 2009 and 2008, respectively. Compensation expense of $278,908 and $281,262, was recognized in the years ended December 31, 2009 and 2008, respectively related to restricted shares granted.

On January 4, 2008, the Company granted Restricted Stock Awards to certain key employees as a means of retaining and rewarding them for performance and to increase their ownership in the Company. The awards are governed by the Company’s 2000 Omnibus Stock Plan. Participants will earn the restricted shares awarded to them based on attainment of certain performance goals for the first quarter of 2008 and for the full calendar

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

year 2008. If the Company meets the minimum or maximum target levels of pre-tax profits, the participants earn corresponding levels of awards. To the extent the Company meets the performance goals for the first quarter and/or the full year, and the participant remains employed by the Company during the vesting period, the earned restricted shares vest and will be delivered to the participants over a three-year vesting period: one-third on January 1, 2009, one-third on January 1, 2010 and one-third on January 1, 2011. A total of 237,375 shares, assuming 100% of the performance goal is achieved, could be granted. At March 31, 2008, the Company determined that the minimum target of the performance goal for the first quarter of 2008 would be achieved; therefore, compensation expense in the amount of $0.1 million was recorded related to this plan for the year ended December 31, 2008. As of December 31, 2008, the Company determined that the performance conditions associated with the restricted stock grants for the full calendar year 2008 were not achieved; therefore, no additional compensation expense was recorded.

On November 25, 2008, the Compensation Committee of the Company’s Board of Directors granted restricted common shares of the Company to certain executive officers. A total of 114,000 shares were granted. The grants were conditioned on the closing of the Asset Sale of the recreational vehicle business to Forest River, Inc. (see Note 12) and will vest at the earliest of (i) two years from the date of issuance, provided the employee remains continuously employed by the Company, (ii) death, (iii) disability, or (iv) a change of control. On October 27, 2009, in connection with the series of transactions that occurred on that date with H.I.G. All American, LLC, the restricted shares became vested as the result of a change in control under the terms of the grants.

On March 4, 2009, the Company granted Restricted Stock Awards to certain key employees as a means of retaining and rewarding them for performance and to increase their ownership in the Company. The awards are governed by the Company’s 2000 Omnibus Stock Plan. Participants will earn the restricted shares awarded to them based on attainment of certain performance goals for the full calendar year 2009. If the Company meets the minimum or maximum target levels of pre-tax profits, the participants will earn corresponding levels of awards. To the extent the Company meets the performance goals for the full year, and the participant remains employed by the Company during the vesting period, the earned restricted shares will vest and be delivered to the participants over a three-year vesting period: one-third on January 1, 2010, one-third on January 1, 2011 and one-third on January 1, 2012. A total of 196,250 shares, assuming 100% of the performance goal is achieved, could be granted. As of December 31, 2009, the Company determined that the performance conditions associated with the restricted stock grants for the full calendar year 2009 were not achieved; therefore, no compensation expense related to these restricted stock awards was recorded. Compensation expense related to prior year restricted stock grants was not material for the years ended December 31, 2009 and 2008.

The following table summarizes the activity of the Performance Based Restricted Stock Awards program (in thousands):

Number
of Shares

Nonvested at January 1, 2008	—
Granted	351,375
Forfeited	(205,187)

Nonvested at December 31, 2008	146,188
Granted	196,250
Earned	(114,729)
Forfeited	(209,791)

Nonvested at December 31, 2009	17,918

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

The following table summarizes, by plan year, the number of contingent shares awarded, earned, forfeited and the remaining contingent shares outstanding as of December 31, 2009:

	Plan Year
	2009	2008

Contingent shares awarded	196,250	351,375
Shares earned	—	114,729
Shares forfeited	196,250	218,728

Contingent shares outstanding as of December 31, 2009	—	17,918

Stock Purchase Plan

The Company has an employee stock purchase plan under which a total of 800,000 shares of the Company’s common stock are reserved for purchase by full-time employees through weekly payroll deductions. Shares of the Company’s common stock are purchased quarterly by the employees at a price equal to 90% of the market price. The market price is based on the market price at the end of the quarter. As of December 31, 2009, there were 38 employees actively participating in the plan. Since its inception, a total of 536,097 shares have been purchased by employees under the plan. The Company sold to employees 16,000 and 58,000 shares at weighted average fair values of $1.03 and $2.34 in 2009 and 2008, respectively. Certain restrictions in the plan limit the amount of payroll deductions an employee may make in any one quarter. There are also limitations as to the amount of ownership in the Company an employee may acquire under the plan. Compensation expense related to the Company’s Employee Stock Purchase Plan was not significant for the years ended December 31, 2009 or 2008.

Earnings Per Share

Basic earnings per share is based on the weighted-average number of shares outstanding during the period. Diluted earnings per common share is based on the weighted-average number of shares outstanding during the period, after consideration of the dilutive effect of stock options and awards and shares held in deferred compensation plans. Basic and diluted earnings per share were calculated using the average shares as follows (in thousands):

	2009	2008

Numerator:
Net loss available to common stockholders	$(4,730)	$(69,002)

Denominator:
Number of shares outstanding, end of period:
Weighted-average number of common shares used in Basic EPS	16,073	15,799
Stock options and awards	—	—

Weighted-average number of common shares used in Diluted EPS	16,073	15,799

As the Company reported a net loss for the years ended December 31, 2009 and 2008, the dilutive effect of stock options and awards did not enter into the computation of diluted earnings per share because their inclusion would have been antidilutive.

The Company’s dilutive potential common shares at December 31, 2009 were 6,654,855 shares consisting of warrants issued in connection with the H.I.G. loan agreement (see Note 7).

The sum of quarterly earnings per share may not equal year-to-date earnings per share due to rounding and changes in diluted potential common shares.

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

Shareholder Rights Plan

On October 21, 1999, the Company’s Board of Directors adopted a new shareholder rights plan which became effective January 12, 2000 (the “Record Date”), provides for a dividend distribution of one common share purchase right (the “Rights”) for each outstanding common share to each shareholder of record on the Record Date. The Rights will be represented by common share certificates and will not be exercisable or transferable apart from the common shares until the earlier to occur of (i) ten (10) business days following a public announcement that a person or group of persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding common shares or (ii) ten (10) business days following the commencement of (or announcement of an intention to make) a tender offer or exchange offer if, upon consummation thereof, such an Acquiring Person would be the beneficial owner of 20% or more of the outstanding common shares. Upon the occurrence of the certain events and after the Rights become exercisable, each right would entitle the rightholder (other than the Acquiring Person) to purchase one fully paid and nonassessable common share of the Company at a purchase price of $75 per share, subject to anti-dilutive adjustments. The Rights are nonvoting and expire February 1, 2010. At any time prior to a person or a group of persons becoming an Acquiring Person, the Company’s Board of Directors may redeem the Rights in whole, but not in part, at a purchase price $.01 per Right.

On October 27, 2009, the Company’s Board of Directors amended Section 1(a) of the Shareholder Rights Plan, to declare that neither H.I.G. All American, LLC, nor its affiliates, successors, assignees, or transferees would be deemed an “Acquiring Person” as defined in the Shareholder Rights Plan.

On February 1, 2010, all rights granted to shareholders pursuant to the Company’s Shareholder Rights expired according to the terms thereof.

Share Repurchase Programs

Periodically, the Company has repurchased its common stock as authorized by the Board of Directors. Under the repurchase program, common shares are purchased from time to time, depending on market conditions and other factors, on the open market or through privately negotiated transactions. During August 2006, the Company announced that the Board of Directors had authorized a share repurchase of up to one million shares. During the fourth quarter of 2008, the Company repurchased 30,815 shares for a total cost, including commissions, of $54,595. During the first quarter of 2009, the Company repurchased 24,914 shares for a total cost, including commissions, of $46,993. No shares were repurchased during the second, third or fourth quarters of 2009. At December 31, 2009, there are 931,071 shares remaining authorized for repurchase by the Board of Directors.

10.	COMPENSATION AND BENEFIT PLANS.

Incentive Compensation

The Company has incentive compensation plans for its officers and other key personnel. The amounts charged to expense for the years ended December 31, 2009 and 2008 was $0 for both years.

Deferred Compensation

The Company had established a deferred compensation plan for executives and other key employees. The plan provides for benefit payments upon termination of employment, retirement, disability, or death. The Company recognizes the cost of this plan over the projected service lives of the participating employees based on the present value of the estimated future payment to be made. The deferred compensation obligations, which aggregated $2.7 million and $3.1 million at December 31, 2009 and 2008, respectively, are included in other non-current liabilities, with the current portion ($0.4 million and $2.9 million at December 31, 2009 and 2008, respectively) included in other current liabilities.

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

In connection with the acquisition of Mod-U-Kraf Homes in 2000, the Company assumed obligations under existing deferred compensation agreements. The remaining liability recognized in the consolidated balance sheet aggregated $32,000 and $34,000 at December 31, 2009 and 2008, respectively.

The Company had established a supplemental deferred compensation plan (Mirror Plan) for key employees as determined by the Board of Directors. The plan allowed participants to defer compensation only after they have deferred the maximum allowable amount under the Company’s 401(k) Plan. The participants selected certain mutual fund investments and Company stock whose performance is tracked by the Company. The Company matches a certain level of participant contributions that vests over a five-year period. Under the plan, the investments are not funded directly, including the matching contributions and investments in Company stock. Instead, the plan administrator tracks the performance of investments in mutual funds and Company stock as directed by the participant and a liability to the participants is recorded by the Corporation based on the performance of the phantom investments. Participant benefits are limited to the value of the vested benefits recorded on their behalf.

The Company had also established a supplemental deferred compensation plan (Executive Savings Plan) for certain key executive management as determined by the Board of Directors. This plan allowed participants to defer compensation without regard to participation in the Company’s 401(k) plan. The participants select certain mutual funds investments and Company stock whose performance is tracked by the Company. In addition, the Company matches a certain level of participant contributions that vests after a five-year period. Under the plan, the investments are not funded directly, including the matching contributions and investments in Company stock. Instead, the plan administrator tracks the performance of investments in mutual funds and Company stock as directed by the participant and a liability to the participants is recorded by the Corporation based on the performance of the phantom investments. Participant benefits are limited to the value of the vested benefits recorded on their behalf. Liabilities recorded on the consolidated balance sheets related to these plans as of December 31, 2009 and 2008 are $0.1 million and $1.4 million, respectively.

On November 19, 2008, the Company’s Board of Directors adopted amendments to the Company’s deferred compensation plans, which were contingent on the sale of the Company’s recreational vehicle assets to Forest River, Inc. on or before December 31, 2008 (see Note 12). These amendments collectively froze all future contributions to the Plans as of December 31, 2008; vested all participants in their account balances as of December 31, 2008; and provided that the balance of participant accounts in the Plans were to be paid to the participants in a single lump sum no later than January 15, 2009, unless the participant’s Payment Event or Termination of Service occurred on or before December 31, 2008. Payments to participants in 2009 as a result of the Board adopted amendments totaled $2.8 million.

Employee Benefit Plans

The Company sponsors a retirement plan (the “Plan”), under Section 401(k) of the Internal Revenue Code (IRS) that covers all eligible employees. The Plan is a defined contribution plan and allows employees to make voluntary contributions up to 20% of annual compensation. Effective January 1, 2005, the Plan was amended to allow for voluntary contributions of up to 50% of annual compensation, not to exceed IRS limits. Under the Plan, the Company may make discretionary matching contributions on up to 6% of participants’ compensation, however the Company ceased matching contributions in 2008. Expenses under the Plan aggregated $0 million, and $0.4 million for the years ended December 31, 2009 and 2008, respectively.

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

11.	INCOME TAXES.

Income taxes (benefit) attributable to continuing operations are summarized as follows for the years ended December 31 (in thousands):

	2009	2008

Federal:
Current	$(459)	$(36)
Deferred	51	(1,533)

	(408)	(1,569)
State:
Current	62	30
Deferred	—	—

	62	30

Total	$(346)	$(1,539)

The following is a reconciliation of the provision for income taxes attributable to continuing operations computed at the federal statutory rate (35% for all years presented) to the reported provision for income taxes (in thousands):

	2009	2008

Computed federal income tax at federal statutory rate	$(7,083)	$(7,076)
Changes resulting from:
Decrease (increase) in cash surrender value of life insurance contracts	(498)	985
Redemption of life insurance contracts	5,159	—
Amortization of HIG Beneficial Ownership	168	—
Current year state income taxes, net of federal income tax benefit	40	19
Valuation allowance for NOL, AMT, deferred tax assets and general business credits	1,830	5,403
Recognition of deferred tax liability related to goodwill impairment	—	(898)
Other, net	38	28

Total	$(346)	$(1,539)

The Company accounts for corporate income taxes in accordance with generally accepted accounting principles, which requires the Company to evaluate the need to establish a valuation allowance to reduce the carrying value of its deferred tax assets on the balance sheet. Deferred tax assets arise as a result of tax loss carryforwards and various differences between the book value of assets and the values used for income tax purposes. Generally accepted accounting principles state that a valuation allowance is generally required if a company has cumulative losses in recent years. Given the losses incurred by the Company over the last three years, noncash charges from continuing operations of $1.8 million and $5.4 million were recorded as a valuation allowance for the full value of its deferred tax assets as of December 31, 2009 and 2008, respectively. At December 31, 2009 the Company had a tax benefit of $38.3 million related to Federal net operating loss carryforwards which may be utilized to offset future taxable income, and if not utilized, $7.5 million will expire in 2026, $14.0 million will expire in 2027, $15.9 million will expire in 2028 and $0.9 million will expire in 2029. Further, at December 31, 2009 the Company had state tax benefits of certain state net operating loss carryforwards in states that do not permit carrybacks of net operating losses. These state net operating loss carryforwards begin to expire in certain states after 5 years. At December 31, 2009,

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

the cumulative benefit of certain state net operating loss carryforwards approximated $3.8 million, which have been included as part of the valuation allowance referred to above. The ability to use net operating loss carryforwards to offset future taxable income is dependent on a number of factors and complex regulations and is determined at the time of completion of the annual tax returns.

The components of the net deferred tax assets (liabilities) are as follows (in thousands):

	2009	2008

Current deferred tax asset (liability):
Accrued warranty expense	$1,582	$3,098
Accrued self-insurance	1,180	1,769
Inventories	445	445
Receivables	469	511
Prepaid insurance	(289)	(372)
Litigation reserve	21	103
Other	250	1,241
Valuation allowance	(3,658)	(6,795)

Net current deferred tax asset	$—	$—

Noncurrent deferred tax asset (liability):
Deferred compensation	$1,179	$2,786
Property and equipment and other real estate	(436)	(414)
Notes receivable	402	402
Federal net operating loss carryforwards	38,301	37,087
Impairments	7,697	7,890
Alternative minimum tax credit carryover	127	586
Federal and state research and development credit carryover	1,738	1,738
State net operating loss carryforwards	3,856	3,780
Other	1,079	662
Valuation allowance	(54,451)	(54,974)

Net noncurrent deferred tax liability	$(508)	$(457)

The valuation allowance decreased by $3,660 and increased by $23,746 for the years ended December 31, 2009 and 2008, respectively.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various states jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2004. In 2006, the Internal Revenue Service (IRS) commenced an examination of the Company’s U.S. income tax returns specifically for the purpose of reviewing claims for Research and Expenditure credits for the years 1999 through 2004. The audit of these claims is nearing its conclusion and the Company anticipates that a settlement can be concluded within the next year. The Company does not anticipate that any adjustments associated with the settlement of this audit will result in a material change to its financial position.

The Company adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, on January 1, 2007. The implementation of FIN 48 did not have a significant

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

impact on the Company’s financial position or results of operations. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In thousands)

Balance at January 1, 2008	$2,416
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	1,090
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2008	$3,506
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years
Reductions for tax positions of prior years	—
Settlements	(1,470)

Balance at December 31, 2009	$2,036

Recognition of unrecognized tax benefits that if recognized would affect the effective tax rate by approximately $2.0 million at December 31, 2009. The Company recognizes interest and penalties related to unrecognized tax benefits through interest and operating expenses, respectively. The amounts accrued for interest and penalties as of December 31, 2009 were not considered to be significant. The above amount has been reduced to zero on the balance sheet via the deferred tax valuation allowance.

12.	RESTRUCTURING CHARGES AND DISCONTINUED OPERATIONS.

When describing the impact of these restructuring plans, all determinations of the fair value of long-lived assets were based upon comparable market values for similar assets.

On December 26, 2008, the Company completed the sale of substantially all of the assets of the Company’s RV Segment, consisting of its recreational vehicle manufacturing and sales business, to Forest River, Inc. The closing consideration paid was approximately $40.6 million. Of the closing consideration, approximately $11.5 million was paid into two escrow accounts and is subject to reduction for indemnification and certain other claims including warranty. Proceeds were applied in accordance with the terms of the purchase agreement and were reduced by $1.9 million to settle a contingent liability of approximately $11.0 million related to the Registrant’s bailment chassis pool with Ford Motor Company and by $2.0 million to purchase the required 5-year term of tail insurance. The net proceeds after the escrow, contingent liability settlement, purchase of insurance and closing costs were approximately $25.2 million. This transaction resulted in the sale of trade accounts receivable, inventory, and fixed assets with net book values of $5.9 million, $30.8 million, and $11.7 million, respectively. The net selling price was $5.9 million for accounts receivable, $22.8 million for inventory, and $10.8 million for fixed assets resulting in a pre-tax (loss) of $(7.9) million and $(0.9) million on the sale of inventory and fixed assets, respectively, which are reflected in discontinued operations in the statement of operations.

In accordance with generally accepted accounting principles, the recreational vehicle operations qualified as a separate component of the Company’s business and as a result, the operating results of the recreational vehicle business have been accounted for as a discontinued operation. Financial results for all periods presented have been adjusted to reflect this business as a discontinued operation. Interest expense was allocated between continuing operations and to discontinued operations based on the debt that could be identified as specifically attributable to those operations. Interest expense allocated to discontinued operations for the recreational vehicle business for the year ended December 31, 2008 was $2.4 million. Net sales of the

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

recreational vehicle business for the year ended December 31, 2008 was $212.3 million and the pre-tax (loss) for the year ended December 31, 2008 was $(50.3) million.

In connection with the sale of the assets of the RV business, a liability of $1.6 million was established at December 31, 2008 for existing but unused facilities subject to operating leases that were part of the activities which were exited and is included in the Impairments line of the consolidated financial statements.

During the fourth quarter of 2008, the Company sold a former RV production facility for $1.8 million, resulting in a pre-tax (loss) of approximately $(0.8) million, which are reflected in discontinued operations in the statement of operations.

The following table shows an analysis of assets and liabilities of discontinued operations as of December 31 ($ in thousands):

	2009	2008

Current assets	$74	$827
Properties and equipment	—	2,102

Total assets of discontinued operations	$74	$2,929

Current liabilities	$3,878	$18,791
Long-term liabilities	671	986

Total liabilities of discontinued operations	$4,549	$19,777

Goodwill Impairment

Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets of acquired businesses. Goodwill assets deemed to have indefinite lives are not amortized, but are subject to impairment tests at least annually in accordance with generally accepted accounting standards. The Company reviews the carrying amounts of goodwill assets annually by segment to determine if such assets may be impaired. If the carrying amounts of these assets are not recoverable based upon a discounted cash flow analysis, such assets are reduced by the estimated shortfall of fair value to recorded value. At January 1, 2008, the Company had $13.0 million of goodwill, all attributable to the Housing reporting unit. The Company conducted its annual goodwill impairment test during the fourth quarter of 2008 and the results indicated that the goodwill was fully impaired. Accordingly, the Company recorded a non-cash goodwill impairment charge of $13.0 million in the quarter ended December 31, 2008. The goodwill impairment charges in 2008 were recorded at the corporate level because this goodwill was carried at that level. The Company had no remaining goodwill as of December 31, 2008 or 2009.

13.	COMMITMENTS AND CONTINGENCIES.

Lease Commitments

The Company leases various manufacturing and office facilities under non-cancelable agreements that expire at various dates through November 2011. Several of the leases contain renewal options and options to purchase and require the payment of property taxes, normal maintenance and insurance on the properties. Certain office and delivery equipment is also leased under non-cancelable agreements that expire at various dates through October 2012. The above-described leases are accounted for as operating leases.

Future minimum annual operating lease commitments at December 31, 2009 aggregated $1.2 million and are payable during the next 3 years as follows: 2010 — $0.6 million, 2011 — $0.5 million, 2012 — $0.1 million. Total rental expense for the years ended December 31, 2009 and 2008 aggregated $0.6 million ($0.4 million of which was related to continuing operations) and $2.1 million, respectively. In connection with

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

the sale of the assets of the RV business, a liability of $1.6 million was established for existing but unused facilities subject to operating leases that were part of the activities which were exited. At December 31, 2009, $0.9 million of the $1.2 million lease commitment is related to the former RV operations.

Obligation to Purchase Consigned Inventories

The Company obtains vehicle chassis for its bus products directly from an automobile manufacturer under a converter pool agreement. The agreement generally provides that the manufacturer will provide a supply of chassis at the Company’s production facility under the terms and conditions as set forth in the agreement. Chassis received under the converter pool agreement are accounted for as consigned inventory until assigned to a unit in the production process. At that point, the Company is obligated to purchase the chassis and it is recorded as inventory. At December 31, 2009 and 2008, chassis inventory, accounted for as consigned inventory, approximated $3.0 million and $1.9 million, respectively.

Repurchase Agreements

The Company was contingently liable at December 31, 2009 to banks and other financial institutions on repurchase agreements in connection with financing provided by such institutions to most of the Company’s former independent dealers in connection with their purchase of the Company’s recreational vehicle products. These agreements provide for the Company to repurchase its products from the financing institution in the event that they have repossessed them upon a dealer’s default. Although the estimated maximum contingent liability, without offsets for resale, would be approximately $0.4 million at December 31, 2009 ($98 million at December 31, 2008), the risk of loss resulting from these agreements is spread over the Company’s numerous former dealers and is further reduced by the resale value of the products repurchased. Further, as time goes on and the Company does not sell additional recreational vehicles, this contingent liability continually reduces because the period during which the Company is subject to buy-back claims is limited to a specific time period, starting from the date of original wholesale sale. The maximum estimated contingent liability reduced by 92% in 2009. Based on losses previously experienced under these obligations and current market conditions, the Company has established a reserve for estimated losses under repurchase agreements. At December 31, 2009 and 2008, $0.2 million and $2.5 million, respectively, were recorded as an accrual for estimated losses under repurchase agreements.

The Company was also contingently liable at December 31, 2009 to a financial institution on repurchase agreements in connection with financing provided by the institution to certain of the Company’s independent home builders in connection with their purchase of the Company’s housing products. This agreement provides for the Company to repurchase its products from the financing institution in the event that they have repossessed them upon a builder’s default. Products repurchased from builders under this agreement are accounted for as a reduction in revenue and cost of sales at the time of repurchase. Although the estimated maximum contingent liability, without offsets for resale, would be approximately $4.0 million at December 31, 2009 ($6.1 million at December 31, 2008), the risk of loss resulting from these agreements is spread over the Company’s numerous builders and is further reduced by the resale value of the products repurchased. The Company has evaluated the potential for losses under this agreement and has recorded an accrual of $0.1 million at December 31, 2009 and 2008 for estimated losses under the repurchase agreements.

Corporate Guarantees

The Company was contingently liable under guarantees to financial institutions of their loans to independent recreational vehicle dealers for amounts totaling approximately $1.5 million at December 31, 2009 and $6.3 million at December 31, 2008. The Company had an agreement with a financial institution to form a private-label financing program to provide wholesale inventory financing to the Company’s former recreational vehicle dealers. The agreement provided for a preferred program that provided financing subject

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

to the standard repurchase agreement described above. In addition, the agreement provided for a reserve pool whereby the financial institution made available an aggregate line of credit not to exceed $40 million that provided financing for dealers that may not otherwise qualify for credit approval under the preferred program. No dealer being provided financing from the reserve pool could receive an aggregate line of credit exceeding $5 million. In addition to the standard repurchase agreement described above, as of December 31, 2009 the Company was contingently liable to the financial institutions up to a maximum of $2.0 million of aggregate losses, as defined by the agreement, incurred by the financial institutions on designated dealers with higher credit risks that were accepted into the reserve pool financing program. The Company has recorded a loss reserve of less than $0.1 million at December 31, 2009 and $0.1 million at December 31, 2008, associated with these guarantees.

Financing Obligation

During the second quarter of 2004, the Company entered into an agreement to provide financing of up to $4.9 million to a developer for the construction of a hotel for which the Company was to provide modular units. The Company had provided $2.3 million in financing to the developer under this arrangement. No funding has been provided since December 2005. The loans are collateralized by a first priority interest in all tangible and intangible property of the borrower. The developer was unable to obtain a building permit, so the Company is pursuing its legal remedies through litigation to recoup the financing extended to date. During the fourth quarter of 2006, the Company obtained title to the real estate that was partial collateral for this note. In the event the sale of the property does not generate proceeds sufficient to cover the financing previously provided, the Company will continue pursuing its legal remedies to recover any shortfall. As of December 31, 2009, the Company has reserved an amount that Management believes the Company may not recover; however, there is a potential for exposure in excess of the amount reserved.

Change of Control Agreements

On February 3, 2000, the Company entered into Change of Control Agreements with key executives. The Agreements have subsequently been amended, and the number of participants reduced. Under the terms of these agreements, in the event of a change in control of the Company, as defined, the Company would be obligated to pay these key executives for severance and other benefits. These agreements had aggregated obligations of approximately $2.5 million and $4.6 million based on salaries and benefits at December 31, 2009 and 2008, respectively. In addition, in the event of a change of control of the Company, all outstanding stock options and SAR’s shall become immediately exercisable, restrictions are removed from restricted stock, and all stock awards shall immediately be deemed fully achieved.

Also on February 3, 2000, the Company established a rabbi trust, which in the event of a change of control, as defined, will be funded to cover the Company’s obligations under its Change of Control Agreements and its deferred compensation plan.

On October 27, 2009, in exchange for the payment of $500, the key executives who have Change of Control Agreements with the Company agreed to waive the terms of those Agreements with respect to any “change in control,” as that term is defined in the Agreements, in connection with the series of transactions that occurred on that date with H.I.G. All American, LLC.

Self-Insurance

The Company is self-insured for a portion of its product liability and certain other liability exposures. Depending on the nature of the claim and the date of occurrence, the Company’s maximum exposure ranges from $250,000 to $500,000 per claim. The Company accrues an estimated liability based on various factors, including sales levels, insurance coverage and the amount of outstanding claims. Management believes the liability recorded (see Note 8) is adequate to cover the Company’s self-insured risk.

All American Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — Continued

Litigation

In February 2009 the Company received a favorable verdict against Crane Composites, Inc. f/k/a Kemlite for breach of contract and multiple warranty claims arising from the sale of defective sidewall material to Coachmen Industries, Inc. and subsidiaries. All of the counts alleged in the original complaint were found in favor of the Company. On April 17, 2009, the Company entered into a settlement agreement with Crane Composites, Inc., f/k/a Kemlite, with respect to this verdict rendered in favor of the Company and its subsidiaries, on the liability portion of this lawsuit. Pursuant to the terms of the settlement, Crane Composites paid the Company a total of $17.75 million in three installments, with the first installment of $10 million paid on May 8, 2009, the second installment of $3.875 million on June 1, 2009 and the final installment of $3.875 million on July 1, 2009.

The settlement with Crane Composites, Inc. resulted in income of $14.9 million net of contingent attorney fees recorded in the first quarter of 2009. The parent Company acquired the claims that were subject to the settlement for fair value from its RV Group subsidiaries during the fourth quarter of 2008, prior to trial. Because the settlement is related to damages originally incurred by the recreational vehicle business, accounting rules required the Company to record this income under discontinued operations, even though the settlement is owned by the parent Company and not the RV Group.

The Company was named as a defendant in a number of lawsuits alleging that the plaintiffs were exposed to levels of formaldehyde in FEMA-supplied trailers manufactured by the Company’s subsidiaries (and other manufacturers) and that such exposure entitles plaintiffs to an award, including injunctive relief, a court-supervised medical monitoring fund, removal of formaldehyde-existing materials, repair and testing, compensatory, punitive and other damages, including attorneys’ fees and costs. The litigation proceeded through the class certification process. In December 2008, class certification was denied.

In the third quarter of 2008, as a result of the favorable settlement of a lawsuit involving an insurance recovery, the Company recorded income of approximately $0.4 million. During the second quarter of 2008, as a result of the favorable settlement of two lawsuits involving insurance recoveries, the Company recorded income of approximately $1.0 million. During the first quarter of 2008, the Company also recorded income of approximately $1.0 million as a result of the favorable settlement of two lawsuits involving insurance recoveries. These favorable settlements are classified as a reduction to general and administrative expenses on the consolidated statement of operations.

The Company is involved in various other legal proceedings, most of which are ordinary disputes incidental to the industry and most of which are covered in whole or in part by insurance. Management believes that the ultimate outcome of these matters and any liabilities in excess of insurance coverage and self-insurance accruals will not have a material adverse impact on the Company’s consolidated financial position, future business operations or cash flows.

14.	SUBSEQUENT EVENTS.

In May 2009, the Financial Accounting Standards Board (FASB) established general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, this standard sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The Company has evaluated any subsequent events through the date of this filing.

Subsequent to year-end, the Company failed to meet certain financial covenants of the HIG All American Credit Agreement. HIG did not declare the Company to be in default of any covenant and on March 25, 2010, the Company and HIG reached agreement (subject to final documentation) on revised covenants and other modifications, including the issue of additional warrants to HIG, to the credit agreement. If the Company and HIG are unable to finalize the amendment, HIG would have the rights accorded to them under the terms of the loan agreement which include, among other rights, the right to declare the Company in default of the agreement and demand repayment of the $10 million note. As a result of the modifications, the Company will only have partial access to the $10 million revolving line of credit, for specified purposes, until the Company is in compliance with the original financial covenants of the loan agreement.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ALL AMERICAN GROUP HOLDINGS, LLC

ALL AMERICAN ACQUISITION CORPORATION

ALL AMERICAN GROUP, INC.

AND

RICHARD M. LAVERS, AS SHAREHOLDERS REPRESENTATIVE

Dated as of November 8, 2010

-i-

-ii-

Page

Section 8.13	Interpretation	A-35
Section 8.14	Specific Enforcement	A-35
Section 8.15	Waiver of Jury Trial	A-36

Exhibit A	Liquidating Trust Agreement
Exhibit 6.2	Parent and Acquisition Closing Certificate
Exhibit 6.3	Corporation Closing Certificate

-iii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 8, 2010 (this “Agreement”), by and among ALL AMERICAN GROUP HOLDINGS, LLC, a Delaware limited liability company (the “Parent”), ALL AMERICAN ACQUISITION CORPORATION, an Indiana corporation and a wholly-owned subsidiary of the Parent (“Acquisition”), ALL AMERICAN GROUP, INC. (f/k/a Coachmen Industries, Inc.), an Indiana corporation (the “Corporation”), and Richard M. Lavers as Shareholders Representative.

W I T N E S S E T H:

WHEREAS, the Corporation is a publicly traded company whose shares of Common Stock are currently traded on the OTC Bulletin Board under the symbol “COHM”;

WHEREAS, subject to the terms and conditions of this Agreement, the parties hereto desire to merge Acquisition with and into the Corporation, with the Corporation surviving as the Surviving Corporation (the “Merger”);

WHEREAS, the Parent and Acquisition have negotiated the terms of this Agreement with a special committee of the board of directors of the Corporation comprised solely of directors who are not Designated Directors (as defined in the bylaws of the Corporation) or otherwise Affiliates of the Parent or Acquisition (the “Special Committee”);

WHEREAS, the Special Committee, at a meeting thereof duly called and held, has (i) determined that the Merger and the other transactions contemplated herein are fair to, and in the best interests of, the Corporation and the shareholders of the Corporation, and has declared that the Merger is advisable, (ii) approved the Merger and this Agreement and (iii) recommended that the board of directors of the Corporation approve and adopt the Merger and this Agreement and call the Special Meeting;

WHEREAS, the board of directors of the Corporation, based in part on the recommendation of the Special Committee, at a meeting thereof duly called and held, has (i) determined that the Merger and the other transactions contemplated herein are fair to, and in the best interests of, the Corporation and the shareholders of the Corporation, and declared that the Merger is advisable and (ii) approved the Merger and this Agreement;

WHEREAS, the respective boards of directors of the Parent and Acquisition have approved this Agreement, the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties intending to be legally bound, hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Definitions.  When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acquisition” has the meaning set forth in the preamble hereto.

“Affiliate” means, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Capital Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Capital Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Capital Stock, by agreement or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Articles of Merger” has the meaning set forth in Section 2.1(a).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all liabilities and obligations in respect of Capital Leases paid or payable during such period.

“Capital Leases” means, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or Options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Certificates” has the meaning set forth in Section 2.4(a).

“Claim” means any action, suit, claim, lawsuit, demand, inquiry, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeal or other dispute, whether civil, criminal, administrative or otherwise.

“Closing” has the meaning set forth in Section 2.11.

“Closing Date” has the meaning set forth in Section 2.11.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Commission” means the Securities and Exchange Commission.

“Commission Filings” has the meaning set forth in Section 3.17.

“Common Stock” shall mean the issued and outstanding common stock of the Corporation, no par value per share.

“Corporation” has the meaning set forth in the preamble hereto.

“Corporation Disclosure Letter” has the meaning set forth in the preamble to Section 3.

“Dissenting Shareholders” has the meaning set forth in Section 2.3.

“Dissenting Shares” has the meaning set forth in Section 2.3.

“Effective Time” has the meaning set forth in Section 2.1(a).

“Environmental Laws” means all foreign, federal, state and local Laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between the Corporation and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules, regulations and interpretations thereunder or related thereto.

“ERISA Affiliate” means any person (as defined in Section 3(9) of ERISA) which together with the Corporation or any of its Subsidiaries would be deemed to be a “single employer,” or otherwise required to be aggregated with the Corporation or any of its Subsidiaries, under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“ERISA Event” means any one or more of the following: (a) any “reportable event”, as defined in Section 4043(c) of ERISA, with respect to a Plan, other than events as to which the requirement of notice under Section 4043(a) of ERISA has been waived in regulations by the PBGC, (b) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 412 or 430 of the Code or Section 302, 303, or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan or Multiemployer Plan, or that such filing may be made, or a determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA, (c) a complete or partial withdrawal by the Corporation or any of its Subsidiaries, or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan, or the receipt by the Corporation or any of its Subsidiaries, or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Corporation or any of its Subsidiaries, or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA, (d) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, the termination of any Plan under Section 4041(c) of ERISA, or the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, (e) the commencement of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institute of proceedings, by the PBGC under Section 4042 of ERISA to terminate, or appoint a trustee to administer, any Plan, (f) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA, (g) the imposition of any liability under Title IV of ERISA, other than the PBGC’s premiums due but not delinquent under Section 4007 of ERISA, upon the Corporation or any of its Subsidiaries, or any ERISA Affiliate in excess of $100,000 and (h) any other event or condition with respect to a Plan that could reasonably be expected to result in liability of the Corporation or any of its Subsidiaries, or any ERISA Affiliate in excess of $100,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means shares of Common Stock which are held (a) by any wholly-owned Subsidiary of the Corporation or in the treasury of the Corporation, or (b) directly or indirectly by the Parent or any Affiliate of the Parent.

“Excess Sale Proceeds” means the amount by which the Net Sale Proceeds received from the Sale of the Specialty Vehicle Business exceed Five Million Dollars ($5,000,000).

“Existing Lenders” shall mean the lenders to the Corporation and its Subsidiaries listed on Schedule 3.3(c) of the Corporation Disclosure Letter and their respective predecessors, successors and assigns.

“Financial Advisor” has the meaning set forth in Section 3.16.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.

“Government Contract” means any bid, quotation, proposal, contract, work authorization, lease, commitment or sale or purchase order of the Corporation that is with the United States government or any other Government Authority.

“Governmental Authority” means any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“IBCL” means the Indiana Business Corporation Law.

“Incentive Plans” means (a) the Corporation’s Supplemental Deferred Compensation Plan, as amended and restated on January 1, 2003, (b) the Corporation’s Executive Annual Performance Incentive Plan, as amended on May 3, 2001, (c) the Corporation’s Long Term Incentive Performance Based Restricted Stock Plan, (d) the Corporation’s 2000 Omnibus Stock Incentive Program and (e) all other agreements or plans providing for the grant of any Option or other right to purchase Common Stock to any current or former employee of the Corporation or any of its Subsidiaries or any other Person, in each case as amended from time to time.

“Indebtedness” means, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments, (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices so long as such accounts payable are paid within 60 days of their due date and are not being contested), (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases, (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition, (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person, (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account, (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition that is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time, (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values, (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments, (j) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law, (k) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for Tax purposes but is classified as an operating lease in accordance with GAAP and (l) accounts payable of such Person that have not been paid within sixty (60) days of their due date and are not being contested in good faith.

“Indemnified Parties” has the meaning set forth in Section 5.7(b).

“Initial Merger Consideration” has the meaning set forth in Section 2.2(a).

“Intellectual Property” means any U.S. and non-U.S. (a) patents and patent applications, (b) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, (c) registered and unregistered copyrights and mask works, and applications for registration thereof, (d) internet domain names, applications and reservations therefor, uniform resource locators and the corresponding Internet sites, (e) trade secrets, proprietary information and other intangible property rights not otherwise listed in (a) through (d) above, including, but not limited to, unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded and (f) any good will associated with any of the foregoing.

“Law” means any law, rule, code, statute, regulation, ordinance, requirement, announcement, policy, guideline, rule of common law, order, judgment, decree or other binding action of or by a Governmental Authority and any judicial interpretation thereof.

“License Agreements” has the meaning set forth in Section 3.10.

“Liquidating Trust” means the All American Group Liquidating Trust that is subject to that certain Trust Agreement in the form of Exhibit A hereto.

“Liquidating Trust Agreement” shall mean the agreement governing the terms and conditions of the Liquidating Trust Agreement substantially in the form attached hereto as Exhibit A.

“Loan Agreement” means the Loan Agreement, dated October 27, 2009, by and among H.I.G. All American, LLC, the Corporation and the direct and indirect Subsidiaries of the Corporation party thereto, as amended on April 5, 2010, as it may be further amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, performance, operations or prospects of the Corporation and its Subsidiaries taken as a whole or (b) the legality, validity or enforceability of this Agreement or any of the other agreements contemplated hereunder or any of the transactions contemplated hereunder or thereunder (including without limitation the Merger).

“Material Contract” means (a) any contract or other agreement (other than this Agreement and purchase orders entered into in the ordinary course of business), written or oral, of the Corporation or any of its Subsidiaries involving monetary liability of or to any Person in an amount in excess of $500,000 in any fiscal year, (b) any other contract or other agreement (other than this Agreement), whether written or oral, to which one or more of the Corporation or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect and (c) any contract filed as a material contract in an exhibit to any Commission Filings.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in Section 2.2(a).

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA (a) (i) which is contributed to by (or to which there is an obligation to contribute of) the Corporation or any of its Subsidiaries, or any ERISA Affiliate, and (ii) each such plan for the five-year period immediately following the latest date on which the Corporation or any of its Subsidiaries, or any ERISA Affiliate contributed to or had an obligation to contribute to such plan, or (b) with respect to which the Corporation or any of its Subsidiaries, or any ERISA Affiliate may incur any liability.

“Net Sale Proceeds” means the proceeds received by the Surviving Corporation or its Subsidiaries in cash from the Sale of the Specialty Vehicle Business, minus (a) taxes and other amounts paid or payable by the Surviving Corporation to government agencies as a result of such sale and for any income of the Specialty Vehicle Business that accrues prior to the sale, but only income taxes that cannot be immediately offset against net operating losses of the Surviving Corporation, (b) the costs and expenses of such sale (including legal fees and sales and brokers’ commissions) and (c) the Indebtedness of the Specialty Vehicle Business. For purposes of this definition, (i) if any portion of the sales proceeds are paid on a date after the closing of the sale of the Specialty Vehicle Business, Net Sale Proceeds shall include such amounts as and when received by the Surviving Corporation, and (ii) Indebtedness of the Specialty Vehicle Business means all (A) subject to the following sentence, Indebtedness now outstanding or made hereafter, and (B) equity invested after the date hereof, in each case, to or for the benefit of the Specialty Vehicle Business whether such Indebtedness or equity investment is made by the Surviving Corporation, the Parent or any other Person. Indebtedness of the Specialty Vehicle Business shall not include (1) the Tranche B Note, (2) Indebtedness owed to Lake City National Bank in the approximate amount of $2.2 million and secured by that certain real property in Midddlebury, Indiana, and (3) Indebtedness assumed by the purchaser of the Specialty Vehicle Business and for which there is no lien or encumbrance remaining on the Surviving Corporation’s or its Subsidiaries’ assets. In determining “Net Sale Proceeds”, accounts receivable owed to the Specialty Vehicle Business from ARBOC Mobility, LLC may be transferred to the Surviving Corporation to set off against Indebtedness owed by the Specialty Vehicle Business to the Surviving Corporation in the net amount of the receivables transferred.

“Option” means any options, subscriptions, warrants, rights, profit participation or other arrangements, or convertible or exchangeable securities (but excluding the Tranche B Note) by which any Person has the right to purchase Capital Stock, or any security convertible or exchangeable into Capital Stock (but excluding the Tranche B Notes) of another Person or by which a Person is bound to issue Capital Stock.

“Option Cash Payment” has the meaning set forth in Section 2.7.

“Outside Sale Date” means the nine (9) month anniversary after the Effective Time.

“Parent” has the meaning set forth in the preamble hereto.

“Paying Agent” has the meaning set forth in Section 2.4(a).

“Payment Fund” has the meaning set forth in Section 2.5.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permits” has the meaning set forth in Section 3.7(b).

“Permitted Encumbrances” means, with respect to the Corporation or any of its Subsidiaries, (a) the security interests and liens granted pursuant to the Loan Agreement and the other Transaction Documents (as defined in the Loan Agreement), (b) liens securing the payment of Taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to the Corporation or such Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books in accordance with GAAP, (c) non-consensual statutory liens (other than liens securing the payment of Taxes) arising in the ordinary course of the Corporation’s or such Subsidiary’s business to the extent (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to the Corporation or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books, (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of the Corporation or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto, (e) purchase money security interests in equipment (including Capital Leases) and purchase money mortgages on Real Property to secure purchase money Indebtedness (including Capital Leases) arising after the date hereof and prior to the Closing Date to the extent secured by purchase money security interests in equipment (including Capital Leases) and purchase money mortgages on Real Property that do not exceed $100,000 in the aggregate at any time outstanding provided that such security interests and mortgages do not apply to any property of the Corporation or any Subsidiary other than the equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the equipment or Real Property so acquired, as the case may be, and (f) the security interests and liens of the Existing Lenders on that certain real property located at 10758 Greenfield Parkway, Middlebury, Indiana 46540.

“Permitted Investments” has the meaning set forth in Section 2.5.

“Person” means and includes an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Authority.

“Plan” means (a)(i) an “employee benefit plan” (as defined in Section 3(3) of ERISA), other than a Multiemployer Plan, maintained or contributed to by the Corporation or any of its Subsidiaries, or any ERISA Affiliate, or to which the Corporation or any of its Subsidiaries or any ERISA Affiliate has an obligation to contribute and (ii) each such plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA for the five-year period immediately following the latest date on which the Corporation, any of its Subsidiaries or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to), or otherwise has liability with respect to such plan and (b) each stock option, stock appreciation right, restricted stock, stock purchase, stock unit, performance share, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, agreement or commitment maintained by the Corporation or any of its Subsidiaries or any ERISA Affiliate or to which the Corporation or any of its Subsidiaries or any ERISA Affiliate contributes (or has any obligation to contribute), has any liability, or is a party.

“Proxy Statement” has the meaning set forth in Section 5.4(a).

“Real Property” means all now owned and hereafter acquired real property of the Corporation or any of its Subsidiaries, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Registration Statement” has the meaning set forth in Section 5.4(a).

“Returns” has the meaning set forth in Section 3.5.

“Rights Agreement” has the meaning set forth in Section 3.19(b).

“Sale Committee” has the meaning set forth in Section 5.13(a).

“Sale of the Specialty Vehicle Business” means the sale of the Specialty Vehicle Business to any Person other than the Parent or an Affiliate of the Parent, whether by sale of assets, disposition of securities, merger, consolidation, or otherwise.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders Representative” shall initially mean Mr. Richard M. Lavers and his successors and assigns.

“Special Committee” has the meaning set forth in the recitals hereto.

“Special Meeting” means a special meeting of the shareholders of the Corporation held for the purpose of considering and taking action on this Agreement and the Merger.

“Specialty Vehicles Business” means the Corporation’s and its Subsidiaries’ business division relating to the manufacture and sale of buses and other vehicles, including, without limitation, the business conducted by All American Specialty Vehicles, LLC.

“Subsequent Filings” has the meaning set forth in Section 5.9.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person; provided, that, for purposes of this Agreement, neither the Corporation nor any of its Subsidiaries shall be deemed a Subsidiary of the Parent or Acquisition.

“Surviving Corporation” has the meaning set forth in Section 2.1(b).

“Tax or Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group, or of a contractual obligation to indemnify any Person or other entity.

“Tranche B Notes” means the Second Amended and Restated Secured Subordinated Convertible Tranche B Notes issued by the Corporation and certain of its direct and indirect Subsidiaries to H.I.G. All American, LLC, together with any and all payment-in-kind Secured Subordinated Convertible Tranche B Notes issued in satisfaction of any interest or other obligations due H.I.G. All American, LLC, and all replacements, renewals or other notes of like tenor hereafter issued by the Corporation and such Subsidiaries in substitution or exchange for any thereof.

“Unfunded Pension Liability” of any Plan that is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Unit” means a beneficial interest in the Liquidating Trust equal to a fraction, the numerator of which is one and the denominator of which is the number of shares of Common Stock (other than Dissenting Shares) and Vested Options outstanding immediately prior to the Effective Time. Each Unit will be nontransferable by the holder thereof except pursuant to the laws of descent and distribution.

“Vested Options” means all in-the-money Options of the Corporation that by their terms are exercisable or become exercisable at the Effective Time; provided, that, any Option of the Corporation that is exercisable or becomes exercisable at the Effective Time with respect to less than the total number of shares subject to such Option shall be deemed to be a “Vested Option” only with respect to such exercisable portion of such Option.

ARTICLE II

THE MERGER

Section 2.1  The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, articles of merger (the “Articles of Merger”) shall be duly prepared, executed and acknowledged by Acquisition and the Corporation in accordance with the IBCL and shall be filed with the Secretary of State of Indiana in accordance with the provisions of the IBCL. The Merger shall become effective upon the filing of the Articles of Merger (or at such later time reflected in such Articles of Merger as shall be agreed to by the Parent and the Corporation). The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”

(b) On the terms and subject to the conditions set forth in this Agreement and in accordance with the IBCL, at the Effective Time, Acquisition shall be merged with and into the Corporation, and the separate corporate existence of Acquisition shall cease, and the Corporation shall continue as the surviving corporation under the laws of the State of Indiana (the “Surviving Corporation”).

(c) From and after the Effective Time, the Merger shall have the effects set forth in Section 23-1-40-6 of the IBCL.

Section 2.2  Conversion of Stock.  At the Effective Time:

(a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall forthwith cease to exist and be converted into and represent the right to receive (i) an amount in cash, without interest, equal to $0.20 per share (the “Initial Merger Consideration”), and (ii) one Unit of the Liquidating Trust (together with the Initial Merger Consideration, the “Merger Consideration”), payable as provided in Sections 2.4 and 2.5 and, with respect to the Unit of the Liquidating Trust, Section 5.13 and the Liquidating Trust Agreement.

(b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time that is (i) an Excluded Share shall forthwith cease to exist and be converted into and represent the right to receive one Unit of the Liquidating Trust in exchange therefor and (ii) a Dissenting Share shall cease to be outstanding and shall entitle the holder thereof only to the rights set forth in Section 2.3.

(c) Each share of common stock, no par value per share, of Acquisition, then issued and outstanding, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation.

Section 2.3  Dissenting Shares.  Notwithstanding anything contained in Section 2.2 to the contrary and notwithstanding any conversion of Tranche B Notes, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by Persons who comply with all of the provisions of the IBCL concerning the right of such Persons to demand appraisal of their shares of Common Stock in connection with the Merger (such holders are “Dissenting Shareholders” and such shares are “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but shall only become the right to receive such consideration as may be determined to be due such Dissenting Shareholder pursuant to the IBCL and other applicable Laws of the State of Indiana; provided, however, that if any Dissenting Shareholder who demands appraisal of his or her shares of Common Stock under the IBCL effectively withdraws or loses (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time, or the occurrence of such event, whichever occurs later, such holder’s shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon, and such holder shall no longer be a Dissenting Shareholder. The Corporation shall give the Parent (a) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Corporation after the date hereof and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Corporation shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of the Parent, settle or offer to settle any such demand.

Section 2.4  Surrender of Certificates.

(a) Prior to the Effective Time, the Parent shall designate a bank or trust company located in the United States to act as paying agent (the “Paying Agent”) to receive funds in trust in order to make the payments contemplated by Sections 2.2(a) and 2.7. As soon as practicable after the Effective Time, the Parent shall cause the Paying Agent to mail and/or make available to each record holder of a certificate theretofore evidencing shares of Common Stock (other than Excluded Shares) a notice and letter of transmittal in customary form advising such record holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the “Certificates”) in exchange for the Merger Consideration deliverable in respect thereof pursuant to this Article II. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Parent shall cause (i) the Paying Agent to promptly pay to the Person entitled thereto an amount equal to the product of (A) the Initial Merger Consideration and (B) the number of shares of Common Stock represented by such Certificates, and (ii) the trustees of the Liquidating Trust to deliver to each Person entitled thereto one Unit of the Liquidating Trust in book entry form for each share of Common Stock represented by such Certificates. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article II. No interest shall be paid or accrued in respect of such cash payments.

(b) If any Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, and that the Person requesting such transfer pay to the Paying Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such Taxes have been paid or are not required to be paid.

(c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II; provided, that such Person to whom the Merger Consideration is delivered shall, as a condition precedent to the delivery thereof, deliver to the Surviving Corporation a bond in such sum as it may direct or, in the sole discretion of the

Surviving Corporation, otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any Claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

Section 2.5  Payment.

(a) Concurrently with or immediately prior to the Effective Time, the Parent shall deposit or cause to be deposited in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the sum of (a) the product of (i) the number of Common Stock shares outstanding immediately prior to the Effective Time (excluding Excluded Shares and shares known by the Parent to be Dissenting Shares at the time of such deposit) and (ii) the Initial Merger Consideration plus (b) all Option Cash Payments owed in respect of Vested Options (such amount being hereinafter referred to as the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by the Parent (x) in direct obligations of the United States, commercial paper of an issuer organized under the laws of a state of the United States rated of the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group, or certificates of deposit, bank repurchase agreements or bankers’ acceptances of a United States commercial bank having at least $1,000,000,000 in assets (collectively, “Permitted Investments”), or (y) in money market funds which are invested exclusively in Permitted Investments. Any net earnings with respect to the Payment Fund shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

(b) The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Sections 2.2(a) and 2.7 out of the Payment Fund and the Payment Fund shall not be used for any other purpose. Promptly following the date that is ninety (90) days after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Paying Agent’s duties shall terminate. Thereafter, subject to applicable abandoned property, escheat and similar Laws, each holder of (a) a Certificate (other than a Certificate representing Excluded Shares or Dissenting Shares) may surrender such Certificate to the Surviving Corporation and receive in exchange therefor the Merger Consideration payable in respect of such shares of Common Stock pursuant to Section 2.2(a), without interest, and (b) a Vested Option that was not previously cancelled in exchange for an Option Cash Payment in accordance with Section 2.7 may surrender such Vested Option to the Surviving Corporation and receive in cancellation and settlement therefor the Option Cash Payment payable pursuant to Section 2.7, without interest; provided, that in no event shall any such holder of a Certificate or Vested Option have any greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable Law. Neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Common Stock or Vested Options for any Merger Consideration or Option Cash Payments delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.6  No Further Rights of Transfers.  At and after the Effective Time, each holder of Common Stock shall cease to have any rights as a shareholder of the Corporation, except as otherwise required by applicable Law and except for, in the case of a holder of a Certificate (other than Certificates representing Excluded Shares or Dissenting Shares), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration or, in the case of a Dissenting Shareholder, to perfect his or her right to receive payment for his or her Dissenting Shares pursuant to the Laws of the State of Indiana if such holder has validly perfected and not withdrawn or otherwise lost his or her right to receive payment for his or her Dissenting Shares, and no transfer of shares of Common Stock shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for cash as provided in this Article II. At the close of business on the day of the Effective Time the stock ledger of the Corporation with respect to shares of Common Stock shall be closed.

Section 2.7  Options, Incentive Plans and Other Plans.  Prior to the Effective Time, the board of directors of the Corporation (or, if appropriate, any committee thereof) shall obtain all necessary consents and releases from all of the holders of Options heretofore granted under any Incentive Plan or otherwise, to (a) provide for the cancellation, effective at the Effective Time, and subject only to Option Cash Payments being made and receipt of Units of the Liquidating Trust delivered with respect to Vested Options, of all Options and (b) terminate, as of the Effective Time, the Incentive Plans and any other Plan, program or arrangement providing for the issuance or grant of any other interest in respect of the Capital Stock of the Corporation or any of its Subsidiaries. Immediately prior to the Effective Time, each Option shall no longer be exercisable for the purchase of shares of Common Stock. Each outstanding Vested Option shall entitle the holder thereof, in cancellation and settlement therefor, to (i) a cash payment (an “Option Cash Payment”) equal to the product of (x) the total number of shares of Common Stock subject to such Vested Option and (y) the amount by which the Merger Consideration exceeds the exercise price per share of Common Stock subject to such Vested Option, each such Option Cash Payment to be paid from the Payment Fund at the Effective Time, and (ii) one Unit of the Liquidating Trust for each share of Common Stock subject to such Vested Option. Each outstanding Option that is not a Vested Option, and any outstanding stock appreciation rights or other rights or interests in respect of Capital Stock of the Corporation or any of its Subsidiaries, shall be canceled immediately prior to the Effective Time without any payment therefor. The Corporation shall take all steps to ensure that, immediately prior to the Effective Time, neither it nor any of its Subsidiaries is or shall be bound by any Options, warrants, rights or agreements that would entitle any Person, other than the Parent or Acquisition or their Affiliates, to own any Capital Stock of the Corporation or any of its Subsidiaries or to receive any payment in respect thereof other than pursuant to this Article II. Notwithstanding any other provision of this Section 2.7 to the contrary, payment of any Option Cash Payment may be withheld with respect to any Vested Option until all necessary consents and releases are obtained. For the avoidance of doubt, nothing contained in this Section 2.7 or elsewhere in this Agreement shall be deemed to cancel or terminate the Tranche B Note or otherwise impair H.I.G. All American, LLC’s or its assignee’s rights therein in any manner.

Section 2.8  Articles of Incorporation of the Surviving Corporation.  The articles of incorporation of Acquisition, as in effect immediately prior to the Effective Time and as set forth on Schedule 2.8 hereto, shall be the articles of incorporation of the Surviving Corporation, and shall be amended as of the Effective Time so that Article I of the articles of incorporation of the Surviving Corporation shall read in its entirety as follows: “The name of the Corporation is All American Group, Inc.”

Section 2.9  Bylaws of the Surviving Corporation.  The bylaws of Acquisition, as in effect immediately prior to the Effective Time and as set forth on Schedule 2.9 hereto, shall be the bylaws of the Surviving Corporation.

Section 2.10  Directors and Officers of the Surviving Corporation.  At the Effective Time, the Persons set forth on Schedule 2.10(a) hereto shall be appointed as the board of directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the persons set forth on Schedule 2.10(b) hereto shall be appointed as the officers of the Surviving Corporation, each such person holding the office or offices set forth opposite their name on Schedule 2.10(b) hereto, until their respective successors shall be duly elected or appointed and qualified.

Section 2.11  Closing.  Unless this Agreement has been terminated and the transactions contemplated hereby have been abandoned pursuant to Article VII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) shall take place at 10:00 A.M. at the offices of White & Case LLP, 200 South Biscayne Boulevard, Suite 4900, Miami, Florida 33131, as soon as practicable, but in any event within three (3) Business Days after the last of the conditions set forth in Article VI hereof is satisfied or waived, or at such other date, time or place as the parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date.”

Section 2.12  Withholding Rights.  The Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from (a) the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Common Stock or (b) any Option Cash Payment otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

Section 2.13  Further Assurances.  If, at any time after the Effective Time, the Surviving Corporation determines that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations in the Merger, or (b) otherwise carry out the purposes of this Agreement, the Surviving Corporation and its officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent corporations, all such other acts and things necessary, desirable or proper, consistent with the terms of this Agreement, to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporations and otherwise to carry out the purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

Except as set forth in the corresponding schedules of the disclosure letter delivered by the Corporation to the Parent and Acquisition upon or prior to entering into this Agreement (the “Corporation Disclosure Letter”), the Corporation hereby represents and warrants to the Parent and Acquisition as follow as of the date hereof and as of the Closing Date:

Section 3.1  Corporate Existence; Power and Authority.  Each of the Corporation and its Subsidiaries is a corporation or limited liability company, as applicable, duly organized and validly existing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other agreements contemplated hereunder and the transactions contemplated hereunder and thereunder (a) are all within the Corporation’s corporate powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of the Corporation’s or any of its Subsidiaries’ articles of incorporation, bylaws, or other organizational documentation, or any indenture, agreement or undertaking to which the Corporation or any of its Subsidiaries is a party or by which any of their property is bound, (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of the Corporation or its Subsidiaries and (e) will not require any approval of shareholders or any approval or consent of any Person under any contract of the Corporation or its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and are disclosed in Schedule 3.1 of the Corporation Disclosure Letter. This Agreement and the other agreements contemplated hereunder have been duly executed and delivered by the Corporation and constitute a legal, valid and binding obligation of the Corporation enforceable in accordance with their respective terms, except that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. The execution, delivery and performance by the Corporation of this Agreement and the agreements contemplated hereunder and the consummation of the transactions contemplated by this Agreement and the agreements contemplated hereunder do not and will not require any registration with, consent or approval of or notice to, or other action to, with or by, any Governmental Authority or public body or subdivision thereof.

Section 3.2  Financial Statements; No Material Adverse Change.

(a) All financial statements relating to the Corporation and its Subsidiaries (including the financial statements contained in any Commission Filings) that have been or may hereafter be delivered by the

Corporation to the Parent or Acquisition or any of their Affiliates (collectively, the “Financial Statements”), have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments, none of which would be material or recurring, and do not include any notes) and fairly present in all material respects the consolidated financial condition and the consolidated results of operation of the Corporation and its Subsidiaries as of the dates and for the periods set forth therein. Except as set forth on Schedule 3.2(a) of the Corporation Disclosure Letter, since December 31, 2009, there has not been (i) any act, condition or event which has had or is reasonably likely to have a Material Adverse Effect, (ii) any general increase in the compensation of officers or employees of the Corporation or any of its Subsidiaries (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee of the Corporation or any of its Subsidiaries, except for increases in the ordinary course of business and in accordance with past practice that are immaterial in the aggregate, (iii) any sale, transfer or other disposition of any material tangible asset of the Corporation or any of its Subsidiaries, except in the ordinary course of business, or any sale, assignment, transfer or other disposition of any of the Corporation’s or its Subsidiaries’ Intellectual Property or other intangible assets, (iv) any incurrence of any lien, security interest, pledge, mortgage, encumbrance, restriction or change of any kind permitted or allowed with respect to any of the properties, business or assets of the Corporation and its Subsidiaries, (v) any declaration, setting aside, making or paying of any dividend or other distribution in respect of the Corporation’s Capital Stock or any direct or indirect redemption, purchase or other acquisition of any shares of the Corporation’s or its Subsidiaries’ respective Capital Stock, (vi) any setting aside, making or incurring of any Capital Expenditure or commitment, or series of related Capital Expenditures or commitments, by the Corporation and any of its Subsidiaries in the aggregate amount above $100,000 or (vii) any decrease in the amount of the Corporation’s or any of its Subsidiaries’ reserves and accruals, except as through the normal course of business, based on consistent methods of reserve and accrual calculations. The projections for the fiscal years ending 2010 through 2012 that have been delivered to the Parent or Acquisition and any projections hereafter delivered to the Parent or Acquisition or any of their Affiliates have been prepared in light of the past operations of the business of the Corporation and its Subsidiaries and are based upon estimates and assumptions stated therein, all of which the Corporation and its Subsidiaries have determined to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of the Corporation and its Subsidiaries of the future financial performance of the Corporation and its Subsidiaries and of the other information projected therein for the periods set forth therein.

(b) Except as fully reflected in the Financial Statements or the notes thereto, there are no liabilities or obligations with respect to the Corporation or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to the Corporation and its Subsidiaries, taken as a whole. Except as set forth in the Financial Statements or the notes thereto, the Corporation and its Subsidiaries do not know of any basis for the assertion against the Corporation or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully reflected in the Financial Statements or the notes thereto which, either individually or in the aggregate, could be material to the Corporation and its Subsidiaries, taken as a whole.

(c) Schedule 3.2(c) of the Corporation Disclosure Letter sets forth a complete and accurate description of all Indebtedness of the Corporation or any of its Subsidiaries (other than Indebtedness owed pursuant to the Loan Agreement), including the principal amount thereof, the lender thereof, the interest rate, the maturity date, the collateral subject thereto and the principal documentation related thereto. There is no Indebtedness outstanding except for Indebtedness that is owed pursuant to the Loan Agreement or set forth on Schedule 3.2(c) of the Corporation Disclosure Letter.

Section 3.3  Title to Properties.  The Corporation and each of its Subsidiaries has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to H.I.G. All American, LLC and such others as are specifically listed on Schedule 3.3 to the Corporation Disclosure Letter or Permitted Encumbrances.

Section 3.4  Authorized Capital.  The authorized capital stock of the Corporation consists of 100,000,000 shares of common stock, no par value per share, of which (a) 36,750,083 are issued and outstanding, (b) 35,700 are reserved for issuance upon exercise of outstanding options, (c) 0 are reserved for issuance under The Corporation’s Long Term Incentive Performance Based Restricted Stock Plan, (d) 0 are reserved for issuance to directors of the Corporation and (e) 21,156,658 are reserved for issuance upon conversion of the Tranche B Notes. Of the 36,750,083 outstanding shares, 0 are unvested restricted shares. All outstanding shares of Common Stock are duly and validly issued, fully paid and nonassessable. There are no outstanding subscriptions, Options or other rights (including registration rights and preemptive rights) or any other agreements or commitments of any nature relating to any Capital Stock of the Corporation or any of its Subsidiaries, except as disclosed in Schedule 3.4 of the Corporation Disclosure Letter. The Parent has been furnished with a true and complete copy of each agreement and document disclosed in Schedule 3.4 of the Corporation Disclosure Letter.

Section 3.5  Tax Returns and Payments.  The Corporation and its Subsidiaries have timely filed with the appropriate taxing authority, or have caused to be filed with the appropriate taxing authority, all returns, statements, forms, and reports for Taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of the Corporation and/or any of its Subsidiaries except for such filings listed on Schedule 3.5(a) of the Corporation Disclosure Letter as to which the Corporation or the applicable Subsidiary has properly requested an extension of time. The Returns accurately reflect in all material respects all liability for Taxes of the Corporation and its Subsidiaries as a whole for the periods covered thereby. The Corporation and its Subsidiaries have paid all Taxes payable by them other than those contested in good faith and adequately disclosed for which adequate reserves have been established in accordance with GAAP. Except as set forth on Schedule 3.5(b) of the Corporation Disclosure Letter, there is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Corporation and its Subsidiaries, threatened by any Governmental Authority against the Corporation and its Subsidiaries regarding any Taxes. Neither the Corporation nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Corporation or any of its Subsidiaries, or are aware of any circumstances that would cause the taxable years or other taxable periods of the Corporation or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

Section 3.6  Litigation.  Except as set forth on Schedule 3.6 to the Corporation Disclosure Letter, there is no investigation by any Governmental Authority pending, or to the best of the Corporation’s knowledge, threatened, against or affecting the Corporation or any of its Subsidiaries, or their respective assets or businesses and there is no action, suit, proceeding or claim by any Person pending, or to the best of the Corporation’s knowledge, threatened, against the Corporation or any of its Subsidiaries or their respective assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case that if adversely determined against the Corporation or such Subsidiary has or could reasonably be expected to have a Material Adverse Effect on the Corporation or such Subsidiary.

Section 3.7  Compliance with Other Agreements and Applicable Laws.

(a) Except as set forth on Schedule 3.7 to the Corporation Disclosure Letter, neither the Corporation nor any of its Subsidiaries is in default in any respect under, or in violation in any respect of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and the Corporation and each of its Subsidiaries are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws.

(b) The Corporation and each of its Subsidiaries have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of their respective businesses (the “Permits”). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of the Corporation’s knowledge, threatened, that seek the revocation, cancellation, suspension or modification of any of the Permits.

(c) Neither the Corporation nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness. Neither the Corporation nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

Section 3.8  Environmental Compliance.

(a) Except as set forth on Schedule 3.8 of the Corporation Disclosure Letter, the Corporation and its Subsidiaries have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off their premises (whether or not owned by them) in any manner which at any time violates in any material respect any applicable Environmental Law or Permit, and the operations of the Corporation and its Subsidiaries comply in all material respects with all Environmental Laws and all Permits.

(b) Except as set forth on Schedule 3.8 of the Corporation Disclosure Letter, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of the Corporation’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by the Corporation or any of its Subsidiaries or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which adversely affects or could reasonably be expected to adversely affect in any material respect its businesses, operations or assets or any properties at which the Corporation or any of its Subsidiaries has transported, stored or disposed of any Hazardous Materials.

(c) Except as set forth on Schedule 3.8 to the Corporation Disclosure Letter, the Corporation and its Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d) The Corporation and its Subsidiaries have all Permits required to be obtained or filed in connection with their operations under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect.

Section 3.9  Employee Benefits.

(a) Schedule 3.9(a) of the Corporation Disclosure Letter sets forth a true and complete list of each Plan and Multiemployer Plan. Except as disclosed on Schedule 3.9 of the Corporation Disclosure Letter, none of the Corporation or its Subsidiaries or the ERISA Affiliates have any commitment to establish any additional Plans or to modify or change materially any existing Plan. The Corporation has made available to the Parent with respect to each Plan (i) true and complete copies of all written documents comprising such Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such Plan and (ii) the most recent annual report on Internal Revenue Service Form 5500-series and financial statements, if any.

(b) Each Plan is in compliance in form and operation with its terms and with all applicable Laws, including ERISA and the Code, and all contributions and payments required to be made under any Plan or related agreement have been made in a timely fashion or have been properly reflected on the Financial Statements.

(c) Each Plan (and each related trust, if any) which is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable Tax Law changes and no event has occurred, and no condition exists, which could reasonably be expected to adversely affect such determination.

(d) Except as set forth on Schedule 3.9(d) of the Corporation Disclosure Letter, no Plan provides for post-employment or retiree welfare benefits, except as required by Section 4980B of the Code or Part 6 of subtitle B of Title I of ERISA or for death benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA).

(e) There are no pending or, to the best of the Corporation’s knowledge, threatened, claims, lawsuits, actions, audits, investigations, or other proceedings (other than routine claims for benefits) with respect to any Plan. There has been no violation of the fiduciary responsibility rules with respect to any Plan.

(f) (i) No ERISA Event has occurred or is reasonably expected to occur, (ii) there exists no Unfunded Pension Liability with respect to Plans that are employee pension benefit plans (as such term is defined in Section 3(2) of ERISA) in the aggregate (taking into account only Plans with positive Unfunded Pension Liability) in excess of $100,000, (iii) none of the Corporation or its Subsidiaries or the ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date hereof, made or accrued an obligation to make contributions to any Multiemployer Plan, (iv) no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA, (v) none of the Corporation or its Subsidiaries or the ERISA Affiliates has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions, (vi) none of the Corporation or its Subsidiaries or the ERISA Affiliates has incurred or reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (vii) none of the Corporation or its Subsidiaries or the ERISA Affiliates have any liability under Section 4069 or 4212(c) of ERISA.

(g) There are no participants in the Corporation’s (i) Executive Annual Performance Incentive Plan or (ii) Supplemental Deferred Compensation Plan, other than John Helm, Donald A. Medd and Carel A. Whiteside.

Section 3.10  Intellectual Property.  Each of the Corporation and its Subsidiaries owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, neither the Corporation nor any of its Subsidiaries has any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 3.10 of the Corporation Disclosure Letter and has not granted any licenses with respect thereto other than as set forth in Schedule 3.10 to the Corporation Disclosure Letter. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of the Corporation’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by the Corporation or any of its Subsidiaries infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting the Corporation or any of its Subsidiaries contesting their right to sell or use any such Intellectual Property. Schedule 3.10 of the Corporation Disclosure Letter sets forth all of the agreements or other arrangements of the Corporation and each of its Subsidiaries pursuant to which the Corporation or such Subsidiary has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person and the dates of the expiration of such agreements or other arrangements of the Corporation or such Subsidiary (collectively, together with such agreements or other arrangements as may be entered into by the Corporation or such Subsidiary after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, servicemark, copyright or other Intellectual Property at any time used by the Corporation or any of its Subsidiaries that is owned by another Person, or owned by the Corporation or such Subsidiary subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any Person other than H.I.G. All American, LLC, is affixed to any inventory, except (a) to the extent permitted under the term of the License Agreements listed on Schedule 3.10 of the Corporation Disclosure Letter and (b) to the extent the sale of inventory to which such Intellectual Property is affixed is permitted to be sold by the Corporation or such Subsidiary under applicable law (including the United States Copyright Act of 1976).

Section 3.11  Subsidiaries; Affiliates; Capitalization.

(a) The Corporation does not have any direct or indirect Subsidiaries and is not engaged in any joint venture or partnership except as set forth in Schedule 3.11 of the Corporation Disclosure Letter. Except as disclosed in Schedule 3.11 of the Corporation Disclosure Letter, no executive officer or director of the Corporation or any of its Subsidiaries or any person related by blood or marriage, to any such person or any entity in which any such person owns any beneficial interest (excluding five percent (5%) or less of a publicly held company), is a party to any agreement, contract, commitment or transaction with the Corporation or any of its Subsidiaries or which pertains to any of their respective businesses or had any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to any of their respective businesses.

(b) All of the issued and outstanding shares of Capital Stock of each of the Corporation’s Subsidiaries are owned beneficially and of record by the Persons listed on Schedule 3.11 of the Corporation Disclosure Letter and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Corporation’s Subsidiaries are or may become required to be issued by reason of any Options or other rights to subscribe to any equity securities, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary of the Corporation is or may become bound to issue additional Capital Stock or securities convertible into or exchangeable for Capital Stock.

(c) All of the issued and outstanding Capital Stock of each of the Corporation’s Subsidiaries has been duly authorized and is fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind.

Section 3.12  Labor Disputes.

(a) Set forth on Schedule 3.12 to the Corporation Disclosure Letter is a true and complete list (including dates of termination) of all collective bargaining or similar agreements between or applicable to the Corporation or any of its Subsidiaries and any union, labor organization or other bargaining agent in respect of the employees of the Corporation and any of its Subsidiaries.

(b) There is (i) no significant unfair labor practice complaint pending against the Corporation and any of its Subsidiaries or, to the best of the Corporation’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Corporation and any of its Subsidiaries or, to best of the Corporation’s knowledge, threatened against it and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against the Corporation and any of its Subsidiaries or, to the best of the Corporation’s knowledge, threatened against the Corporation and any of its Subsidiaries.

Section 3.13  Restrictions on Subsidiaries.  Except for restrictions contained in the Loan Agreement or any other agreement with respect to Indebtedness of the Corporation and its Subsidiaries permitted under the Loan Agreement, there are no contractual or consensual restrictions on the Corporation or any of its Subsidiaries that prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between the

Corporation and any of its Subsidiaries or (ii) between any Subsidiaries of the Corporation, or (b) the ability of the Corporation or any of its Subsidiaries to incur Indebtedness or grant the security interests granted pursuant to the Loan Agreement and the other Transaction Documents (as defined in the Loan Agreement).

Section 3.14  Material Contracts.  Schedule 3.14 of the Corporation Disclosure Letter sets forth all Material Contracts to which the Corporation or any of its Subsidiaries are a party or are bound. The Corporation has delivered true, correct and complete copies of such Material Contracts to the Parent. Neither the Corporation nor any of its Subsidiaries is in breach or in default in any material respect of or under any Material Contract and no condition exists that, with the giving of notice or the lapse of time or both, constitutes such a default. Neither the Corporation nor any of its Subsidiaries has received any written notice of the intention of any other party thereto to terminate any Material Contract. Neither the Corporation nor any of its Subsidiaries is a party to or otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.15  Real Property.  Schedule 3.15 of the Corporation Disclosure Letter contains a true, accurate and complete list of (i) leases, subleases or assignments of leases, or any agreements similar to the foregoing (together with all amendments, modifications, supplements, renewals or extensions of any thereof), affecting each parcel of Real Property leased by the Corporation or any of its Subsidiaries, regardless of whether the Corporation or such Subsidiary is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease, assignment or similar assignment and (ii) Real Property owned in fee by the Corporation or any of its Subsidiaries. Except as specified in Schedule 3.15 of the Corporation Disclosure Letter, each agreement listed therein is in full force and effect with respect to the Corporation or Subsidiary party thereto and the Corporation or such Subsidiary does not have any knowledge of a default that has occurred and is continuing thereunder and each constitutes the legally valid and binding obligation of the Corporation or such Subsidiary, enforceable against the Corporation or such Subsidiary in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

Section 3.16  Certain Fees.  Except for the fees and expenses of Houlihan Lokey Financial Advisors, Inc. (the “Financial Advisor”), which shall be paid in full by the Corporation as set forth on Schedule 3.16 of the Corporation Disclosure Letter, no brokers or finders fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby.

Section 3.17  Commission Filings.  The Corporation has filed, and will file, all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the Commission prior to the Effective Time (the “Commission Filings”). The Corporation has made or will make available to the Parent a correct and complete copy of each such Commission Filing filed by the Corporation. As of their respective dates, the Commission Filings (a) were prepared, or will be prepared, in accordance with, and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Commission Filings, and (b) did not, or do not, at the time they were filed (and if amended or superseded by a filing, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such Commission Filings (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective Commission Filing), complied or will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.18  Proxy Statement.  The Proxy Statement to be sent to the shareholders of the Corporation in connection with the Merger will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Corporation or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Corporation makes no representation or warranty with respect to any information supplied or to be supplied by the Parent, Acquisition or any of their respective representatives in writing for inclusion in the Proxy Statement. The Proxy Statement shall comply in all material respects with the requirements of the Exchange Act and any other applicable Laws. If at any time after the date hereof but prior to the Closing Date, any event occurs that should be described in an amendment or supplement to the Proxy Statement, the Corporation will file and disseminate, as required, an amendment or supplement that complies in all material respects with the Exchange Act and any other applicable Laws.

Section 3.19  State Business Combination Statutes; Rights Agreement.

(a) (a) The requirements of Section 23-1-43-18 of the IBCL are satisfied with respect this Agreement, the Merger and the other transactions contemplated hereby pursuant to the terms of the Loan Agreement whereby H.I.G. was approved to purchase shares of the Corporation prior to H.I.G’s shares acquisition date. Except for Section 23-1-43-18 of the IBCL (the requirements of which have been satisfied), no other “fair price”, “moratorium”, “control share acquisition”, “business combination” or other state takeover statute or similar statute or regulation of any state is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(b) The Corporation’s Amended and Restated Rights Agreement, dated October 23, 2009 (the “Rights Agreement”), is in full force and effect and no amendment, restatement, supplement or other modification thereto has been made or will be made at or prior to the Effective Time. Neither the Parent nor Acquisition is, or at any time at or prior to the Effective Time will be, an “Acquiring Person” as defined in the Rights Agreement, and neither this Agreement nor any of the transactions contemplated hereby will trigger the right of any Person to purchase Common Stock or other securities thereunder.

Section 3.20  Voting Requirements.  The affirmative vote of the majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Corporation’s Capital Stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

Section 3.21  Opinion of Financial Advisor.  The Special Committee has received the opinion of the Financial Advisor, a complete and correct signed copy of which will be delivered to the Parent solely for information purposes after receipt thereof by the Special Committee, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Common Stock (except as set forth in such opinion) is fair, from a financial point of view, to such holders, subject to the assumptions, limitations and qualifications contained therein.

Section 3.22  Board Approval and Recommendation.  The Special Committee has, at a meeting thereof duly called and held, (a) determined that the Merger and the other transactions contemplated herein are fair to, and in the best interests of, the Corporation and the shareholders of the Corporation, and has declared that the Merger is advisable, (b) approved the Merger and this Agreement and (c) recommended that the board of directors of the Corporation approve and adopt the Merger and this Agreement. The board of directors of the Corporation has, at a meeting duly called and held, (a) determined that the Merger and the other transactions contemplated herein are fair to, and in the best interests of, the Corporation and the shareholders of the Corporation, and declared that the Merger is advisable and (b) approved the Merger and this Agreement. None of the foregoing determinations, approvals or recommendations will have been revoked or otherwise modified or amended at any time on or prior to the Closing Date.

Section 3.23  Survival of Warranties; Cumulative.  All representations and warranties contained in this Agreement or any of the other agreements, certificates or other documents contemplated hereby shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to the Parent and Acquisition on and as of the Closing Date and shall be conclusively presumed to have been relied on by the Parent and Acquisition regardless of any investigation made or information possessed by the Parent and Acquisition. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties that the Corporation shall now or hereafter give, or cause to be given, to the Parent or Acquisition.

Section 3.24  Accuracy and Completeness of Information.  All information furnished by or on behalf of the Corporation in writing to the Parent or Acquisition in connection with this Agreement or any of the other agreements or documents contemplated hereby or any transaction contemplated hereby or thereby, including all information in the Corporation Disclosure Letter, is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Affect that has not been fully and accurately disclosed to the Parent in writing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

Each of the Parent and Acquisition hereby represents and warrants to the Corporation as follows as of the date hereof and as of the Closing Date:

Section 4.1  Due Organization, Good Standing and Corporate Power.  The Parent and Acquisition are each a corporation duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of organization and have all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective business as now being conducted.

Section 4.2  Authorization and Validity of Agreement.  Each of the Parent and Acquisition has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Parent and Acquisition and the consummation by each of them of the transactions contemplated hereby have been duly authorized by the board of directors of each of the Parent and Acquisition. No other corporate action on the part of either of the Parent or Acquisition is necessary to authorize the execution, delivery and performance of this Agreement by each of the Parent and Acquisition and the consummation of the transactions contemplated hereby (other than the filing of the appropriate merger documents as required by the IBCL). This Agreement has been duly executed and delivered by the Parent and Acquisition and, assuming that this Agreement constitutes a valid and binding obligation of the Corporation, constitutes valid and binding obligations of the Parent and Acquisition enforceable against the Parent and Acquisition in accordance with its terms, except that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

Section 4.3  Consents and Approvals; No Violations.  Assuming (a) the requirements of the Exchange Act relating to the Proxy Statement, if any, are met and (b) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the IBCL, are made, the execution and delivery of this Agreement by the Parent and Acquisition and the consummation by the Parent and Acquisition of the transactions contemplated hereby will not (w) violate or conflict with any provision of the certificate or articles of incorporation or bylaws of the Parent or Acquisition, (x) violate or conflict with any Law applicable to the Parent or Acquisition or by which either of their respective properties or assets may be bound, (y) require any filing with, consent or approval of, Permit from, or the giving of any notice to, any Governmental Authority or (z) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change of control under), or result in the creation of any lien upon any of the properties or assets of the Parent or Acquisition under, or give rise to any obligation under any agreement, contract, arrangement, lease or other instrument or obligation to which the Parent or Acquisition or any of their properties or assets may be bound.

Section 4.4  Broker’s or Finder’s Fee.  Except for H.I.G. Capital LLC (whose fees and expenses shall be payable by the Parent), no agent, broker, Person or firm (other than legal counsel to the Parent or Acquisition) acting on behalf of the Parent or Acquisition is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby.

Section 4.5  Registration Statement.  The Registration Statement to be filed with the Commission in connection with the Merger will not, on the date the Registration Statement (or any amendment or supplement thereto) is submitted to the Commission prior to the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that neither the Parent nor Acquisition makes any representation or warranty with respect to any information supplied or to be supplied by the Corporation or any of its representatives in writing for inclusion in the Registration Statement. The Registration Statement shall comply in all material respects with the requirements of the Exchange Act and any other applicable Laws. If at any time after the date hereof but prior to the Closing Date, any event occurs that should be described in an amendment or supplement to the Registration Statement, the Parent will file and disseminate, as required, an amendment or supplement that complies in all material respects with the Exchange Act and any other applicable Laws.

Section 4.6  Acquisition’s Operations.  Acquisition was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with such transactions.

ARTICLE V

COVENANTS

Section 5.1  Access to Information Concerning Properties and Records.  During the period commencing on the date hereof and ending on the earlier of (a) the Closing Date and (b) the date on which this Agreement is terminated pursuant to Section 7.1 hereof, the Corporation shall, and shall cause each of its Subsidiaries to, upon reasonable notice from the Parent, afford the Parent, Acquisition, their potential financing sources and each of their respective Affiliates, employees, counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the officers, directors, employees, accountants, properties, books and records of the Corporation and its Subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Corporation and its Subsidiaries; provided, however, that such investigation shall not affect the representations and warranties made by the Corporation in this Agreement. The Corporation shall furnish promptly to the Parent and Acquisition (i) a copy of each Commission Filing filed by it during such period and (ii) all other information concerning the Corporation’s or its Subsidiaries’ business, properties and personnel as the Parent and Acquisition may request. The Corporation agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as the Parent, Acquisition, or their potential financing sources and their Affiliates shall from time to time request.

Section 5.2  Confidentiality.  The Parent, Acquisition and the Corporation hereby agree that, unless and until the transactions contemplated hereby have been consummated, each of the Parent, Acquisition and the Corporation, and their respective representatives and advisors shall hold in strict confidence, and shall not divulge to any Person other than an Affiliate or potential financing source of the Parent or Acquisition, all data and information obtained from the Parent or Acquisition (in the case of the Corporation) or the Corporation (in the case of the Parent or Acquisition) in connection with the transactions contemplated hereby, except any of the same that (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Parent, Acquisition, the Corporation or any of their respective Affiliates, representatives and advisors are bound), (b) was known to the party receiving such information on a non-confidential basis prior to its disclosure to such party as demonstrated by the written records of such party, (c) is disclosed to the Parent, Acquisition or the Corporation by a third party not subject to any duty of confidentiality to the Parent, Acquisition or the Corporation, as applicable, prior to its disclosure in connection with the transactions contemplated hereby, or (d) may be required to be disclosed by applicable Law (provided that the affected party first uses reasonable efforts to preserve the confidentiality of such information). If this Agreement is properly terminated in accordance with Article VII hereunder, each of the Parent and Acquisition, on the one hand, and the Corporation, on the other hand, and their representatives and advisors will promptly return to the other party or destroy all such data, information and other written material

(including all copies thereof) which has been obtained by such party in connection with the transactions contemplated by this Agreement, and each such party shall make no further use whatsoever of any of such material or any information and knowledge contained therein or derived therefrom. The provisions of this Section 5.2 shall supersede any confidentiality or similar agreement that may exist between the Parent and Acquisition and their Affiliates, on the one hand, and the Corporation, on the other hand, prior to the date hereof, and shall survive until November 6, 2011.

Section 5.3  Conduct of the Business of the Corporation Pending the Closing Date.  The Corporation agrees that, except as expressly permitted or required by this Agreement or otherwise consented to in writing by the Parent, during the period commencing on the date hereof and ending at the earlier of (a) the Closing Date and (b) termination of this Agreement pursuant to Section 7.1:

(a) the Corporation and each of its Subsidiaries shall conduct their respective operations only according to their ordinary and usual course of business consistent with past practice and shall use their commercially reasonable efforts to preserve intact their respective business organization and maintain satisfactory relationships with suppliers, distributors, customers and other Persons having significant business relationships with them;

(b) neither the Corporation nor any of its Subsidiaries shall:

(i) make any change in or amendment to its articles of incorporation or organization or by laws or operating agreement (or comparable governing documents);

(ii) (A) issue or sell, or authorize to issue or sell, any (1) shares of its Capital Stock (except pursuant to the exercise of Vested Options or the conversion of all or a portion of the Tranche B Notes ), (2) other securities convertible into or exchangeable for shares of Capital Stock (other than Tranche B Notes) or (3) Options, warrants or other rights to purchase or subscribe for shares of Capital Stock, or (B) enter into any arrangement or contract with respect to the issuance or sale of any shares of its Capital Stock or any other securities, or make any other changes in its capital structure;

(iii) sell, pledge or dispose of or agree to sell, pledge or dispose of any Capital Stock or other equity interest owned by it in any other Person;

(iv) (A) declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, reclassify, or purchase or otherwise redeem or acquire, any shares of its Capital Stock or its other securities (other than the Tranche B Notes), except pursuant to the exercise of any currently outstanding Vested Options or (B) offer to do, or enter into any agreement or arrangement to do, any of the foregoing;

(v) enter into any contract or commitment with respect to capital expenditures requiring expenditures by the Corporation or any of its Subsidiaries that exceed the amounts budgeted therefor in the financial projections delivered to the Parent by $50,000 or more in the aggregate;

(vi) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business of any Person, or otherwise acquire any assets of any Person (other than the purchase of assets in the ordinary course of business and consistent with past practice);

(vii) except to the extent required under existing employee and director benefit plans and written agreements in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or key employees, or grant any severance or termination pay not currently required to be paid under such existing agreements or plans, or enter into any employment, consulting, indemnification or severance agreement or arrangement with any present or former director, officer or other employee of the Corporation or any of its Subsidiaries, or establish, adopt, enter into or amend or terminate, except for the termination of the Incentive Plans pursuant to Section 2.7 and to the extent that amendments are required by applicable Law, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(viii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, subject to any lien (other than a Permitted Encumbrance) or otherwise encumber any material assets, or incur or modify any Indebtedness or other material liability, other than in the ordinary course of business consistent with past practice, or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person or make any loan or other extension of credit;

(ix) agree to the settlement of or waive any material Claim;

(x) file or cause to be filed any amended Returns or Claims for refund of Taxes;

(xi) except to the extent permitted by Section 5.11 or required by Law, issue any press release or otherwise make any public announcements without prior consultation and review by, and consent (which consent shall not be unreasonably withheld) of, the Parent, other than in the ordinary course of business consistent with past practice;

(xii) except as required by applicable Law or GAAP, make any material change in its accounting practices, policies or procedures or any of its methods of reporting income, deductions or other items for income Tax purposes;

(xiii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Corporation or any of its Subsidiaries (other than the Merger) or any agreement relating to an Acquisition Proposal, except as expressly permitted in Section 5.6;

(xiv) (A) incur, assume, guarantee or prepay any Indebtedness except to the extent permitted by the Loan Agreement, or (B) make any loans, extensions of credit or advances to any other Person, other than to the Corporation or any wholly-owned Subsidiary of the Corporation, except extensions of credit or advances constituting trade payables in the ordinary course of business;

(xv) accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, Option, insurance or other compensation or benefits;

(xvi) pay, discharge or satisfy any Claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such Claims, liabilities or obligations in the ordinary course of business and consistent with past practice or (B) of Claims, liabilities or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) contained in the Commission Filings;

(xvii) enter into any Material Contract other than in the ordinary course of business consistent with past practice, except pursuant to Section 5.6;

(xviii) other than as disclosed in the Commission Filings filed prior to the date hereof, plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Corporation or its Subsidiaries; provided, however, that routine employee terminations for cause shall not be considered subject to this clause (xviii);

(xix) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Article III that are subject to, or qualified by, Material Adverse Effect or other materiality qualification to be untrue as of the Effective Time, or any such representations and warranties that are not so qualified to be untrue in any material respect;

(xx) take any action, including the adoption of any stockholder-rights plan or amendments to its articles of incorporation or organization or bylaws or operating agreement (or comparable governing documents) that would, directly or indirectly, restrict or impair the ability of the Parent to vote or otherwise to exercise the rights and receive the benefits of a shareholder with respect to securities of the Corporation that may be acquired or controlled by the Parent or Acquisition, or which would permit any shareholder to acquire securities of the Corporation from the Corporation on a basis not available to the Parent or Acquisition in the event that the Parent or Acquisition were to acquire any shares of Common Stock;

(xxi) materially modify, amend or terminate any Material Contract or waive any of its material rights or Claims;

(xxii) (A) prepare any Return in a manner that is inconsistent with the past practices of the Corporation or any of its Subsidiaries, as the case may be, with respect to the treatment of items on such Returns, (B) incur any material liability for Taxes other than in the ordinary course of business or (C) enter into any settlement or closing agreement with a taxing authority that adversely affects or may adversely affect the Tax liability of the Surviving Corporation, the Corporation or any of their respective Subsidiaries, as the case may be, for any period;

(xxiii) fail to maintain, with financially responsible insurance companies, insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; or

(xxiv) authorize, agree or announce an intention, in writing or otherwise, to take any of the foregoing actions.

Section 5.4  Registration Statement; Proxy Statement; Special Meeting.

(a) As promptly as practicable after the date hereof, the Corporation shall prepare and file with the Commission a proxy statement relating to the Special Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”), and the Parent shall prepare and file with the Commission a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”), in which the Proxy Statement shall be included, as a prospectus in connection with the registration under the Securities Act of the Units of the Liquidating Trust to be issued to the shareholders of the Corporation pursuant to the Merger. Each of the Parent and the Corporation will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement, and to cause the Registration Statement to become effective as promptly as practicable. Each of the Parent and the Corporation shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, but not later than two (2) days thereafter, the Corporation shall mail the Proxy Statement to its shareholders. The Proxy Statement shall include a recommendation by the Special Committee and the Corporation’s board of directors that the Corporation’s shareholders approve this Agreement and the Merger.

(b) If at any time before the Effective Time, any event or circumstance relating to (i) the Parent or any of its Subsidiaries, or their respective officers or directors, is discovered by the Parent, or (ii) the Corporation or any of its Subsidiaries, which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the party hereto to which the event or circumstance relates shall promptly inform the other parties hereto. All documents that the Parent and the Corporation are responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, and other applicable Laws, provided, that the neither the Parent nor the Corporation shall be responsible hereunder for the substance of statements or omissions included in the Registration Statement or Proxy Statement based upon information furnished in writing to such Person by the other Person specifically for use therein).

(c) Neither the Parent nor the Corporation shall amend or supplement, or permit an amendment or supplement, to the Proxy Statement or the Registration Statement without the approval of the other party (which approval shall not be unreasonably withheld, delayed or conditioned). The Parent and the

Corporation each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Units of the Liquidating Trust issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the Commission for additional information and shall provide each other with all copies of correspondence with the Commission or any Governmental Authority relating thereto.

(d) For the avoidance of doubt, it is expressly understood and agreed that (i) the Parent, Acquisition and the Corporation shall cooperate with each other in connection with all aspects of the preparation, filing and clearance by the Commission of the Proxy Statement and Registration Statement (including the preliminary Proxy Statement and any and all amendments or supplements thereto), (ii) each of the Corporation and the Parent shall give the other party and its counsel the opportunity to review the Proxy Statement and Registration Statement prior to it being filed with the Commission and shall give the other party and its counsel the opportunity to review all amendments and supplements thereto and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the Commission and each of the Corporation, the Parent and Acquisition agrees to use its commercially reasonable efforts, after consultation with the other, to respond promptly to all such comments of and requests by the Commission, (iii) to the extent practicable, each of the Corporation, the Parent and Acquisition and their respective counsels shall permit the parties and their counsel to participate in all communications with the Commission and its staff (including, without limitation, all meetings and telephone conferences) relating to the Proxy Statement and Registration Statement, this Agreement or any of the transactions contemplated thereby (provided that in the event that such participation is not practicable, the party communicating with the Commission shall promptly inform the other parties and their counsel of the content of all such communications and the participants involved therein), and (iv) neither the Corporation, the Parent nor Acquisition shall file with, or send to, the Commission, the Registration Statement (including any preliminary Proxy Statement and any and all amendments or supplements thereto and any and all responses to requests for additional information and replies to comments relating thereto) without the prior approval of the other parties, which approval shall not be unreasonably withheld, conditioned or delayed.

(e) The Corporation, acting through its board of directors, shall (i) duly set a record date for, call and establish a date for, and give notice of, the Special Meeting (with the record date and meeting date each set for a date as soon as reasonably practicable and in consultation with the Parent), and (ii) convene and hold the Special Meeting as soon as reasonably practicable after the date on which the Registration Statement becomes effective. The Special Meeting shall be scheduled to be held approximately 30 days after the mailing of the Proxy Statement. The Corporation may adjourn or postpone the Special Meeting only if as of any time the Special Meeting is scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business for which the Special Meeting was called. The Parent shall cause all shares of Common Stock owned by the Parent, Acquisition or their Affiliates to be voted in favor of adoption of this Agreement and approval of the Merger.

Section 5.5  Best Efforts to Satisfy Conditions Precedent.  Subject to the terms and conditions provided herein, each of the Corporation, the Parent and Acquisition shall, and the Corporation shall cause each of its Subsidiaries to, cooperate and use their best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the delivery of by the Corporation of the Required Releases and the satisfaction of all of the other the respective conditions of each of the parties hereto set forth in Article VI, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including their commercially reasonable efforts to (a) obtain, prior to the Closing Date, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Corporation or its Subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions precedent to the Merger and (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed), it being understood and agreed that the Corporation shall promptly notify the Parent of any litigation (including any shareholder litigation), other than where the Parent or Acquisition is the adverse party, against the Corporation and/or its directors relating to any of the transactions contemplated by this Agreement and the Corporation shall give the Parent the opportunity to participate in the defense or settlement of any such litigation (provided, that no settlement with respect to any such litigation shall be agreed to without the Parent’s prior consent, which shall not be unreasonably withheld).

Section 5.6  Notification of Certain Matters.  The Parent and the Corporation shall promptly notify each other of the occurrence or non-occurrence of any fact or event which has caused or could reasonably likely cause (a) any representation or warranty made by it (including, in the case of the Parent, Acquisition ) in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (b) any covenant, condition or agreement under this Agreement not to be complied with or satisfied by it (including, in the case of the Parent, Acquisition ) in any material respect; provided, however, that no such notification shall modify the representations and warranties of any party or the conditions to the obligations of any party hereunder. Each of the Corporation, the Parent and Acquisition shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 5.7  Directors’ and Officers’ Insurance.

(a) The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions providing for indemnification and exculpation from liability of directors and officers of the Surviving Corporation that are no less favorable to such directors and officers, taken as a whole, as the corresponding director and officer indemnification provisions set forth in the Corporation’s articles of incorporation, as amended through the date hereof, and bylaws as in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of four (4) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of the Corporation, unless such modification is required by Law.

(b) The Surviving Corporation shall purchase a tail officers’ and directors’ liability insurance policy covering those Persons who are currently covered on the date of this Agreement by the Corporation’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered to the Parent) (the “Indemnified Parties”) that will cover, on substantially the same basis as the Corporation’s current liability policy, claims against the Indemnified Parties relating to events occurring on or before the Effective Time; provided the aggregate premium for such tail policy does not exceed 200% of the annual premium for the Corporation’s existing directors’ and officers’ liability insurance policy. If the aggregate premium of such tail liability policy does exceed 200% of the annual premium for the Corporation’s existing directors’ and officers’ liability insurance policy, the Surviving Corporation shall purchase a policy with the greatest coverage available for a cost not exceeding 200% of such annual premium.

(c) The Surviving Corporation and its successors shall indemnify all Indemnified Parties to the fullest extent permitted by the IBCL with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Corporation or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Corporation or any of its Subsidiaries, occurring prior to the Effective Time, including the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved, in any capacity, in any Claim in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to and including the Effective Time, the Surviving Corporation, from and after the Effective Time, shall pay, as incurred, such Indemnified Party’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Subject to Section 5.7(d) below, the Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing this Section 5.7 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement.

(d) Any Indemnified Party wishing to claim indemnification under paragraph (a) or (c) of this Section 5.7, upon learning of any such Claim, shall promptly notify the Surviving Corporation thereof. In the event of any such Claim (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right, from and after the Effective Time, to assume the defense thereof, and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) such Indemnified Party shall cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; provided that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by the IBCL or other applicable Law. The Indemnified Parties shall be third party beneficiaries of, and entitled to seek enforcement of, this Section 5.7.

Section 5.8  Public Announcements.  The Parent and the Corporation shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that the Corporation and the Parent may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law if it has used all commercially reasonable efforts to consult with the other party and to obtain such party’s consent, but has been unable to do so in a timely manner.

Section 5.9  Subsequent Filings.  Until the Effective Time, the Corporation shall timely file with the Commission each Commission Filing required to be filed by the Corporation after the date hereof (each such filing a “Subsequent Filing”) and promptly deliver to Acquisition and the Parent copies of each such Subsequent Filing filed with the Commission. As of their respective dates, each of the Subsequent Filings shall (a) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) comply in all material respects with all applicable requirements of the federal securities Laws and the Commission rules and regulations promulgated thereunder. Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, any related notes and schedules) contained or to be contained in any Subsequent Filing shall (a) be prepared from, and be in accordance with, the books and records of the Corporation and its consolidated Subsidiaries, (b) comply in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, (c) be prepared in accordance with GAAP (except as may be indicated in the notes thereto) and (d) fairly present the consolidated financial position and consolidated results of operations and cash flows of the Corporation and its consolidated Subsidiaries at the dates and for the periods covered thereby.

Section 5.10  Material Consents and Waivers.  The Corporation shall obtain or file (and furnish to the Parent evidence thereof) any and all material authorizations, approvals, consents or orders of, or declarations or filings with, any Governmental Authority or other third party that are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and all such authorizations, approvals, consents and orders shall not expire or be withdrawn prior to the Effective Time.

Section 5.11  Financing Cooperation.  The Corporation agrees to provide, and shall cause its Subsidiaries and each of their respective officers, employees and advisers to provide, upon the reasonable request of the Parent, all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated at or after the Closing on behalf of the Surviving Corporation, including participation in meetings, due diligence sessions, preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents or other definitive financing documents or requested certificates or documents, including a certificate of the chief financial officer of the Corporation with respect to solvency matters, comfort letters of accountants, legal opinions and such other documents as are customary for similar financing transactions that are reasonably requested by the Parent.

Section 5.12  Shareholders Representative.

(a) Appointment of Shareholders Representative. For purposes of (i) negotiating and settling, on behalf of the Corporation’s shareholders, any dispute that arises under this Agreement after the Effective Time, (ii) accepting delivery of notices hereunder to the former Corporation stockholders after the Effective Time, (iii) negotiating and settling matters with respect to the amounts to be paid to the holders of Units of the Liquidating Trust pursuant to the Liquidating Trust Agreement, if any, the Shareholders Representative is hereby appointed, authorized and empowered to be the exclusive representative, agent and attorney-in-fact of the Corporation shareholders and holders of Units of the Liquidating Trust, with full power of substitution, to make all decisions and determinations and to act (or not act) and execute, deliver and receive all agreements, documents, instruments and consents on behalf of and as agent for such Corporation shareholders or holders of Units of the Liquidating Trust at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement and the Liquidating Trust Agreement, and to facilitate the consummation of the transactions contemplated hereby and thereby. By executing this Agreement, the Shareholders Representative accepts such appointment, authority and power. Without limiting the generality of the foregoing, the Shareholders Representative shall have the power to take any of the following actions on behalf of the Corporation’s former shareholders: to give and receive notices, communications and consents under this Agreement and the Liquidating Trust Agreement on behalf of the Corporation’s former shareholders and holders of Units of the Liquidating Trust; to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and other third-party intermediaries with respect to any disputes arising under this Agreement or the Liquidating Trust Agreement; and to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Shareholders Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 5.12.

(b) Authority. The appointment of the Shareholders Representative by each shareholder and holder of Units of the Liquidating Trust and the Corporation shareholders’ collective adoption of this Agreement is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any shareholder). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each shareholder. All decisions of the Shareholders Representative shall be final and binding on all of the shareholders and holders of Units of the Liquidating Trust, and no shareholder or holder of Units of the Liquidating Trust, shall have the right to object, dissent, protest or otherwise contest the same. The Parent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Shareholders Representative and any document executed by the Shareholders Representative on behalf of any shareholder (other than the Parent) or holder of Units of the Liquidating Trust and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon by the Parent absent willful misconduct by the Parent. The Shareholders Representative shall not be responsible for any loss suffered by, or liability of any kind to, the shareholders or holders of Units of the Liquidating Trust arising out of any act done or omitted by the Shareholders Representative in connection with the acceptance or administration of the Shareholders

Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

(c) Successor Shareholders Representative. In the event that the Shareholders Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns from such position, Mr. William P. Johnson shall fill such vacancy and such substituted representative shall be deemed to be the Shareholders Representative for all purposes of this Agreement and the Liquidating Trust Agreement. If Mr. Johnson or Mr. Lavers is unable to serve for any reason, either Mr. Lavers or Mr. Johnson may appoint a successor Shareholders Representative. The alternate Shareholders Representative shall notify the Parent, the Surviving Corporation and any other appropriate Person in writing of the substitution and provide appropriate contact information for purposes of this Agreement and the Liquidating Trust Agreement.

(d) Termination of Duties and Obligations. Subject to the following sentence, the Shareholders Representative’s duties and obligations under this Section 5.12 shall survive the Effective Time indefinitely. After the Liquidating Trust Termination Date, the Shareholders Representative shall be relieved of any and all duties and obligations under this Agreement and the Liquidating Trust Agreement.

Section 5.13  Sale of Specialty Vehicle Business.

(a) Appointment of Sale Committee. Not later than five (5) days prior to the Effective Time, the Special Committee of the Board of Directors of the Corporation shall appoint a special committee (the “Sale Committee”) for the sole purpose of conducting and negotiating a Sale of the Specialty Vehicle Business subject to the terms and conditions hereof. The Sale Committee shall be comprised of three (3) directors of the Corporation, one (1) of which shall be chosen by Parent and two (2) of which shall be chosen by the Special Committee so long as such directors are not employees, stockholders, or agents of, or otherwise affiliated with, the Parent or any of its Affiliates. The Sale Committee may act only as a committee and no individual member may bind the Surviving Corporation. A majority of the members (which shall include the Parent designee) of the Sale Committee shall be present in person or by means of a conference telephone or similar communications equipment that allows all persons participating in the meeting to hear each other at the same time at any meeting of the Sale Committee in order to constitute a quorum for the transaction of business at such meeting. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the Sale Committee. Any action that may be taken at a meeting may be taken by written consent signed by all of the members of the Sale Committee.

(b) Sale Procedures.

(i) Subject to the terms and conditions hereof, the Surviving Corporation shall use its commercially reasonable efforts to assist the Sale Committee in selling the Specialty Vehicle Business prior to the Outside Sale Date. Not later than thirty (30) days after the Effective Time, the Sale Committee, in consultation with the Parent, shall engage an investment bank on behalf of the Surviving Corporation to commence a Sale of the Specialty Vehicles Business. Prior to the Outside Sale Date and subject to Section 5.13(b)(ii), the Sale Committee shall have the exclusive power and authority to negotiate the terms and conditions of the Sale of the Specialty Vehicle Business in consultation with the Parent. If either (A) the Surviving Corporation has not entered into a bona fide binding letter of intent with a thirty party for a Sale of the Specialty Vehicles Business prior to the Outside Sale Date, subject to the terms and conditions set forth in Section 5.13(b)(ii), or (B) the Surviving Corporation has entered into such a bona fide letter of intent but fails to consummate such Sale of the Specialty Vehicle Business on such terms prior to the ninetieth (90th) day after the Outside Sale Date, then the Surviving Corporation shall no longer have an obligation to attempt to effect or effect a Sale of the Specialty Vehicle Business. Subject to the immediately preceding sentence, if for any reason a Sale of the Specialty Vehicle Business is consummated after the Outside Sale Date, the Surviving Corporation shall be entitled to retain all proceeds therefrom.

(ii) The Surviving Corporation may, but shall not be required to, sell the Specialty Vehicle Business if (A) the Net Sale Proceeds from the Sale of Specialty Vehicle Business available to the Surviving Corporation immediately upon the closing of such sale would be less than Twelve Million Dollars ($12,000,000), (B) such sale would require the Parent, the Surviving Corporation or either of their Subsidiaries to indemnify the purchaser thereof (provided that the Sale Committee may agree to provide indemnification from the Excess Sale Proceeds), (C) such sale fails to close within ninety (90) days of the Outside Sale Date as set forth in Section 5.13(b)(i)(B), or (D) such sale is prohibited by applicable Law.

(c) Payment of Excess Sale Proceeds to Liquidating Trust. Subject to Section 5.13, if the Surviving Corporation consummates a Sale of the Specialty Vehicles Business prior to the Outside Sale Date, the Surviving Corporation shall deliver the Excess Sale Proceeds, if any, to the Liquidating Trust within five (5) days after the consummation of such sale; provided that the Surviving Corporation shall not be required to pay over any portion of the Excess Sale Proceeds until such portion is actually received by the Surviving Corporation. If any Excess Sale Proceeds received by the Surviving Corporation are in a form other than cash, the Surviving Corporation shall have the right to pay to the Liquidating Trust an amount equal to the fair value of the property received by the Surviving Corporation, as determined by the Surviving Corporation in good faith and in consultation with the Sale Committee.

Section 5.14  Dissenter’s Rights.  During the period commencing on the date hereof and ending upon the Effective Time, the Parent shall not, and shall cause its Affiliates not to, directly or indirectly take any action that would reasonably be expected to prevent the holders of the Common stock to exercise their dissenter’s rights to demand appraisal of their shares of Common Stock in connection with the Merger.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1  Conditions Precedent to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver (to the extent permissible by applicable Law) on or prior to the Effective Time of each of the following conditions:

(a) Injunction. No temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any federal, state or foreign court or by any federal, state or foreign Governmental Authority, and no other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, that, the right to assert this condition shall not be available to any party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of this condition to be satisfied.

(b) Illegality. There shall have been no action taken, or Law promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Authority, that directly or indirectly prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Registration Statement. The Registration Statement shall have become effective pursuant to the Securities Act.

(d) Liquidating Trust Agreement. The Parent and the Stockholders Representative shall have executed and delivered the Liquidating Trust Agreement.

Section 6.2  Condition Precedent to the Corporation’s Obligation to Effect the Merger.  In addition to the conditions precedent set forth in Section 6.1, the obligation of the Corporation to effect the Merger shall be subject to the satisfaction or waiver (to the extent permissible by applicable Law) on or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. The Corporation’s shareholders shall have approved this Agreement and the Merger pursuant to Section 23-1-40-3 of the IBCL.

(b) Representations, Warranties and Covenants of the Purchaser and Acquisition. The representations and warranties of the Parent and Acquisition set forth in this Agreement (i) that are not modified by materiality qualifiers or Material Adverse Effect shall be true and correct in all material respects, and (ii) that are modified by materiality qualifiers or Material Adverse Effect shall be true and correct, in each case, as of the date hereof and the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall speak as to such earlier date). There shall not be any material breach by the Parent or Acquisition of any of their respective covenants or agreements contained in this Agreement, which either is not reasonably capable of being cured or, if reasonably capable of being cured, has not been cured by the date that is ten (10) days after the giving of written notice to the Parent of such breach.

(c) Closing Certificate. The Parent shall have delivered a certificate in the form of Exhibit 6.2 hereto certifying that the conditions in Sections 6.1 and 6.2 have been satisfied.

Section 6.3  Conditions Precedent to the Parent’s and Acquisition’s Obligations to Effect the Merger.  In addition to the conditions precedent set forth in Section 6.1, the obligations of the Parent and Acquisition to effect the Merger shall be subject to the satisfaction or waiver (to the extent permissible by applicable Law) on or prior to the Effective Time of each of the following conditions:

(a) Employment Related Agreements. The senior executives of the Corporation and it Subsidiaries shall have entered agreements relating to such executives’ employment with the Corporation or its Subsidiaries that supersede and replace their existing employment related agreements on terms and conditions that are satisfactory to the Parent and Acquisition.

(b) Required Consents. The Corporation shall have delivered to the Parent all consents, approvals, orders, Permits and other authorizations required by all applicable Laws and any contracts or agreements to which the Corporation or any of its Subsidiaries is a party or which is binding on any of their properties or assets, with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, the financing and consummation of the transactions contemplated hereby and the conduct of the business of the Corporation and its Subsidiaries in the same manner immediately after the Closing as immediately before the Closing.

(c) Proxy Statement. (i) The Corporation shall have delivered the Proxy Statement to each holder of Common Stock in compliance with its obligations pursuant to Section 5.4 and all applicable securities Laws and (ii) a period of not fewer than twenty (20) days shall have elapsed since the making of such delivery.

(d) Representations, Warranties and Covenants of the Corporation. The representations and warranties of the Corporation set forth in this Agreement (i) that are not modified by materiality qualifiers or Material Adverse Effect shall be true and correct in all material respects, and (ii) that are modified by materiality qualifiers or Material Adverse Effect shall be true and correct, in each case, as of the date hereof and the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall speak as to such earlier date). There shall not be any material breach by the Corporation of any of its covenants or agreements contained in this Agreement, which either is not reasonably capable of being cured, or if reasonably capable of being cured, has not been cured by the date that is ten (10) days after the giving of written notice to the Corporation of such breach.

(e) Closing Certificate. The Corporation shall have delivered a certificate in the form of Exhibit 6.3 hereto certifying that the conditions in Section 6.1 and 6.3 have been satisfied.

ARTICLE VII

TERMINATION AND ABANDONMENT

Section 7.1  Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a) by mutual consent of the Corporation, on the one hand, and of the Parent and Acquisition, on the other hand;

(b) by either the Parent and Acquisition, on the one hand, or the Corporation, on the other hand, if (i) any court of competent jurisdiction or any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the acceptance of payment for the shares of Common Stock pursuant to Article II, and such order, decree or ruling or other action shall have become final and nonappealable, (ii) there shall have been an action taken, or Law promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Authority, that directly or indirectly prohibits or makes illegal the consummation of the Merger or (iii) all of the conditions precedent to the consummation of the Merger set forth in Section 6.1 have not been satisfied on or prior to March 31, 2011; provided, that, the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose material failure to fulfill any obligation under this Agreement has been a principal cause of any of (i) through (iii) above;

(c) by the Corporation if the conditions precedent to the consummation of the Merger set forth in Section 6.2 shall not have been satisfied or waived by the Corporation on or prior to March 31, 2011; provided, that, the Corporation’s right to terminate this Agreement under this Section 7.1(c) shall not be available to the Corporation if it is in material breach of this Agreement at such time; and

(d) by the Parent if the conditions precedent to the consummation of the Merger set forth in Section 6.3 shall not have been satisfied or waived by the Parent on or prior to March 31, 2011; provided, that, the Parent’s right to terminate this Agreement under this Section 7.1(d) shall not be available to the Parent if it is in material breach of this Agreement at such time.

The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of such terminating party, any Person controlling such terminating party or any of their respective Affiliates, officers or directors, whether prior to or after the execution of this Agreement.

Section 7.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.1 by the Parent or Acquisition, on the one hand, or the Corporation, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no further obligation liability hereunder on the part of the Parent, Acquisition or the Corporation, except that Section 5.2, this Section 7.2 and Article VIII shall survive any termination of this Agreement, and each of the parties to this Agreement shall remain liable for any breach of this Agreement occurring prior to the effective date of such termination.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  Fees and Expenses.  All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.2  Representations and Warranties.  The respective representations and warranties of the Corporation, on the one hand, and each of the Parent and Acquisition, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing, and thereafter none of the Corporation, the Parent or Acquisition shall have any liability whatsoever with respect to any such representation or warranty.

Section 8.3  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4  Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, by certified or registered mail with postage prepaid, by next day delivery, or sent by facsimile (upon confirmation of receipt), as follows:

(a) if to the Corporation:

All American Group, Inc.
2831 Dexter Drive
Elkhart, IN 46515
Attention: Chief Executive Officer, General Counsel
Facsimile: (574) 266-2559

(b) if to either the Parent or Acquisition:

H.I.G. All American Holdings, Inc.
c/o H.I.G. Capital, LLC
1001 Brickell Bay Drive, 27th Floor
Miami, Florida, 33131
Attention: Matthew Sanford
Facsimile: (305) 379-3655

with a copy (which shall not constitute notice) to:

White & Case LLP
200 S. Biscayne Boulevard, Suite 4900
Miami, Florida 33131
Attention: Jorge L. Freeland, Esq.
Facsimile: (305) 358-5744

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third (3rd) Business Day after the mailing thereof, except for a notice of a change of address, which shall be effective only upon receipt thereof.

Section 8.5  Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

Section 8.6  Binding Effect; Benefit; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Section 5.7, shall inure to the benefit of the Persons or entities benefiting from the provisions thereof who are intended to be third-party beneficiaries thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties, except that Acquisition may assign and transfer its right and obligations hereunder to any of its Affiliates. Except as provided in the first sentence of this Section 8.6, nothing in this Agreement, expressed or implied, is intended to confer on any Person (including any current or former employees of the Corporation), other than the parties hereto, any rights or remedies.

Section 8.7  Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time by action authorized by the respective boards of directors of the Parent, Acquisition and the Corporation or, in the case of the Parent or Acquisition, by the respective officers authorized by their respective board of directors.

Section 8.8  Time Is of the Essence.  With regard to the dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.9  Headings.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.10  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

Section 8.11  APPLICABLE LAW.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF INDIANA SHALL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY, AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.4, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 8.12  Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Section 8.13  Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.14  Specific Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.15  Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

* * * * *

IN WITNESS WHEREOF, each of the Parent, Acquisition and the Corporation have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

ALL AMERICAN GROUP HOLDINGS, LLC

By	/s/ Fabian de Armas
Name:     Fabian de Armas

Title: Manager

ALL AMERICAN ACQUISITION CORPORATION

By	/s/ Fabian de Armas
Name:     Fabian de Armas

Title: Vice President

ALL AMERICAN GROUP, INC.

By	/s/ Richard Lavers
Name:     Richard M. Lavers

Title: President and CEO

Richard M. Lavers, solely in his capacity as
Shareholders Representative

/s/  Richard Lavers

APPENDIX B

LIQUIDATING TRUST AGREEMENT

AGREEMENT AND DECLARATION OF TRUST, dated as of          , 2010, by and between All American Group, Inc., an Indiana corporation (the “Corporation”), and           as trustee (the “Trustee”). Capitalized terms used herein not otherwise defined have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, in connection with that certain Agreement and Plan of Merger, dated November 8, 2010, by and among All American Group Holdings, LLC, a Delaware limited liability company (the “Parent”), All American Acquisition Corporation, an Indiana corporation (“Acquisition”), the Corporation and Richard M. Lavers, as shareholders’ representative (the “Merger Agreement”), Acquisition will merge with and into the Corporation;

WHEREAS, the Merger Agreement provides that the Corporation shall use its commercially reasonable efforts to effect a Sale of the Specialty Vehicles business (the “Specialty Vehicles Business”) and that each share of Common Stock of the Corporation (other than Dissenting Shares), shall be entitled to receive one Unit of this Liquidating Trust (this “Trust”), which Unit represents a contingent right to receive a pro rata portion of the Excess Sale Proceeds therefrom, if any;

WHEREAS, the Board of Directors of the Corporation (the “Board”) has approved this Agreement; and

WHEREAS, the Trustee shall administer the Trust pursuant to the terms of this Trust Agreement and, upon the earlier of such time as (a) all of the Excess Sale Proceeds, if any, have been distributed pursuant to the terms of Merger Agreement and this Trust, and (b) it has been determined that there are either no Excess Sale Proceeds or a Sale of the Specialty Vehicles Business has not been consummated pursuant to the terms of the Merger Agreement, the Trust shall terminate and no holder of Units shall have any further rights thereunder.

NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

NAMES AND DEFINITIONS

1.1  Name.  The Trust shall be known as the Specialty Vehicles Liquidating Trust.

1.2  Defined Terms.  For all purposes of this instrument, unless the context otherwise requires:

(a) “Affiliate” of any Person means any entity that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

(b) “Agreement” shall mean this instrument as originally executed or as it may from time to time be amended pursuant to the terms hereof.

(c) “Beneficiary” shall mean each holder of Units.

(d) “Common Stock” shall mean the issued and outstanding common stock of the Corporation, no par value per share.

(e) “Initial Trust Asset” means the contingent right to receive the Excess Sale Proceeds, if any, pursuant to the terms and conditions of the Merger Agreement.

(f) “Liabilities” shall mean all of the Trust’s unsatisfied debts, claims, liabilities, commitments, suits and other obligations, whether contingent or fixed or otherwise, including, without limitation, any obligation of the Trust to indemnify any Person in connection with a Sale of the Specialty Vehicle Business.

(g) “Person” shall mean an individual, a corporation, a partnership, an association, a joint stock company, a limited liability company, a trust, a joint venture, any unincorporated organization, or a government or political subdivision thereof.

(h) “Record Date” shall mean the date fixed by the Board of Directors of the Corporation as the record date for determining the shareholders of the Corporation entitled to vote at a special meeting of shareholders of the Corporation for the purpose of considering approval of the Merger Agreement and the merger provided for therein.

(i) “Shares” shall mean the shares of Common Stock.

(j) “Shareholders” shall mean the holders of record of the outstanding Shares of the Corporation at the close of business on the Record Date.

(k) “Transfer Date” shall mean the date hereof.

(l) “Trust” shall mean the Trust created by this Agreement.

(m) “Trust Assets” shall mean the Initial Trust Asset, and any interest accumulated after any such Excess Sale Proceeds have been delivered to the Trustee, less any of the foregoing utilized by the Trustee to pay expenses of the Trust, satisfy Liabilities or to make distributions to the Beneficiaries pursuant to the terms and conditions hereof.

(n) “Trustee” shall mean the original Trustee under this Agreement and any successors thereto, pursuant to and in accordance with the terms of this Agreement.

(o) “Unit” means a beneficial interest in this Trust equal to a fraction, the numerator of which is one and the denominator of which is the number of shares of Common Stock (other than Dissenting Shares) “in-the-money” and/or exercised outstanding immediately prior to the Effective Time. Each Unit will be nontransferable by the holder thereof except pursuant to the laws of descent and distribution.

ARTICLE II

GRANT TO AND NATURE OF TRANSFER

2.1  Grant.  The Corporation hereby grants, delivers, releases, assigns and conveys to the Trustee, to be held in trust for the benefit of the Beneficiaries of the Trust, the Initial Trust Asset, pursuant to the terms and provisions of the Merger Agreement and as set out below, and the Trustee hereby accepts such Initial Trust Asset, subject to the following terms and provisions. Nothing herein is intended to give any greater rights to the Beneficiaries to receive a portion of the Excess Sale Proceeds than as set forth in the Merger Agreement.

2.2  Purpose of Trust.

(a) The Trust is organized for the sole purpose of receiving and distributing the Excess Sale Proceeds from a Sale of the Specialty Vehicles Business, if any, and shall not have any authority to continue or engage in the conduct of a trade or business.

(b) The Initial Trust Asset granted, assigned and conveyed to the Trustee shall be held in the Trust, and the Trustee will (i) liquidate the Trust Assets as it deems necessary to carry out the purpose of the Trust and facilitate distribution of the Trust Assets, (ii) allocate, protect, conserve and manage the Trust Assets in accordance with the terms and conditions hereof, (iii) act on behalf of the Beneficiaries, and (iv) distribute the Trust Assets in accordance with the terms and conditions hereof.

(c) It is intended that for Federal, state and local income tax purposes, the Trust shall be treated as a liquidating trust under, and the Trust is established for the primary purpose of liquidating the assets transferred to it in accordance with, Treasury Regulation Section 301.7701-4(d) and any analogous provision of state or local law. The Beneficiaries shall be treated as the owners of their respective share of the Trust pursuant to Sections 671 through 679 of the Internal Revenue Code of 1986, as amended (the “Code”) and any analogous provision of state or local law, and shall be taxed on their respective share of the Trust’s taxable income (including both ordinary income and capital gains) pursuant to Section 671 of the Code and any analogous provision of state or local law. The Trustee shall file all tax returns required to be filed with any governmental agency consistent with this position, including, but not limited to, any returns required of grantor trusts pursuant to Section 1.671-4(a) of the Income Tax Regulations.

2.3  No Reversion to the Corporation.  In no event shall any part of the Trust Assets revert to or be distributed to the Corporation.

2.4  Instruments of Further Assurance.  The Corporation will, upon reasonable request of the Trustee, execute, acknowledge, and deliver such further instruments and do such further acts as may be necessary or proper to carry out effectively the purposes of this Agreement, to confirm or effectuate the transfer to the Trustee of any property intended to be covered hereby, and to vest in the Trustee and its successors and assigns, the estate, powers, instruments or funds in trust hereunder.

2.5  Payment of Liabilities.  The Trustee, in its capacity as Trustee hereunder and not in its individual capacity, hereby assumes all Liabilities and agrees hereafter to cause the Trust to pay, discharge and perform when due all of the Liabilities. Should any Liability be asserted against the Trustee as the transferee of the Trust Assets or as a result of the assumption made in this Section 2.5, the Trustee may use such part of the Trust Assets as may be necessary in contesting any such Liability or in payment thereof, but in no event shall the Trustee, Beneficiaries or agents of the Trust be personally liable, nor shall resort be had to the private property of such Persons, in the event that the Trust Assets are not sufficient to satisfy the Liabilities.

ARTICLE III

BENEFICIARIES

3.1  Beneficial Interests.

(a) The beneficial interest of each Shareholder of this Trust shall be determined in accordance with a certified copy of the Corporation’s shareholder list as of the Record Date and shall be represented by Units. The Corporation’s transfer agent will deliver such certified copy of the Corporation’s shareholder list to the Trustee within a reasonable time after such date. The Trustee shall be entitled to rely and shall be fully protected in relying upon the certified copy of the Corporation’s shareholder list. Each share of Common Stock (other than Dissenting Shares) shall receive one Unit for each Share as set forth in the Merger Agreement. Each Beneficiary shall have a pro rata interest in the Trust Assets equal to the number of Units held by such owner divided by the total number of Units held by all Beneficiaries.

(b) The rights of Beneficiaries in, to and under the Trust Assets and the Trust shall not be represented by any form of certificate or other instrument, and no Beneficiary shall be entitled to such a certificate. The Trustee shall maintain at its place of business a record of the name and address of each Beneficiary and such Beneficiary’s aggregate Units in the Trust.

(c) If any conflicting claims or demands are made or asserted with respect to the ownership of any Units, or if there is any disagreement between the transferees, assignees, heirs, representatives or legatees succeeding to all or part of the interest of any Beneficiary resulting in adverse claims or demands being made in connection with such Units, then, in any of such events, the Trustee shall be entitled, at its sole election, to refuse to comply with any such conflicting claims or demands. In so refusing, the Trustee may elect to make no payment or distribution with respect to such Units, or to make such payment to a court of competent jurisdiction or an escrow agent, and in so doing, the Trustee shall not be or become liable to any of such parties for its failure or refusal to comply with any of such conflicting claims or demands or to take any other action with respect thereto, nor shall the Trustee be liable for interest on any funds which it may so withhold. Notwithstanding anything to the contrary set forth in this Section 3.1(c), the Trustee shall be entitled to refrain and refuse to act until either (i) the rights of the adverse claimants have been adjudicated by a final judgment of a court of competent jurisdiction, (ii) all differences have been adjusted by valid written agreement between all of such parties, and the Trustee shall have been furnished with an executed counterpart of such agreement, or (iii) there is furnished to the Trustee a surety bond or other security satisfactory to the Trustee, as it shall deem appropriate, to fully indemnify it as between all conflicting claims or demands.

3.2  Rights of Beneficiaries.  Each Beneficiary shall be entitled to participate in the rights and benefits due to a Beneficiary hereunder according to the Beneficiary’s Units. Each Beneficiary shall take and hold the same subject to all the terms and provisions of this Agreement. The interest of each Beneficiary hereunder is declared, and shall be in all respects, personal property and upon the death of an individual Beneficiary, the Beneficiary’s beneficial interest shall pass as personal property to the Beneficiary’s legal representative and such death shall in no way terminate or affect the validity of this Agreement. A Beneficiary shall have no title to, right to, possession of, management of, or control of, the Trust Assets except as expressly provided herein. No widower, widow, heir or devisee of any person who may be a Beneficiary shall have any right of dower, homestead, or inheritance, or of partition, or of any other right, statutory or otherwise, in any property forming a part of the Trust Assets but the whole title to all the Trust Assets shall be vested in the Trustee and the sole interest of the Beneficiaries shall be the rights and benefits given to such Persons under this Agreement.

3.3  Limitations on Transfer of Interests of Beneficiaries.

(a) NO UNITS MAY BE ASSIGNED OR TRANSFERRED EXCEPT BY WILL, OR INTESTATE SUCCESSION.

(b) Except as may be otherwise required by law, the Units of the Beneficiaries hereunder shall not be subject to attachment, execution, sequestration or any order of a court, nor shall such interests be subject to the contracts, debts, obligations, engagements or liabilities of any Beneficiary, but the interest of a Beneficiary shall be paid by the Trustee to the Beneficiary free and clear of all assignments, attachments, anticipations, levies, executions, decrees and sequestrations and shall become the property of the Beneficiary only when actually received by such Beneficiary.

3.4  Trustee as Beneficiary.  The Trustee, either individually or in a representative or fiduciary capacity, may be a Beneficiary to the same extent as if it were not a Trustee hereunder and shall have all rights of a Beneficiary, including, without imitation, the right to receive distributions, to the same extent as if it was not the Trustee hereunder.

ARTICLE IV

DURATION AND TERMINATION OF THE TRUST

4.1  Duration.  The existence of the Trust shall terminate upon the earliest of such time as (i) all of the Excess Sale Proceeds, if any, have been distributed pursuant to the terms of Merger Agreement and this Trust, (ii) as it has been determined that there are no Excess Sale Proceeds or, (iii) a Sale of the Specialty Vehicles Business has not been consummated within the time period and pursuant to the other terms of the Merger Agreement (the earlier of such time is the “Trust Termination Date”).

4.2  Other Obligations of Trustee upon Termination.  Upon termination of the Trust, the Trustee shall provide for the retention of the books, records, lists of holders of Units, and files which shall have been delivered to or created by the Trustee. At the Trustee’s discretion, all of such records and documents may be destroyed at any time after seven years from the distribution of all the Trust Assets. Except as otherwise specifically provided herein, after the Trust Termination Date, the Trustee shall have no further duties or obligations hereunder.

ARTICLE V

ADMINISTRATION OF TRUST ASSETS

5.1  Sale of Trust Assets.  The Trustee shall not sell, transfer or otherwise convey any interest in the Initial Trust Asset to any Person, without the prior written consent of the holders of a majority of the Units.

5.2  Efforts to Resolve Claims.  Subject to the terms and conditions of this Agreement, the Trustee shall make appropriate efforts to resolve any contingent or unliquidated claims and outstanding contingent liabilities for which the Trust may be responsible, and may be reimbursed from the Trust Assets only to the extent necessary to resolve such claims and liabilities.

5.3  Continued Collection of Property of Trust Assets.  All property that is determined to be a part of the Trust Assets shall continue to be collected by the Trustee and held as a part of the Trust, if and when any right to receive them arises. The Trustee shall hold the Trust Assets without being obligated to provide for or pay any interest thereon to any Beneficiary, except to the extent of such Beneficiary’s share of interest actually earned by the Trust after payment of the Trust’s liabilities and expenses as provided in Section 5.5.

5.4  Restriction on Trust Assets.  The Trustee shall cause to be distributed any assets prohibited by Revenue Procedure 82-58 (as amplified by Revenue Procedure 91-15), as the same may be further amended, supplemented, or modified, including, but not limited to, any listed stocks or securities, any readily-marketable assets, any operating assets of a going business, any unlisted stock of a single issuer that represents 80% or more of the stock of such issuer, or any general or limited partnership interest. The Trustee shall not retain cash in excess of a reasonable amount to meet expenses, charges and obligations of the Trust, the Trust Assets and all Liabilities.

5.5  Payment of Expenses and Liabilities.  The Trustee shall pay from the Trust Assets, if and when Trust Assets arise, all expenses, charges, and obligations of the Trust and of the Trust Assets and all Liabilities and obligations which the Trustee specifically assumes and agrees to pay pursuant to this Agreement and such transferee liabilities which the Trustee may be obligated to pay as transferees of the Trust Assets, including, but not limited to, interest, penalties, taxes, assessments, and public charges of any kind or nature and the costs, charges, and expenses connected with or growing out of the execution or administration of the Trust and such other payments and disbursements as are provided in this Agreement or which may be determined to be a proper charge against the Trust Assets by the Trustee.

5.6  Interim Distributions.  At such times as may be determined in its sole discretion, or upon the written consent of the holders of the majority of Units, the Trustee shall distribute, or cause to be distributed to the Beneficiaries, in proportion to the number of Units held by each Beneficiary on the record date for such distribution as determined by the Trustee in its sole discretion, such cash or other property comprising a portion of the Trust Assets as the Trustee may in its sole discretion determine may be distributed; provided, however, that the Trustee shall distribute, or cause to be distributed, at least annually to the Beneficiaries all cash proceeds from receipt of the Trust Assets, if any, in excess of a reasonable amount (as determined by the Trustee) to satisfy the Liabilities and expenses described in Section 5.5.

5.7  Final Distribution.  If the Corporation and the Trustee agree that the Liabilities and all other claims, expenses, charges, and obligations of the Trust have been paid or discharged, and there are no further Excess Sale Proceeds to be received, the Trustee shall, as expeditiously as is consistent with the conservation and protection of the Trust Assets, distribute the remaining Trust Assets, if any, to the Beneficiaries in proportion to the number of Units held by each Beneficiary.

5.8  Reports to Beneficiaries and Others.

(a) As soon as practicable after the Transfer Date, the Trustee will mail to each Beneficiary a notice indicating how many Units such person beneficially owns and the Trustee’s address and other contact information. As soon as practicable after the end of each tax year and after termination of the Trust, but in any event within 90 days after each such event, the Trustee shall submit a written report and account to the Beneficiaries showing (i) the assets and liabilities of the Trust at the end of such taxable year or upon termination and the receipts and disbursements of the Trustee for such taxable year or period, prepared in accordance with generally accepted accounting principles, (ii) any changes in the Trust Assets and Liabilities that they have not previously reported, (iii) statements of cash flow for such taxable year, and (iv) any action taken by the Trustee in the performance of its duties under this Agreement that it has not previously reported, and which, in its opinion, materially affects the Trust Assets or Liabilities.

(b) The tax year of the Trust shall end on December 31 of each year.

(c) During the course of a tax year, whenever a material event relating to the Trust’s Assets occurs, the Trustee shall, within a reasonable period of time after such occurrence, prepare and mail to the Beneficiaries an interim report describing such event. The occurrence of a material event need not be reported in an interim report if an annual report pursuant to Section 5.8(a) will be issued at approximately the same time that such interim report would be issued and such annual report describes the material event as it would be discussed in an interim report. The occurrence of a material event will be determined solely by the Trustee or as may be required by the rules and regulations promulgated by the Securities and Exchange Commission.

(d) Indiana Code §30-4-5-12 shall apply to the Trustee’s reports pursuant to this Section.

5.9  Federal Income Tax Information.  As soon as practicable after the close of each tax year, the Trustee shall mail to each Person who was a Beneficiary during such year, a statement showing, on a per Unit basis, the information necessary to enable a Beneficiary to determine its taxable income (if any) from the Trust as determined for Federal income tax purposes. In addition, after receipt of a request in good faith, the Trustee shall furnish to any Person who has been a Beneficiary at any time during the preceding year, at the expense of such Person and at no cost to the Trust, a statement containing such further tax information as is reasonably requested by such Person.

5.10  Books and Records.

(a) The Trustee shall maintain in respect of the Trust and the holders of Units books and records relating to the Trust Assets, income and liabilities of the Trust in such detail and for such period of time as may be necessary to enable it to make full and proper accounting in respect thereof in accordance with this Article V and to comply with applicable law. Such books and records shall be maintained on a basis or bases of accounting necessary to facilitate compliance with the tax reporting requirements of the Trust and the reporting obligations of the Trustee under Section 5.8. Except as provided in Section 5.8, nothing in this Agreement requires the Trustee to file any accounting or seek approval of any court with respect to the administration of the Trust or as a condition for managing any payment or distribution out of the Trust Assets. Beneficiaries shall have the right upon 30 days’ prior written notice delivered to the Trustee to inspect during normal business hours such books and records (including financial statements); provided that, if so requested, such Beneficiaries shall have entered into a confidentiality agreement satisfactory in form and substance to the Trustee.

5.11  Appointment of Agents, etc.

(a) The Trustee shall be responsible for the general policies of the Trust and for the general supervision of the activities of the Trust conducted by all agents, advisors or managers of the Trust. The Trustee shall have the power to appoint or contract with any Person or Persons as the Trustee may deem necessary or proper for the transaction of all or any portion of the activities of the Trust.

(b) The Trustee shall have the power to determine the terms and compensation of any Person with whom it may contract pursuant to Section 5.11(a), subject to the provisions of Section 5.12.

(c) The Trustee shall not be required to administer the Trust as its sole and exclusive function and the Trustee may have other business interests and may engage in other activities similar or in addition to those relating to the Trust, including the rendering of advice or services of any kind to investors or any other Persons and the management of other investments, subject to the Trustee’s obligations under this Agreement and applicable law.

5.12  Fiduciary Duty.

(a) To the extent that, at law or in equity, the Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust, the Beneficiaries or to any other Person, a Trustee acting under this Agreement shall not be liable to the Trust, the Beneficiaries or to any other Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the Trustee otherwise existing at law or in equity are agreed by the parties hereto to replace such other duties and liabilities of the Trustee.

(b) Unless otherwise expressly provided herein:

(i) whenever a conflict of interest exists or arises between the Trustee or any of its Affiliates, on the one hand, and the Trust or any Beneficiaries or any other Person, on the other hand; or

(ii) whenever this Agreement or any other agreement contemplated herein or therein provides that the Trustee shall act in a manner that is, or provides terms that are, fair and reasonable to the Trust, any Beneficiaries or any other Person, the Trustee shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, in any customary or accepted industry practices, and in compliance with any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Trustee, the resolution, action or terms so made, taken or provided by the Trustee shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Trustee at law or in equity or otherwise.

(c) Notwithstanding any other provision of this Agreement or otherwise applicable law, whenever in this Agreement the Trustee is permitted or required to make a decision:

(i) in its “discretion” or under a grant of similar authority, the Trustee shall be entitled to consider such interests and factors as it desires, and, to the fullest extent permitted by applicable law, shall have no duty or obligation to give any consideration to any interest of or factors affecting the Trust, the Beneficiaries or any other Person; or

(ii) in its “good faith” or under another express standard, the Trustee shall act under such express standard and shall not be subject to any other or different standard.

(d) The Trustee and any Affiliate of the Trustee may engage in or possess an interest in other profit-seeking or business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with the Trust and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Trustee. No Trustee who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Trust shall have any duty to communicate or offer such opportunity to the Trust, and such Trustee shall not be liable to the Trust or to the Beneficiaries for breach of any fiduciary or other duty by reason of the fact that such Trustee pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Trust. Neither the Trust nor any Beneficiary shall have any rights or obligations by virtue of this Agreement or the trust relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Trust, shall not be deemed wrongful or improper. Any Trustee may engage or be interested in any financial or other transaction with the Beneficiaries or any Affiliate of the Trust or the Beneficiaries, or may act as depositary for, trustee or agent for, or act on any committee or body of holders of, securities or other obligations of the Trust or the Beneficiaries or their Affiliates.

ARTICLE VI

POWERS OF AND LIMITATIONS ON THE TRUSTEE

6.1  Limitations on Trustee.  The Trustee shall not at any time, on behalf of the Trust or Beneficiaries, enter into or engage in any trade or business except as necessary for the orderly liquidation of the Trust Assets. The Trustee shall be restricted to collection and enforcement of the Trust Assets and the payment and distribution thereof for the purposes set forth in this Agreement and to the conservation and protection of the Trust Assets and the administration thereof in accordance with the provisions of this Agreement. In no event shall the Trustee take any action which would jeopardize the status of the Trust as a “liquidating trust” for Federal income tax purposes within the meaning of Treasury Regulation Section 301.7701-4(d). The Trustee shall not invest any of the cash held as Trust Assets, except that the Trustee may invest in (i) direct obligations of the United States of America or obligations of any agency or instrumentality thereof which mature not later than one year from the date of acquisition thereof, or (ii) money market deposit accounts, checking accounts, savings accounts, or certificates of deposit, or other time deposit accounts which mature not later than one year from the date of acquisition thereof which are issued by a commercial bank or savings institution organized under the laws of the United States of America or any state thereof. Neither the Trustee nor any Affiliate of the Trustee shall take any action to facilitate or encourage trading in the Units or in any instrument tied to the value of the Units. The Trustee shall not have any power or authority whatsoever to act for or on behalf of the Corporation, its successors or assigns.

6.2  Specific Powers of Trustee.  Subject to the provisions of the terms and conditions of this Agreement, the Trustee shall have the following specific powers in addition to any powers conferred upon it by any other Section or provision of this Agreement or any laws of the State of Indiana; provided that the enumeration of the following powers shall not be considered in any way to limit or control the power of the Trustee to act as specifically authorized by any other Section or provision of this Agreement and to act in such a manner as the Trustee may deem necessary or appropriate to conserve and protect the Trust Assets or to confer on the Beneficiaries the benefits intended to be conferred upon them by this Agreement:

(a) to collect, liquidate or otherwise convert into cash the Trust Assets, and to pay, discharge, and satisfy all other claims, expenses, charges, Liabilities and obligations existing with respect to the Trust Assets, the Trust or the Trustee in its capacity as such;

(b) to elect, appoint, engage or retain any Persons as agents, representatives or independent contractors (including without limitation real estate advisors, investment advisors, accountants, transfer agents, attorneys-at-law, managers, appraisers, brokers, or otherwise) in one or more capacities, and to pay reasonable compensation from the Trust Assets for services in as many capacities as such Person may be so elected, appointed, engaged or retained (provided that any such agreements or arrangements with a person or entity affiliated with the Trustee shall be on terms no less favorable to the Trust than those available to the Trust in similar agreements or arrangements with unaffiliated third parties, and such agreements or arrangements shall be terminable, without penalty, on 60 days prior written notice by the Trust), to prescribe the titles, powers and duties, terms of service and other terms and conditions of the election, appointment, engagement or retention of such Persons and, except as prohibited by law, to delegate any of the powers and duties of the Trustee to agents, representatives, independent contractors or other Persons;

(c) to retain and set aside such funds out of the Trust Assets as the Trustee shall in good faith deem necessary or expedient to pay, or provide for the payment of (i) unpaid claims, expenses, charges, Liabilities and obligations of the Trust; and (ii) the expenses of administering the Trust Assets;

(d) to do and perform any and all acts necessary or appropriate for the conservation and protection of the Trust Assets, including acts or things necessary or appropriate to maintain the Trust Assets held by the Trustee pending distribution thereof to the Beneficiaries;

(e) to institute or defend actions or judgments for declaratory relief or other actions or judgments and to take such other action, in the name of the Trust or as otherwise required, as the Trustee may deem necessary or desirable to enforce any instruments, contracts, agreements, causes of action, or rights relating to or forming a part of the Trust Assets;

(f) to determine conclusively from time to time the value of and to revalue the securities and other property of the Trust, in accordance with independent appraisals or other information as it deems necessary or appropriate;

(g) to cancel, terminate, or amend any instruments, contracts, agreements, obligations, or causes of action relating to or forming a part of the Trust Assets, and to execute new instruments, contracts, agreements, obligations or causes of action notwithstanding that the terms of any such instruments, contracts, agreements, obligations, or causes of action may extend beyond the terms of the Trust;

(h) to cause any investments of any part of the Trust Assets to be registered and held in its name or in the names of a nominee or nominees without increase or decrease of liability with respect thereto;

(i) to perform any act authorized, permitted, or required under any instrument, contract, agreement, right, obligation, or cause of action relating to or forming a part of the Trust Assets whether in the nature of an approval, consent, demand, or notice thereunder or otherwise, unless such act would require the consent of the Beneficiaries in accordance with the express provisions of this Agreement or is otherwise prohibited hereby.

ARTICLE VII

CONCERNING THE TRUSTEE, BENEFICIARIES AND AGENTS

7.1  Generally.  The Trustee accepts and undertakes to discharge the Trust, upon the terms and conditions hereof, on behalf of the Beneficiaries. The Trustee shall exercise such of the rights and powers vested in it by this Agreement in good faith and in the best interests of the Beneficiaries. The Trustee shall not be personally liable for any act or omission hereunder except as determined by a final order of a court of competent jurisdiction for its own grossly negligent action, its own grossly negligent failure to act, or its own fraud or willful misconduct, in each case, as determined by a final order of a court of competent jurisdiction from which no appeal can or is taken, except that:

(a) no successor Trustee shall be responsible for the acts or omissions of a Trustee in office prior to the date on which it becomes a Trustee;

(b) the Trustee shall not be liable to the Beneficiaries for the acts or omissions of an agent, advisor or manager of the Trust appointed by the Trustee hereunder, except where the Trustee specifically directs the act of such Person, delegates the authority to such Person to act where such Trustee was under a duty not to delegate, does not use reasonable prudence in the selection or retention of such Person, does not periodically review such person’s overall performance and compliance with the terms of such delegation; conceals the act or omission of such Person; or neglects to take reasonable steps to redress any wrong committed by such Person when such Trustee is aware of such Person’s act or omission; provided, however, that this subsection (b) shall not apply to acts or omissions of any Affiliate of Trustee, or any of their respective employees;

(c) the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Trustee;

(d) in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement; but in the case of any such certificates or opinions which are specifically required to be furnished to the Trustee by any provision hereof, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement;

(e) the Trustee shall not be liable for any reasonable error of judgment made in good faith; and

(f) the Trustee shall not be liable with respect to any action taken or omitted to be taken by the Trustee in good faith in accordance with the terms and conditions of this Agreement and at the direction of Beneficiaries having aggregate Units of at least 51% of the total Units held by all Beneficiaries relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any right or power conferred upon the Trustee under this Agreement.

7.2  Reliance by Trustee.  Except as otherwise provided in Section 7.1:

(a) The Trustee may consult with legal counsel, auditors or other experts to be selected by it, and the advice or opinion of such counsel, auditors, or other experts shall be full and complete personal protection to the Trustee and agents of the Trust in respect of any action taken or suffered by the Trustee in good faith and in the reliance on, or in accordance with, such advice or opinion.

(b) Persons dealing with the Trustee shall look only to the Trust Assets to satisfy any liability incurred by the Trustee to such Person in carrying out the terms of the Trust, and the Trustee shall have no personal or individual obligation to satisfy any such liability.

(c) As far as reasonably practicable, the Trustee shall cause any written instrument creating an obligation of the Trust to include a reference to this Agreement and to provide that neither the Beneficiaries, the Trustee nor their agents shall be liable thereunder, and that the other parties to such instrument shall look solely to the Trust Assets for the payment of any claim thereunder or the performance thereof; provided that the omission of such provision from any such instrument shall not render the Beneficiaries, the Trustee or their agents liable, nor shall the Trustee be liable to anyone for such omission.

7.3  Limitation on Liability to Third Persons.  No Beneficiary shall be subject to any personal liability whatsoever, in tort, contract, or otherwise, to any Person in connection with the Trust Assets or the affairs of the Trust, and, to the fullest extent permitted by law, no Trustee or agent of the Trust shall be subject to any personal liability whatsoever in tort, contract, or otherwise, to any Beneficiary or any other Person in connection with the Trust Assets or the affairs of the Trust, except to the extent determined by a court of competent jurisdiction from which no appeal can be or is taken, to have resulted from the gross negligence, fraud or willful misconduct knowingly and intentionally committed in bad faith by such Trustee or agent of the Trust. All such other Persons shall look solely to the Trust Assets for satisfaction of claims of any nature arising in connection with the affairs of the Trust.

7.4  Recitals.  Any written instrument creating an obligation of the Trust shall be conclusively taken to have been executed or done by a Trustee or agent of the Trust only in its capacity as Trustee under this Agreement, or in its capacity as an agent of the Trust.

7.5  Indemnification.  The Trustee and each Person appointed by the Trustee pursuant to Section 5.11, and the directors, officers, employees and agents of each such Person (each an “Indemnified Person” and collectively the “Indemnified Persons”), shall, to the fullest extent permitted by law, be indemnified out of the Trust Assets against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by the Indemnified Persons in connection with the defense or disposition of any action, suit or other proceeding by the Trust or any other Person, whether civil or criminal, in which the Indemnified Person may be involved or with which the Indemnified Person may be threatened: (i) in the case of the Trustee or a Person appointed by the Trustee pursuant to Section 5.11, while in office or thereafter, by reason of his being or having been such a Trustee or agent including, without limitation, in connection with or arising out of any action, suit or other proceeding based on any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act of the Trustee or any such Person in such capacity; and (ii) in the case of any director, officer or agent of any such Person, by reason of any such Person exercising or failing to exercise any right or power hereunder; provided that the Indemnified Person shall not be entitled to such indemnification with respect to any matter as to which the Indemnified Person shall have been adjudicated by a final order of a court of competent jurisdiction from which no appeal can be or is taken, to have acted with gross negligence, fraud or willful misconduct knowingly and intentionally committed in bad faith. The rights accruing to any Indemnified Person under these provisions shall not exclude any other right to which the Indemnified Person may be lawfully entitled; provided that no Indemnified Person may satisfy any right of indemnity or reimbursement granted herein, or to which the Indemnified Person may be otherwise entitled, except out of the Trust Assets, and no Beneficiary shall be personally liable to any person with respect to any claim for indemnity or reimbursement or otherwise. The Trustee may make advance payments in connection with indemnification under this Section 7.5, provided that the Indemnified Person shall have given a written undertaking to repay any amount advanced to the Indemnified Person and to reimburse the Trust in the event that it is subsequently determined that the Indemnified Person is not entitled to such indemnification. Nothing contained herein shall restrict the right of the Trustee to indemnify or reimburse such Indemnified Person in any proper case, even though not specifically provided for herein, nor shall anything contained herein restrict the right of any such Indemnified Person to contribution under applicable law.

ARTICLE VIII

PROTECTION OF PERSONS DEALING WITH THE TRUSTEE

8.1  Action by Trustee.  At any time there is more than one Trustee all action with respect to the disposition and distribution of the Trust Assets required or permitted to be taken by the Trustee, in its capacity as Trustee, shall be taken by approval, consent, vote or resolution authorized by at least a majority of the Trustees.

8.2  Reliance on Statements by Trustee.  Any Person dealing with the Trustee shall be fully protected in relying upon a certificate signed by the Trustee, stating that it has authority take any action under the Trust. Any Person dealing with the Trustee shall be fully protected in relying upon the Trustee’s certificate setting forth the facts concerning the action taken by the Trustee pursuant to this Agreement, including the aggregate number of Units held by the Beneficiaries causing such action to be taken.

ARTICLE IX

COMPENSATION OF TRUSTEE

9.1  Compensation.  The Trustee shall only be entitled to the compensation set forth on Exhibit A hereto, which in no event shall be greater than the usual and customary fees charged by trustees with respect to trusts of this type and nature. Unless otherwise required by law or as may subsequently be approved by Beneficiaries having a majority of the total Units, the Trustee shall not receive any other compensation for acting in such capacity.

9.2  Expenses.  The Trustee shall be reimbursed from the Trust Assets for all expenses reasonably incurred, and appropriately documented, by the Trustee in the performance of the Trustee’s duties in accordance with this Agreement.

ARTICLE X

TRUSTEE AND SUCCESSOR TRUSTEE

10.1  Number and Qualification of Trustee.

(a) Subject to the provisions of Section 10.3 relating to the period pending the appointment of a successor Trustee, there shall be one Trustee of this Trust, which shall be a citizen and resident of or a corporation or other entity which is incorporated or formed under the laws of a state of the United States and, if a corporation, it shall be authorized to act as a corporate fiduciary under the laws of the State of Indiana or such other jurisdiction as shall be determined by the Trustee in its sole discretion.

(b) If a corporate Trustee shall ever change its name, or shall reorganize or reincorporate, or shall merge with or into or consolidate with any other bank or trust company, such corporate trustee shall be deemed to be a continuing entity and shall continue to act as a trustee hereunder with the same liabilities, duties, powers, titles, discretions, and privileges as are herein specified for a Trustee.

10.2  Resignation and Removal.  Any Trustee may resign and be discharged from the Trust hereby created by giving written notice to the Beneficiaries at their respective addresses as they appear on the records of the Trustee. Such resignation shall become effective upon the appointment of such Trustee’s successor, and such successor’s acceptance of such appointment, whichever is earlier. Any Trustee may be removed at any time, with or without cause, by Beneficiaries having aggregate Units of at least a majority of the total Units held by all Beneficiaries.

10.3  Appointment of Successor.  Should at any time the Trustee resign or be removed, die, become mentally incompetent or incapable of action (as determined by the Beneficiaries holding Trust Units representing an aggregate of at least a majority of the total Beneficial Interests in the Trust), or be adjudged bankrupt or insolvent, a vacancy shall be deemed to exist and a successor shall be appointed by the Beneficiaries pursuant to Article 12 hereof by the consent of the Beneficiaries holding Units representing at least a majority of the total Units. Pending the appointment of a successor Trustee, the remaining Trustee or Trustees then serving may take any action in the manner set forth in Section 8.1.

10.4  Acceptance of Appointment by Successor Trustee.  Any successor Trustee appointed hereunder shall execute an instrument accepting such appointment hereunder and shall deliver one counterpart, in case of a resignation, to the retiring Trustee. Thereupon such successor Trustee shall, without any further act, become vested with all the estates, properties, rights, powers, trusts, and duties of its predecessor in the Trust hereunder with like effect as if originally named therein; but the retiring Trustee shall nevertheless, when requested in writing by the successor Trustee, execute and deliver an instrument or instruments conveying and transferring to such successor Trustee upon the trust herein expressed, all the estates, properties, rights, powers, and trusts of such retiring Trustee, and it shall duly assign, transfer, and deliver to such successor Trustee all property and money held by such Trustee hereunder.

10.5  Bonds.  Unless required by the Board prior to the Transfer Date, or unless a bond is required by law, no bond shall be required of any original Trustee hereunder. Unless a bond is required by law and such requirement cannot be waived by or with approval of the Beneficiaries holding aggregate Units of at least a majority of the total Units held by all Beneficiaries, no bond shall be required of any successor Trustee hereunder. If a bond is required by law, no surety or security with respect to such bond shall be required unless required by law and such requirement cannot be waived by or with approval of the Beneficiaries or unless required by the Board. If a bond is required by the Board or by law, the Board or the Trustee, as the case may be, shall determine whether, and to what extent, a surety or security with respect to such bond shall be required. The cost of any such bond shall be borne by the Trust.

ARTICLE XI

CONCERNING THE BENEFICIARIES

11.1  Evidence of Action by Beneficiaries.  Whenever in this Agreement it is provided that the Beneficiaries may take any action (including the making of any demand or request, the giving of any notice, consent, or waiver, the removal of a Trustee, the appointment of a successor Trustee, or the taking of any other action), the fact that at the time of taking any such action such Beneficiaries have joined therein may be evidenced by any instrument or any number of instruments of similar tenor executed by the Beneficiaries holding that number of Units as are necessary to approve the particular action.

11.2  Limitation on Suits by Beneficiaries.  No Beneficiary shall have any right by virtue of any provision of this Agreement to institute any action or proceeding at law or in equity against any party other than the Trustee upon or under or with respect to the Trust Assets or the agreements relating to or forming part of the Trust Assets, and the Beneficiaries (by their acceptance of any distribution made to them pursuant to this Agreement) waive any such right.

11.3  Requirement of Undertaking.  The Trustee may request any court to require, and any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Trustee for any action taken or omitted to be taken by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section 11.3 shall not apply to any suit by the Trustee.

ARTICLE XII

MEETING OF BENEFICIARIES

12.1  Purpose of Meetings.  A meeting of the Beneficiaries may be called at any time and from time to time pursuant to the provisions of this Article.

12.2  Meeting Called by Trustee.  The Trustee may at any time call a meeting of the Beneficiaries to be held at such time and at such place as the Trustee shall determine. Written notice of every meeting of the Beneficiaries shall be given by the Trustee (except as provided in Section 12.3), which written notice shall set forth the time and place of such meeting and in general terms the action proposed to be discussed at such meeting, and shall be mailed not more than 60 nor less than 5 days before such meeting is to be held to all of the Beneficiaries of record not more than 60 days before the date of such meeting. The notice shall be directed to the Beneficiaries at their respective addresses as they appear in the records of the Trust.

12.3  Meeting Called on Request of Beneficiaries.  Within 30 days after written request to the Trustee by Beneficiaries holding an aggregate of at least 33% of the total Units held by all Beneficiaries to call a meeting of all Beneficiaries, which written request shall specify in reasonable detail the action proposed to be discussed, the Trustee shall proceed under the provisions of Section 12.2 to call a meeting of the Beneficiaries, and if the Trustee fails to call such meeting within such 30 day period then such meeting may be called by such Beneficiaries, or their designated representatives, requesting such meeting.

12.4  No Voting.  No Beneficiary shall be entitled to vote at a meeting of the Beneficiaries either in person or by proxy. To the extent that this Agreement provides for actions taken by the holders of a majority of the Units, such action may only be taken by          , as the sole holder of a majority of the Units.

12.5  Adjournment of Meeting.  Subject to Section 12.5, any meeting of Beneficiaries may be adjourned from time to time and a meeting may be held at such adjourned time and place without further notice.

12.6  Conduct of Meetings.  The Trustee shall appoint the Chairman and the Secretary of the meeting.

12.7  Record of Meeting.  A record of the proceedings of each meeting of Beneficiaries shall be prepared by the Secretary of the meeting. The record shall be signed and verified by the Secretary of the meeting and shall be delivered to the Trustee to be preserved by them. Any record so signed and verified shall be conclusive evidence of all of the matters therein stated.

ARTICLE XIII

AMENDMENTS

13.1  Consent of Beneficiaries.  At the written direction or with the written consent of Beneficiaries holding at least a majority of the total Units, the Trustee shall promptly make and execute a declaration amending this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or amendments thereto; provided that no such amendment shall (a) increase the potential liability of the Trustee or any Beneficiary hereunder without the written consent of the Trustee or such Beneficiary, as applicable, permit the Trustee to engage in any activity prohibited by Section 6.1 hereof or affect the Beneficiaries’ rights to receive their pro rata shares of the Trust Assets, (c) cause the Trust to be treated for Federal, state or local income tax purposes as other than a liquidating trust under Treasury Regulation Section 301.7701-4(d)], or (d) cause the Beneficiaries to be treated as other than the owners of their respective shares of the Trust’s taxable income pursuant to Section 671 through 679 of the Code and any analogous provision of state or local law.

13.2  Notice and Effect of Amendment.  Promptly after the execution by the Trustee of any such declaration of amendment, the Trustee shall give notice of the substance of such amendment to the Beneficiaries or, in lieu thereof, the Trustee may send a copy of the amendment to each Beneficiary. Upon the execution of any such declaration of amendment by the Trustee, this Agreement shall be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties, and immunities of the Trustee and the Beneficiaries under this Agreement shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modification and amendments, and all the terms and conditions of any such amendment shall thereby be deemed to be part of the terms and conditions of this Agreement for any and all purposes.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1  Filing Documents.  This Agreement shall be filed or recorded in such office or offices as the Trustee may determine to be necessary or desirable. A copy of this Agreement and all amendments thereof shall be maintained in the office of the Trustee and shall be available at all times during regular business hours for inspection by any Beneficiary or his duly authorized representative. The Trustee shall file or record any amendment of this Agreement in the same places where the original Agreement is filed or recorded. The Trustee shall file or record any instrument which relates to any change in the office of the Trustee in the same places where the original Agreement is filed or recorded.

14.2  Intention of Parties to Establish Trust.  This Agreement is not intended to create, and shall not be interpreted as creating, a corporation, association, partnership, or joint venture of any kind for purposes of Federal income taxation or for any other purpose.

14.3  Beneficiaries Have No Rights or Privileges as Shareholders of the Corporation.  The Beneficiaries (by their vote with respect to the Merger and/or their acceptance of any distributions made to them pursuant to this Agreement) shall have no rights or privileges attributable to their former status as shareholders of the Corporation.

14.4  Laws as to Construction.  This Agreement and the trust created hereby shall be governed by and construed in accordance with the laws of the State of Indiana. The Trustee, the Corporation and the Beneficiaries (by their acceptance of any distributions made to them pursuant to this Agreement) consent and agree that this Agreement shall be governed by and construed in accordance with such laws.

14.5  Severability.  In the event any provision of this Agreement or the application thereof to any Person or circumstances shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

14.6  Notices.  Any notice or other communication by the Trustee to any Beneficiary shall be deemed to have been sufficiently given, for all purposes, if deposited, postage prepaid, in the post office or letter box addressed to such Person at his address as shown in the records of the Trust.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by cable, telegram, email, telecopier or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)	If to the Trustee:

with a copy to:

(b)	If to the Corporation:

All American Group, Inc.
All American Group, Inc.
2831 Dexter Drive

Elkhart, IN 46515
Attention: Chief Executive Officer, General Counsel
Facsimile: (574) 266-2559

with a copy to:

All American Group Holdings, LLC
c/o H.I.G. Capital, LLC
1001 Brickell Bay Drive, 27th Floor
Miami, Florida, 33131
Attention: Matthew Sanford
Facsimile: (305) 379-3655

with a copy (which shall not constitute notice) to:

White & Case LLP
200 S. Biscayne Boulevard, Suite 4900
Miami, Florida 33131
Attention: Jorge L. Freeland, Esq.
Facsimile: (305) 358-5744

14.7  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, All American Group, Inc. has caused this Agreement to be executed by an authorized officer, and the Trustee herein has executed this Agreement, effective this      day of          , 201 .

ALL AMERICAN GROUP, INC.

By:
Name:

Title:

[Trustee]

By:
Name:

Title:

Appendix C

IC 23-1-44

Chapter 44. Dissenters’ Rights

IC 23-1-44-1
“Corporation” defined

Sec. 1. As used in this chapter, “corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

IC 23-1-44-2
“Dissenter” defined

Sec. 2. As used in this chapter, “dissenter” means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

IC 23-1-44-3
“Fair value” defined

Sec. 3. As used in this chapter, “fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

IC 23-1-44-4
“Interest” defined

Sec. 4. As used in this chapter, “interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

IC 23-1-44-4.5
“Preferred shares” defined

Sec. 4.5. As used in this chapter, “preferred shares” means a class or series of shares in which the holders of the shares have preference over any other class or series with respect to distributions.

IC 23-1-44-5
“Record shareholder” defined

Sec. 5. As used in this chapter, “record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

IC 23-1-44-6
“Beneficial shareholder” defined

Sec. 6. As used in this chapter, “beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

IC 23-1-44-7
“Shareholder” defined

Sec. 7. As used in this chapter, “shareholder” means the record shareholder or the beneficial shareholder.

IC 23-1-44-8
Right to dissent and obtain payment for shares

Sec. 8.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party if:

(A) shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

(B) the shareholder is entitled to vote on the merger.

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

(4) The approval of a control share acquisition under IC 23-1-42.

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were a covered security under Section 18(b)(1)(A) or 18(b)(1)(B) of the Securities Act of 1933, as amended.

(c) The articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate the right to dissent and obtain payment for any class or series of preferred shares. However, any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates the right to dissent and obtain payment for any shares:

(1) that are outstanding immediately before the effective date of the amendment; or

(2) that the corporation is or may be required to issue or sell after the effective date of the amendment under any exchange or other right existing immediately before the effective date of the amendment; does not apply to any corporate action that becomes effective within one (1) year of the effective date of the amendment if the action would otherwise afford the right to dissent and obtain payment.

(d) A shareholder:

(1) who is entitled to dissent and obtain payment for the shareholder’s shares under this chapter; or

(2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b); may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder’s entitlement.

(e) Subsection (d) does not apply to a corporate action that was approved by less than unanimous consent of the voting shareholders under IC 23-1-29-4.5(b) if both of the following apply:

(1) The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least ten (10) days before the corporate action was effected.

(2) The proceeding challenging the corporate action is commenced not later than ten (10) days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

IC 23-1-44-9
Dissenters’ rights of beneficial shareholder

Sec. 9.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if:

(1) the beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) the beneficial shareholder does so with respect to all the beneficial shareholder’s shares or those shares over which the beneficial shareholder has power to direct the vote.

IC 23-1-44-10
Proposed action creating dissenters’ rights; notice

Sec. 10.

(a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter.

(b) If corporate action creating dissenters’ rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 12 of this chapter.

IC 23-1-44-11
Proposed action creating dissenters’ rights; assertion of dissenters’ rights

Sec. 11.

(a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2) must not vote the shareholder’s shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

IC 23-1-44-12
Dissenters’ notice; contents

Sec. 12.

(a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 11 of this chapter.

(b) The dissenters’ notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters’ notice must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

(5) be accompanied by a copy of this chapter.

IC 23-1-44-13
Demand for payment and deposit of shares by shareholder

Sec. 13.

(a) A shareholder sent a dissenters’ notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice under section 12(b)(3) of this chapter, and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter and is considered, for purposes of this article, to have voted the shareholder’s shares in favor of the proposed corporate action.

IC 23-1-44-14
Uncertificated shares; restriction on transfer; dissenters’ rights

Sec. 14.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

IC 23-1-44-15
Payment to dissenter

Sec. 15.

(a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter’s shares.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares; and

(3) a statement of the dissenter’s right to demand payment under section 18 of this chapter.

IC 23-1-44-16
Failure to take action; return of certificates; new action by corporation

Sec. 16.

(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 12 of this chapter and repeat the payment demand procedure.

IC 23-1-44-17
Withholding payment by corporation; corporation’s estimate of fair value; after-acquired shares

Sec. 17.

(a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter’s right to demand payment under section 18 of this chapter.

IC 23-1-44-18
Dissenters’ estimate of fair value; demand for payment; waiver

Sec. 18.

(a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and demand payment of the dissenter’s estimate (less any payment under section 15 of this chapter), or reject the corporation’s offer under section 17 of this chapter and demand payment of the fair value of the dissenter’s shares, if:

(1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter’s shares;

(2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter’s shares.

IC 23-1-44-19
Court proceeding to determine fair value; judicial appraisal

Sec. 19.

(a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation’s principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(2) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

IC 23-1-44-20
Costs; fees; attorney’s fees

Sec. 20.

(a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

APPENDIX D

[LETTERHEAD OF HOULIHAN LOKEY FINANCIAL ADVISORS, INC.]

November 8, 2010

The Special Committee of the Board of Directors
All American Group, Inc.
2831 Dexter Drive
Elkhart, Indiana 46514

Dear Members of the Special Committee:

We understand that All American Group, Inc. (“AAG”), All American Group Holdings, LLC (“AAG Acquiror”), a newly-formed entity affiliated with H.I.G. Capital, LLC (“HIG”), the majority shareholder of AAG, and All American Acquisition Corporation, a wholly owned subsidiary of AAG Acquiror (“Merger Sub”), propose to enter into a Merger Agreement (as defined below) pursuant to which, among other things, Merger Sub will be merged with and into AAG (the “Merger”) and each outstanding share of the common stock, no par value per share, of AAG (“AAG Common Stock”) not held by AAG Acquiror or its affiliates will be converted into the right to receive (i) $0.20 in cash (the “Cash Consideration”) and (ii) one beneficial interest unit of the All American Group Liquidating Trust (the “Liquidating Trust” and, such beneficial interest unit, together with the Cash Consideration, the “Per Share Consideration”), which Liquidating Trust will receive proceeds in excess of $5 million, if any, from the potential sale of AAG’s Specialty Vehicles segment following consummation of the Transaction. Representatives of AAG have advised us that certain shareholders of AAG may enter into arrangements to retain or obtain, directly or indirectly, an equity interest in AAG or AAG Acquiror following the consummation of the Transaction (such shareholders and their respective affiliates, together with HIG, AAG Acquiror, Merger Sub and their respective affiliates, the “Excluded Holders”).

You have requested that Houlihan Lokey Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the Per Share Consideration to be received by holders of AAG Common Stock (other than the Excluded Holders) in the Transaction is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the following agreements:

a. a draft, dated November 7, 2010, of the Agreement and Plan of Merger to be entered into among AAG, an Indiana corporation, AAG Acquiror, a Delaware limited liability company, Merger Sub, an Indiana corporation, and a shareholders representative to be named therein (the “Merger Agreement”);

b. a draft, dated November 6, 2010, of the Agreement and Declaration of Trust to be entered into between AAG and a trustee to be named therein (the “Liquidating Trust Agreement”);

2. reviewed certain publicly available business and financial information relating to AAG that we deemed to be relevant;

3. reviewed certain information relating to the historical, current and future operations, financial condition and prospects of AAG made available to us by AAG, including (a) financial projections prepared by the management of AAG for the fiscal years ending December 31, 2010 and 2011 reflecting the future financial results and condition of AAG after giving effect to AAG’s current inability to obtain adequate bonding for certain commercial construction projects of its Housing segment and to purchase bus chassis for its Specialty Vehicles segment (the “Financial Projections”) and (b) a liquidation analysis prepared by the management of AAG (the “Liquidation Analysis”);

The Special Committee of the Board of Directors
All American Group, Inc.
November 8, 2010

4. spoken with certain members of the management of AAG and certain of its representatives and advisors regarding (a) the business, operations, financial condition and prospects of AAG, including the liquidity needs of and capital resources available to AAG, and (b) the Transaction and related matters;

5. reviewed the current and historical market prices and trading volume for AAG Common Stock, and the current and historical market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

6. reviewed a certificate addressed to us from senior management of AAG which contains, among other things, representations regarding certain matters relating to AAG’s financial condition and prospects and the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of AAG; and

7. conducted such other financial studies and inquiries and considered such other information and factors as we deemed appropriate.

As you are aware, the management of AAG has advised us that (a) the independent auditors of AAG’s audited financial statements for fiscal years 2008 and 2009 have raised substantial doubt as to AAG’s ability to continue to operate as a going concern; (b) AAG has not been in compliance with certain covenants in its existing loan agreement with HIG (the “Loan Agreement”) since August 2010; (c) AAG currently is unable to obtain adequate bid and performance bonds with reasonable collateral requirements, which bonds are necessary to perform certain commercial construction projects of AAG’s Housing segment; (d) AAG’s existing line of credit with GMAC has been suspended and is scheduled to terminate on December 14, 2010 and the automotive manufacturer from which AAG purchases the vehicle chassis necessary for the operation of the bus production line of AAG’s Specialty Vehicles segment has advised AAG that AAG’s purchase order for chassis to be delivered in the first quarter 2011 will not be accepted unless AAG has an open line of credit in place; (e) HIG has advised AAG that, absent the execution of a definitive agreement to effect the Transaction, HIG is unwilling to provide additional credit or other financial or credit support to AAG and may declare a default under the Loan Agreement with respect to AAG’s non-compliance with certain covenants thereunder; (f) attempts by AAG or the Special Committee of the Board of Directors of AAG (the “Special Committee”) to obtain alternative financing or solicit interest from third parties, other than HIG, in a potential transaction with AAG were unsuccessful given that all proposals for financing and interest received were dependent on the agreement of HIG as AAG’s senior lender and majority shareholder, which agreement HIG declined to provide; and (g) AAG believes that there are no viable alternatives to the Transaction that would provide any value to holders of AAG Common Stock, including, without limitation, a corporate reorganization under the protection of U.S. bankruptcy laws. The management of AAG also has advised us that, if the Transaction is not consummated, AAG’s ability to operate as a going concern will be severely impaired and that this impairment would reasonably be expected to result in the liquidation of AAG in a voluntary or involuntary bankruptcy.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. As you are aware, management of AAG has advised us that, given AAG’s circumstances, management’s financial projections for AAG beyond calendar year 2011 are no longer reliable. With respect to the Financial Projections, management of AAG has advised us, and we have assumed, that the Financial Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of AAG assuming access to liquidity necessary to achieve the financial results reflected in the Financial Projections. Management of AAG has advised us, however, that AAG is not expected to have such liquidity. Management of AAG also has advised us, and we have assumed, that the Liquidation Analysis has been reasonably prepared in good

The Special Committee of the Board of Directors
All American Group, Inc.
November 8, 2010

faith on bases reflecting the best currently available estimates and judgments of such management as to the realizable value for AAG’s assets in an orderly liquidation and the remaining amounts available upon completion of such liquidation for distribution to holders of AAG Common Stock. We express no opinion with respect to the Financial Projections, the Liquidation Analysis or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of AAG since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to this Opinion and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Given, among other things, the substantial doubts that exist as to AAG’s ability to continue to operate as a going concern, that the Financial Projections assume access to sufficient liquidity which the management of AAG has advised us is unlikely, that the Financial Projections do not reflect any period beyond calendar year 2011 and that AAG is forecasted by management under the Financial Projections to continue to incur significant operating losses and negative cash flow in calendar year 2011, we have not performed any financial analysis of AAG, whether relative to other companies or transactions in relevant industries, based on the discounted cash flows of AAG or otherwise, and we have relied upon the Liquidation Analysis for purposes of this Opinion. However, it should be noted that, under the ownership of a company with adequate liquidity and capital, the value of AAG could substantially improve, resulting in significant returns to such an owner if a business combination or such other strategic transaction such as the Transaction were consummated.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein (including, without limitation, the Liquidating Trust Agreement) are true and correct, (b) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on AAG or the Transaction that would be material to this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Merger Agreement and the Liquidating Trust Agreement will not differ in any respect from the drafts thereof identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of AAG or any other party, nor were we provided with any such appraisal or evaluation. Although we reviewed the Liquidation Analysis prepared by AAG’s management, we did not estimate, and express no opinion regarding, the liquidation value of AAG or any other entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which AAG is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which AAG is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of AAG or any other party, or any alternatives to the Transaction, (b) negotiate

The Special Committee of the Board of Directors
All American Group, Inc.
November 8, 2010

the terms of the Transaction, or (c) advise the Special Committee, AAG or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. This Opinion does not purport to address potential developments in the credit, financial or stock markets, including, without limitation, the market for shares of AAG Common Stock. We are not expressing any opinion as to what the value of beneficial interest units of the Liquidating Trust actually will be when issued pursuant to the Transaction, the amount of future distributions, if any, that holders of such beneficial interest units will receive or the price or range of prices at which AAG Common Stock will trade at any time.

This Opinion is furnished for the use and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Special Committee, the Board of Directors of AAG, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, AAG, HIG or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates in the past have provided or currently are providing investment banking, financial advisory and other financial services to AAG, HIG, other participants in the Transaction and/or their respective affiliates, and/or one or more security holders or portfolio companies of such entities, for which Houlihan Lokey and such affiliates have received or may receive compensation, including, among other things, having provided or currently providing certain valuation advisory services to AAG and/or HIG and certain of its affiliates and portfolio companies. In addition, Houlihan Lokey and certain of its affiliates in the future may provide investment banking, financial advisory and other financial services to AAG, HIG, AAG Acquiror, other participants in the Transaction and their respective affiliates, and one or more security holders or portfolio companies of such entities, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by HIG or other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with such funds, HIG or other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, AAG, HIG, other participants in the Transaction and/or their respective affiliates, and/or one or more security holders or portfolio companies of such entities, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Houlihan Lokey has been engaged to render this Opinion to the Special Committee and we will receive a fee upon delivery of this Opinion, which is not contingent upon the successful consummation of the Transaction or the conclusion contained in this Opinion. AAG also has agreed to reimburse certain of our

The Special Committee of the Board of Directors
All American Group, Inc.
November 8, 2010

expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of AAG, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction (other than the Per Share Consideration to the extent expressly specified herein) or otherwise, including, without limitation, the form or structure of the Per Share Consideration, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of AAG, or to any other party, except if and only to the extent expressly set forth in the last paragraph of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for AAG or any other party or the effect of any other transaction in which AAG or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of AAG’s or any other party’s security holders or other constituents vis-à-vis any other class or group of AAG’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not AAG, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of AAG or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Per Share Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with the consent of AAG, on the assessments by AAG and its advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to AAG and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Per Share Consideration to be received by holders of AAG Common Stock (other than the Excluded Holders) in the Transaction is fair to such holders from a financial point of view.

Very truly yours,

/s/  Houlihan Lokey Financial Advisors, Inc.
HOULIHAN LOKEY FINANCIAL ADVISORS, INC.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 11 of the By-laws of the registrant provides for the indemnification by the registrant of each director, officer or employee of the registrant or any of its subsidiaries in connection with any claim, action, suit or proceeding brought or threatened by reason of his or her position with the registrant or any of its subsidiaries. In addition, sections 23-1-37-1 to 15 of the Indiana Business Corporation Law specifically empowers the registrant to indemnify, subject to the standards therein prescribed, any director or officer in connection with any action, suit or proceeding brought or threatened by reason of the fact that he or she is or was a director or officer of the registrant.

Registrant maintains directors and officers liability insurance covering all directors and officers of the registrant against claims arising out of the performance of their duties.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.  See Exhibit Index immediately following the signature pages.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser of the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant hereby undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunder duly authorized, in Elkhart, Indiana on February 8, 2011.

ALL AMERICAN GROUP, INC.

By:	/s/ Richard M. Lavers
Richard M. Lavers
Chief Executive Officer

SPECIALTY VEHICLES LIQUIDATING TRUST
By: All American Group, Inc., as sponsor

By:	/s/ Richard M. Lavers
Richard M. Lavers
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard M. Lavers Richard M. Lavers	Chief Executive Officer and Director (Principal Executive Officer)	February 8, 2011

/s/ Colleen A. Zuhl* Colleen A. Zuhl	Chief Financial Officer (Principal Financial Officer)	February 8, 2011

/s/ Stephen L. Patterson* Stephen L. Patterson	Corporate Controller (Principal Accounting Officer)	February 8, 2011

/s/ William P. Johnson* William P. Johnson	Director	February 8, 2011

Geoffrey B. Bloom	Director

/s/ Fabian de Armas* Fabian de Armas	Director	February 8, 2011

Robert J. Deputy	Director

Signature		Title	Date

/s/ John A. Goebel* John A. Goebel		Director	February 8, 2011

/s/ Donald W. Hudler* Donald W. Hudler		Director	February 8, 2011

/s/ Edwin W. Miller* Edwin W. Miller		Director	February 8, 2011

/s/ Matthew S. Sanford* Matthew S. Sanford		Director	February 8, 2011

*By:	/s/ Richard M. Lavers Richard M. Lavers, Attorney-in-Fact		February 8, 2011

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger by and among All American Group Holdings, LLC, All American Acquisition Corporation, All American Group, Inc., and Richard M. Lavers as Shareholders Representative, dated November 8, 2010 (included as Appendix A in this Registration Statement on Form S-4)
3.1	Articles of Incorporation of the Company as amended on May 30, 1995 (incorporated by reference to Exhibit 3(i) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995).
3.2	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 4.2 to the Company’s Form S-3 Registration Statement, File No. 333-14579).
3.3	Articles of Amendment to Articles of Incorporation (incorporated by reference to the Company’s Current Report on Form 8-K filed May 5, 2010).
3.4	Articles of Amendment to Articles of Incorporation (incorporated by reference to the Company’s Current Report on Form 8-K filed October 12, 2010).
3.5	By-Laws as modified through October 27, 2009 (incorporated by reference to Exhibit 3(ii) to the Company’s Current Report on Form 8-K/A filed October 29, 2009).
4.1	Form of Liquidating Trust Agreement (included as Appendix B in this Registration Statement on Form S-4)
4.2	Demand Promissory Note, dated March 23, 2009, in the original principal amount of $2,344,801.71 by Coachmen Industries, Inc. as maker and endorser, payable to Robert J. Deputy (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 24, 2009).
4.3	Promissory Note dated April 9, 2009 in the original principal amount of $2,000,000 by Coachmen Industries, Inc. as maker and endorser, payable to Lake City Bank on or before April 9, 2012 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 9, 2009).
4.4	Promissory Note dated April 9, 2009 in the maximum principal amount of $500,000 by Coachmen Industries, Inc. as maker and endorser, payable to Lake City Bank on or before March 31, 2012 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed April 9, 2009).
4.5	Loan Agreement dated as of October 27, 2009 among Coachmen Industries, Inc., and H.I.G. All American, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K/A filed October 29, 2009).
4.6	First Amendment to Loan Agreement dated April 5, 2010 among Coachmen Industries, Inc. and H.I.G. All American, LLC, (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed April 9, 2010).
4.7	Limited Waiver of Specified Defaults dated as of August 24, 2010 among H.I.G. All American, LLC, All American Group, Inc. (f/k/a Coachmen Industries, Inc.), All American Homes, LLC, All American Homes of Colorado, LLC, All American Homes of Georgia, LLC, All American Homes of Indiana, LLC, All American Homes of Iowa, LLC, All American Homes of North Carolina, LLC, All American Homes of Ohio, LLC, All American Building Systems, LLC, All American Specialty Vehicles, LLC, Coachmen Motor Works, LLC, Coachmen Motor Works of Georgia, LLC, Consolidated Building Industries, LLC, Consolidated Leisure Industries, LLC, Coachmen Operations, Inc., Coachmen Properties, Inc., Mod-U-Kraf Homes, LLC, and Sustainable Designs, LLC (incorporated by reference to Exhibit 10 to the Company’s Current Report on Form 8-K filed August 25, 2010).
4.8	Senior Secured Revolving Note dated as of October 27, 2009 among Coachmen Industries, Inc., and H.I.G. All American, LLC (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K/A filed October 29, 2009).
4.9	Second Amended and Restated 20% Secured Subordinated Convertible Tranche B Note, dated August 24, 2010, by and among All American Group, Inc. and H.I.G. All American, LLC, (incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed August 25, 2010).

Exhibit
Number		Description

4.10		Amended and Restated Warrant dated April 5, 2010, among Coachmen Industries, Inc. and H.I.G. All American, LLC, (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed April 9, 2010).
4.11		Common Stock Purchase Warrant dated April 5, 2010, among Coachmen Industries, Inc. and H.I.G. All American, LLC, (incorporated by reference to Exhibit 4.6 to the Company’s Current Report on Form 8-K filed April 9, 2010).
4.12		Common Stock Purchase Warrant dated August 5, 2010, among All American Group, Inc. (f/k/a Coachmen Industries, Inc.) and H.I.G. All American, LLC, (incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed August 11, 2010).
4.13		Registration Rights Agreement dated as of October 27, 2009 among Coachmen Industries, Inc., and H.I.G. All American, LLC (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K/A filed October 29, 2009).
4.14		First Amendment to Registration Rights Agreement, dated April 5, 2010, among Coachmen Industries, Inc. and H.I.G. All American, LLC, (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed April 9, 2010).
10.1		Agreement dated as of September 7, 2010 among All American Building Systems, LLC and Casper/Pope Joint Venture (incorporated by reference to Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010).
*10	.2	Executive Benefit and Estate Accumulation Plan, as amended and restated effective as of September 30, 2000 (incorporated by reference to Exhibit 10(a) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
*10	.3	2000 Omnibus Stock Incentive Program (incorporated by reference to Exhibit A to the Company’s Proxy Statement dated March 27, 2000 for its Annual Meeting in 2000).
*10	.4	Resolution regarding Amendment of 2000 Omnibus Stock Incentive Program adopted by the Company’s Board of Directors on July 27, 2000 (incorporated by reference to Exhibit 10(b)(i) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
*10	.5	Form of Change in Control Agreements for certain executive officers (Tier 1) (incorporated by reference to Exhibit 10(c) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
*10	.6	Form of Change in Control Agreements for certain executive officers (Tier 2) (incorporated by reference to Exhibit 10(d) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
*10	.7	Coachmen Industries, Inc. Supplemental Deferred Compensation Plan (Amended and Restated as of January 1, 2003) (incorporated by reference to Exhibit 10(e) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
*10	.8	Executive Annual Performance Incentive Plan effective January 1, 2002 (incorporated by reference to Exhibit 10(f) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
*10	.9	Form of the 2006 Restricted Stock Award Agreement and listing of the maximum number of shares each Executive Officer may earn under the Agreements (incorporated by reference to Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).
10.10		Program Agreement and related Repurchase Agreement dated as of May 10, 2004 between Textron Financial Corporation and certain subsidiaries of Coachmen Industries, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).
*10	.11	Summary of Life Insurance and Long Term Disability Benefits for Executives (incorporated by reference to Exhibit 10(q) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
*10	.12	Description of Non-management Director Compensation (incorporated by reference to Exhibit 10(r) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.13		Mentor Protégé Agreement between Coachmen Industries, Inc. and The Warrior Group, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 19, 2005).

Exhibit
Number		Description

*10	.14	Severance and Early Retirement Agreement and General Release of All Claims dated October 23, 2006 among Coachmen Industries, Inc. and Claire C. Skinner (incorporated by reference to Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006).
*10	.15	Form of the 2006 Restricted Stock Award Agreement and listing of the maximum number of shares each Executive Officer may earn under the Agreements (incorporated by reference to Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006).
*10	.16	2007 Restricted Stock Award Agreement under the 2007 Long-Term Incentive Plan (incorporated by reference to Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007).
10.17		Standard Purchase Agreement dated October 26, 2006, between All American Building Systems and the Warrior Group, Inc. (incorporated by reference to Exhibit 10(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007).
10.18		Standard Purchase Agreement dated December 20, 2007 between All American Building Systems and the Warrior Group, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 25, 2008).
10.19		Standard Purchase Agreement dated December 20, 2007 between All American Building Systems and the Warrior Group, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed January 25, 2008).
10.21		Agreement with ARBOC Mobility, LLC (incorporated by reference to Exhibit 10(c) to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008).
10.22		Purchase Agreement dated March 1, 2010 between All American Building Systems and Radford Place Apartments, LLC (incorporated by reference to the Company’s Current Report on Form 8-K filed March 2, 2010).
21.1		Subsidiaries of All American Group, Inc.**
23.1		Consent of Ernst & Young LLP
23.2		Consent of McGladrey & Pullen LLP
24.1		Power of Attorney (included on signature page)
99.1		Consent of Houlihan Lokey Financial Advisors, Inc.**
99.2		Form of Proxy Card**

*	Management Contract or Compensatory Plan.

**	Previously filed.